As filed with the Securities and Exchange Commission on November 6, 2020

Registration Statement No. 333-249285

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

Form S-11
FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Aspire Real Estate Investors, Inc.
(Exact name of registrant as specified in its governing instruments)

1920 Main Street, Suite 150
Irvine, California 92614
Tel: (949) 269-4700

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Daryl J. Carter
1920 Main Street, Suite 150
Irvine, California 92614
Tel: (949) 269-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Daniel M. LeBey, Esq. Zachary A. Swartz, Esq. Vinson & Elkins LLP 901 East Byrd Street, Suite 1500 Richmond, VA 23219 Tel: (804) 327-6310	Jay L. Bernstein, Esq. Jacob A. Farquharson, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel: (212) 878-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, $0.01 par value per share	$345,000,000	$37,639.50

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes shares of common stock subject to the underwriters' option to purchase additional shares.

(3)
$10,910 previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION,
DATED NOVEMBER 6, 2020

PROSPECTUS

15,000,000 Shares

Aspire Real Estate Investors, Inc.

Common Stock

         Aspire Real Estate Investors, Inc. is a newly incorporated Maryland corporation formed to invest in, develop, redevelop and manage a portfolio of primarily affordable and workforce multifamily properties located in Opportunity Zones, as designated by the Tax Cuts and Jobs Act of 2017, within dynamic, U.S. metropolitan areas. We are externally managed and advised by Aspire REIT Manager, LLC, a newly-formed entity controlled by affiliates of Avanath Capital Management, LLC and MacFarlane Partners, LLC, two of the largest African American-owned real estate companies in the U.S.

         This is our initial public offering. No public market currently exists for our common stock.

         We are selling all of the shares of common stock offered by this prospectus. We expect the initial public offering price to be $20.00 per share. We have applied to list our common stock on the New York Stock Exchange under the symbol "ASPI."

         Concurrently with the closing of this offering, we will sell shares of our common stock to members of our senior management team, affiliates of our Manager and investors in our Manager in a separate private placement, at the initial public offering price per share, for an aggregate investment equal to $6.7 million, and members of our senior management team will purchase a 1.0% limited partnership interest in our subsidiary partnership, at a price per unit equal to the initial public offering price per share, for an aggregate investment of $3.3 million. In addition, we have received binding subscriptions from certain accredited investors to purchase shares of our common stock in the concurrent private placement for an aggregate investment equal to $5 million. We have also received an oral commitment from an accredited investor to purchase $15 million in shares of our common stock in the concurrent private placement. Such oral commitment is non-binding and the investor may ultimately elect not to purchase any shares in the concurrent private placement.

         We intend to elect and qualify as a qualified opportunity fund, or Opportunity Zone Fund, for U.S. federal income tax purposes commencing with the month of closing of this offering and to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2020. We believe we will be the first Opportunity Zone Fund listed for trading on a national securities exchange. To assist us in qualifying as a REIT, stockholders generally will be restricted from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

         We are an "emerging growth company" under U.S. federal securities laws and will be subject to reduced public company reporting requirements. You should consider the risks described in "Risk Factors" beginning on page 48 of this prospectus for risks relevant to an investment in our common stock.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, to us, before expenses	$	$

         The underwriters may purchase up to an additional 2,250,000 shares of our common stock from us, at the initial public offering price less the underwriting discount, within 30 days after the date of this prospectus.

         Neither the United States Securities and Exchange Commission nor any state or non-U.S. securities commission or authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the shares on or about        , 2020.

Joint Book-Running Managers

Morgan Stanley	B. Riley Securities	Wells Fargo Securities	BMO Capital Markets	KeyBanc Capital Markets

Co-Managers

Loop Capital Markets	Ramirez & Co., Inc.	Siebert Williams Shank

The date of this prospectus is        , 2020.

        You should rely only on the information contained in this prospectus or any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover of this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

 Market Data

        We use market data, demographic data, industry forecasts and industry projections throughout this prospectus. Unless otherwise indicated, we have obtained such market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The industry forecasts and projections are based on historical market data and the preparers' experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the market and industry research others have performed are reliable, but we have not independently verified this information.

i

 Certain Terms Used in This Prospectus

        The following terms are used throughout this prospectus and, unless the context otherwise requires or indicates, these terms are defined as follows:

  •
  "2017 Tax Act" means the Tax Cuts and Jobs Act of 2017.

  •
  "affordable housing" is defined by us to mean housing that is generally not leased to households earning more than 60% of AMI.

  •
  "AMI" means area median income, which is the midpoint of a region's income distribution calculated annually by HUD to determine the income eligibility requirements of federal housing programs in every metropolitan region in the country. Half of the families in a region earn more than the AMI, and half earn less than the AMI.

  •
  "Aspire Real Estate Investors Predecessor I" means a combination of real estate entities and operations that are under common ownership and management of Avanath Affordable Housing I, LLC.

  •
  "Aspire Real Estate Investors Predecessor II" means a combination of real estate entities and operations that are under common ownership and management of Avanath Affordable Housing II, LLC.

  •
  "Aspire TRS" means Aspire Real Estate TRS, LLC, a Delaware limited liability company, the general partner of our subsidiary partnership and a TRS of ours.

  •
  "Avanath" means Avanath Capital Management, LLC and its controlled affiliates.

  •
  "Code" means the Internal Revenue Code of 1986, as amended.

  •
  "concurrent private placement" means the sale by us to members of our senior management team, affiliates of our Manager, investors in our Manager and certain Avanath-managed funds and certain other accredited investors, in a separate private placement that will close concurrently with the closing of this offering, of $26.7 million of our common stock, or a total of 1,335,000 shares, at a price per share equal to the public offering price per share in this offering.

  •
  "cost burdened" means for those families that pay more than 30% of their household income for housing, including rent and utilities.

  •
  "Equity Incentive Plan" means the Aspire Real Estate Investors, Inc. 2020 Equity Incentive Plan.

  •
  "formation transactions" means the transactions described under "Structure and Formation of Our Company" that we have consummated or intend to consummate prior to, concurrently with or shortly after the closing of this offering, including the acquisition of our initial portfolio.

  •
  "higher quality affordable and workforce housing assets" refer to affordable or workforce housing properties that are in good to excellent condition, require little to no capital improvements and offer amenities to residents (such as a clubhouse, pool and laundry facilities).

  •
  "HUD" means the United States Department of Housing and Urban Development.

  •
  "initial portfolio" means the portfolio of six multifamily projects located in Opportunity Zones and three Non-OZ Investments that we will acquire in connection with the formation transactions, as described in "Prospectus Summary—Our Initial Properties" and "Business and Properties—Our Initial Properties".

  •
  "Investment Company Act" means the Investment Company Act of 1940, as amended.

  •
  "MacFarlane" means MacFarlane Partners, LLC and its controlled affiliates.

  •
  "Manager" means Aspire REIT Manager, LLC, a Delaware limited liability company, our external manager and an entity controlled by affiliates of Avanath and MacFarlane.

  •
  "market-rate" means housing that is not subject to rent restrictions.

  •
  "Opportunity Zone" means a population census tract that is a low-income community that has been designated by the governor or other chief executive of the relevant state (including the District of Columbia) or territory as a "qualified opportunity zone" for U.S. federal income tax purposes and certified as such by the U.S. Department of the Treasury pursuant to the 2017 Tax Act.

  •
  "Opportunity Zone Business" means a trade or business of an Opportunity Zone Fund (or a partnership or corporate subsidiary thereof) that, in accordance with the 2017 Tax Act and the final Treasury regulations thereunder: (1) holds at least 70% of its tangible property (by value) as Opportunity Zone Business Property; (2) derives at least 50% of its gross income from the active conduct of a trade or business in an Opportunity Zone; (3) uses at least 40% of its intangible property in such trade or business; (4) holds less than 5% of its property (by unadjusted basis) in the form of certain nonqualified financial property; and (5) does not operate (or lease more than 5% of its property to) any of several enumerated "sin businesses."

  •
  "Opportunity Zone Business Property" means tangible property used in a trade or business of an Opportunity Zone Fund (or a partnership or corporate subsidiary thereof) that, in accordance with the 2017 Tax Act and the final Treasury regulations thereunder: (1) was acquired by (a) purchase from an unrelated party, (b) self-construction, or (c) lease, in each case after December 31, 2017; (2) (a) for which the "original use" of the property commences with the Opportunity Zone Fund, (b) is "substantially improved" by the Opportunity Zone Fund, or (c) is leased pursuant to arm's-length, market rate terms; and (3) for which, during at least 90% of the Qualified Opportunity Fund's holding period for the property, was used at least 70% in an Opportunity Zone.

  •
  "Opportunity Zone Fund" means an investment vehicle which is organized as a corporation or a partnership for U.S. federal income tax purposes for the purpose of investing in Qualified Property (other than another Opportunity Zone Fund) that holds at least 90% of its assets in Qualified Property, determined by the average of the percentage of Qualified Property held in the Opportunity Zone Fund as measured (1) on the last day of the first 6-month period of the taxable year of the Opportunity Zone Fund, and (2) on the last day of the taxable year of the Opportunity Zone Fund.

  •
  "Opportunity Zone Partnership Interest" means any capital or profits interest in a U.S. entity classified as a partnership for U.S. federal income tax purposes if (1) such interest was acquired by the Opportunity Zone Fund after December 31, 2017 from the partnership solely in exchange for cash, (2) such partnership was an Opportunity Zone Business as of the time such interest was acquired (or, in the case of a new partnership, such partnership was being organized for purposes of being an Opportunity Zone Business), and (3) during at least 90% of the Opportunity Zone Fund's holding period for such interest, such partnership qualified as an Opportunity Zone Business.

  •
  "Opportunity Zone Stock" means any stock in a U.S. entity classified as a corporation for U.S. federal income tax purposes if (1) such stock was acquired by the Opportunity Zone Fund after December 31, 2017 at its original issuance (directly or through an underwriter) solely in exchange for cash, (2) such corporation was an Opportunity Zone Business at the time such stock was issued (or, in the case of a new corporation, such corporation was being organized for purposes of being an Opportunity Zone Business), and (3) during at least 90% of the

    Opportunity Zone Fund's holding period with respect to such stock, such corporation qualified as an Opportunity Zone Business.

  •
  "our Predecessors" means Aspire Real Estate Investors Predecessor I and Aspire Real Estate Investors Predecessor II, collectively.

  •
  "Qualified Property" means (1) Opportunity Zone Stock, (2) Opportunity Zone Partnership Interests, and/or (3) Opportunity Zone Business Property.

  •
  "REIT" means a real estate investment trust for U.S. federal income tax purposes.

  •
  "Section 8 Housing" refers to Project-Based Section 8 or Housing Choice Vouchers funded through HUD.

  •
  "stabilized" refers to properties that have achieved a long-term stabilized occupancy rate after exposure for leasing in the open market for at least six months.

  •
  "TRS" means a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code.

  •
  "value add" refers to properties that have in-place cash flow where we will seek to increase that cash flow over time by making improvements to or repositioning the properties.

  •
  "we," "our," "us" and "our company" mean Aspire Real Estate Investors, Inc., a Maryland corporation, together with its consolidated subsidiaries.

  •
  "workforce housing" means housing that is generally leased to households earning between 60% and 120% of AMI.

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors," as well as the financial statements and related notes included elsewhere in this prospectus, before making an investment decision.

        Unless otherwise indicated, the information contained in this prospectus assumes (i) the underwriters' option to purchase up to an additional 2,250,000 shares of our common stock is not exercised, (ii) the shares of our common stock to be sold in this offering are sold at $20.00 per share and (iii) the sale in the concurrent private placement to members of our senior management team, affiliates of our Manager and investors in our Manager, certain Avanath-managed funds and certain other accredited investors of shares of our common stock for an aggregate investment equal to $26.7 million and a $3.3 million investment by members of our senior management team in limited partnership units representing a 1.0% interest in our subsidiary partnership. In addition, unless otherwise indicated, the information in this prospectus assumes that this offering and the formation transactions have been completed.

Our Company

        We are a newly incorporated Maryland corporation formed to invest in, develop, redevelop and manage a portfolio of primarily affordable and workforce multifamily properties in dynamic U.S. metropolitan areas. We will be the first publicly traded REIT to pursue a strategy focused on affordable and workforce multifamily housing. These sectors historically have been fragmented in ownership and underserved by institutional capital, yet they comprise a majority of the U.S. multifamily market (by units) and offer strong long-term fundamentals to generate attractive returns for investors. Moreover, we intend to elect and qualify as the first publicly traded Opportunity Zone Fund REIT listed on a national securities exchange, which we expect will provide our investors with meaningful tax benefits available as part of the Opportunity Zone tax legislation ("QOZ Tax Benefits").

        Our strategy is to focus on acquiring existing income producing affordable and workforce multifamily properties, some of which we intend to redevelop by upgrading existing housing units, adding additional units to existing buildings, and/or constructing new buildings within the property or on adjacent land that we purchase. We will also undertake ground up development of new affordable and workforce multifamily housing in vibrant, supply-constrained markets, in circumstances where we believe we will be able to leverage our management team's experience and relationships to generate strong risk-adjusted returns for our stockholders. Up to 30% of our portfolio may be comprised of stabilized and value add properties for which we do not intend to undertake significant redevelopment work, including properties located outside of Opportunity Zones. We believe that the affordable and workforce housing sectors offer attractive risk-adjusted returns, with superior supply and demand dynamics and greater fragmentation of existing ownership than the market-rate segment of the multifamily market.

        Our initial portfolio will be comprised of nine multifamily projects (our "initial properties"), six of which are located in Opportunity Zones. The combined estimated total project cost for our initial properties, including initial purchase prices plus development and redevelopment costs, which include capitalized construction loan interest expenses, if any, is approximately $582.4 million. Consistent with our strategy, three of the initial properties are stabilized existing operating properties (approximately 17% of estimated total project cost), five of the initial properties are redevelopments of existing operating properties (approximately 76% of estimated total project cost) and one of the initial properties is a ground up development (approximately 7% of estimated total project cost). Our initial portfolio will be concentrated in vibrant, supply-constrained markets where our management team has strong existing relationships. In addition to our initial portfolio, we maintain an acquisition pipeline of additional prospective investments located both within and outside of Opportunity Zones, focused on assets in high growth metropolitan areas with close proximity to mass transportation, healthcare and social infrastructure.

  Experienced Manager with Decades of Affordable and Workforce Housing and Development Experience

        We will be externally managed and advised by our Manager, which is majority owned and controlled by an affiliate of Avanath, a real estate investment manager that invests in property markets nationwide on behalf of pension funds and other institutional investors through commingled funds. Our President and CEO Daryl J. Carter, an investment executive with a 39-year track record in building and managing successful commercial real estate enterprises, founded Avanath in 2008. Avanath is principally focused on the affordable and workforce multifamily housing sectors and is one of the leading national investors and one of the few institutional investors operating at scale in these fragmented sectors. Avanath's primary strategy is to invest in high-quality multifamily apartment communities in established residential neighborhoods in markets with high income growth and a significant supply/demand imbalance. Apartment communities owned and operated by Avanath typically enjoy amenities such as pools, gyms, clubhouses and well-appointed unit interiors. Avanath has a long track record of investing in areas now categorized as Opportunity Zones under the 2017 Tax Act. As of June 30, 2020, Avanath had approximately $2.2 billion in gross assets under management from 49 institutional investors, and its managed funds owned 80 apartment communities with approximately 10,560 units. This managed portfolio includes 11 apartment communities containing approximately 1,936 units located in areas now designated as Opportunity Zones. Five of these apartment communities located in Opportunity Zones are included in our initial portfolio, which we will acquire in the formation transactions. These properties will contain a total of approximately 1,679 units upon completion of their redevelopment. Our initial portfolio will also include one workforce housing development project located in an Opportunity Zone that an affiliate of Avanath is in the process of acquiring from unaffiliated third parties. Additionally, three apartment communities from Avanath-managed funds not located in Opportunity Zones containing approximately 633 total units will be included in our initial portfolio.

        Our Manager's expertise in the affordable and workforce multifamily sectors will be enhanced by its access to the real estate investment platform of MacFarlane, which also owns an interest in our Manager. MacFarlane is an experienced real estate investment and development firm that focuses on urban property markets. Over the past three decades, MacFarlane has managed more than $20 billion in real estate assets in nearly 40 metropolitan areas nationwide. The firm is recognized as a pioneer of the urban investment concept, having formed one of the institutional investment management industry's first urban ventures in 1996. Victor MacFarlane, Chairman and CEO of MacFarlane, will serve as the Chairman of our Board upon completion of this offering.

        Through various ventures and initiatives, Messrs. Carter and MacFarlane enjoy a working relationship that has spanned over three decades. The combined sponsorship of Avanath and MacFarlane, under the leadership of Messrs. Carter and MacFarlane, will provide our company with the benefit of decades of experience in affordable and workforce housing and urban development in under-invested communities. We believe that this will enhance our ability to identify investment opportunities consistent with our target strategy, execute on such investments quickly and effectively and efficiently manage our properties to generate attractive returns for our shareholders.

        Our development and redevelopment strategies include engaging smaller developers with local market expertise, including minority owned and controlled real estate developers. In our development projects, we will focus on employing contractors and property level employees from the immediate area, and we will seek to engage minority contractors when and wherever reasonably possible. In addition, we will work with local non-profit organizations in order to provide supportive services for our residents.

  Attractive Risk-Adjusted Returns Supported by Strong Long-Term Market Dynamics

        We believe attractive risk-adjusted returns in affordable and workforce housing can be achieved by: (i) investing in vibrant markets with high income growth; (ii) targeting acquisition of properties on an off-market basis through existing relationships; and (iii) implementing operational improvements through expense management and providing community-based services and activities that enhance the lifestyle of our residents. Capitalization rates for stabilized, higher quality affordable and workforce housing assets generally trade in the range of 4.0% to 5.5% depending on market, age of the property, unit mix, nature and timing of any rent restrictions and economic and market conditions. Market-rate assets in our target markets generally trade for capitalization rates in the range of 3.75% to 5.0%. For our redevelopment and development investments, we intend to undertake projects which underwrite to approximately 50 to 150 basis points of additional yield on cost upon stabilization compared to acquisitions of stabilized properties in the same market.

        Given the scarcity of available units in affordable and workforce housing, lease up of new units tends to be faster and more predictable and tenants tend to reside in their units longer, resulting in less volatility in occupancy and reduced unit turnover costs (i.e., lower ongoing capital expenditure requirements) as compared to the market-rate segment of the multifamily market, with rent growth in line with market-rate units. We believe redevelopment properties within Opportunity Zones are particularly attractive as the properties provide current cash flow to our company while the redevelopment is in process. We seek to generate strong risk-adjusted returns that are independent of the incremental QOZ Tax Benefits available to our stockholders.

        Moreover, the demand for affordable and workforce housing is very strong, as a high percentage of renters in the United States spend more than 30% of their household income on housing, including rent and utilities. Additionally, most of the new supply in the multifamily sector over the last several years has been focused on higher rent product and often specific submarkets catering to higher earning millennials. Furthermore, very little new affordable housing has been built for renters earning less than 60% of AMI and very little new product has been built in submarkets now designated as Opportunity Zones. See the section of this prospectus entitled "Market Opportunity" for more detail on these attractive supply and demand dynamics.

  First Publicly Traded REIT Listed on a National Securities Exchange to Qualify as an Opportunity Zone Fund

        We intend to elect and qualify as an Opportunity Zone Fund, and we would be the first publicly traded REIT listed on a national securities exchange to achieve this qualification. An Opportunity Zone Fund is a special type of company that was created by Congress in the 2017 Tax Act to incentivize long-term private sector investments in low-income, economically distressed communities. Provided that we qualify and maintain our qualification as a REIT, our company will generally be free from U.S. federal corporate income tax to the extent we distribute our net taxable income to our stockholders. In addition, so long as we qualify and maintain our qualification as an Opportunity Zone Fund, our stockholders will be eligible for QOZ Tax Benefits, including the right to (i) temporarily defer capital gain from other investments to the extent such gain is invested in shares of our common stock generally within 180 days after such gain is incurred by the stockholder (provided that, if an investor's 180-day period was to expire on or after April 1, 2020 and before December 31, 2020, such investor has until December 31, 2020 to invest such gain), (ii) permanently exclude up to 10% of that gain if the investment in our common stock is made by December 31, 2021 and is held for a period of at least five years, and (iii) permanently exclude all capital gain arising out of their investment in shares of our common stock attributable to periods through December 31, 2047, provided certain conditions are satisfied, including a requirement to hold shares of our common stock for at least ten years. Following the closing of this offering, it is expected that investors that purchase outstanding shares of our common stock from an existing investor utilizing eligible capital gains will be eligible for QOZ Tax Benefits.

        To qualify as an Opportunity Zone Fund, we will be required to invest a significant amount of our capital in real properties that are located within designated Opportunity Zones and will be required to be the original user of the property (as defined in the Opportunity Zone tax legislation) or to make substantial improvements (as defined in the Opportunity Zone tax legislation) to each property by investing additional capital that generally doubles the tax basis of the existing real property improvements (excluding land value) within the time periods specified by the final Treasury regulations promulgated under the 2017 Tax Act and applicable Internal Revenue Service ("IRS") guidance. Our strategy is to focus primarily on investments in the affordable and workforce segments of the multifamily housing sector, which we believe offer attractive risk/return dynamics and are specifically well suited for Opportunity Zone investing.

        We expect to acquire our initial properties through a partnership subsidiary that is expected to qualify as being engaged in an Opportunity Zone Business. Although a portion of our investments will not be qualifying investments for Opportunity Zone purposes ("Non-OZ Investments"), consistent with the requirements of the Opportunity Zone legislation, our investment policy will require that at least 70% of the value of the properties in which our subsidiary partnership invests qualify as Opportunity Zone Business Property. We will target affordable and workforce multifamily housing investments both inside and outside of Opportunity Zones primarily in transitioning metropolitan markets that have vibrant, growing economies. We will also selectively target stabilized and value add properties both inside and outside of Opportunity Zones where we do not plan to double the tax basis of the real property improvements of the property. We will limit our Non-OZ Investments so as to allow us to maintain our Opportunity Zone Fund status. We intend to invest primarily in locations close to mass transportation, healthcare, employment and social infrastructure.

Our Initial Properties

        Concurrently with or shortly after the closing of this offering and the concurrent private placement, we will contribute, directly and indirectly through Aspire TRS, the net proceeds of the offering and concurrent private placement to our subsidiary partnership in exchange for interests therein. Our subsidiary partnership will acquire an initial portfolio comprised of nine multifamily properties across six states for an aggregate purchase price of approximately $260.4 million in cash. The combined estimated total project cost for our initial properties, including initial purchase prices plus development and redevelopment costs, which include capitalized construction loan interest expenses, if any, is approximately $582.4 million.

        Our initial portfolio will include three stabilized multifamily properties that are not located in Opportunity Zones. We will purchase these three properties (Country Wood, Coopers Crossing and Wellington Woods) from a private investment fund that is managed by Avanath for an aggregate purchase price of approximately $82.5 million. The purchase price for these properties is based on third party appraisals, which approximate fair value.

        Six of the properties in our initial portfolio are located in Opportunity Zones. The combined estimated total project cost for the six Opportunity Zone properties, including the purchase price and future estimated development and redevelopment costs, which include capitalized construction loan interest expenses, if any, is approximately $485.4 million. Five of the Opportunity Zone properties in our initial portfolio (Arbors at Cary, Academy at Waterford Lakes, Woodside Senior, Oak Village and Seaport Village) are existing operating properties which we will purchase from a private investment fund that is managed by Avanath for an aggregate purchase price of approximately $176.4 million. The purchase price for these properties is based on a combination of third party appraisals, broker opinions of value and the current book value of the properties, which approximates fair value. The sixth

Opportunity Zone property (North End Landings) is a proposed ground up workforce housing multifamily development project. We will acquire from an Avanath affiliate certain parcels of land that it currently controls as well as additional parcels of land from third parties, including City of Detroit Land Bank Authority. The aggregate purchase price for these land parcels is expected to be $1.5 million. The purchase prices for the land parcels that comprise this project were negotiated with private land owners, Vanguard Community Development Corporation and the City of Detroit Land Bank Authority. The total project cost for North End Landings is estimated to be $43.2 million.

        We have entered into purchase and sale contracts to purchase the nine properties comprising our initial portfolio. The acquisition of these properties is still subject to, among other things, the completion of this offering, customary closing conditions and the satisfactory completion of due diligence. Accordingly, we cannot assure you that we will acquire these properties on the terms described above or at all.

        The following provides certain information about the properties in our initial portfolio.

Name of Property	Location	Description	Occupancy Nine Months ended September 30, 2020(1)	2019 Average Monthly Rent	2019 Total Revenues (in millions)	2019 Net Operating Income (in millions)(2)		Current Units	Projected Units	Purchase Price (in millions)		Est. Total Project Cost(3) (in millions)		Est. Start Date		Est. Completion Date
Stabilized:
Country Wood	Naperville, IL	Affordable	97.1%	$1,000	$2.2	$0.8		180	180	$20.0		$23.9		N/A(4)		N/A
Wellington Woods	Kissimmee, FL	Affordable	98.9%	$865	$4.1	$2.0		360	360	$51.0		$59.5		N/A(4)		N/A
Coopers Crossing	Irving, TX	Affordable	96.1%	$1,082	$1.2	$0.4		93	93	$11.5		$13.6		N/A(4)		N/A

Subtotals/Weighted Average:				$935	$7.5	$3.2		633	633	$82.5		$97.0

Redevelopments:
Arbors at Cary	Cary, NC	Workforce Housing	70.3% (5)	$851	$1.9	$0.1	(6)	248	268	$19.8		$45.7		Dec-20		Nov-22
Academy at Waterford Lakes	Orlando, FL	Affordable	99.1%	$824	$2.4	$1.1		228	378	$24.0		$52.6		Jan-21		Dec-22
Seaport Village	Long Beach, CA	Workforce Housing	97.3%	$1,605	$7.0	$3.6		358	637	$89.9	(7)	$244.0	(8)	Dec-20	(8)	Apr-24	(8)
Woodside Senior	Ontario, CA	Affordable	95.9%	$1,147	$1.9	$1.0		144	216	$23.0	(7)	$48.3	(9)	Dec-20	(9)	Feb-23	(9)
Oak Village	Oakland, CA	Affordable	97.1%	$1,302	$2.1	$0.8		117	180	$19.7		$51.6		Dec-20		Jun-23

Subtotals/Weighted Average:				$1,182	$15.3	$6.6		1,095	1,679	$176.4		$442.2
Ground Up Developments:
North End Landings	Detroit, MI	Workforce Housing	N/A	N/A	N/A	N/A		N/A	187	$1.5		$43.2	(9)	Jul-21	(9)	Nov-22	(9)

Subtotals:				N/A	N/A	N/A		N/A	187	$1.5		$43.2

Totals:				$1,090	$22.8	$9.8		1,728	2,499	$260.4		$582.4

(1)
Average occupancy is the weighted average daily occupied units for the reporting period divided by the daily average of total units available for rent during the reporting period.

(2)
Net operating income is a non-GAAP financial measure. For a description of net operating income and a statement of why our management believes the presentation of this metric provides useful information to investors, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Net Operating Income."

(3)
Including purchase price.

(4)
We expect to make certain renovations to this property in the future upon expiration of applicable income restrictions. See "Business and Properties—Our Initial Properties."

(5)
Occupancy for the nine months ended September 30, 2020 was 70.3% including units intentionally held vacant pending redevelopment. Occupancy for the nine months ended September 30, 2020 was 95.1% excluding units intentionally held vacant pending redevelopment.

(6)
Commencing in September 2018, units requiring significant capital expenditures were intentionally held vacant pending redevelopment. This caused a reduction in 2019 net operating income.

(7)
Purchase price does not include additional parcels not currently owned by Avanath, which we expect to acquire in the future. The estimated purchase prices for such parcels are included in the estimated total project cost.

(8)
The estimated total project cost and estimated project start and completion dates shown here assume acquisition of and new construction on privately owned adjacent parcels. We are also considering alternate approaches, including a plan with a greater focus on developing new units on our existing land, which includes 3.92 recently reclaimed acres, and which would have a different estimated total project cost and different estimated project start and completion dates.

(9)
The estimated total project cost and estimated project start and completion dates shown here assume acquisition of and new construction on privately owned adjacent parcels.

  Stabilized Properties

        Our initial portfolio will include three stabilized multifamily properties that are not located in Opportunity Zones.

  Country Wood

        Country Wood is an existing, stabilized, 180-unit affordable, multifamily residential property in Naperville, Illinois that was originally constructed in 1995 under the LIHTC Program. As a stabilized investment, the business plan is to implement light interior unit renovations within the existing 180 units, as well as selective exterior upgrades and replacements. The property is income restricted with 10% of units restricted to families earning at or below 50% of AMI and 90% of units restricted to families earning at or below 60% of AMI. These income restrictions are scheduled to expire in 2026. As of September 2020, the average rents at the property are approximately 19% below market for properties of comparable quality. See "Business and Properties—Our Initial Properties."

  Wellington Woods

        Wellington Woods is an existing, stabilized, 360-unit affordable, multifamily residential property in Kissimmee, Florida that was originally constructed in 1994 under the LIHTC Program. As a stabilized investment, the business plan is to implement light interior unit renovations within the existing 360 units, as well as selective exterior upgrades and replacements. The property is income restricted with 100% of units restricted to families earning at or below 60% of AMI. These income restrictions are scheduled to expire in 2024. As of September 2020, the average rents at the property are approximately 26% below market for properties of comparable quality. See "Business and Properties—Our Initial Properties."

  Coopers Crossing

        Coopers Crossing is an existing, stabilized, 93-unit affordable, multifamily residential property in Irving, Texas that was originally constructed in 1995 under the LIHTC Program. As a stabilized investment, the business plan is to implement light interior unit renovations within the existing 93 units, as well as selective exterior upgrades and replacements. The property is income restricted with 100% of units restricted to families earning at or below 60% of AMI. These income restrictions are scheduled to expire in 2026. As of September 2020, the average rents at the property are approximately 7% below market for properties of comparable quality. See "Business and Properties—Our Initial Properties."

  Redevelopment Properties

        Our initial portfolio will include five redevelopment properties located in Opportunity Zones.

  Arbors at Cary

        Arbors at Cary is a 248-unit workforce housing multifamily property in Cary, North Carolina that was originally constructed between 1967 and 1971. The business plan is to renovate 232 of the existing units that includes aesthetic, structural and system upgrades and enhancements. Certain units at the property have been held vacant pending redevelopment. Two buildings (16 units) will be demolished and replaced with 36 new townhouse rental units. The large floorplans of the townhouse units are expected to appeal especially to families with young children enrolled in the local public school system. The redevelopment will position the property to be more competitive with newer properties in the Cary market. The property is located in an Opportunity Zone that is surrounded by one of the best performing submarkets in the Raleigh MSA. As of September 2020, the average rents at the property are approximately 36% below market for properties of comparable quality after taking into account our planned rehab for the property. See "Business and Properties—Our Initial Properties."

  Academy at Waterford Lakes

        Academy at Waterford Lakes is a 228-unit affordable (income restricted) multifamily property in Orlando, Florida that was originally constructed in 1997 under the Low-Income Housing Tax Credit Program (the "LIHTC Program"). The business plan is to renovate the existing 228 units and build approximately 150 new affordable family units on vacant land currently designated as a wetland conservation area. The existing property is income restricted with 15% of units at 35% of AMI and 85% of units at 60% of AMI and benefits from a 50% property tax abatement. As of September 2020, the average rents at the property are approximately 28% below market for properties of comparable quality. See "Business and Properties—Our Initial Properties." We expect that the new units will be at market rate. The market rate rents are expected to generate higher returns on new construction.

  Seaport Village

        Seaport Village is an existing 358-unit workforce housing multifamily property in Long Beach, California that was originally constructed in 1963 and has undergone several renovations under previous ownership. The business plan is to renovate the existing 358 units and common areas, acquire and demolish an adjacent retail center, and develop approximately 279 market rate units on the former retail center site. As of September 2020, the average rents at the property are approximately 15% below market for properties of comparable quality after taking into account our planned rehab for the property. See "Business and Properties—Our Initial Properties." We expect that the new units will be at market rate. The market rate rents are expected to generate higher returns on new construction. Because of its location in the supply constrained Long Beach market and the potential to generate higher rents on new units and renovated existing units, we believe the property is an attractive investment candidate.

  Woodside Senior

        Woodside Senior is a 144-unit affordable (income restricted), age restricted (55+ years old) multifamily property in Ontario, California that was originally constructed in 1984. The property is located on two separate parcels consisting of 60 units and 84 units. In between the two Woodside Senior parcels, there is a two-story office building consisting of 19,248 square feet. The office building is situated on 1.22 acres. We are currently under a purchase contract with the owner of the office building to sell the property to us. The business plan is to renovate the existing 144 units and common areas, acquire and demolish the office building, and develop approximately 72 new, age restricted units on the office building site.

        The existing property is income restricted with 9% of units at 50% of AMI, 11% of units at 80% of AMI and 80% of units at 110% of AMI. As of September 2020, the average rents at the property are approximately 36% below market for properties of comparable quality. See "Business and Properties—Our Initial Properties." We expect that the new units will be at market rate. The market rate rents are expected to generate higher returns on new construction. The Greater Ontario/Rancho Cucamonga area has some of the most attractive demand-drivers in the region, including its proximity to Greater Los Angeles employment centers.

  Oak Village

        Oak Village is a 117-unit affordable (income restricted) multifamily property in Oakland, California that was originally constructed in 1973 and underwent extensive renovation in 2004 under the LIHTC Program. The business plan is to renovate the existing 117 units and build approximately 63 new units on an adjacent parking lot that is on the property. The existing property is income restricted with 20% of units at 50% of AMI, and 80% of units at 60% of AMI. As of September 2020, the average rents at the property are approximately 45% below market for properties of comparable quality. See "Business and Properties—Our Initial Properties." We expect that 20% of the new units will be at 80% of AMI and the remaining 80% of the new units will be at market rate. The market rate rents are expected to generate higher returns on new construction. The property benefits from a property tax abatement. The general shortage of affordable housing in the overall Bay Area has led to greater demand for housing in Oakland which has experienced a general revitalization and economic renaissance in many neighborhoods in the city. These trends, which we expect to continue, have resulted in improving rental rates in properties located in Oakland.

  Ground-up Development Property

        Our initial portfolio will include one ground-up development property located in an Opportunity Zone.

  North End Landings

        North End Landings is a proposed workforce housing multifamily development in Detroit, Michigan. The project will be built in multiple phases, with the initial phase consisting of approximately 187 multifamily units. We are currently in discussions with the City of Detroit regarding a partial property tax abatement for the property. The project is located in Detroit's Historic North End, which is located just north of Downtown Detroit and adjacent to Wayne State University. The project is also near one of Detroit's main transit corridors, Woodward Avenue. Detroit has continued to show strong job and economic growth, with Quicken Loans employing more than 17,000 people and JPMorgan Chase planning to invest $200 million in Detroit prior to 2022. Downtown Detroit continues to see new and creative commercial and multifamily developments.

Our Acquisition Pipeline

        In addition to the nine initial properties, as of the date of this prospectus, we are evaluating acquisition opportunities of properties within and outside of Opportunity Zones from third parties, which we may acquire for cash or in exchange for partnership interests in our subsidiary partnership, subject to compliance with the Opportunity Zone program. The estimated aggregate acquisition, development and redevelopment cost for these properties is approximately $1.1 billion. We consider a property to be under evaluation if it satisfies the following criteria: (i) the owner has advised us that the property is available for sale, (ii) we have had active discussions with the owner regarding a potential purchase of the property and such discussions have not been terminated by either party and (iii) we are considering the preparation of a written proposal for delivery to the owner regarding a potential purchase of the property. These investments are under general review, and we have not conducted due diligence nor submitted indications of interest to, or entered into non-binding letters of intent with, the owners of these properties. There can be no assurance that we will be able to secure these investments as we may not have access to capital or may not be able to negotiate acquisition terms that are reasonable to us.

        We do not view any of the acquisition opportunities discussed above as probable at this time.

Our Manager and our Property Manager

        Upon the closing of this offering, we will enter into a management agreement with our Manager pursuant to which our Manager will manage our business and affairs, subject to the oversight of our board of directors. Additionally, upon the closing of this offering, our subsidiary partnership will enter into property management agreements with a property manager that is affiliated with our Manager (our "Property Manager") pursuant to which our Property Manager will manage, operate, maintain and lease all of the properties in our initial portfolio. Our Property Manager is an affiliate of Avanath and MacFarlane.

        Under the management agreement, our Manager will be responsible for, among other things, providing us with a management team, each of whom is currently a member of the management team at Avanath. In addition to Daryl J. Carter, our President and Chief Executive Officer, our Manager will provide us with our other executive officers including Jun Sakumoto, our Executive Vice President and Chief Operating Officer, Wesley Wilson, our Executive Vice President, Chief Financial Officer and Treasurer, and Ellen Guccione, our Secretary.

        Our Property Manager's approach to property management is built around reduced risk, improved tenant retention, enhanced long-term property values and reduced operating costs, while maintaining a superior living environment for tenants. Our Property Manager's vertically integrated property management platform includes a 276 person in-house property management team as well as a dedicated 10 person property compliance team. Through innovative and rigorous property management strategies, our Property Manager will seek to maintain high levels of occupancy and tenant satisfaction, and will provide cost containment, accounting, energy management and sustainability practices that will allow for operational and financial efficiency.

        Our management team has a track record of investing in markets that have been underserved by institutional capital. Members of our executive team have been responsible for raising institutional capital across multiple real estate investment funds and separate account mandates. Our management team is diverse with respect to gender and ethnicity. Our inclusive investment team seeks to identify attractive investment opportunities in underserved markets. As a result, Avanath is often an early-stage investor in emerging real estate markets that have been overlooked by traditional institutional investors. Avanath has successfully executed on redeveloping and repositioning a variety of investments across numerous asset classes with an emphasis on multifamily throughout major urban markets nationwide. We will leverage our management team's expertise in these markets to execute our Opportunity Zone real estate investment strategy.

        Additionally, Avanath is a signatory to the Principles for Responsible Investing ("PRI"), a United Nations sponsored initiative consisting of a network of international investors working together to implement environmental, social and governance ("ESG") principles. Avanath also participates in the California Organized Investment Network ("COIN"), which facilitates insurance industry investments that provide solid returns to investors and yield environmental and social benefits to underserved communities. COIN is a collaborative effort between the California Department of Insurance, the insurance industry, economic development organizations, and community advocates. Starting in the third quarter of 2021, Avanath will report to the Global Real Estate Sustainability Benchmark ("GRESB"), which provides a global standard for sustainability performance in real assets, offering standardized and validated ESG data to the capital markets. More than 80 institutional investors use GRESB data and analytical tools. Avanath's participation in these organizations underscores its commitment to be a responsible and inclusive investor in U.S. commercial real estate markets, which differentiates the firm from many competitive organizations in the industry. We believe we will be the first ESG affordable and workforce multifamily REIT listed for trading on a national securities exchange.

  Avanath Background

        Founded in 2008 by Daryl J. Carter, Avanath is a real estate investment manager that invests on behalf of pension funds and other institutional investors, including ESG and socially responsible investors. Avanath has a focus in the affordable and workforce multifamily housing sectors which enjoy strong long-term fundamentals and are underserved by institutional capital. Avanath acquires value-oriented multi-family properties that were originally developed under the LIHTC Program or with other similar structures, with the goals of enhancing the physical properties and maintaining long-term affordability. Avanath invests in high-quality multifamily apartment communities in established residential neighborhoods and focuses primarily on markets with high income growth and a significant supply/demand imbalance. Avanath's apartment communities typically enjoy amenities found in market-rate multifamily properties, such as a pool, gym, clubhouse and well-appointed unit interiors. As of June 30, 2020, Avanath had approximately $2.2 billion in gross assets under management from 49 institutional investors and owned 80 apartment communities with approximately 10,560 units.

        In addition to investing in physical properties, Avanath embraces a culture of commitment, investing in community-based services and activities that enhance the lifestyle of its residents. Avanath promotes these responsible investment practices throughout its portfolio. Avanath implements unique social programs that truly enhance resident life. For example, Avanath incorporates activities such as arts & crafts and exercise classes at its age restricted senior properties and provides transportation services to its senior residents. Avanath offers after-school programs for kids, summer youth programs, computer training and career workshops at its family properties. Avanath also recently launched its Activate Health and Wellness Program at its Maryland properties, where Avanath has partnered with University of Maryland Capital Region Health to offer vital health screenings and health education to residents.

        Avanath also promotes responsible investment through environmental sustainability initiatives, including, but not limited to, the installation of solar panels, drought tolerant landscaping and LED lights at its properties. Recently, in select deregulated energy markets, Avanath has entered into fixed-rate energy contracts to purchase renewable energy at a discount to current market rates offered by local utilities.

        Avanath has successfully deployed capital from Avanath Affordable Housing I, LLC, Avanath's first fund ("Avanath I"), with $117 million of equity capital commitments; Avanath Affordable Housing II, LLC ("Avanath II"), with $188 million of equity capital commitments, including co-investment capital; and Avanath Affordable Housing III, LLC ("Avanath III"), with $388 million of equity capital commitments, including co-investment capital. Currently, Avanath is seeking $850 million of equity commitments for Avanath Affordable Housing IV, LLC ("Avanath IV"), which will target value-oriented rentals in high-growth, high-cost markets in the U.S. Avanath IV will focus on acquisitions of core plus and value add properties with comparably lower levels of renovation than we expect will be required in the redevelopment projects undertaken by our company. Avanath IV is prohibited from investing in ground up development. Therefore, Opportunity Zone projects, which generally require doubling the cost basis of existing property, are not compatible with Avanath IV's investment mandate. Our management agreement contains a provision that is intended to enable us to share equitably with other clients of our Manager and its affiliates in all opportunities that may be suitable for us and such other clients and that will provide us with priority allocation of all investment opportunities that are suitable for us but are unsuitable for Avanath IV, including investment opportunities that require development and stabilized properties owned or controlled by Avanath. Prior to the expiration of its investment period, Avanath IV will have priority allocation with respect to those investment opportunities that may be suitable for Avanath IV. Upon the expiration of Avanath IV's investment period, and with no change to the allocation provision set forth in our management agreement, we will have priority access to all investment opportunities sourced by our Manager and its affiliates. Avanath IV's investment period ends upon the earlier of deployment of 90% of Avanath IV's commitments and May 31, 2022, provided that the investment period can be extended for one year with the approval of a majority of Avanath IV's advisory committee. The investment allocation policy described above could be waived or revised at any time by a majority of our independent directors without the consent of our stockholders. This prospectus does not constitute an offer to sell or a solicitation of offers to purchase any securities of Avanath IV or its current or prospective investors.

        Avanath is registered with the United States Securities and Exchange Commission (the "SEC") as an investment advisor and is headquartered in Irvine, California, with additional offices in Alexandria, Virginia and Chicago, Illinois, and as of June 30, 2020 has 311 employees. Avanath has received a number of industry awards, including the 2016 Management Company of the Year award by the

Apartment Association of California Southern Cities. Avanath was one of the companies highlighted in the Inc. Magazine 2019 annual guide to the 5,000 fastest growing privately held companies in the United States. Mr. Carter has received the Distinguished Mentor Award by the Urban Land Institute and the Distinguished Alumni Award from MIT Sloan School of Management.

  MacFarlane Background

        Founded in 1987 by Victor B. MacFarlane, MacFarlane has provided real estate investment management services to pension funds and other institutional investors through commingled funds and separate accounts, building a track record that spans multiple market cycles and a broad range of property sectors, geographic areas, capital structures, and investment strategies, including core, value add and opportunistic. Over the past three decades, the firm has managed more than $20 billion in real estate assets in nearly 40 metropolitan areas nationwide. MacFarlane has acquired stabilized properties, renovated and repositioned existing assets, developed new projects and taken over underperforming properties and portfolios—all with the objective of managing real estate to higher values and achieving attractive investment returns.

        Today, MacFarlane focuses exclusively on real estate investments that promote smart growth, urban revitalization and sustainability in urban and high-density suburban submarkets of select "gateway cities" of the United States, acquiring and developing properties itself and through joint ventures with others. The firm is recognized as a pioneer of the urban investment concept, having formed one of the institutional investment management industry's first urban ventures in 1996. Since that time, it has invested in approximately $13 billion in properties in markets nationwide through its urban real estate program, totaling eight million square feet of commercial space and 15,000 multifamily housing units. MacFarlane has served as an investor or development partner for a number of multifamily, office and mixed-use projects, including The Hotel & Residences at L.A. LIVE and the recently completed Park Fifth and Trademark developments in Los Angeles, California; Bay Street Emeryville in Emeryville, California; Time Warner Center in New York, New York; Mark on 8th in Seattle, Washington; and 55 M Street in Washington, D.C. MacFarlane's controlled development pipeline includes approximately 800 affordable housing units and 2,700 market-rate units.

        MacFarlane also owns a minority interest in LDP Holdings, LLC, which does business as Jair Lynch Real Estate Partners, a real estate operating and development company based in Washington, D.C., that will also be a potential source of investments for our company. MacFarlane acquired the equity interest in the company through its Emerging Managers Fund I, which was formed in 2008 with equity from the California State Teachers' Retirement System to invest both in and with early and mid-stage real estate operating companies, focusing on minority- and women-owned firms active in urban and high-density suburban property markets. The fund acquired equity stakes in such companies, nurtured their growth and provided them with investment capital for their real estate strategies. Its objective was to incubate the next generation of real estate talent and enable those firms to fully manage property assets for institutional investors. Jair Lynch Real Estate Partners became the sole focus of Emerging Managers Fund I and successfully "graduated" from that program in 2017. The fund was liquidated as part of that process.

        Jair Lynch Real Estate Partners was founded in 1998 by Jair Lynch, a graduate of Stanford University, a Harvard Graduate School of Design Loeb Fellow, and a silver medal winner (men's parallel bars) at the 1996 Summer Olympics. Based in Washington, D.C., Jair Lynch Real Estate Partners specializes in the socially responsible transformation of walkable urban places and sustainable neighborhoods. From 2007 through 2017, Lynch invested in 15 properties in Washington, D.C. and its suburbs in partnership with MacFarlane through Emerging Managers Fund I and another investment entity.

        MacFarlane is headquartered in San Francisco, California and operates a regional office in Los Angeles, California. Properties developed by MacFarlane, either directly or in partnership with others, have received awards and honors from real estate industry groups such as the Urban Land Institute, the National Association of Home Builders, the National Association of Office and Industrial Properties, and the Los Angeles Business Council; as well as from publications such as Multi-Housing News, Real Estate Forum and the San Francisco Business Times.

  Avanath Investment Performance

        Since its inception in 2008, Avanath has closed three commingled funds with equity commitments, including co-investment capital, totaling $694 million. Avanath recapitalized its first fund with an additional $122 million in equity commitments. Avanath is also currently in the process of raising $850 million of equity commitments for its fourth fund, Avanath IV, which will target value-oriented rentals in high-growth, high-cost markets in the U.S. This prospectus does not constitute an offer to sell or a solicitation of offers to purchase any securities of Avanath IV or its current or prospective investors.

        Avanath has investment experience in 12 states across the U.S., primarily focusing on larger metropolitan statistical areas on both coasts. Avanath has generated the following investment track record:

        As of June 30, 2020, Avanath I has achieved the following:

  •
  Raised approximately $117.1 million of equity capital commitments and deployed capital for the acquisition of 18 investments (2,804 units) for $232.3 million in total acquisition cost from 2011 through 2014.

  •
  Invested in high-cost and high-growth markets in California, the upper Midwest, Florida, Texas and the Northeast.

  •
  Disposed of four assets, which generated $140.7 million of proceeds (versus an aggregate project cost of approximately $57.7 million).

  •
  Recapitalized the remaining portfolio in March 2019 and redeemed the initial investors' equity capital at a $248 million redemption price.

  •
  Generated a gross internal rate of return of 20.6% and equity multiple of 2.1x and a net internal rate of return of 16.2% and equity multiple of 1.8x for the initial investors.

  •
  Currently managing the remaining portfolio for a UBS-led consortium of new institutional investors.

        As of June 30, 2020, Avanath II has achieved the following:

  •
  Raised approximately $168.1 million of equity capital commitments and deployed/committed capital for the acquisition of 15 investments (18 assets, 3,287 units) for $414.8 million in total acquisition cost from 2014 through 2016.

  •
  Invested in high-cost and high-growth markets in California, Washington, the Northeast and the Southeast.

  •
  Based on two actual realizations and appraisals as of December 31, 2019, generated a mark-to-market gross internal rate of return of 14.2% and an equity multiple of 1.9x and a net internal rate of return of 10.8% and equity multiple of 1.6x.

        As of June 30, 2020, Avanath III has achieved the following:

  •
  Raised approximately $338.3 million of equity capital commitments and deployed capital across 25 investments (46 assets, 4,016 units) for $662.4 million in total acquisition cost from 2016 to 2019.

  •
  Invested in high-cost and high growth markets in California, Washington, Colorado, Texas, Florida, the upper Midwest, and the Northeast.

  •
  Given recent date of acquisitions, no assets have been sold and estimated return data is not relevant at this date.

        Currently, Avanath is raising equity commitments for Avanath IV, which:

  •
  Has raised approximately $437.6 million of a cap of $850 million of equity capital commitments and invested approximately $150.4 million in total acquisition cost across nine investments with a total of 1,556 units from June 2019 to June 30, 2020. Avanath IV originally had a cap of $550 million of equity capital commitments which has been upsized to its current cap of $850 million.

  •
  Targets value-oriented rentals in high-growth, high-cost markets in the U.S. and focuses on acquisitions of core plus and value add affordable and workforce housing properties with comparably lower levels of renovation than expected to be required in the redevelopment projects undertaken by the Opportunity Zone Fund.

  •
  Is prohibited from investing in ground up development.

  •
  Given recent date of acquisitions, no assets have been sold and estimated return data is not relevant at this date.

        The information above sets forth certain historical investment performance data about Avanath I, Avanath II, Avanath III and its parallel fund, and Avanath IV (the "Avanath Funds"). This information is a reflection of the past performance of the Avanath Funds and is not intended to be indicative of, or a guarantee or prediction of, the returns that we, our Manager, Avanath, MacFarlane or the Avanath Funds may achieve in the future. Gross internal rates of return and equity multiples represent contributions and distributions between the applicable fund and its investors as if no investment management fees or incentive fees had been incurred. Net internal rates of return and equity multiples are calculated using actual contributions and distributions between the applicable fund and its investors and are net of investment management fees and incentive fees. In the case of Avanath II, the unrealized net asset value of the fund (net of incentive fee for net returns) is considered a distribution on the effective date of the calculation.

Market Opportunity

        We will be the first publicly traded REIT to pursue a strategy focused on affordable and workforce multifamily housing. We believe these sectors present a compelling opportunity for us to generate attractive, stable returns for our stockholders. Demand for affordable housing far exceeds supply, tends to be higher when compared to other types of multifamily properties, and is generally more consistent across economic cycles. As a result of the significant supply/demand imbalance in these sectors, property lease up at affordable and workforce rental properties is typically faster, tenant tenure is typically longer and unit vacancy is typically shorter compared to market-rate multifamily properties, resulting in lower operating costs and more stable returns. We also believe that the size and fragmented nature of the affordable and workforce housing sectors will provide significant opportunities for us to acquire, develop and redevelop additional properties and grow our portfolio over time. As a public company with enhanced access to capital, we expect our business to be well positioned to take advantage of these opportunities.

Large and Fragmented Market

        Affordable housing represents approximately half of the multifamily housing sector in the United States. According to "The Affordable Housing Asset Class", a September 2019 report prepared by RCLCO (the "RCLCO 2019 Report"), there are approximately 10.2 million affordable housing units in the United States, representing approximately half of all housing units in the multifamily market. The 10.2 million affordable housing units include both rent-regulated and unregulated housing and are comprised of approximately 5.3 million naturally occurring units and 4.9 million subsidized units. Despite the size of the affordable housing segment, the market remains fragmented and underserved by institutional capital, which we attribute to high barriers to entry, including the costs necessary to develop or redevelop affordable housing projcts, limited availability of tax credits and the experience and specialized knowledge required to own and manage rent-regulated properties in compliance with applicable regulations.

Demand Driven by Significant Number of Cost-Burdened Renters

        Demand for affordable housing in the United States has consistently outpaced supply and continues to rise due to increasingly expensive rents for market rate units combined with wage stagnation for middle-income and lower-income households. Across the U.S., many lower-income and moderate-income households find it challenging to cover their basic living expenses, as housing costs comprise a significant proportion of their incomes. According to the "America's Rental Housing 2020" report by the Joint Center for Housing Studies of Harvard University (the "JCHS 2020 Report"), in 2018 approximately 20.8 million renter households were cost-burdened, spending more than 30% of income on rent and utilities. More than half of those renter households, or approximately 10.9 million households, were severely cost-burdened, spending in excess of 50% of income on housing costs.

        As shown in the charts below, 47.5% of renters in the U.S. were cost-burdened in 2018 and, in 46 states, more than 40% of renters were cost-burdened. Despite improvements since the peak in 2011, the overall share of cost-burdened renters was 6.9% higher in 2018 than 2001, while the share of severely cost-burdened renters increased by 4.6%. According to the JHCS 2020 Report, these longer-term increases reflect the fact that renter incomes grew just 1.4% from 2001 to 2018 while rents increased by 13.9%. Further, the aggregate number of cost-burdened rental households grew by approximately 3 million from 2008 through 2018, a period during which real median household income grew at a 0.7% compounded annual growth rate, according to the U.S. Census Bureau.

"Renters with Cost Burdens" are defined to be households with housing costs that represent more than 30% of household income.

Source (left): JCHS 2020 Report; data tabulated from US Census Bureau, 2018 American Community Survey 1-Year Estimates; households with zero or negative income are assumed to have burdens, while households paying no cash rent are assumed to be without burdens

Source (right): JCHS, "Nearly Half of American Renters Are Cost Burdened", 2020

Substantial Shortage in Supply of Affordable and Workforce Multifamily Housing

        While the number and share of cost-burdened renters remain near record highs, there is a substantial shortage of affordable and available rental units in the U.S. According to "The Gap: A Shortage of Affordable Homes", a March 2020 report by the National Low Income Housing Coalition (the "NLIHC"), there was a shortage of 7.5 million affordable and available rental units for households with income at or below 50% of AMI in 2018, with 57 units affordable and available for every 100 households. For households with income at or below 30% of AMI, there was a shortage of approximately 7.0 million units, with 36 units affordable and available for every 100 households.

        As illustrated in the chart below, the higher-rent segment of the multifamily market has grown in recent years while the lower-cost segment has declined. According to the JCHS 2020 Report, during the period from 2012 to 2017, the number of units with monthly contract rent of under $600 decreased by 3.1 million units, while the number of units with monthly contract rent of $1,000 per month or more increased by 5.0 million units. Supply for units with monthly contract rent of $600-$999 declined by

450,000 units. The decline in low-cost units brought their share of the national rental stock down from 33% in 2012 to just 25% in 2017, with decreases in every state.

Rental units may be occupied, vacant for rent, or rented but unoccupied and exclude units occupied without cash rent. Dollar values are adjusted for inflation using the CPI-U for all items less shelter. Contract rent excludes all utilities paid separately.

Source: JCHS tabulations of US Census Bureau, American Community Survey 1-Year Estimates via IPUMS USA

        Construction of new rental units has not addressed the shortfall in affordable housing and has largely targeted the higher-rent segment of the market due in part to limited availability of tax credits and rising costs of land, labor and materials. According to the Survey of Market Absorption, only 9% of apartments in unsubsidized multifamily buildings completed in the first quarter of 2018 had asking rents below $1,050, and only 4% rented for less than $850. In addition, as illustrated in the chart below, according to data from Fannie Mae, only 4% of apartments built since 2013 and only 2% of apartments under construction as of the fourth quarter of 2019 had asking rents or anticipated rents of less than or equal to $1,000.

Source: Fannie Mae data, as of the fourth quarter of 2019; assumes 30% of income needed to afford apartment; excludes federally subsidized units

        The focus of new construction on higher-cost units has shifted the overall distribution of rents upward. Rising construction costs and added amenities have also pushed up asking rents for all units, including affordable units. According to data from the JCHS, in 2011 the median asking rent for new rentals was 48% ($350 per month) higher than the median contract rent. By comparison, the 2018 median asking rent for new rental units was $1,620, or 78% ($700 per month) higher than existing apartments. Further, according to the JCHS 2020 Report, during the five year period from the third quarter of 2014 through the third quarter of 2019, overall apartment rents rose by approximately 18% nationally.

        As indicated above, the supply of affordable housing has declined in recent years and additional units are at risk of loss from the affordable stock. According to JCHS's "The State of the Nation's Housing 2018", citing a Hudson Institute analysis, 60% of low-cost rental units in 1985 were lost by 2013 through permanent removal (27%), conversions to other uses (18%) or upgrading to higher rents (12%). Further, as illustrated in the chart below, affordability restrictions are set to expire on 1.2 million rental units by 2029 which, absent new investment, will further diminish the supply of affordable housing.

Data includes properties with active subsidies as of January 1, 2019. Other includes units funded by HOME Rental Assistance, Section 236 Insurance, Section 202 Direct Loans, USDA Section 515 Rural Rental Housing Loans, and units with more than one subsidy type expiring on the same day.

Source: JCHS tabulations of data from Public and Affordable Housing Research Corporation and NLIHC

Supply/Demand Imbalance Drives Occupancy and Rent Growth

        The affordable and workforce housing segment continues to experience increasing demand for, and a shortage in supply of, available units. As a result of this supply/demand imbalance, property lease up at affordable and workforce rental properties is typically faster, tenant tenure is typically longer and unit vacancy is typically shorter as compared to market-rate multifamily properties. This reduced turnover results in lower operating costs and more stable returns, benefiting the overall performance of the properties. According to the RCLCO 2019 Report, during the period from 2010 to 2017, affordable housing has supplied stable, consistent rent growth, with only one-third of the volatility of market-rate rent growth, at a level supportive of consistent occupancies greater than 95%.

Source: RCLCO 2019 Report

  Affordable and Workforce Housing Programs

        Rent-regulated housing is an important component of the multifamily sector and comprises 24% of all multifamily properties. There are 4.9 million rent-regulated units across the United States and more than $100 billion in private equity capital has been generated from the sale of tax credits since the inception of the LIHTC Program. Founded in 1986, the LIHTC Program uses tax credits to encourage private developers to create and preserve affordable housing for a fixed period of time (generally 15 years). Once the affordability period is over, owners can generally seek regulatory relief from the LIHTC covenants on their property. Residents who choose to rent an apartment home in a LIHTC community should expect to meet stringent screening criteria pertaining to set-aside limits based on a percentage of the AMI in exchange for a discounted rent. Not only do residents qualify ahead of their initial move-in, they recertify annually in order to ensure compliance. Property owners who fail to adequately supervise and ensure resident compliance with property covenants can face significant consequences, including fines. The compliance skillset required is highly specialized, and, as a result, owners of rent-regulated housing must employ certified professionals to coach and supervise the on-site employees with regard to record keeping, policies and processes or risk facing significant consequences. Avanath has a track record of acquiring LIHTC properties, and we plan to participate in the LIHTC Program and other affordable programs to finance the redevelopment of our properties, including certain of the properties in our initial portfolio.

        Aside from the LIHTC Program, Section 8 Housing is another affordable housing program option. There are two Section 8 Housing options: Project Based Section 8, which signifies an apartment community or property that has a pre-established HUD funding layer that runs with the property, and a Section 8 (Housing Choice Voucher) that is portable and held by the renter. In either instance, the resident generally pays no more than 40% of their income toward their rent. Both the Section 8 Housing and LIHTC Programs are among the most successful tools utilized by the federal government in response to housing needs. In the recent budget year, HUD received approximately $54 billion in funding, and more than $20.5 billion of that funding is spent on housing choice vouchers.

        Because rental rates are tied to AMI, increases in rental rates on rent-regulated housing are generally less dramatic than those of conventional, market rate housing. This creates greater stability for renters and leads to less turnover for property owners as a result. However, as year 15 approaches and rent-regulated housing nears the expiration of its initial affordability period, residents of rent-regulated housing units are at risk of losing this stability as a property owner may choose to convert the property from rent-regulated to market rate housing without consequence.

        With diminishing rent restricted supply, renters continue to spend more of their income towards rent. This makes it more difficult for renters to build the financial wherewithal necessary to obtain the financing that they need in order to purchase a home. This dynamic, combined with a lack of affordable options for first time homebuyers, makes owning a home out of reach for many renters in even the most affordable housing markets in the United States, creating even more demand for lower cost rental housing.

  Opportunity Zones

        The Opportunity Zone program was established by Congress in the 2017 Tax Act as an innovative approach to incentivize long-term private sector investments in low-income, economically distressed communities. The goal of the program is to economically revitalize underserved markets and create jobs. The Opportunity Zone program is unique in that it provides a vehicle for investors to defer taxes on prior capital gains and reduce subsequent taxes, depending on their holding period and date of investment, which is not possible through most traditional investment vehicles. Opportunity Zone Funds use the capital invested to make qualifying investments in real estate property or businesses that are located and operate within Opportunity Zone-designated census tracts. The U.S. Department of the Treasury has certified over 8,760 individual census tracts across all 50 states, six territories, and the District of Columbia as Opportunity Zones.

        The market potential for the program is significant, with $6.1 trillion in unrealized capital gains held as of March 2018 by U.S. corporations and households, according to the Economic Innovation Group ("EIG"). The diverse makeup of Opportunity Zones, both in terms of geography and underlying development opportunity, is central to our investment strategy. We believe the potential for a diversified portfolio of Opportunity Zone real property investments across a range of markets at different stages of development will help manage the risks associated with an investment strategy focused on underserved real property markets.

Our Business and Growth Strategies

        Our primary business objective is to provide our stockholders with stable, tax-advantaged returns, with the opportunity for liquidity and value enhancement over time by investing in Qualified Property in Opportunity Zones. We believe we can achieve this objective by pursuing the following strategies:

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  Pursue high-quality projects sourced by our Manager.  We will target affordable and workforce multifamily housing investments sourced by our Manager both inside and outside of Opportunity Zones primarily in transitioning metropolitan markets that have vibrant, growing economies. Specifically, we intend to invest primarily in locations close to mass transportation, healthcare and social infrastructure. We will focus on acquiring existing income producing properties that can be improved through upgrading existing housing units or by adding additional units to existing buildings or through the construction of new buildings within the property or on adjacent land. We will also undertake ground up development of new affordable and workforce multifamily housing in vibrant, supply-constrained markets and in circumstances where we believe we will be able to leverage our management team's experience and relationships to generate strong risk-adjusted returns for our stockholders. We believe that the Opportunity Zone program will help transform the areas in which our properties are located from low-income, underserved markets into more attractive mixed-income and higher-performing areas. We believe these changes will ultimately translate into higher property rents, occupancy and operating cash flows, in addition to more attractive capitalization rates and higher valuations. With a portfolio of 80 apartment communities consisting of approximately 10,560 units, Avanath is one of the most active acquirers in the affordable housing market. We believe the industry relationships our Manager has cultivated with government agencies, leading developers, owners, brokers and other industry participants will provide us with attractive opportunities to acquire properties located in Opportunity Zones and grow our portfolio over time.

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  Focus on tenant relationships.  According to a 2020 report from Affordable Housing Finance Magazine, Avanath is among the largest institutional investors in the affordable housing space. Avanath believes it is essential to focus on providing quality affordable housing for its tenants. Avanath embraces a culture of commitment, investing in community-based services and activities that enhance the lifestyle of its residents. Avanath implements unique social programs that truly enhance resident life. For example, Avanath incorporates activities, such as arts & crafts and exercise classes, at its age restricted senior properties and provides transportation services to senior residents. Avanath offers after-school programs, summer youth programs, computer training and career workshops at its family properties. Avanath also recently launched its Activate Health and Wellness Program at its Maryland properties, where Avanath has partnered with University of Maryland Capital Region Health to offer vital health screenings and health education to residents. In order to build long term relationships with our tenants, Avanath expects to bring these practices and programs to our properties.

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  Focus on the affordable and workforce segments within the multifamily property sector.  We believe that our focus on the affordable and workforce segments of the multifamily property sector will allow us to provide our stockholders with stable returns. Demand for affordable housing far exceeds the supply, tends to be higher when compared to other types of multifamily properties, and is generally more consistent in all economic cycles. On the other hand, supply for affordable housing is constrained by high barriers to entry, including the costs necessary to develop or redevelop affordable housing projects, limited availability of tax credits and the experience and specialized knowledge required to own and manage rent-regulated properties in compliance with applicable regulations. A consequence of this supply/demand imbalance is that property lease up is typically faster, tenant tenure is typically longer and unit vacancy is typically shorter as compared to market-rate multifamily properties. This reduced turnover results in lower operating costs, benefiting the overall performance of the properties.

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  Preserve QOZ Tax Benefits for our stockholders.  We intend to operate in a manner so that QOZ Tax Benefits will be available to our stockholders. As discussed elsewhere in this prospectus, the availability to our stockholders of QOZ Tax Benefits requires that we qualify as an Opportunity Zone Fund under the U.S. federal income tax laws. In order for us to qualify as an Opportunity Zone Fund, we must meet a number of requirements relating to the acquisition, improvement and use of the properties in which we invest. We will also generally hold our investments for longer periods of time than non-Opportunity Zone Funds in order to allow our investors to take full advantage of the QOZ Tax Benefits. One such benefit is the ability to exclude from income capital gain dividends to stockholders arising out of our sales of Qualified Property, which requires that a stockholder have held its interest in our company for at least ten years at the time we identify such capital gain dividend.

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  Leverage access to capital to create value.  In connection with this offering, we will become a publicly traded company with enhanced access to capital as we pursue our business plan. We anticipate that we will have access to capital through a revolving credit facility that we anticipate obtaining concurrently with or shortly after the completion of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources Following the Completion of This Offering and the Formation Transactions—Our Anticipated Revolving Credit Facility." We may engage in other forms of capital raising available to other public REITs such as conducting offerings of preferred stock or common equity. We intend to leverage our ability to access capital to pursue value-creation strategies at our properties.

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  Actively direct capital to underserved markets.  In executing investments for our stockholders in these underserved markets, we will seek attractive, risk-adjusted returns, but we will also invest in the spirit in which the Opportunity Zone program was created, connecting financial capital with human potential. Likewise, we believe there is a large market for opportunistic, yet compassionate investing in lower income areas being sensitive to issues of gentrification and displacement. Given our industry presence and the deep experience of our senior management team in these types of markets, we believe we are in prime position to benefit from this opportunity. We will seek to include employment from the immediate area and endeavor that minority contractors be used, when and wherever possible, in all of our Opportunity Zone developments. In addition, we will work with local non-profit organizations in the provision of supportive services for our residents.

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  Work with strategic and diverse partners.  We have established relationships with local developers, major financial institutions, leading property service companies, government agencies and other market participants. We plan to leverage our extensive experience and strong network of relationships in the commercial real estate industry to source and execute investments. In particular, Messrs. Carter and MacFarlane are founding members of the Real Estate Executive Council, a leading professional trade association composed of men and women of color in the commercial real estate industry. Our development strategy includes partnering with smaller developers with local market expertise, including minority developers that are developing in Opportunity Zones and have limited access to capital. We are currently collaborating with Laurel Street, a woman-owned affordable housing developer on the redevelopment of the Arbors at Cary and Academy at Waterford Lakes properties. For the Woodside Senior property in Ontario, California, we are working with Silverado Canyon Partners, a Latino-owned real estate developer of multifamily housing. For the North End Landings project in Detroit, Avanath is working with Vanguard Community Development Corporation and RMC Development. Vanguard was founded in 1994 by Bishop Edgar Vann to facilitate the revitalization of the North End community in Detroit. RMC Development is an African

    American-owned developer of mixed-use, transit oriented, military based redevelopment and student housing.

Our Competitive Strengths

        We believe that the following competitive strengths will enable us to implement our business and growth strategies and compete effectively in the Opportunity Zone market:

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  Experienced management team with a successful track record raising and managing third-party capital.  We believe the significant experience, expertise and relationships of our management team, which has a track record of investing in underserved markets, will drive our business and growth. Members of our executive team have been responsible for raising institutional capital across multiple real estate investment funds and separate account mandates and deploying such capital in our target properties and markets. Mr. Carter was an early proponent of urban investing, partnering with the California Public Employees' Retirement System ("CalPERS") through the pension fund's CURE program to make capital investments in inner cities and other underserved communities. This $220 million partnership with CalPERS provided mezzanine, preferred and joint venture equity investments in urban multifamily properties with seasoned operating partners. Mr. Carter is a former independent director on the boards of Catellus Development Corporation, Silver Bay Realty Trust and Whitestone REIT. Mr. Carter is currently on the National Advisory Council for KeyBank N.A.

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  Access to attractive off-market and target marketed acquisition and investment opportunities.  We anticipate that the industry relationships we have cultivated with government agencies, leading developers, owners, brokers and other industry participants will generate attractive Opportunity Zone investment opportunities for us. Our pipeline properties are transactions sourced through existing relationships of our management team and our Manager, and we believe these relationships will provide us with additional off-market acquisition and investment opportunities, as well as target-marketed opportunities that are strategically presented to a limited number of real estate investors. We believe such off-market and target-marketed transactions may not be available to many of our competitors and will therefore provide us with the opportunity to purchase properties outside the competitive bidding process. In general, we believe the number of competitive bidders for affordable and workforce housing opportunities to be substantially less than market rate assets.

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  High quality initial portfolio and identified future investment opportunities.  Upon or shortly following the completion of this offering and the formation transactions, we will acquire an initial portfolio comprised of nine multifamily properties across six states for an aggregate purchase price of approximately $260.4 million in cash. Three of these properties (Country Wood, Coopers Crossing and Wellington Woods) are stabilized operating properties that are not located in Opportunity Zones. The aggregate purchase price for these three stabilized properties is approximately $82.5 million, and they are estimated to generate annualized base rent of approximately $7.6 million, based on monthly rent in June 2020. The remaining six of our initial properties (Arbors at Cary, Academy at Waterford Lakes, Woodside Senior, Seaport Village, Oak Village, and North End Landings) are located in Opportunity Zones. The combined estimated total project cost for these six Opportunity Zone properties, including the purchase price and future estimated development and redevelopment costs, which include capitalized construction loan interest expenses, if any, is approximately $485.4 million. In addition to our initial properties, we maintain a pipeline of additional prospective investments located both within and outside of Opportunity Zones, as described above under "—Our Acquisition Pipeline." We intend to engage in a combination of redevelopment and ground up development. We believe redevelopment properties within Opportunity Zones are particularly attractive as the properties will provide current cash flow to our company while the redevelopment is in process.

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  Experience navigating barriers to entry.  As discussed in the section of this prospectus entitled "Market Opportunity," supply for affordable housing is constrained by high barriers to entry, including the costs necessary to develop or redevelop affordable housing projects, limited availability of tax credits and the experience and specialized knowledge required to own and manage rent-regulated properties in compliance with applicable regulations. Our management team has been able to overcome these barriers through the development of sophisticated operating strategies and reporting procedures and through the implementation of cost management strategies. We have also established strong relationships with many governmental and regulatory agencies. We intend to leverage this experience to pursue development and redevelopment projects that our competitors may be unable or unwilling to pursue.

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  Sourcing and underwriting capabilities.  We expect to capitalize on the extensive industry relationships of our Manager and its affiliates to source potential investment opportunities. Our Manager utilizes market research and surveys of industry conditions to identify prospective investments. When a prospective property has passed a preliminary "broad market" review, our Manager conducts due diligence and underwriting, which encompasses a detailed assessment of demographics, supply and demand factors, third-party research, property condition and improvements, legal considerations, financial analyses (including a pro forma budget and cash flows) and exit strategies. Furthermore, our Manager's acquisitions team initially performs an internal analysis and audit of a prospective investment's operating statements, rent roll and other financial information. In preparing financial projections, our Manager employs conservative underwriting assumptions for rental rates, rent growth projections and borrowing costs and capitalization rates that are based on historical levels. The acquisitions team then carefully evaluates a project's location, local demographics, school systems, local amenities, highway access, tenant make-up, average area income and redevelopment potential to determine the proper balance of improvements and amenities that will appeal to prospective tenants and ultimately enhance cash flow.

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  Access to MacFarlane development expertise.  We expect to benefit from the significant real estate development and financing capabilities of MacFarlane. See "Business and Properties—Our Manager and our Property Manager—MacFarlane Background." We anticipate that we will engage MacFarlane to develop or redevelop certain of our projects. MacFarlane has served as an investor or development partner for a number of multifamily, office and mixed use projects, including The Hotel & Residences at L.A. LIVE and the recently completed Park Fifth and Trademark developments in Los Angeles, California; Bay Street Emeryville in Emeryville, California; Time Warner Center in New York, New York; Mark on 8th in Seattle, Washington; and 55 M Street in Washington, D.C. MacFarlane's controlled development pipeline includes approximately 800 affordable housing units and 2,700 market-rate units.

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  Proactive asset management.  Our Manager will proactively manage the assets in our portfolio. Once a property is acquired, our Manager will create and implement a formal business plan for the property, including a capital improvement and operating budget. Our Manager will regularly review the performance and material events impacting our investments and monitor overall capital and real estate market issues, which will allow our Manager to anticipate and proactively address potential property or market issues.

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  Access to capital for value creation.  We believe many owners of affordable and workforce housing lack the access to capital necessary to make strategic capital investments that enhance the cash flow of affordable and workforce properties. Conversely, we are undertaking this offering to become a publicly traded company in order to provide us with enhanced access to capital and capital flexibility as we pursue our business plan. In addition, we anticipate that we will have access to capital through a revolving credit facility that we anticipate obtaining concurrently with or shortly after the completion of this offering. We anticipate that our ability to access capital will allow us to pursue value-creation strategies at our properties. Specific examples that have been implemented or planned for the Company's investments include: (i) construction of a new leasing office and conversion of an existing leasing office into a rentable apartment unit, (ii) installation of washers and dryers in individual units, (iii) installation of solar panels and low-water-usage landscaping, which translate into lower utility costs, (iv) extensive upgrading of kitchens and bathrooms and (v) construction of new buildings on available land within or next to the existing property.

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  Tax-advantaged investment vehicle with secondary market trading.  We intend to qualify as an Opportunity Zone Fund. Assuming we qualify as an Opportunity Zone Fund, our stockholders will have access to the unique QOZ Tax Benefits. Given the numerous attractive elements of the program to investors seeking tax advantages, we expect that there will be numerous Opportunity Zone Funds offered to the market to invest in Opportunity Zones. We believe that most of these funds are commingled closed-end fund vehicles that are not expected to be traded in a public or secondary market. However, final Treasury regulations under the Opportunity Zone program provide that a purchase of outstanding interests in an Opportunity Zone Fund from an existing investor utilizing eligible capital gains will be eligible for QOZ Tax Benefits. In connection with this offering, we will register the shares of our common stock offered hereby with the SEC and seek to list such shares on a national securities exchange. As such, we believe that we will be the first Opportunity Zone Fund listed for trading on a national securities exchange. We believe registration and listing of our common stock will provide liquidity to our stockholders through secondary trading, thereby transforming our company into a vehicle in which smaller retail investors can invest. We believe access to liquidity will differentiate our company from other Opportunity Zone Funds as investors may consider the 10 years or greater holding periods necessary to take advantage of all of the QOZ Tax Benefits to be too long. As such, our stockholders will be able to make decisions based on their liquidity needs, and some stockholders may want to recognize their capital gains and match capital losses they have prior to the end of that period and sell their shares to an investor seeking to defer gain by making an investment in an Opportunity Zone Fund. Alternatively, other stockholders may decide to sell after the step up in basis but not take advantage of the QOZ Tax Benefit of holding our shares for ten years. In general, we believe this overall added liquidity will make our vehicle more attractive to many investors who fear that they will have limited or no liquidity options in closed end funds. Given the compelling nature of our investments and focus on low income communities, we expect our shares will also attract non-tax driven investors, such as social impact funds and those investors focused on ESG issues.

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  Substantial alignment of interests with our Manager and commited private capital.  We believe the interests of our Manager and its management team and our stockholders are strongly aligned. Concurrently with the consummation of this offering, members of our senior management team, affiliates of our Manager and investors in our Manager will purchase $6.7 million in shares of our common stock (at the same price per share as investors in this offering), and members of our senior management team will purchase a 1.0% limited partnership interest in our subsidiary partnership, at a price per unit equal to the initial public offering price per share, for an aggregate investment of $3.3 million. These shares will be subject to a 180-day lockup. In addition, our Manager will have the ability to earn incentive fees based on our total stockholder return exceeding an 8% cumulative annual hurdle rate. The incentive fee will be payable in LTIP Units issued by our subsidiary partnership. See "Our Manager and the Management Agreement—Management Agreement—Incentive Fee." In addition to the investment by members of our senior management team and affiliates of and investors in our Manager, we have received binding subscriptions from certain accredited investors to purchase shares of our common stock in the concurrent private placement for an aggregate investment equal to $5 million and an oral commitment from an accredited investor to purchase shares of our common stock in the concurrent private placement for an investment equal to $15 million. Such oral commitment is non-binding and the investor may ultimately elect not to purchase any shares in the concurrent private placement.

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  Culturally diverse organization with strong presence in Opportunity Zone markets.  Our management team is diverse and includes women and people of color. Our inclusive investment team seeks to identify attractive investment opportunities in underserved markets. As a result, we believe that we will often be an early-stage investor in emerging real estate markets. The management team has successfully executed on redeveloping and repositioning a variety of investments across numerous asset classes with an emphasis on multifamily throughout major urban markets nationwide. We will leverage our management team's expertise and prior investment experience in these markets and property classes to execute our Opportunity Zone strategy. Underwriting, developing, financing and operating affordable multifamily housing projects requires an in-depth understanding of the complex and sometimes tangled web of regulatory, tax and political considerations that prevail in the affordable housing sector. We will draw upon the expertise of our management team to navigate these complexities. In particular, Avanath has a track record of acquiring LIHTC properties and obtaining property tax exemptions in states such as California, Florida and Washington.

Overview of Opportunity Zone Program

        As established by the 2017 Tax Act, Opportunity Zones are generally low-income census tracts nominated by governors and certified by the U.S. Department of the Treasury into which investors can now put capital to work financing new projects and enterprises by investing in Opportunity Zone Funds in exchange for QOZ Tax Benefits. The U.S. Department of the Treasury has certified over 8,760 individual census tracts across all 50 states, six territories, and the District of Columbia as Opportunity Zones.

        An Opportunity Zone Fund is generally an investment vehicle organized as a corporation (including a REIT) or as a partnership for the purpose of investing in Opportunity Zones. In order to qualify as an Opportunity Zone Fund, a number of requirements must be met relating to the acquisition and use of property by the Opportunity Zone Fund and any Opportunity Zone Businesses in which the Opportunity Zone Fund invests, including the requirements that at least 90% of the Opportunity Zone Fund's property consist of Qualified Property and that at least 70% of the tangible property of each Opportunity Zone Business is Opportunity Zone Business Property. See "Material U.S. Federal Income Tax Considerations—Opportunity Zone Fund Considerations" for further discussion of the requirements for qualification as an Opportunity Zone Fund.

        In order to qualify for QOZ Tax Benefits, a taxpayer must invest in an Opportunity Zone Fund in an amount equal to gain from the sale to, or exchange with, an unrelated person of any property (the "Deferred Gain Amount") generally within 180 days of generating the Deferred Gain Amount prior to January 1, 2027, provided that, if a taxpayer's 180-day period was to expire on or after April 1, 2020 and before December 31, 2020, such taxpayer has until December 31, 2020 to invest such gain. Eligible gains include capital gains, whether short-term or long-term, from sales of real estate and non-real estate investments, including stock, bonds and other publicly traded securities. Final Treasury regulations provide that Section 1231 gains are eligible gains on a gross basis, unreduced by Section 1231 losses. Only the gain or profit from the sale of property (and not the principal invested in the property) needs to be invested in an Opportunity Zone Fund, and any amounts invested in an Opportunity Zone Fund in excess of such gain do not qualify for any of the QOZ Tax Benefits. In addition, final Treasury regulations under the Opportunity Zone program provide that a purchase of outstanding interests in an Opportunity Zone Fund from an existing investor utilizing eligible capital gains will be eligible for QOZ Tax Benefits.

        The Opportunity Zone program has the following potential QOZ Tax Benefits for investing in low-income communities through an Opportunity Zone Fund:

Hold Period	Potential Benefits
Fewer Than 5 Years	• Temporary deferral of U.S. federal income tax on Deferred Gain Amounts until the earlier of:
1. the date on which the interest in the Opportunity Zone Fund is sold or exchanged; and
2. December 31, 2026

5 Years or More (Investment Made by December 31, 2021)	• Elimination of 10% of the Deferred Gain Amount • Temporary deferral of U.S. federal income tax on Deferred Gain Amounts until the earlier of:
1. the date on which the interest in the Opportunity Zone Fund is sold or exchanged; and
2. December 31, 2026

Greater Than 10 Years	• No U.S. federal income tax on post-investment appreciation through December 31, 2047
• If investment made by December 31, 2021, elimination of 10% of the Deferred Gain Amount
• Temporary deferral of U.S. federal income tax on Deferred Gain Amounts until December 31, 2026

OZ Incremental Returns—Illustrative Example

        The above graph presents an illustrative incremental internal rate of return ("IRR") an investor in an Opportunity Zone Fund can expect to earn over a standard after-tax IRR by investing in an Opportunity Zone Fund across various holding periods. The scenario assumes the taxpayer achieves a pre-tax rate of return of 10% in both standard and Opportunity Zone scenarios, the taxpayer faces a capital gains tax rate of 23.8% (excluding state taxes), no dividends are paid out, and the same basis is used for both standard after-tax IRR and Opportunity Zone IRR. The QOZ Tax Benefits generally increase after-tax returns by more than 200 basis points from year 1 to 9 and then nearly 400 basis points once the 10-year QOZ Tax Benefit of elimination of capital gains on the new qualifying Opportunity Zone investment comes into effect. The information above is presented for informational purposes only and is not intended to be indicative of, or a guarantee or prediction of, the returns that an investor in our company may achieve in the future. In particular, we note that, as a REIT, our company will be required to distribute as dividends to our stockholders at least 90% of our REIT taxable income (excluding net capital gain and without regard to the deduction for dividends paid).

Summary Risk Factors

        An investment in shares of our common stock involves a high degree of risk. If any of the factors enumerated below or in the section entitled "Risk Factors" occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the market price of our common stock could decline, and you may lose some or all of your investment. Some of the more significant risks relating to this offering and an investment in our common stock include:

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  our lack of prior operating history;

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  our ability to qualify and maintain our qualification as an Opportunity Zone Fund under the 2017 Tax Act;

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  our ability to consummate the acquisition, development and/or redevelopment of our properties in the time frame, on the terms or in the manner we currently anticipate;

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  the impact of development and construction delays and cost overruns;

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  the risks related to the illiquidity of real estate investments;

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  our ability to successfully identify and consummate acquisitions of properties within Opportunity Zones;

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  the impact of potential declines in real estate valuations and impairment charges;

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  our exposure to adverse economic or regulatory developments, including rent control and variations in AMI, in the municipalities and states in which our properties are located;

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  the impact of pandemics such as the recent outbreak of novel coronavirus ("COVID-19") or other sudden or unforeseen events that disrupt the economy;

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  our ability to properly value our investments;

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  the focus of our business on real estate investments in Opportunity Zones, which are generally lower-income areas;

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  the impact on our business from delays in our locating suitable investments in Opportunity Zones;

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  the impact of competition for a limited supply of properties for us to develop, redevelop or acquire;

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  the impact of conflicts of interest between us, our Manager, our Property Manager and their affiliates;

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  our ability to qualify as a REIT or thereafter maintain our qualification as a REIT;

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  our ability to make distributions to our stockholders; and

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  the lack of a public market for shares of our common stock.

Our Formation and Operating Structure

        Prior to or in connection with this offering, we will engage in certain formation transactions as a result of which we will acquire the initial properties, become externally managed by our Manager pursuant to the management agreement and be able to qualify as an Opportunity Zone Fund commencing with the month of the closing of this offering and as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2020. In connection with the formation transactions, the following transactions have occurred or will occur prior to, concurrently with, or shortly after, the completion of this offering:

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  Aspire Real Estate Investors, Inc. was formed as a Maryland corporation on January 8, 2020.

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  On January 8, 2020, we issued and sold 100 shares of our common stock to Daryl J. Carter, our President and Chief Executive Officer, for a purchase price of $1,000. Such shares will be repurchased by us at the closing of this offering for $1,000.

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  On August 26, 2020, we formed Aspire TRS, which is the general partner of our subsidiary partnership. Aspire TRS elected to be treated as a TRS of ours effective as of August 26, 2020.

  •
  Concurrently with the closing of this offering, we will sell shares of our common stock to members of our senior management team, affiliates of our Manager, investors in our Manager and certain Avanath-managed funds and certain other accredited investors in the concurrent private placement, at the initial public offering price per share, for an aggregate investment equal to $26.7 million, and members of our senior management team will purchase a 1.0% limited partnership interest in our subsidiary partnership, at a price per unit equal to the initial public offering price per share, for an aggregate investment of $3.3 million.

  •
  We will sell 15,000,000 shares of our common stock in this offering (or 17,250,000 shares if the underwriters exercise their option to purchase additional shares of common stock in full).

  •
  We will enter into the management agreement with our Manager.

  •
  Our subsidiary partnership will enter into property management agreements with our Property Manager.

  •
  We will contribute, directly and indirectly through Aspire TRS, the net proceeds from this offering and the concurrent private placement to our subsidiary partnership in exchange for interests therein.

  •
  Our subsidiary partnership will issue 2,500 long-term incentive plan units ("LTIP Units") to certain key members of our Manager.

  •
  Our subsidiary partnership will acquire our nine initial properties by cash purchase.

        We may acquire certain development projects through joint venture structures in which we would hold a controlling interest. The following diagram illustrates via graphics our organizational structure:

Our Financing Strategy

        We are undertaking this offering to become a publicly traded company in order to provide us with substantial access to capital and capital flexibility as we pursue our business plan. In addition, we anticipate that we will have access to capital through a revolving credit facility that we anticipate obtaining concurrently with or shortly after the completion of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources Following the Completion of This Offering and the Formation Transactions—Our Anticipated Revolving Credit Facility."

        We do not currently expect to use permanent, company-level debt. However, if our investments are leveraged, we expect that total debt financing across all our investments will not exceed 55% of the aggregate market value of our investments (determined at the time any such financing or incremental financing is obtained), but we may borrow up to 65% of the market value of an asset or project in which a given investment is made. We will leverage our investments with debt financing provided by commercial banks, life insurance companies and government sponsored enterprises such as Fannie Mae, Freddie Mac and HUD/FHA, or through other debt capital markets transactions.

        We may engage in other forms of capital raising available to other public REITs such as conducting offerings of preferred stock or common equity.

Our Management Agreement and our Property Management Agreements

        Upon completion of this offering and the formation transactions, we will enter into the management agreement with our Manager. Pursuant to this agreement, our Manager will manage the day-to-day operations of our company in accordance with our investment guidelines, which may be modified or supplemented by our board of directors from time to time.

        Upon completion of this offering and the formation transactions, our subsidiary partnership will enter into property management agreements with our Property Manager, an affiliate of Avanath and MacFarlane. Pursuant to these agreements, our Property Manager will manage, operate, maintain and lease our properties.

        The following table summarizes the fees and expense reimbursements that we will pay to our Manager and our Property Manager:

Type	Description
Base Management Fee	1.5% of our Equity per annum (0.375% per fiscal quarter), calculated quarterly for the most recently completed fiscal quarter and payable in quarterly installments in arrears. For purposes of calculating the base management fee, Equity means, as of a particular date, (i) the sum of the net cash proceeds and the value of non-cash consideration from all issuances of equity securities by our company and any subsidiary of our company since our inception, less (ii) any amount that we have paid to repurchase shares of our common stock or to repurchase or redeem other equity securities since our inception. Equity includes all securities, including preferred equity securities, included in stockholders' equity calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP") and shown on the face of our consolidated balance sheets. Equity may be adjusted to exclude one-time events pursuant to changes GAAP and certain non-cash items after discussions between our Manager and our independent directors and with any adjustments approved in advance by a majority of our independent directors.
Incentive Fee
An annual incentive fee, if any, with respect to each measurement period, in the amount equal to the product of (a) 20% multiplied by (b) the outperformance amount multiplied by (c) the weighted average shares.

Type	Description
For purposes of calculating the incentive fee under the management agreement:
• "outperformance amount" means, with respect to any measurement period, (i) our total stockholder return with respect to such measurement period, minus (ii) the cumulative hurdle;

•

"total stockholder return" means, with respect to any measurement period, an amount equal to (i) the final share price, plus (ii) all dividends with respect to a share of our common stock paid since the beginning of such measurement period (whether paid in cash or a distribution in kind), minus (iii) the high water price;

• "cumulative hurdle" means an amount equal to an 8% cumulative annual return on the high water price;

•

"final share price" means, with respect to any measurement period, the volume weighted average trading price for a share of our common stock on the NYSE (or any other securities exchange on which our common stock is principally traded) over the ten consecutive trading days ending on the last trading day of such measurement period;

•

"high water price" means, with respect to any measurement period, the volume weighted average trading price for a share of our common stock on the NYSE (or any other securities exchange on which our common stock is principally traded) over the ten consecutive trading days ending on the last trading day immediately prior to the beginning of such measurement period; provided, however, that the high water price with respect to the first measurement period will not be lower than the initial public offering price per share of the shares of common stock sold in this offering; provided, further, that the high water price for any measurement period will never be less than the highest high water price for any preceding measurement period;

•

"measurement period" means each period beginning on January 1 after the last measurement period with respect to which the incentive fee shall have been payable (January 1, 2021 with respect to the first measurement period) and ending on December 31 of the applicable calendar year, provided that if the management agreement expires or is terminated other than on December 31, the last measurement period will end on the last complete trading day for our common stock on the NYSE (or any other securities exchange on which our common stock is principally traded) prior to such termination or expiration; and

Type	Description

•

"weighted average shares" means, with respect to any measurement period, the weighted average fully diluted number of shares of our common stock issued and outstanding during such measurement period, as determined in accordance with GAAP.

Any incentive fee earned by our Manager will be paid in the form of LTIP units issued by our subsidiary partnership.
Expense Reimbursement
We are required to reimburse our Manager for operating expenses related to us that are incurred by our Manager, including expenses relating to legal, accounting, due diligence and other services. Our Manager will be responsible for the expenses related to any personnel of our Manager and its affiliates who provide services to us pursuant to the management agreement (including our executive officers), including salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. However, if any personnel of our Manager (including our executive officers) provide us with legal, tax, accounting, consulting, auditing and other similar services, we will reimburse our Manager for the costs of such services in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis. Our reimbursement obligations are not subject to any dollar limitation. Expenses will be reimbursed in cash on a quarterly basis.

Type	Description
Termination Fee	Upon any termination of the management agreement by us (other than for cause), any non-renewal of the management agreement by us or any termination of the management agreement by our Manager due to our material breach of the management agreement, our Manager will be paid a termination fee equal to three times the sum of (i) the average annual base management fee earned by our Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the termination date and (ii) the average annual incentive fee, if any, earned by our Manager during the two most recently completed measurement periods prior to the termination date; provided, that, (a) in the case of the average annual base management fee, if 24 months have not elapsed since the effective date of the management agreement at the time of the effective termination date, the average annual base management fee will be the actual base management fee (in either case paid or payable) for the preceding 12 months, or if 12 months have not elapsed since the effective date of the management agreement at the time of the effective termination date, the average annual base management fee will be calculated on an annualized basis, and (b) in the case of the average annual incentive fee, if two full measurement periods have not elapsed since the effective date of the management agreement at the time of the effective termination date, the average annual incentive fee will be the actual incentive fee (in either case paid or payable), if any, for the most recently completed measurement period, or if a measurement period has not elapsed since the effective date of the management agreement at the time of the effective termination date, the average annual incentive fee will be calculated on an annualized basis.
Internalization of Management
Our Manager has agreed to present to us an initial proposal to acquire all of the assets or equity interests in our Manager, subject to the procedures described below. No later than 90 days following the date on which our company has achieved a fully-diluted equity market capitalization of $750,000,000 based on the volume-weighted average price of our common stock on the NYSE over 20 consecutive trading days (an "Internalization Event"), our Manager will offer to contribute to us all of the assets or equity interests in our Manager (an "internalization") on such terms and conditions included in a written offer provided by our Manager. Upon receipt of our Manager's initial internalization offer, a special committee comprised solely of independent members of our board of directors (the "Special Committee") may accept our Manager's proposal or submit a counter offer to our Manager.

Type	Description
The offer price (the "Offer Price") will be equal to the lesser of the following amounts: (i) one times the base management fee earned by our Manager during the 12-month period ended as of the end of the most recently completed fiscal quarter prior to the date on which a definitive agreement relating to the internalization is entered into, and (ii) 2% of our equity market capitalization based on the volume-weighted average price of our common stock on the NYSE over 20 consecutive trading days ended on the date immediately preceding the date on which a definitive agreement relating to the internalization is entered into; provided that the Offer Price shall not exceed the amount that will allow the internalization transaction to be accretive on an estimated FFO per share basis over the 12-month period beginning on the first day of the quarter following the closing of the internalization transaction, as determined by the Special Committee based on discussions with our Manager.
See "Our Manager and the Management Agreement—Management Agreement—Internalization of Our Manager."
Property Management Fee
5.5% of monthly gross receipts, paid on the first business day of the following month, collected from the operation of a property of ours, including, without limitation, all rent and other sums and charges received from all prospective tenants, tenants and lessees and payments made in consideration of the cancellation of any tenant leases or damages by reason of any default, security deposits to the extent applied to rent, tenant application fees, late rent charges, non-sufficient fund check charges, miscellaneous administrative charges, convenience fees, utility reimbursement, proceeds from rental interruption insurance, net receipts from vending machines, concessions and other commercial operations conducted on the property.
Construction Management Fee
5.0% of the total project cost of any contracted capital expenditure performed on a property of ours that is not routine in nature or related to ground-up construction, offset by any construction management fee we pay to any third-party construction manager.
Development Fee
In connection with any development services provided by MacFarlane, MacFarlane and Avanath will be entitled to a development fee equal to up to 5.0% of the total project costs associated with the development, depending upon the size, complexity and development status of the property, offset by any development fees we pay to any third-party who provides us with development services on the property.

        See "Our Manager and the Management Agreement—Management Agreement" and "—Property Management Agreements" for a more detailed description of the terms of the management agreement and the property management agreements.

Additional Activities of Our Manager; Allocation of Investment Opportunities; Conflicts of Interest

        We do not expect to have any employees and we will rely completely on our Manager to manage our day-to-day operations and business affairs. Certain of our officers and directors, and the officers and other personnel of our Manager, also serve or may serve as officers, directors or partners of Avanath and MacFarlane. Accordingly, the ability of our Manager and its officers and other personnel to engage in other business activities may reduce the time our Manager spends managing our business. In addition, officers and other personnel of our Manager may have obligations to those entities, the fulfillment of which might not be in the best interests of us or our stockholders.

        Our management agreement expressly provides that it does not (1) prevent our Manager or any of its affiliates, officers, directors or employees from engaging in other businesses or from rendering services of any kind to any other person or entity, (2) in any way restrict or otherwise limit our Manager or any of its affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom our Manager or any of its affiliates, officers, directors or employees may be acting, or (3) prevent our Manager or any of its affiliates from receiving fees or other compensation or profits from activities described in clause (1) or (2) above, which will be for our Manager's (and/or its affiliates') sole benefit.

        Currently, Avanath is seeking $850 million of equity commitments for Avanath IV, which will target value-oriented rentals in high-growth, high-cost markets in the U.S. Avanath IV will focus on acquisitions of core plus and value add properties with comparably lower levels of renovation than we expect will be required in the redevelopment projects undertaken by our company. Avanath IV is prohibited from investing in ground up development, and Opportunity Zone projects, which require doubling the basis of existing property, as such projects are not compatible with Avanath IV's investment mandate. Our management agreement contains a provision that is intended to enable us to share equitably with other clients of our Manager and its affiliates in all opportunities that may be suitable for us and such other clients and that will provide us with priority allocation of all investment opportunities that are suitable for us but are unsuitable for Avanath IV, including investment opportunities that require development and stabilized properties owned or controlled by Avanath. Prior to the expiration of its investment period, Avanath IV will have priority allocation with respect to those investment opportunities that may be suitable for Avanath IV. Upon the expiration of Avanath IV's investment period, and with no change to the allocation provision set forth in our management agreement, we will have priority access to all investment opportunities sourced by our Manager and its affiliates. Avanath IV's investment period ends upon the earlier of deployment of 90% of Avanath IV's commitments and May 31, 2022, provided that the investment period can be extended for one year with the approval of a majority of Avanath IV's advisory committee. The investment allocation policy described above could be waived or revised at any time by a majority of our independent directors without the consent of our stockholders. Any transaction by and between one or more of our Manager, Avanath, MacFarlane, or their respective affiliates and us will contain terms no more favorable than if the transaction were the result of arms' length negotiations with an unaffiliated third party and will require the approval of a majority of our independent directors.

Our Tax Status

        We intend to elect and qualify as an Opportunity Zone Fund commencing with the month of the closing of this offering. If we qualify as an Opportunity Zone Fund, stockholders will be eligible to (i) temporarily defer capital gain from other investments to the extent such gain is invested in shares of our common stock within 180 days after such gain is incurred by the stockholder (subject to special rules for eligible gain realized through an investment in a pass-through entity, REIT, or regulated investment company ("RIC") and provided that, if an investor's 180-day period was to expire on or after April 1, 2020 and before December 31, 2020, such investor has until December 31, 2020 to invest such gain), (ii) permanently exclude up to 10% of that gain if the investment in our common stock is made by December 31, 2021 and is held for a period of at least five years, and (iii) permanently exclude all capital gain arising out of their investment in shares of our common stock attributable to periods through December 31, 2047, provided certain conditions are satisfied, including a requirement to hold such shares for at least ten years. In connection with this offering, we will receive an opinion from Vinson & Elkins L.L.P. that, commencing with the month of the closing of this offering, we will be organized in a manner that will allow us to qualify as an Opportunity Zone Fund under the U.S. federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification as an Opportunity Zone Fund under the U.S. federal income tax laws. Investors should be aware that Vinson & Elkins L.L.P.'s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court and speaks as of the date issued. In addition, Vinson & Elkins L.L.P.'s opinion will be based on existing U.S. federal income tax law governing qualification as an Opportunity Zone Fund, which is subject to change either prospectively or retroactively. Moreover, our qualification an Opportunity Zone Fund depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Vinson & Elkins L.L.P. will not review our compliance with those tests on a continuing basis.

        We may be subject to penalties if we do not meet the requirements for qualification as an Opportunity Zone Fund. If we do not satisfy the 90% Asset Test and our failure was not due to reasonable cause, we will be subject to a penalty for each month we do not meet the 90% Asset Test. For our 2020 taxable year, IRS guidance provides that any such failure will automatically be deemed to be due to reasonable cause and no penalty will apply. Any penalty is an amount calculated as the amount equal to (i) the excess of 90% of our aggregate assets, over the aggregate amount of Qualified Property held by us on the last day of the month, multiplied by (ii) the federal short-term rate (as determined by the IRS) plus 3%, and divided by (iii) 12. In addition, if our interest in our subsidiary partnership failed to qualify as an Opportunity Zone Partnership Interest, and we were not able to establish reasonable cause or qualify for a one-time cure, we generally would be subject to a penalty based on the value of our interest in our subsidiary partnership, as determined by financial statements or our cost, as applicable. The Opportunity Zones rules were recently enacted and final Treasury regulations have only recently been issued. There is no assurance that we will meet the requirements necessary to qualify as an Opportunity Zone Fund or that any stockholder will be able to realize any QOZ Tax Benefits as a result of an investment in us.

        We also intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2020 and expect to operate in a manner that will allow us to continue to be classified as such. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of our gross income, the composition and value of our assets, our distribution levels, and the diversity of ownership of our shares. In connection with this offering, we will receive an opinion from Vinson & Elkins L.L.P. that, commencing with our taxable year ending December 31, 2020, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2020 and subsequent taxable years. Investors should be aware that Vinson & Elkins L.L.P.'s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court and speaks as of the date issued. In addition, Vinson & Elkins L.L.P.'s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Vinson & Elkins L.L.P. will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

        If we qualify to be taxed as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders. If we fail to qualify to be taxed as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax at regular corporate rates and would be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify to be taxed as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of and any taxable REIT subsidiary of ours will be subject to taxation at regular corporate rates.

        The Code generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it distributes annually less than 100% of its net taxable income, including capital gains. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code and to avoid paying entity level tax. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, pay a portion in shares, borrow funds, sell assets or reduce such distributions.

Our Distribution Policy

        We intend to make distributions to our stockholders to comply with the REIT requirements of the Code and to avoid paying entity level tax. Any distributions we make will be at the sole discretion of our board of directors and will depend upon a number of factors, including our actual and projected financial condition, liquidity, results of operations, cash flow generated by our operations, operating expenses, debt service requirements, capital expenditure requirements, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, restrictions on making distributions under Maryland law and such other factors as our board of directors deems relevant.

        We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may constitute a return of capital or may be designated by us as qualified dividend income or capital gain. Distributions to our stockholders may impact the QOZ Tax Benefits discussed above with regard to investments in Opportunity Zone Funds. In particular, because a stockholder electing to treat an investment in us as an investment qualifying for deferral of gains will initially have a zero tax basis with respect to shares of our common stock purchased with such gains, distributions constituting a return of capital will generally be treated as resulting in a taxable sale of such shares, effectively ending the deferral on a portion of such gains. In such a case, a stockholder could reinvest the return of capital in shares of our common stock or in another Opportunity Zone Fund within 180 days to defer current recognition of gain, although such stockholder would have a new holding period with respect to the new interest, including for purposes of determing future QOZ Tax Benefits. We intend to provide our stockholders with additional information about how to reinvest return of capital in shares of our common stock before we pay our first dividend.

        We anticipate that our estimated cash available for distribution will allow us to satisfy the annual distribution requirements applicable to REITs and to avoid the payment of tax on undistributed taxable income. However, under some circumstances, our cash available for distribution may be less than the amount required to meet the annual distribution requirements applicable to REITs, and we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements, and we may need to borrow funds, sell certain of our properties or use proceeds from this or future offerings of equity or debt to make certain distributions. Although we currently have no intention to do so, we may under certain circumstances satisfy our annual distribution requirements through a taxable distribution of our common stock or debt securities. However, to the extent that our holders of stock or debt securities receive a taxable distribution of our common stock or debt securities, such holders will be taxed on such securities as if such holders had received the equivalent value in cash.

Our Corporate Information

        We were incorporated in January 2020. Our principal executive offices are located at 1920 Main Street, Suite 150, Irvine, California 92614. Our telephone number is (949) 269-4700.

 The Offering

Common stock offered by us	15,000,000 shares (plus up to an additional 2,250,000 shares that we may issue and sell upon the exercise of the underwriters' option to purchase additional shares)
Common stock to be outstanding after this offering and the concurrent private placement	16,340,000 shares(1)
Use of proceeds

We expect to receive net proceeds from this offering of approximately $274.1 million (or approximately $316.0 million if the underwriters exercise in full their option to purchase additional shares), assuming an initial public offering price of $20.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us. We also expect to receive net proceeds from the concurrent private placement of approximately $26.3 million, assuming a price of $20.00 per share. We also expect to receive net proceeds from an investment by members of our senior management team in limited partnership units in our subsidiary partnership of $3.3 million. We intend to contribute the net proceeds from this offering and the concurrent private placement to our subsidiary partnership in exchange for interests therein. Our subsidiary partnership will utilize such proceeds to acquire the nine multifamily projects that will comprise our initial portfolio for an aggregate cash purchase price of approximately $260.4 million, to develop or redevelop the six properties in our initial portfolio that are located in Opportunity Zones, and to acquire and, if they are located in Opportunity Zones, develop or redevelop other properties, which may include properties in our acquisition pipeline, and for general corporate and working capital purposes. See "Use of Proceeds."

(1)
Includes (a) 15,000,000 shares of our common stock to be issued in this offering, (b) 1,335,000 shares of our common stock to be issued and sold to members of our senior management team, affiliates of our Manager, investors in our Manager and certain Avanath-managed funds and certain other accredited investors in the concurrent private placement, and (c) an aggregate of 5,000 shares of restricted common stock to be granted to our independent directors upon the completion of this offering pursuant to the Equity Incentive Plan. Excludes (a) 2,250,000 shares of our common stock issuable upon the exercise in full of the underwriters' option to purchase additional shares, (b) 100 shares of our common stock that were issued to Daryl J. Carter, our President and Chief Executive Officer, for $1,000 in connection with our initial capitalization and that will be repurchased by us at the closing of this offering, (c) 165,000 units of limited partnership interest representing a 1.0% interest in our subsidiary partnership that members of our senior management team will purchase for $3.3 million upon the closing of this offering, (d) 2,500 LTIP Units in our subsidiary partnership that we will issue to certain key members of our Manager upon completion of this offering and (e) 817,000 shares of our common stock available for future issuance pursuant to the Equity Incentive Plan.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of our common stock offered by this prospectus, for sale at the initial public offering price through a directed share program to certain individuals, including our directors, officers, employees of affiliates of our Manager and business associates and other parties related to us. The sales will be made at our direction by Morgan Stanley & Co. LLC and its affiliates through a directed share program. The number of shares of our common stock available for sale to the general public in this offering will be reduced to the extent that these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus. For additional information, see the section titled "Underwriting—Directed Share Program."

New York Stock Exchange symbol	"ASPI"
Risk factors

Investing in our common stock involves risks. You should carefully read and consider the information set forth under "Risk Factors" beginning on page 47 of this prospectus and all other information in this prospectus before making a decision to invest in our common stock.

Summary Selected Historical and Other Data—Aspire Real Estate Investors Predecessor I

        Set forth below is summary selected financial information and other data presented on a historical basis for Aspire Real Estate Investors Predecessor I. Aspire Real Estate Investors Predecessor I is not a legal entity but rather a combination of real estate entities and operations invested in the properties that we refer to as Wellington Woods, Coopers Crossing and Country Wood. We have not presented historical data for Aspire Real Estate Investors, Inc. because we have not had any corporate activity since our formation other than the issuance of 100 shares of common stock in connection with our initial capitalization and activity in connection with this offering and the formation transactions. Accordingly, we do not believe that a presentation of the historical results of Aspire Real Estate Investors, Inc. would be meaningful. Prior to or concurrently with the completion of this offering, we will consummate the formation transactions pursuant to which, among other things, we will contribute the net proceeds to our subsidiary partnership in exchange for interests therein. Our subsidiary partnership will acquire the nine multifamily projects that will comprise our initial portfolio by cash purchase. For more information regarding the formation transactions, please see "Structure and Formation of Our Company."

        Aspire Real Estate Investors Predecessor I's historical combined balance sheet data as of December 31, 2019 and 2018 and historical combined operating data for the years ended December 31, 2019 and 2018 have been derived from Aspire Real Estate Investors Predecessor I's audited historical combined financial statements included elsewhere in this prospectus. The historical combined financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance.

        Aspire Real Estate Investors Predecessor I's historical combined balance sheet data as of September 30, 2020 and historical combined operating data for the nine months ended September 30, 2020 and 2019 have been derived from Aspire Real Estate Investors Predecessor I's unaudited historical combined financial statements included elsewhere in this prospectus. Aspire Real Estate Investors Predecessor I's unaudited historical combined financial statements, in management's opinion, have been prepared in accordance with GAAP on the same basis as its audited historical combined financial statements included elsewhere in this prospectus and, in the opinion of management, reflect all adjustments consisting only of normal recurring adjustments that management considers necessary to state fairly the financial information as of and for the periods presented. The unaudited interim financial and operating data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance, and results for any interim period are not necessarily indicative of the results for any full year.

        You should read the following summary selected historical financial and other data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties" and the historical and pro forma financial statements and related notes appearing elsewhere in this prospectus.

Operating Data:

	(Dollars in thousands)
	For the Nine Months Ended September 30, 2020	For the Nine Months Ended September 30, 2019	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Revenue
Rental revenue	$5,556	$5,144	$6,961	$6,524
Other revenue	270	343	449	459

Total revenue	5,826	5,487	7,410	6,983

Operating Expenses
General and administrative	285	287	391	418
Depreciation	1,509	1,640	2,165	2,097
Property operating and maintenance	1,815	1,828	2,474	2,564
Real estate taxes and insurance	779	727	998	875
Management fee	287	282	377	419

Total operating expenses	4,675	4,764	6,405	6,373

Other Income and (Expenses)
Interest expense	(810)	(839)	(1,119)	(1,142)

Total other income (and expenses)	(810)	(839)	(1,119)	(1,142)

Net income (loss) and comprehensive income (loss)	$341	$(116)	$(114)	$(532)

Balance Sheet Data:

	(Dollars in thousands, except per share amounts)
	As of September 30, 2020	As of December 31, 2019	As of December 31, 2018
Assets
Real estate investments, net	$39,533	$40,586	$41,537
Cash and cash equivalents	946	511	666
Restricted cash	815	1,568	1,288
Accounts receivable	67	22	8
Other assets	193	77	65

Total assets	$41,554	$42,764	$43,564

Liabilities and Equity
Mortgage notes payable, net	$24,823	$25,460	$25,948
Accounts payable and accrued expenses	700	659	642
Security deposits, prepaid rent and other liabilities	341	340	384
Due to related parties	138	75	29

Total liabilities	26,002	26,534	27,003

Commitments and contingencies
Equity	15,552	16,230	16,561

Total liabilities and equity	$41,554	$42,764	$43,564

 Summary Selected Historical and Other Data—Aspire Real Estate Investors Predecessor II

        Set forth below is summary selected financial information and other data presented on a historical basis for Aspire Real Estate Investors Predecessor II. Aspire Real Estate Investors Predecessor II is not a legal entity but rather a combination of real estate entities and operations invested in the properties that we refer to as Academy at Waterford Lakes, Arbors at Cary, Woodside Senior, Seaport Village and Oak Village. We have not presented historical data for Aspire Real Estate Investors, Inc. because we have not had any corporate activity since our formation other than the issuance of 100 shares of common stock in connection with our initial capitalization and activity in connection with this offering and the formation transactions. Accordingly, we do not believe that a presentation of the historical results of Aspire Real Estate Investors, Inc. would be meaningful. Prior to or concurrently with the completion of this offering, we will consummate the formation transactions pursuant to which, among other things, we will contribute the net proceeds to our subsidiary partnership in exchange for interests therein. Our subsidiary partnership will acquire the nine multifamily projects that will comprise our initial portfolio by cash purchase. For more information regarding the formation transactions, please see "Structure and Formation of Our Company."

        Aspire Real Estate Investors Predecessor II's historical combined balance sheet data as of December 31, 2019 and 2018 and historical combined operating data for the years ended December 31, 2019 and 2018 have been derived from Aspire Real Estate Investors Predecessor II's audited historical combined financial statements included elsewhere in this prospectus. The historical combined financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance.

        Aspire Real Estate Investors Predecessor II's historical combined balance sheet data as of September 30, 2020 and historical combined operating data for the nine months ended September 30, 2020 and 2019 have been derived from Aspire Real Estate Investors Predecessor II's unaudited historical combined financial statements included elsewhere in this prospectus. Aspire Real Estate Investors Predecessor II's unaudited historical combined financial statements, in management's opinion, have been prepared in accordance with GAAP on the same basis as its audited historical combined financial statements included elsewhere in this prospectus and, in the opinion of management, reflect all adjustments consisting only of normal recurring adjustments that management considers necessary to state fairly the financial information as of and for the periods presented. The unaudited interim financial and operating data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance, and results for any interim period are not necessarily indicative of the results for any full year.

        You should read the following summary selected historical financial and other data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties" and the historical and pro forma financial statements and related notes appearing elsewhere in this prospectus.

Operating Data:

	(Dollars in thousands)
	For the Nine Months Ended September 30, 2020	For the Nine Months Ended September 30, 2019	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Revenue
Rental revenue	$11,134	$10,726	$14,367	$14,008
Other revenue	414	694	848	696

Total revenue	11,548	11,420	15,215	14,704

Operating Expenses
General and administrative	502	609	796	777
Depreciation and amortization	3,078	3,146	4,186	4,220
Property operating and maintenance	3,796	3,839	5,188	4,723
Real estate taxes and insurance	1,505	1,379	1,876	1,967
Management fee	616	610	810	866

Total operating expenses	9,497	9,583	12,856	12,553

Other Income and (Expenses)
Interest income	4	5	8	3
Interest expense	(1,988)	(1,995)	(2,660)	(2,709)

Total other income (and expenses)	(1,984)	(1,990)	(2,652)	(2,706)

Net income (loss) and comprehensive income (loss)	$67	$(153)	$(293)	$(555)

Balance Sheet Data:

	(Dollars in thousands, except per share amounts)
	As of September 30, 2020	As of December 31, 2019	As of December 31, 2018
Assets
Real estate investments, net	$102,065	$104,498	$107,710
Cash and cash equivalents	1,252	1,834	1,489
Restricted cash	2,802	2,075	1,938
Accounts receivable, net	342	135	293
Other assets	277	126	114

Total assets	$106,738	$108,668	$111,544

Liabilities and Equity
Mortgage notes payable, net	$64,304	$65,316	$66,592
Accounts payable and accrued expenses	1,299	732	921
Security deposits, prepaid rent and other liabilities	740	804	774
Due to related parties	866	165	71

Total liabilities	67,209	67,017	68,358

Commitments and contingencies
Equity	39,529	41,651	43,186

Total liabilities and equity	$106,738	$108,668	$111,544

 Pro Forma Financial Information

        Set forth below is summary selected financial information and other data presented on a pro forma basis for our company after giving effect to the completion of this offering, the formation transactions and the other adjustments described in the unaudited pro forma combined financial statements beginning on page F-2 of this prospectus. Prior to or concurrently with the completion of this offering, we will consummate the formation transactions pursuant to which, among other things, we will contribute the net proceeds to our subsidiary partnership in exchange for interests therein. Our subsidiary partnership will acquire the nine multifamily projects that will comprise our initial portfolio by cash purchase. For more information regarding the formation transactions, please see "Structure and Formation of Our Company."

        The summary selected pro forma financial and operating data as of September 30, 2020 and for the nine months ended September 30, 2020 and for the year ended December 31, 2019 assume the completion of this offering, the concurrent private placement and other formation transactions, and the other adjustments described in the unaudited pro forma combined financial statements had occurred on September 30, 2020 for purposes of the unaudited pro forma combined balance sheet data and on January 1, 2019 for purposes of the unaudited pro forma combined statements of operations data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been had the formation transactions and other adjustments described occurred as of the date and for the period indicated, nor does it purport to represent our future financial position or results of operations.

Operating Data:

	(Dollars in thousands)
	For the Nine Months Ended September 30, 2020 Pro Forma	For the Year Ended December 31, 2019 Pro Forma
Revenue
Rental revenue	$16,690	$21,328
Other revenue	684	1,297

Total revenue	17,374	22,625

Operating Expenses
General and administrative	787	1,187
Depreciation and amortization	5,716	14,100
Property operating and maintenance	5,611	7,662
Real estate taxes and insurance	3,240	4,200
Management fee	932	1,215

Total operating expenses	16,286	28,364

Other Income and (Expenses)
Interest income	4	8
Interest expense	—	—
Asset management fee	(3,472)	(4,629)

Total other income (and expenses)	(3,468)	(4,621)

Net loss and comprehensive loss	$(2,380)	$(10,360)

Net loss and comprehensive loss attributable to noncontrolling interest	24	104
Net loss and comprehensive loss attributable to common shareholders	(2,356)	(10,256)

Balance Sheet Data:

(Dollars in thousands, except per share amounts)
As of September 30, 2020 Pro Forma
Assets
Real estate investments, net	$252,809
Cash and cash equivalents	44,001
Restricted cash	3,617
Accounts receivable	409
Other assets	6,949

Total assets	$307,785

Liabilities and Equity
Mortgage notes payable, net	$—
Accounts payable and accrued expenses	1,999
Security deposits, prepaid rent and other liabilities	1,081
Due to related parties	1,004

Total liabilities	4,084

Commitments and contingencies
Equity
Common Stock	163
Additional Paid in Capital	300,238
Noncontrolling interest	3,300
Total equity	303,701

Total liabilities and equity	$307,785

RISK FACTORS

        Investing in our common stock involves risks. Before you invest in our common stock, you should carefully consider the risk factors below together with all of the other information included in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, financial condition, liquidity, cash flows, results of operations and prospects and our ability to service our debt and make distributions to our stockholders could be materially and adversely affected (which we refer to collectively as "materially and adversely affecting us" or having "a material adverse effect on us" and comparable phrases), the market price of our common stock could decline significantly, and you could lose all or part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section in this prospectus entitled "Special Note Regarding Forward-Looking Statements."

 Risks Related to Our Business and Properties

We have no prior operating history, and the prior performance of Avanath and MacFarlane or other real estate investment opportunities sourced by Avanath or MacFarlane may not be indicative of our future results.

        We are a recently formed company and have no operating history. We have not made any investments, although we have identified the properties to be included in our initial portfolio. Even though Avanath and MacFarlane have substantial experience in real estate investments, you should not assume that our performance will be similar to the past performance of other real estate investment opportunities sourced by Avanath or MacFarlane. Our lack of an operating history significantly increases the risk and uncertainty you face in making an investment in our common stock.

There is no assurance we will be successful in qualifying as an Opportunity Zone Fund under the 2017 Tax Act or that any stockholder will qualify for QOZ Tax Benefits with respect to an investment in us.

        We were organized for the express purpose of qualifying as an Opportunity Zone Fund under the 2017 Tax Act. However, the 2017 Tax Act is a relatively new law and its provisions regarding Opportunity Zone Funds are as yet untested. Although the IRS has issued final Treasury regulations, there remains uncertainty regarding the interpretation of certain issues. In addition, future legislation or guidance from the IRS may negatively affect our ability to qualify as an Opportunity Zone Fund or your ability to qualify for QOZ Tax Benefits with respect to an investment in us. Therefore, you should not assume we will be successful in meeting our investment objectives, including qualifying as an Opportunity Zone Fund or obtaining QOZ Tax Benefits for our stockholders.

The acquisition and development or redevelopment of the properties in our initial portfolio is subject to a number of conditions which could delay or materially adversely affect the timing of its completion, or prevent it from occurring.

        The acquisition and development or redevelopment of the properties in our initial portfolio may not occur or may be delayed as a result of, among other things, one or more of the closing conditions failing to occur, including, but not limited to, obtaining any necessary regulatory approvals, receipt of title, completion of due diligence and our satisfactory review of the zoning, land use, building, environmental and other rules, laws or regulations applicable to the properties. For example, our acquisitions of Wellington Woods and Academy at Waterford Lakes are subject to the consent of the Florida Housing Finance Corporation and such consent has not yet been received. The acquisition of the properties in our initial portfolio is subject to a number of other conditions beyond our control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these conditions will be satisfied.

        Our development or redevelopment of the properties in our initial portfolio will be subject to negotiation of definitive documentation, receipt of any necessary approvals by us and certain of our lenders and regulatory agencies, and other conditions. There can be no assurance that we will be able to enter into applicable definitive agreements, obtain any necessary approvals or satisfy all of the closing conditions or that the closing conditions beyond our control will be satisfied or waived. As such, the consummation of the development or redevelopment projects may not be completed at all, or may not be completed in the time frame, on the terms or in the manner currently anticipated. No assurance can be given that, if we do complete the development or redevelopment projects, the actual cost or completion dates of the developments or redevelopments will not exceed our estimate or that our expected returns will be achieved.

        In addition, our plans for the redevelopment of the Seaport Village and Woodside Senior properties and the development of the North End Landings property include the purchase of additional parcels not currently owned by Avanath and there can be no assurance that we will be able to acquire such parcels in the timeframe or at the prices we have estimated or at all and as a result our plans for the redevelopment or development of such properties may be adversely impacted including in terms of the estimated total project cost, estimated project start and completion dates, expected total number of units and revenues expected to be generated from such number of units.

Potential development and construction delays and resultant increased costs and risks may hinder our operating results and impact our revenues and may cause us to abandon the redevelopment projects, in whole or in part.

        We intend to "substantially improve" the properties in our initial portfolio and other properties we may acquire in order for them to qualify as assets that satisfy the requirements for us to be treated as an Opportunity Zone Fund. The success of the development of the properties in our initial portfolio and such other properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders' ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder's performance may also be affected or delayed by conditions beyond the builder's control. Delays in completing construction could also give tenants the right to terminate preconstruction leases, if any. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. In addition, we expect to incur a number of non-recurring costs associated with the redevelopment projects. We expect that the majority of non-recurring expenses will be comprised of transaction and regulatory costs related to the consummation of the redevelopment projects. These and other factors may increase costs for the development of the properties in our initial portfolio or other projects, materially and adversely impact the operating and financial results of our redevelopment efforts, cause us to abandon the redevelopment projects, in whole or in part, and result in loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer. In addition, to the extent we make or acquire loans to finance construction or renovation projects, risks of cost overruns and non-completion of the construction or renovation of the properties we acquire may adversely affect our investments.

        Such costs may materially and adversely impact the operating and financial results of the redevelopment projects and may cause us to abandon the redevelopment projects, in whole or in part.

Our performance will depend on the collection of rent from our tenants, those tenants' financial condition and the ability of those tenants to maintain their leases.

        A substantial portion of our income will be derived from rental income from real property. As a result, our performance will depend on the collection of rent from our tenants at the properties in our portfolio. Our income would be negatively affected if a significant number of our tenants at the properties in our portfolio, among other things: (1) decline to extend or renew leases upon expiration; (2) renew leases at lower rates; (3) fail to make rental payments when due; or (4) become bankrupt or insolvent. Any of these actions could result in the termination of the tenant's lease and our loss of rental income. We cannot be certain that any tenant whose lease expires will renew or that we will be able to re-lease space on economically advantageous terms. The loss of rental revenues from a number of tenants and difficulty replacing such tenants may adversely affect our profitability and our ability to meet our financial obligations.

The illiquidity of real estate investments could significantly impede our ability to respond to changing economic, financial, and investment conditions or changes in the operating performance of our properties, which could adversely affect our business, financial condition, results of operations and cash flows.

        Real estate investments are relatively illiquid and this lack of liquidity may limit our ability to react promptly to changes in the economy or other conditions. Significant expenditures associated with real estate investments, such as secured mortgage payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in rental revenue. As a result of the illiquidity of the real estate investments, we may not be able to sell a property or properties quickly or on favorable terms in response to changing economic, financial and investment conditions or changes in the property's operating performance when it otherwise may be prudent to do so. We cannot predict whether we will be able to sell any property we desire to sell for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. We may be required to expend funds to correct defects or to make improvements before a property can be sold, and we cannot provide any assurances that we will have funds available to correct such defects or to make such improvements. Our inability to dispose of assets at opportune times or on favorable terms could materially and adversely affect our business, financial condition, results of operations and cash flows. In addition, properties that we own may be subject to takings or eminent domain by the government, which could adversely affect our business, financial condition, results of operations and our ability to make distributions on, and the value of, our common stock.

        Furthermore, the Code imposes restrictions on a REIT's ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interests. Therefore, we may not be able to vary our portfolio promptly in response to economic or other conditions or on favorable terms, which could adversely affect our business, financial condition, results of operations and our ability to make distributions on, and the value of, our common stock.

        In addition, our ability to dispose of properties could be constrained by their tax attributes. Properties which we own for a significant period of time may have low tax bases. If we dispose of these properties outright in taxable transactions, we may be required to distribute the taxable gain to our stockholders under the requirements of the Code applicable to REITs or to pay tax on that gain, either of which, in turn, would impact our cash flow and increase our leverage. To dispose of low basis properties efficiently, we may from time to time use like-kind exchanges, which qualify for non-recognition of taxable gain, but can be difficult to consummate and result in the property for which the disposed assets are exchanged inheriting their low tax bases and other tax attributes.

Our long-term growth depends in part on successfully identifying and consummating acquisitions of additional properties within Opportunity Zones and the failure to make such acquisitions could materially impede our growth.

        We intend to continue to develop and acquire properties from time to time consistent with our investment strategy as long as we believe such properties offer an attractive total return opportunity, even if real estate markets are not as favorable as they have been in the recent past. Except for the properties in our initial portfolio, you will have no prior opportunity to evaluate the economic merits or the terms of our investments before making a decision to invest in our common stock. We can provide no assurances that we will be successful in identifying attractive properties within Opportunity Zones or that, once identified, we will be successful in consummating an acquisition.

        We expect to finance future acquisitions through a combination of the use of retained cash flows, bank loan borrowings and offerings of equity and debt securities, which may not be available on advantageous terms, or at all. We may also acquire properties in exchange for partnership interests in our subsidiary partnership, subject to compliance with the Opportunity Zone program. We may spend significant time and money on potential acquisitions, including those that we do not consummate. Any delay or failure on our part to identify, negotiate, finance on favorable terms, consummate and integrate such acquisitions could materially impede our growth. If we are unsuccessful in locating suitable investments, other than the properties in our initial portfolio, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to make distributions on our common stock and we may not be able to meet our business objectives.

Potential declines in real estate valuations and impairment charges could materially and adversely affect our business, financial condition and results of operations.

        We will continuously monitor events and changes in circumstances, including those resulting from an economic downturn that could indicate that the carrying value of the real estate and related intangible assets in which we have an ownership interest may not be recoverable. Examples of such indicators may include a significant decrease in market price, a significant adverse change in the extent or manner the property is being used or in its physical condition, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development or a history of operating or cash flow losses. When such impairment indicators exist, we review an estimate of the future undiscounted net cash flows (excluding interest charges) expected to result from the real estate investment's use and eventual disposition and compare it to the carrying value of the property. We consider factors such as future operating income, trends and prospects, leasing demand, competition and other factors. If our future undiscounted net cash flow evaluation indicates that we are unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based on numerous assumptions, including future operating income and property operating expenses and capital requirements that could differ materially from actual results in future periods. A worsening real estate market may cause us to re-evaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our business, financial condition, results of operations and our ability to make distributions on, and the value of, our common stock.

        Projections of expected future cash flows require management to make assumptions to estimate future operating income, property operating expenses and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount and capitalization rates, could result in an incorrect assessment of the property's fair value and, therefore, could result in the misstatement of the carrying value of our real estate and related intangible assets on our balance sheet and our results of operations. Adverse market and economic conditions and market volatility will likely make it difficult to value the future properties owned by us, as well as the value of our intangible assets. As a result of adverse market and economic conditions and market volatility, there may be significant uncertainty in the valuation, or in the stability of, the cash flows, discount rates and other factors related to such assets that could result in a substantial decrease in their value.

Adverse economic or regulatory developments in the municipalities and states in which we are invested could negatively affect our business, results of operations and financial condition and ability to make distributions on our common stock.

        In the event this offering and the concurrent private placement is consummated and we are able to close on the acquisition of the properties in our initial portfolio, our business will be dependent on the condition of the economy in the municipalities and states in which we are invested. Following the completion of the formation transactions and this offering, the nine properties in our initial portfolio will be located in six states and nine municipalities including Cary, North Carolina; Orlando, Florida; Kissimmee, Florida; Detroit, Michigan; Naperville, Illinois; Irving, Texas; Ontario, California; Long Beach, California; and Oakland, California. This concentration may expose us to greater economic risks than if we owned a more geographically diverse portfolio. We will be susceptible to adverse developments in the economic and regulatory environments of the municipalities in which we are invested (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, rent control, variations in AMI, social unrest, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation). In addition, we will be subject to similar localized economic conditions with respect to our future investments. Such adverse developments could materially reduce the value of our real estate portfolio and our rental revenues, and thus adversely affect our business, financial condition, results of operations and our ability to make distributions on, and the value of, our common stock.

If we overestimate the value or income-producing ability or incorrectly price the risks of our investments, we may experience losses.

        Analysis of the value or income-producing ability of the properties in our initial portfolio or any property we may acquire in the future is highly subjective and may be subject to error. Our Manager will value our potential investments based on yields and risks, taking into account estimated future losses on select commercial real estate equity investments, and the estimated impact of these losses on expected future cash flows and returns. In the event that we underestimate the risks relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

Our business focuses on real estate investments in Opportunity Zones.

        Our business focuses on real estate investments located in Opportunity Zones. These investments may carry the risks associated with the concentration of real property in economically depressed areas. We may experience losses as a result of such concentration. If economic conditions worsen or fail to improve in line with our expectations in Opportunity Zones in which our investments will be concentrated, our business, financial condition and results of operations could be adversely affected.

Rent control and other changes in similar laws as well as variations in AMI could adversely affect our operations.

        Lower revenue growth or significant unanticipated expenditures may result from our need to comply with changes in (i) rent control or rent stabilization laws or other similar residential landlord/tenant laws, or (ii) variations in AMI. Such changes could limit our ability to raise rents based solely on market conditions. Depending on the nature of such laws or regulations or variations in AMI and the number of our apartment communities that become subject to any such resulting restrictions on rent increases, our revenues and net income could be adversely affected.

We may suffer from delays in locating suitable investments in Opportunity Zones, which could limit our ability to make distributions on our common stock and lower the overall return on your investment.

        We will rely upon our Manager's real estate professionals to identify suitable investments. To the extent that our Manager's real estate professionals face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution.

        Additionally, the current market for properties that meet our investment objectives is often competitive, as is the leasing market for such properties. Except for the properties in our initial portfolio, you will have no prior opportunity to evaluate the terms of transactions or other economic or financial data concerning our future investments. You must rely entirely on the oversight and management ability of our Manager. We cannot be sure that our Manager will be successful in obtaining suitable investments in Opportunity Zones on financially attractive terms.

        We could also suffer from delays in locating suitable investments as a result of the more limited scope of our intended investments in Opportunity Zones and our reliance on our Manager at times when its officers, employees, or agents are simultaneously seeking to locate suitable investments for other programs sponsored by Avanath or MacFarlane. Furthermore, where we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the receipt of distributions on our common stock attributable to those particular properties.

There may be a limited supply of multifamily real-estate related assets for us to develop, redevelop or acquire in our existing or target markets, and we will have to compete for opportunities with companies that are larger and have more resources than we do.

        We intend to focus our development and acquisition efforts primarily on multifamily real-estate related assets in underserved, attractive U.S. urban markets. As a result of our strategic focus on these locations and assets within Opportunity Zones, there may be a limited supply of existing properties or vacant land that matches our selection criteria. We will have significant competition with respect to our acquisition of properties and other investments with many other companies, including REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies, online investment platforms and other investors, many of which may have greater resources and name recognition than us. Consequently, we may not be able to compete successfully for investments. When we enter new markets or expand in markets where we and our Manager have only a limited presence and limited experience, we face competition from local real estate developers and market participants who may have more established local knowledge and relationships than we do. Such competition is significant, and our failure to successfully compete for the limited supply of properties or locations that match our selection criteria could materially and adversely affect our ability to grow.

        In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we acquire properties and other investments at higher prices than our competitors and/or by using less-than-ideal capital structures, our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment in our common stock.

        Furthermore, there may be changes in laws or regulations, or the interpretation thereof, impacting the availability or value of federal or state tax credits and other development incentives. Any decrease in the supply of these designated properties or the availability of tax credits or other development incentives, or any decrease in the investment value of tax credits or incentives, could further limit the availability or appeal of properties or locations in our target markets, which could materially and adversely affect our ability to grow, or cause us to alter our current strategy.

Our assets will be subject to the risks typically associated with real estate investments.

        Our assets will be subject to the risks typically associated with real estate investments. The value of real estate may be adversely affected by a number of risks, including:

  •
  natural disasters such as hurricanes, earthquakes and floods;

  •
  acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

  •
  adverse changes in national and local economic and real estate conditions;

  •
  the impact of pandemics such as the recent outbreak of COVID-19 or other sudden or unforeseen events that disrupt the economy;

  •
  an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

  •
  changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance and the potential for liability under applicable laws;

  •
  costs of remediation and liabilities associated with environmental conditions affecting properties; and

  •
  the potential for uninsured or underinsured property losses.

        The value of real estate properties is typically affected significantly by their ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the value that we can realize from our assets and our business, financial condition and results of operations and our ability to make distributions on, and the value of, our common stock could be adversely affected.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may have an adverse impact on our tenants, our tenants' ability to pay rent pursuant to their leases and the profitability of the properties in our portfolio.

        Our tenants and our business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of COVID-19. As a result of shutdowns, quarantines, actual viral health issues or loss of employment, tenants at our properties may experience reduced or no wages for a prolonged period of time, may file for personal bankruptcy, or may experience other hardships that affect their ability or willingness to make their rental payments. In the event our tenants are unable or unwilling to make their rental payments to us, in addition to lost rent, we may incur costs in protecting our investment and re-leasing our property. Additionally, local and national authorities may expand or extend certain measures imposing restrictions on our ability to enforce tenants' contractual rental obligations. Local and national authorities may also reduce or discontinue stimulus and relief programs, implemented in response to such events, which may be providing benefits to our residents (or employers of our residents) which may impact their ability to make their rental payments. We have elected in response to the COVID-19 pandemic to discount rent and offer forbearance plans to residents, and may do so in the future, and these practices have resulted, and may in the future result in foregone revenue. Due to the COVID-19 pandemic, we have also incurred, and we may in the future as a result of COVID-19 or other epidemics, pandemics, outbreaks or other public health crises incur, an increase in operating expenses related to cleaning and sanitization supplies and temporary increases in our labor costs. In addition, our Property Manager may be limited in its ability to properly maintain our properties and our ability to complete the ground-up development or refurbishment of the properties in our initial portfolio may be inhibited due to social distancing or other restrictions implemented in response to such events. Restrictions inhibiting our employees' ability to meet with existing and potential residents has disrupted and could in the future further disrupt our ability to lease apartments which could adversely impact our rental rate and occupancy levels. We may also face an increased risk of cyber attacks due to an increased reliance on remote working as a result of an epidemic, pandemic, outbreak or other public health crisis. In addition, the deterioration of global economic conditions and increases in unemployment as a result of an epidemic, pandemic, outbreak or other public health crisis may ultimately decrease occupancy levels and pricing across our portfolio as residents reduce or defer their spending.

        Epidemics, pandemics, outbreaks or other public health crises have caused, and may cause in the future, severe economic, market and other disruptions worldwide. Market fluctuations may affect our ability to obtain necessary funds for our operations from lenders. In addition, we may be unable to obtain financing for the acquisition of investments on satisfactory terms, or at all.

        The ultimate extent of the impact of any epidemic, pandemic, outbreak or other public health crisis, including the COVID-19 pandemic, on our business, financial condition and results of operations will depend on future developments, which are highly uncertain, and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic, outbreak or other public health crisis and actions taken to contain or prevent their further spread, among others. These and other potential impacts of an epidemic, pandemic, outbreak or other public health crisis, such as the COVID-19 pandemic, could therefore materially and adversely affect our business, financial condition and results of operations.

Design, development, redevelopment and construction risks could adversely impact our profitability.

        We intend to invest in, develop, redevelop and manage a portfolio of commercial real estate properties located in Opportunity Zones. These activities may expose us to a number of risks that may increase our construction costs and decrease our profitability, including the following:

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  construction delays or cost overruns;

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  problems with the construction companies we hire to build or renovate our properties and with their subcontractors, including delays in performance, defective performance, failure to perform and contract disputes, including disputes regarding change orders;

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  increased labor costs, labor shortages or labor disruptions;

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  increased construction commodity prices, particularly lumber, steel and concrete;

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  costs to address or remediate unforeseen or concealed structural deficiencies, termite damage or damage from other pests, environmental, health or safety hazards and other unanticipated problems not contemplated in a project's budget;

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  inability to obtain, or delays in obtaining, necessary zoning, land-use, building, licenses, occupancy, and other required permits, authorizations, inspections and approvals;

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  opposition from local community or political groups;

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  damage or alleged damage to adjacent property owners;

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  health and safety incidents, site accidents and structural failures, which may cause significant property damage, personal injury or loss of life;

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  other difficulties related to construction in urban areas such as the need for heightened security measures, higher crime rates, vagrancy, parking and access constraints, protests, civil unrest, interruptions or failure of utilities;

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  difficulties complying with complex building codes and other local regulations; and

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  incurrence of costs related to the abandonment of development opportunities we pursue and subsequently deem unfeasible.

        Our inability to successfully implement our development, redevelopment, architecture and design and construction strategy could adversely affect our results of operations and our ability to satisfy our financial obligations.

Ongoing requirements for renovations and capital improvements may reduce our profitability and adversely impact our liquidity.

        Acquisitions and developments of properties require significant capital expenditures, and properties that we acquire may need significant renovations and capital improvements at the time of acquisition. All of our properties require periodic capital expenditures for renovations and upgrades to remain competitive. We will have ongoing needs for renovations and capital improvements with respect to the properties that we will own. We may need to make renovations and capital improvements to comply with applicable laws and regulations, to remain competitive with other hotel, apartment and mixed-use properties and to maintain the economic value of our properties.

        We may also undertake other renovations, expansions or additions of new features at our existing properties that involve significant capital expenditures. We may not be able to fund developments and capital improvements solely from cash provided from our operating activities. Consequently, we will rely upon the availability of debt or equity capital to fund developments and improvements. Consequently, our ability maximize the value of our portfolio may be limited if we cannot obtain satisfactory debt or equity financing, which will depend on market conditions and our future performance. The costs of renovations and capital improvements we are required or choose to make could reduce the funds available for other purposes and may reduce our profitability and adversely impact our liquidity.

Many real estate costs are fixed, even if revenue from properties in the initial portfolio or any properties we acquire in the future decreases.

        Many real estate costs, such as real estate taxes, insurance premiums and maintenance costs, are not reduced even when a property is not fully occupied, rental rates decrease, a tenant fails to pay rent or other circumstances cause a reduction in property revenues. In the event that rentable space in properties in the initial portfolio or any other property we may acquire in the future remains vacant, we will still be obligated to pay real estate taxes, insurance premiums and maintenance costs. In addition, neither the properties in the initial portfolio nor any other property we acquire in the future may produce significant revenues immediately, and any such property's operating cash flow may be insufficient to pay the operating expenses and, if financed with debt, the debt service associated with these new properties. If we are unable to offset real estate costs with sufficient revenues from our properties, our business, financial condition and results of operations and our ability to make distributions on, and the value of, our common stock could be materially and adversely affected.

Increased competition and increased affordability of apartment homes could limit our ability to obtain and retain residents, lease apartment homes or increase or maintain rents at the properties in our initial portfolio and multifamily properties we may acquire or develop.

        The multifamily properties in our initial portfolio that we intend to develop and multifamily properties we may acquire or develop will compete with numerous housing alternatives in attracting residents, including other multifamily properties and single-family rental homes, as well as owner occupied single and multifamily homes. Competitive housing in a particular area and an increase in the affordability of owner occupied single and multifamily homes due to, among other things, declining housing prices, oversupply, mortgage interest rates and tax incentives and government programs to promote home ownership, could adversely affect our ability to retain residents, lease apartment homes and increase or maintain rents.

We could be negatively impacted by the condition of the Federal National Mortgage Association, which we refer to as Fannie Mae, or the Federal Home Loan Mortgage Corporation, which we refer to as Freddie Mac.

        Fannie Mae and Freddie Mac are a major source of financing for secured multifamily rental properties. We may depend heavily on Fannie Mae and Freddie Mac to finance growth by purchasing or guaranteeing apartment loans. In September 2008, the U.S. government assumed control of Fannie Mae and Freddie Mac and placed both companies into a government conservatorship under the Federal Housing Finance Agency. In December 2009, the Obama administration pledged to cover unlimited losses through 2012 for both companies, lifting an earlier cap of $400 billion. In February 2011, the U.S. Department of the Treasury and the Department of Housing and Urban Development released a report to Congress entitled "Reforming America's Housing Finance Market" in which they proposed to reduce or eliminate the role of Fannie Mae and Freddie Mac in mortgage financing. However, the report calls for an expansion of federal financing of multifamily real estate in order to provide greater support for rental housing.

        While we believe Fannie Mae and Freddie Mac will continue to provide liquidity to the multifamily sector, should they discontinue doing so, have their mandates changed or reduced or be disbanded, consolidated or reorganized by the government, it could significantly reduce our access to debt capital and adversely affect our ability to finance or refinance existing indebtedness at competitive rates and it may adversely affect our ability to sell assets. Uncertainty in the future activity and involvement of Fannie Mae and Freddie Mac as a source of financing could negatively impact our ability to make acquisitions and make it more difficult or not possible for us to sell properties or may adversely affect the price we receive for properties that we do sell, as prospective buyers may experience increased costs of debt financing or difficulties in obtaining debt financing. Further, a decision by the government to eliminate Fannie Mae or Freddie Mac or reduce their acquisitions or guarantees of apartment loans may adversely affect interest rates, capital availability, and the development of multifamily properties.

        Governmental actions could also make it easier for individuals to finance loans for single-family homes, which would make renting a less attractive option and could adversely affect our occupancy or rental rates.

Actions of any joint venture partners that we may have in the future could reduce the returns on joint venture investments.

        We may enter into joint ventures to acquire properties and other assets. Subject to compliance with Opportunity Zone program, we may also develop other properties we may acquire in the future in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

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  that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt;

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  that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

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  that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

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  that disputes between us and our co-venturer, co-tenant or partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.

        Any of the above might subject a property to liabilities in excess of those contemplated and adversely affect our business, financial condition and results of operations and our ability to make distributions on, and the value of, our common stock.

Our projects may encounter significant opposition from local community or political groups or unions, which may damage our goodwill and reputation and adversely affect our financial condition and results of operations.

        We may from time to time face opposition from local community or political groups or unions with respect to the design, development, redevelopment and construction of our properties. For instance, in the past, certain redevelopment efforts in economically depressed and concentrated areas have encountered criticism, skepticism and distrust from within these communities, manifesting in resident protests and petition campaigns. There is a risk that we may face potential opposition to future projects, which may delay or prevent their completion, increase costs, damage our reputation and potentially result in impairment of our goodwill.

        Moreover, any damage to our reputation may limit our ability to develop or maintain local relationships and community ties, which may affect our ability to acquire or develop new properties or obtain financing on favorable terms, and thereby lead to projects and operations that may not be optimal. As a result, if we are unable to effectively manage real or perceived issues that could negatively impact sentiments toward us, our results of operations and financial condition could be adversely affected.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could negatively and adversely affect our business, financial condition and results of operations and our ability to make distributions on our common stock.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce our revenues and consequently our business, financial condition and results of operations and our ability to make distributions on, and the value of, our common stock.

        We expect that all of our properties will be subject to Phase I environmental assessments at the time they are acquired; however, such assessments may not provide complete environmental histories due, for example, to limited available information about prior operations at the properties or other gaps in information at the time we acquire the property. A Phase I environmental assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property. If any of our properties were found to contain hazardous or toxic substances after our acquisition, the value of our investment could decrease below the amount paid for such investment. In addition, real estate-related investments in which we invest may be secured by properties with recognized environmental conditions. Where we are secured creditors, we will attempt to acquire contractual agreements, including environmental indemnities, that protect us from losses arising out of environmental problems in the event the property is transferred by foreclosure or bankruptcy; however, no assurances can be given that such indemnities would fully protect us from responsibility for costs associated with addressing any environmental problems related to such properties.

Costs imposed pursuant to governmental laws and regulations may reduce our revenues and the cash available to make distributions on our common stock.

        Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.

        Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

        The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make expenditures that adversely affect our cash flows.

        The properties in our initial portfolio are, and the other properties we may acquire in the future will be, required to comply with the Americans with Disabilities Act ("ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in imposition of fines by the United States government or an award of damages to private litigants, or both. We could be required to expend substantial funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with, and we may be restricted in our ability to renovate our properties subject to, those requirements. The resulting expenditures and restrictions could have an adverse effect on our cash flows and our ability to make distributions on our common stock.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on an investment in our common stock.

        There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. We will carry commercial liability, property and rental loss insurance covering the properties in our initial portfolio. We expect to select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice. We do not expect to carry insurance for generally uninsurable losses such as loss from war. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced net income that would result in lower distributions on our common stock.

        In addition, insurance may not cover all potential losses on properties that we may acquire, which may impair our security and harm the value of our assets. There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of properties in our portfolio, which might decrease the value of such property.

Certain of our properties may be subject to ground leases. If these ground leases are terminated unexpectedly, our interests in such properties could be materially and adversely affected.

        A ground lease is a lease of land, usually on a long-term basis, that does not include buildings or other improvements on the land. Normally, any real property improvements made by the lessee during the term of the lease will revert to the owner at the end of the lease term. We may acquire properties in the future that are subject to ground leases. If these ground leases were to expire or terminate unexpectedly, our interests in such properties could be materially and adversely affected.

Future disruptions in the financial markets or deteriorating economic conditions could adversely impact the commercial real estate market as well as the market for equity-related investments generally, which could hinder our ability to implement our business strategy and generate returns to you.

        We intend to acquire a diversified portfolio of urban multifamily and mixed-use assets located in Opportunity Zones. Economic conditions greatly increase the risks of these investments. The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed by an economic slowdown and downturn in real estate asset values, property sales and leasing activities. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can reduce volumes for many of our business lines. These economic conditions could result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from property sales, leases and mortgage brokerage as well as revenues associated with investment management and/or development activities. In addition, these conditions could lead to a decline in property sales prices as well as a decline in funds invested in existing commercial real estate assets and properties planned for development.

        Future disruptions in the financial markets or deteriorating economic conditions may also impact the market for our investments and the volatility of our investments. The returns available to investors in our targeted investments are determined, in part, by the supply and demand for such investments and the existence of a market for such investments, which includes the ability to sell or finance such investments. During periods of volatility, the number of investors participating in the market may change at an accelerated pace. If either demand or liquidity increases, the cost of our targeted investments may increase. As a result, we may have fewer funds available to make distributions on our common stock.

        During an economic downturn, it may also take longer for us to dispose of real estate investments or the selling prices may be lower than originally anticipated. As a result, the carrying value of our real estate investments may become impaired and we could record losses as a result of such impairment or we could experience reduced profitability related to declines in real estate values. Further, as a result of our target leverage, our exposure to adverse general economic conditions is heightened.

        These negative general economic conditions could reduce the overall amount of sale and leasing activity in the commercial real estate industry, and hence the demand for our services. We are unable to predict the likely duration and severity of disruptions in financial markets and adverse economic conditions in the United States and other countries. Our revenues and profitability depend on the overall demand for our services from our clients. While it is possible that the increase in the number of distressed sales and resulting decrease in asset prices will eventually translate to greater market activity, an overall reduction in sales transaction volume could materially and adversely impact our business, financial condition and results of operations and our ability to make distributions on, and the value of, our common stock.

        All of the factors described above could adversely impact our ability to implement our business strategy and our ability to make distributions on, and the value of, our common stock.

Our Manager and its affiliates have no prior experience operating a publicly-traded REIT or an Opportunity Zone Fund and therefore may have difficulty in successfully operating our company.

        Our Manager and its affiliates have no prior experience operating a publicly-traded REIT or an Opportunity Zone Fund. Our board of directors and our Manager will have overall responsibility for our management and, while our directors and our Manager have extensive experience in real estate marketing, development, management and finance, and Daryl J. Carter, our President and CEO, and Victor MacFarlane, who will serve as the chairman of our board of directors upon completion of this offering, have experience sitting on boards of publicly traded REITs, none of our directors or our Manager have prior experience in operating our business in accordance with the requirements under the Code applicable to publicly-traded REITs or Opportunity Zone Funds. We will be required to develop and implement substantial control systems, policies and procedures in order to maintain our REIT qualification and our qualification as an Opportunity Zone Fund. We cannot assure you that our Manager's past experience will be sufficient to successfully develop and implement these systems, policies and procedures and to operate our company. Failure to do so could jeopardize our status as a REIT or an Opportunity Zone Fund, and the loss of such status would materially and adversely affect us. See "—Risks Related to Our Qualification and Operation as a REIT" and "—Risks Related to Our Intended Qualification as an Opportunity Zone Fund."

Our board of directors has approved broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

        Our Manager is authorized to follow broad investment guidelines established by our board of directors. Our board of directors will periodically review our investment guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment policies. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our results of operations, or may otherwise not be in the best interests of our stockholders.

Our business strategies may not be effective or may change over time.

        We may not be able to effectively improve our financial position and maximize the attractiveness of our properties to our tenants in accordance with our business strategy. Even if we can appropriately gauge the needs and desires of our tenants and end-consumers or industry trends, we may not be able to execute our business strategies on a timely basis, if at all. In addition, we may not be able to enhance the tenant or end-consumer experience in our properties for several reasons outside of our control, including a lack of adequate funding, unforeseen changes to end-consumer behavior patterns or internal or branding changes among our tenants. Finally, we may not have sufficient capital or funding sources to fully pursue our business strategies. As a result, our strategies may not effectively grow our business or revenues as intended. We also may change our strategies over time and there can be no assurance that any new strategies will be effective.

We may be subject to litigation or threatened litigation, which may require us to pay damages and expenses or restrict the operation of our business.

        We may be subject to litigation or threatened litigation in the ordinary course of business. In particular, we will be subject to the risk of complaints and threatened or actual litigation by contractors, developers and other professionals involved in the development of the properties in our initial portfolio or any other properties we may acquire in the future and by our tenants involving the lease agreements we enter into and certain of our rights thereunder. We may also be subject to the risk of premises liability claims, which may give rise to litigation or governmental investigations, as well as claims and litigation relating to real estate rights or uses of our properties. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. The resolution of any claims could involve the payment of damages or expenses by us, which may be significant, or involve our agreement with terms that restrict the operation of our business. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, cash flows and our ability to pay distributions on, and the per share market price of, our common stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage and could expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors, which could adversely impact our business, financial condition and results of operations and our ability to make distributions on, and the value of, our common stock.

Our property taxes could increase due to property tax rate changes or reassessments, which may adversely impact our cash flows.

        Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay certain other taxes on our properties. The real property taxes on our properties may increase as property tax rates in jurisdictions in which our properties will be located change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay may increase substantially from time to time. If the property taxes we pay increase, our cash flow may be adversely impacted, and our ability to make distributions on our common stock to our stockholders could be adversely affected.

        Tax changes in jurisdictions in which our properties will be located may have an adverse effect on us.

Risks Related to Our Relationship with Our Manager and the Management Agreement

We have no employees and will be entirely dependent upon our Manager for all the services we require, and we cannot assure you that our Manager will allocate the resources necessary to meet our business objectives.

        Because we are "externally managed," we will not retain our own personnel, but will instead depend upon our Manager and its affiliates for virtually all of the services we require. Our Manager selects and manages the acquisition of properties that meet our investment criteria; administers the collection of rents, monitors lease compliance by our tenants and deals with vacancies and re-letting of our properties; coordinates the sale of our properties; provides financial and regulatory reporting services; communicates with our stockholders, causes us to pay distributions to our stockholders and arranges for transfer agent services; and provides all of our other administrative services. Accordingly, our success is largely dependent upon the expertise and services of the executive officers and other key personnel provided to us through our Manager.

Our Manager may be unable to obtain or retain the executive officers and other key personnel that it provides to us.

        Our success depends to a significant degree upon the executive officers and other key personnel that our Manager provides to us. In particular, we rely on the services of Daryl J. Carter, our President and Chief Executive Officer, Jun Sakumoto, our Executive Vice President and Chief Operating Officer, Wesley Wilson, our Executive Vice President, Chief Financial Officer and Treasurer, and Ellen Guccione, our Secretary. In addition to these executive officers, we also rely on other key personnel that are provided to us through our Manager. We cannot guarantee that all, or any particular one of these executive officers and other key personnel, will remain affiliated with our Manager and us. We do not separately maintain key person life insurance on any person. Failure by our Manager to retain any of the executive officers and other key personnel provided to us through our Manager and to hire and retain additional highly skilled managerial, operational and marketing personnel could have a material adverse effect on our ability to achieve our investment objectives, lessen or eliminate the benefits of potentially becoming self-managed in the future and could result in us incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting.

The base management fee payable to our Manager pursuant to the management agreement is payable regardless of the performance of our portfolio, which may reduce our Manager's incentive to devote the time and effort to seeking profitable investment opportunities for us.

        We pay our Manager a base management fee pursuant to the management agreement, which may be substantial, based on our "Equity" (as defined in the management agreement) regardless of the performance of our portfolio of properties. Our Manager's entitlement to non-performance-based compensation might reduce its incentive to seek profitable investment opportunities for us, which could result in a lower performance of our portfolio and materially adversely affect us.

The incentive fee payable to our Manager pursuant to the management agreement may cause our Manager to select investments in more risky assets to increase its incentive compensation.

        Our Manager has the ability to earn incentive fees based on our total stockholder return exceeding an 8% cumulative annual hurdle rate, which may create an incentive for our Manager to invest in properties with a purchase price reflecting a higher potential yield, that may be riskier or more speculative, or sell an investment prematurely for a gain, in an effort to increase our short-term gains and thereby increase our stock price and the incentive fees to which it is entitled. If our interests and those of our Manager are not aligned, the execution of our business plan and our results of operations could be adversely affected, which could materially and adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

There are conflicts of interest in our relationships with our Manager and its affiliates, which could result in outcomes that are not in our best interests.

        We are subject to conflicts of interest arising out of our relationships with our Manager and its affiliates. Pursuant to the management agreement, our Manager is obligated to supply us with our management team. However, our Manager is not obligated to dedicate any specific personnel exclusively to us, nor are the personnel provided to us by our Manager obligated to dedicate any specific portion of their time to the management of our business.

        In addition to our initial portfolio, we may acquire or sell properties in which our Manager or its affiliates have or may have an interest. Similarly, our Manager or its affiliates may acquire or sell properties in which we have or may have an interest. Although such acquisitions or dispositions may present conflicts of interest, we nonetheless may pursue and consummate such transactions so long as any such transactions are approved by a majority of our independent directors. Additionally, we may engage in transactions directly with our Manager or its affiliates, including the purchase and sale of all or a portion of a portfolio of assets. If we acquire a property from our Manager or one of its affiliates, such as the properties comprising our initial portfolio, or if we sell a property to our Manager or one of its affiliates, the purchase price we pay to our Manager or one of its affiliates or the purchase price paid to us by our Manager or one of its affiliates may be higher or lower, respectively, than the purchase price that would have been paid to or by us if the transaction were the result of arms' length negotiations with an unaffiliated third party.

        We also may encounter conflicts of interest with respect to Avanath IV or future vehicles managed by our Manager that have similar investment criteria to us, and there can be no assurance that we will benefit from all investments sourced by our Manager that may be suitable for us.

        We have certain policies to address such conflicts of interest. For example, any transaction by and between one or more of the Manager, Avanath, MacFarlane, or their respective affiliates and us will contain terms no more favorable than if the transaction were the result of arms' length negotiations with an unaffiliated third party and will require the approval of a majority of our independent directors. Also, our management agreement contains a provision that is intended to enable us to share equitably with other clients of our Manager and its affiliates in all opportunities that may be suitable for us and such other clients and that will provide us with priority allocation of all investment opportunities that are suitable for us, but are unsuitable for Avanath IV, including investment opportunities that require development and stabilized properties owned or controlled by Avanath. Prior to the expiration of its investment period, Avanath IV will have priority allocation with respect to those investment opportunities that may be suitable for Avanath IV. Upon the expiration of Avanath IV's investment period, and with no change to the allocation provision set forth in our management agreement, we will have priority access to all investment opportunities sourced by our Manager and its affiliates. Avanath IV's investment period ends upon the earlier of deployment of 90% of Avanath IV's commitments and May 31, 2022, provided that the investment period can be extended for one year with the approval of a majority of Avanath IV's advisory committee. The investment allocation policy described above could be waived or revised at any time by a majority of our independent directors without the consent of our stockholders. There can be no assurance that our board of directors will not modify any of the policies discussed above or that such policies will be effective.

Our Manager's failure to identify and acquire properties that meet our investment criteria or perform its responsibilities under the management agreement could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        Our ability to achieve our objectives depends on our Manager's ability to identify and acquire properties that meet our investment criteria. Accomplishing our objectives is largely a function of our Manager's structuring of our investment process, our access to financing on acceptable terms and general market conditions. Our stockholders will not have input into our investment decisions. All of these factors increase the uncertainty, and thus the risk, of investing in our common stock. The executive officers and other key personnel provided to us through our Manager have substantial responsibilities under the management agreement. In order to implement certain strategies, our Manager may need to hire, train, supervise and manage new employees successfully. Any failure by our Manager to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations, our ability to qualify and maintain our qualification as a REIT and our ability to make distributions to our stockholders.

Our Manager's liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities. As a result, we could experience poor performance or losses for which our Manager would not be liable.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us. Under the terms of the management agreement, our Manager, its officers, members and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except those resulting from acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of our Manager's duties under the management agreement.

        In addition, we have agreed to indemnify our Manager and each of its officers, directors, members, managers and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the management agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of such person's duties under the management agreement. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Termination of the management agreement could be difficult and costly, including as a result of termination fees, and may cause us to be unable to execute our business plan.

        If we fail to renew the management agreement, or terminate the agreement, other than for a termination for cause, we will be obligated to pay our Manager a termination fee as described in "Our Manager and the Management Agreement—Management Agreement—Term; Termination and Termination Fee." Such a payment would likely be a substantial one-time charge that could render unattractive, or not economically feasible, the termination of our Manager, even if it performed poorly. In addition, any termination of the management agreement would end our Manager's obligation to provide us with our executive officers and key personnel upon whom we rely for the operation of our business.

If our Manager ceases to be our manager pursuant to the management agreement, counterparties to our agreements may cease doing business with us.

        If our Manager ceases to be our manager, it could constitute an event of default or early termination event under financing and other agreements we may enter into in the future, upon which our counterparties may have the right to terminate their agreements with us. If our Manager ceases to be our manager for any reason, including upon the non-renewal of the management agreement, our business, financial condition and results of operations and our ability to make distributions to our stockholders may be materially adversely affected.

If we internalize our management functions, your interest in our company could be diluted, and we could incur other significant costs associated with being self-managed.

        In the future, our board of directors may consider internalizing the functions performed for us by our Manager by, among other methods, acquiring our Manager's assets or acquiring the equity interests in our Manager. The management agreement will require that an internalization transaction have an Offer Price that shall not exceed the amount that will allow the internalization transaction to be accretive on an estimated FFO per share basis over the 12-month period beginning on the first day of the quarter following the closing of the internalization transaction, as determined by the Special Committee based on discussions with our Manager as described in "Our Manager and the Management Agreement—Management Agreement—Internalization of Our Manager;" however, there is no assurance that internalizing our management functions will be accretive on an FFO per share basis following the closing of the internalization transaction or be beneficial to us or our stockholders. In the event of an internalization of our Manager by us, certain key personnel of our Manager may remain employees of our Manager or its affiliates rather than becoming our employees, which could make it difficult for us to manage our business effectively. An acquisition of our Manager could also result in dilution of your interests as a stockholder. Additionally, we may not realize the perceived benefits or we may not be able to properly integrate our Manager's operations with ours, or we may not be able to effectively replicate the services provided previously by our Manager or its affiliates under the management agreement. In addition, if we become internally managed, our overhead costs may increase by an amount that is greater than the costs of the base management fees, incentive fees and expense reimbursements that we would no longer bear, as we would be responsible for compensation and benefits of all of our officers and other employees, including those who were previously paid by our Manager as well as new employees that we would be required to hire and pay. Internalization transactions, including without limitation, transactions involving the acquisition of external advisors or property managers affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in properties or other investments and to pay distributions to our stockholders. All of these factors could have a material adverse effect on us.

The management agreement with our Manager and the property management agreements with our Property Manager were not negotiated on an arm's-length basis and may not be as favorable to us as if they had been negotiated with unaffiliated third parties.

        The management agreement with our Manager and the property management agreements with our Property Manager were negotiated between related parties and before our independent directors were elected, and the terms of the management agreement and the property management agreements, including the fees payable to our Manager and our Property Manager, may not be as favorable to us as if they had been negotiated with unaffiliated third parties. The terms of the management agreement and the property management agreements may not reflect our long-term best interests and may be overly favorable to our Manager, our Property Manager and their affiliates (other than us and our subsidiaries). Further, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement or the property management agreements because of our desire to maintain our ongoing relationship with our Manager, our Property Manager and their affiliates.

Risks Related to Our Financing Activities

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all.

        In order to qualify and maintain our qualification as a REIT, we will be required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at the U.S. federal corporate income tax rate to the extent that we distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gain. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we may rely on third-party sources to fund our capital needs. We may not be able to obtain financing on favorable terms or at all. Any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

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  general market conditions;

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  the market's perception of our growth potential;

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  our current debt levels;

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  our current and expected future earnings;

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  our cash flow and cash distributions; and

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  the market price per share of our common stock.

        If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to qualify and maintain our qualification as a REIT.

Our organizational documents have no limitation on the amount of additional indebtedness that we may incur in the future. As a result, we may become highly leveraged in the future, which could adversely affect our financial condition.

        After the closing of this offering, the concurrent private placement and the formation transactions, we anticipate entering into a revolving credit facility and, in the future, we may incur additional indebtedness to finance future acquisitions and redevelopment and renovation projects and for general corporate purposes. There are no restrictions in our charter or bylaws that limit the amount or percentage of indebtedness that we may incur nor restrict the form in which our indebtedness will be incurred (including recourse or non-recourse debt or cross-collateralized debt).

        A substantial level of indebtedness in the future could have adverse consequences for our business, results of operations and financial condition because it could, among other things:

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  require us to dedicate a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, thereby reducing our cash flow available to fund working capital, capital expenditures and other general corporate purposes, including to pay dividends on our common stock as currently contemplated or necessary to satisfy the requirements for qualification as a REIT;

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  increase our vulnerability to general adverse economic and industry conditions and limit our flexibility in planning for, or reacting to, changes in our business and our industry;

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  limit our ability to borrow additional funds or refinance indebtedness on favorable terms or at all to expand our business or ease liquidity constraints; and

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  place us at a competitive disadvantage relative to competitors that have less indebtedness.

The agreements governing our indebtedness are likely to place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

        The agreements governing our anticipated revolving credit facility and other indebtedness that we may incur in the future contain or may contain covenants that place restrictions on us and our subsidiaries. These covenants may restrict, among other activities, our and our subsidiaries' ability to:

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  merge, consolidate or transfer all or substantially all of our or our subsidiaries' assets;

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  sell, transfer, pledge or encumber our stock or the ownership interests of our subsidiaries;

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  incur additional debt or issue preferred stock;

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  make certain expenditures, including capital expenditures;

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  pay dividends on or repurchase our capital stock; and

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  enter into certain transactions with affiliates.

        These covenants could impair our ability to grow our business, take advantage of attractive business opportunities or successfully compete. Our ability to comply with financial and other covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants or covenants under any other agreements governing our indebtedness could result in an event of default. Any cross-default provisions in our debt agreements could cause an event of default under one debt agreement to trigger an event of default under our other debt agreements. Upon the occurrence of an event of default under any of our debt agreements, our lenders could elect to declare all outstanding debt under such agreements to be immediately due and payable. If we were unable to repay or refinance the accelerated debt, our lenders could proceed against any assets pledged to secure that debt, including foreclosing on or requiring the sale of any properties securing that debt, and the proceeds from the sale of these properties may not be sufficient to repay such debt in full.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in any property subject to mortgage debt.

        Future borrowings may be secured by mortgages on our properties. Incurring mortgage and other secured debt obligations increases our risk of losses because defaults on secured indebtedness may result in foreclosure actions initiated by lenders and ultimately our loss of the properties securing any loans for which we are in default. If we are in default under a cross-defaulted mortgage loan, we could lose multiple properties to foreclosure. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. As we execute our business plan, we may assume or incur new mortgage indebtedness on our properties. Any default under any mortgage debt obligation we incur may increase the risk of our default on our other indebtedness, including indebtedness under our anticipated revolving credit facility.

An increase in interest rates would increase our interest costs on our variable rate debt and could adversely impact our ability to refinance existing debt or sell assets.

        Future borrowings under our anticipated revolving credit facility will bear interest at variable rates. An increase in interest rates would increase our interest payments and reduce our cash flow available for other corporate purposes. In addition, rising interest rates could limit our ability to refinance debt when it matures and increase interest costs on any debt that is refinanced. Further, an increase in interest rates could increase the cost of financing, thereby decreasing the amount third parties are willing to pay for our properties, which would limit our ability to dispose of properties when necessary or desired.

        In addition, we may enter into hedging arrangements in the future. Our hedging arrangements may include interest rate swaps, caps, floors and other interest rate hedging contracts. Our hedging arrangements could reduce, but may not eliminate, the impact of rising interest rates, and they could expose us to the risk that other parties to our hedging arrangements will not perform or that the agreements relating to our hedges may not be enforceable.

We may not be able to obtain a revolving credit facility on the indicative terms described in this prospectus or at all.

        We intend to enter into a revolving credit facility following completion of this offering and the formation transactions. We have negotiated indicative terms for the facility with the administrative agent, Wells Fargo Bank, National Association, but we have not obtained commitments for the full amount of the anticipated revolving credit facility. We cannot assure you that we will obtain commitments for the full amount of the anticipated revolving credit facility. Furthermore, our ability to obtain the credit facility remains subject to satisfaction of the lenders' due diligence, the negotiation of a definitive credit agreement and other customary closing conditions. These efforts are ongoing, but we may not succeed in obtaining the anticipated revolving credit facility on the indicated terms or at all. Our failure to obtain this credit facility could adversely affect our ability to grow our business and meet our obligations as they come due.

Risks Related to Our Organization and Structure

Our charter contains stock ownership limits, which may delay, defer or prevent a change of control.

        We intend to elect and qualify to be treated as a REIT commencing with our taxable year ending December 31, 2020. In order for us to qualify and maintain our qualification as a REIT for each taxable year thereafter, commencing with our taxable year ending December 31, 2021, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year, and at least 100 persons must beneficially own our stock during at least 335 days of a taxable year of 12 months or during a proportionate portion of a shorter taxable year. "Individuals" for this purpose include natural persons, private foundations, some employee benefit plans and trusts and some charitable trusts. To assist us in complying with these limitations, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. For further details regarding stock ownership limits, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

        Our charter's constructive ownership rules are complex and may cause the outstanding shares owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of any class or series of our stock by an individual or entity could still cause that individual or entity to own constructively in excess of these percentages of the outstanding shares and thus violate the share ownership limit. Our charter also provides that any attempt to own or transfer shares of such class or series of our common stock or preferred stock (if and when issued) in excess of the stock ownership limit without the consent of our board of directors or in a manner that would cause us to be "closely held" under Section 856(h) of the Code (without regard to whether the shares are held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT will result in the shares being automatically transferred to a trustee for a charitable trust or, if the transfer to the charitable trust is not automatically effective to prevent a violation of the share ownership limits or the restrictions on ownership and transfer of our shares, any such transfer of our shares will be null and void.

Our board of directors may change our strategies, policies or procedures without stockholder consent, which may subject us to different and more significant risks in the future.

        Our investment, financing, leverage and distribution policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without notice to or a vote of our stockholders. This could result in us conducting operational matters, making investments or pursuing different business or growth strategies than those contemplated in this prospectus. Under these circumstances, we may expose ourselves to different and more significant risks in the future, which could have a material adverse effect on our business and growth. In addition, our board of directors may change our policies with respect to conflicts of interest, provided that such changes are consistent with applicable legal requirements.

We may assume unknown liabilities in connection with the formation transactions, which, if significant, could materially and adversely affect us.

        As part of the formation transactions, we will acquire the properties in our initial portfolio subject to existing liabilities, some of which may be unknown at the time this offering is consummated. Unknown liabilities might include claims of tenants, vendors or other persons dealing with such entities prior to this offering (that had not been asserted or threatened prior to this offering), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. Any unknown or unquantifiable liabilities that we assume in connection with the formation transactions for which we have no or limited recourse could materially and adversely affect us. See "—Risks Related to Our Business and Properties—The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could negatively and adversely affect our business, financial condition and results of operations and our ability to make distributions on our common stock." as to the possibility of environmental conditions potentially affecting us.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interest.

        Our charter eliminates the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty by the director or officer that was established by a final judgment and is material to the cause of action. In addition, we intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed under "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers." As a result, we and our stockholders have limited rights against our present and former directors and officers, which could limit your recourse in the event of actions not in your best interest. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers."

We could increase or decrease the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval, which could prevent a change in our control and negatively affect the market price of our common stock.

        Our board of directors, without stockholder approval, has the power under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See "Description of Capital Stock—Common Stock," "—Preferred Stock" and "—Power to Issue Additional Shares of Common Stock and Preferred Stock." As a result, we may issue series or classes of common stock or preferred stock with preferences, distributions, powers and rights, voting or otherwise, that are senior to the rights of holders of our common stock. Any such issuance could dilute our existing common stockholders' interests. Although our board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders and provide that claims relating to causes of action under the Securities Act may only be brought in federal district courts, which could limit stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees and could discourage lawsuits against us and our directors, officers and employees.

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the Maryland General Corporation Law (the "MGCL"), (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act.

        These exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers, or employees, which may discourage such lawsuits against us and our directors, officers, and employees. Alternatively, if a court were to find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

We are an "emerging growth company," and we cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors, which could make the market price and trading volume of our common stock be more volatile and decline significantly.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the "JOBS Act"). We will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual gross revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as "emerging growth companies," including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. An attestation report by our auditor would require additional procedures by them that could detect problems with our internal control over financial reporting that are not detected by management. If our system of internal control over financial reporting is not determined to be appropriately designed or operating effectively, it could require us to restate financial statements, cause us to fail to meet reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a significant decline in the market price of our common stock. The JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

        We cannot predict if investors will find our common stock less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active, liquid and/or orderly trading market for our common stock and the market price and trading volume of our common stock may be more volatile and decline significantly.

 Risks Related to Our Intended Qualification as an Opportunity Zone Fund

We may not meet the requirements to be treated as an Opportunity Zone Fund.

        We intend to operate in conformity with the requirements to be classified as an Opportunity Zone Fund pursuant to Section 1400Z-2 of the Code and any guidance issued thereunder. In general, an Opportunity Zone Fund is any investment vehicle organized as a corporation or a partnership for the purpose of investing in Qualified Property and that holds at least 90% of its assets in Qualified Property (the "90% Asset Test"). We will generally be required to test for compliance with these requirements twice a year. Qualified Property includes, among other assets, Opportunity Zone Partnership Interests. We intend that our direct interest in our subsidiary partnership will be treated as an Opportunity Zone Partnership Interest because we intend to cause our subsidiary partnership to comply with the requirements to be an Opportunity Zone Business, including the Working Capital Safe Harbor (as defined below). However, there can be no assurance that such interests will be so treated. Our indirect interest in our subsidiary partnership held through Aspire TRS will not qualify as an Opportunity Zone Partnership Interest, nor will our interest in Aspire TRS qualify as Opportunity Zone Stock; however, such interest will be not significant.

        In connection with this offering, we will receive an opinion from Vinson & Elkins L.L.P. that, commencing with the month of the closing of this offering, we will be organized in a manner that will allow us to qualify as an Opportunity Zone Fund under the U.S. federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification as an Opportunity Zone Fund under the U.S. federal income tax laws. Investors should be aware that Vinson & Elkins L.L.P.'s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court and speaks as of the date issued. In addition, Vinson & Elkins L.L.P.'s opinion will be based on existing U.S. federal income tax law governing qualification as an Opportunity Zone Fund, which is subject to change either prospectively or retroactively. Moreover, our qualification an Opportunity Zone Fund depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Vinson & Elkins L.L.P. will not review our compliance with those tests on a continuing basis.

        We may be subject to penalties if we do not meet the requirements for qualification as an Opportunity Zone Fund. If we do not satisfy the 90% Asset Test and our failure was not due to reasonable cause, we will be subject to a penalty for each month we do not meet the 90% Asset Test. For our 2020 taxable year, IRS guidance provides that any such failure will automatically be deemed to be due to reasonable cause and no penalty will apply. Any penalty is an amount calculated as the amount equal to (i) the excess of 90% of our aggregate assets, over the aggregate amount of Qualified Property held by us on the last day of the month, multiplied by (ii) the federal short-term rate (as determined by the IRS) plus 3%, and divided by (iii) 12. In addition, if our direct interest in our subsidiary partnership failed to qualify as an Opportunity Zone Partnership Interest, and we were not able to establish reasonable cause or qualify for a one-time cure, we generally would be subject to a penalty based on the value of our interest in our subsidiary partnership, as determined by financial statements or our cost, as applicable.

        The Opportunity Zone program was enacted as part of the 2017 Tax Act. Final Treasury regulations have only recently been issued, and there remains uncertainty regarding the interpretation of certain issues. Accordingly, while we intend to meet the requirements to be treated as an Opportunity Zone Fund, our ability to be treated as an Opportunity Zone Fund is subject to considerable uncertainty. It is possible that we may fail to meet the requirements to be treated as an Opportunity Zone Fund, including the 90% Asset Test, which could subject us to U.S. federal income tax penalties and jeopardize our stockholders' ability to realize any QOZ Tax Benefits. In addition, future legislation or guidance from the IRS may negatively affect our ability to qualify as an Opportunity Zone Fund or your ability to qualify for the QOZ Tax Benefits with respect to an investment in us. Accordingly, there can be no guarantee that any stockholder will realize any QOZ Tax Benefits as a result of an investment in our company.

        The various requirements for us to be treated as an Opportunity Zone Fund and for our direct interest in our subsidiary partnership to be treated as an Opportunity Zone Partnership Interest are complex. In addition, given that the Opportunity Zone program was only recently enacted as part of the 2017 Tax Act and final Treasury regulations were only recently promulgated, standard practices for structuring Opportunity Zone Funds have not been established. Investors, therefore, are urged to consult their tax advisors regarding any investment in us, our intended approach for qualifying as an Opportunity Zone Fund and the considerable uncertainty in this area.

Interests in our subsidiary partnership may not qualify as Qualified Property.

        We intend to cause our subsidiary partnership to (i) meet the requirements such that our direct interest in our subsidiary partnership is treated as an Opportunity Zone Partnership Interest and (ii) comply with the requirements to be an Opportunity Zone Business, including the Working Capital Safe Harbor (as defined below). We expect to take the position that cash reserved for investment by our subsidiary partnership will not be treated as nonqualified financial property. The final Treasury regulations permit an Opportunity Zone Business to hold reasonable amounts of working capital as cash, cash equivalents or debt instruments with a term of 18 months or less, provided three tests are satisfied: (i) the Opportunity Zone Business designates in writing that such cash is being held for the development of a trade or business in an Opportunity Zone, including for the acquisition, construction or substantial improvement of tangible property in an Opportunity Zone, (ii) the Opportunity Zone Business prepares a written schedule consistent with the ordinary start-up of a trade or business for expenditure of working capital and the Opportunity Zone Business expends such cash within 31 months of receipt, and (iii) the Opportunity Zone Business actually uses the cash in a manner consistent with the written designation and written schedule (such tests, collectively, the "Working Capital Safe Harbor"). The 31-month period may be applied to two or more serial or overlapping cash infusions provided each application satisfies the Working Capital Safe Harbor and there is a master plan for the use of the working capital, but the total time the Opportunity Zone Business relies on the Working Capital Safe Harbor cannot exceed 62 months. In addition, exceeding the 31-month limitation will not violate the Working Capital Safe Harbor if the delay is attributable to waiting for governmental action on an application that is complete. Finally, both the 31-month Working Capital Safe Harbor period and the cumulative 62-month period may be extended for up to an additional 24 months with respect to working capital held during any period from January 20, 2020 to December 31, 2020 as a result of the nationwide designation of a "federally declared disaster area" in response to COVID-19. We intend to cause our subsidiary partnership to designate in writing permitted use for any cash held, to prepare written schedules for permitted use of such cash, and to expend such cash consistent with the written designations and written schedules. However, our subsidiary partnership may not satisfy the requirements of the Working Capital Safe Harbor and therefore our direct interest in our subsidiary partnership may not be treated as an Opportunity Zone Partnership Interest.

The ability of our board of directors to decertify our status as an Opportunity Zone Fund without stockholder approval may cause adverse consequences to our stockholders.

        Our charter provides that our board of directors may decertify our status as an Opportunity Zone Fund, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as an Opportunity Zone Fund. If we cease to qualify as an Opportunity Zone Fund, stockholders would no longer be eligible for QOZ Tax Benefits, which may have adverse consequences on our total return to our stockholders.

QOZ Tax Benefits relating to your investment in us will end upon your disposition of our common stock.

        Stockholders who elect to treat their investment in us as an Opportunity Zone Fund investment will lose QOZ Tax Benefits upon the sale or other disposition of their investment in us. Upon the sale or disposition of our common stock, stockholders will be required to include in income an amount up to the full Deferred Gain Amount invested in us (subject to reduction by 10% if the investment is made by December 31, 2021 and is held for at least five years) and if such stockholder holds our common stock for less than 10 years, all post-investment appreciation in excess of such stockholder's adjusted basis in our shares. Because a stockholder investing eligible capital gains in us will initially have a tax basis in our common stock of $0, a stockholder could be required to include as income the full amount received upon a sale of our common stock.

Distributions from the Company in excess of earnings and profits may result in taxable gain.

        Under generally applicable tax rules, distributions from our company in excess of our current or accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted tax basis of the stockholder's common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a stockholder's common stock, they will be treated as gain from the disposition of the shares and thus will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. Because a stockholder investing Deferred Gain Amounts in us will initially have a tax basis in the stockholder's common stock of $0 under the Opportunity Zone legislation, the stockholder should expect that distributions in excess of our current or accumulated earnings and profits may result in the recognition of a portion of the Deferred Gain Amount by the stockholder by investing in us without any amount being treated as a return of capital, and may result in recognition of gain on a portion of post-investment appreciation on later disposition, even if our stock is held for more than 10 years. In such case, a stockholder could reinvest the return of capital in shares of our common stock or in another Opportunity Zone Fund within 180 days to defer current recognition of gain, although such stockholder would have a new holding period with respect to the new interest, including for purposes of determining future QOZ Tax Benefits.

        This tax treatment is generally less favorable than investments in other REITs, where investors generally have sufficient tax basis in the investment to not incur taxable gain on distributions in excess of earnings and profits, or investments in Opportunity Zone Funds that are partnerships, where investors generally have sufficient tax basis in the investment generated by debt of the partnership to not incur taxable gain on distributions.

Investors must make appropriate timely investments and elections in order to take advantage of QOZ Tax Benefits.

        In order for an investor to realize QOZ Tax Benefits, such investor must make a timely investment of gains in us and timely elect to treat such investment as an Opportunity Zone Fund investment under Section 1400Z-2 of the Code. In particular, any Deferred Gain Amount must have been generated from a sale to an unrelated party generally within 180 days of investment in us, provided that, if an investor's 180-day period was to expire on or after April 1, 2020 and before December 31, 2020, such investor has until December 31, 2020 to invest such gain. In addition, each investor must annually report its investment to the IRS and failure to do so will result in a rebuttable presumption that an "inclusion event" (generally an event that reduces the investor's interest in the Opportunity Zone Fund or a distribution by the Opportunity Zone Fund in excess of the investor's tax basis) that would result in recognition of all or a portion of the Deferred Gain Amount has occurred with respect to such investor's investment. We have no control over these circumstances, and investors will have to rely on their tax advisors and determinations.

An investment in our common stock may have limited liquidity.

        An investment in our common stock may have limited liquidity. The Code provides that gross income of a taxpayer will not include gain from the sale or exchange of any property if the gain is invested by the taxpayer in a qualified Opportunity Zone Fund, generally within 180 days of the sale or exchange, although taxpayers whose 180-day period would end on or after April 1, 2020 and before December 31, 2020 have until December 31, 2020 to make an investment. Final Treasury regulations provide that a taxpayer may make an eligible investment by acquiring an eligible interest in an Opportunity Zone Fund from a person other than the Opportunity Zone Fund. However, the taxpayer selling its investment in such transaction will, at the time of sale, lose the opportunity to realize QOZ Tax Benefits. Consequently, trading volume in our common stock may be limited.

Not all capital gain dividends received with respect to our common stock may be eligible for exclusion from gross income following a ten-year hold period.

        If a stockholder properly elected to treat its investment in our common stock as an Opportunity Zone Fund investment and holds its common stock for ten years or more, and provided we qualify as an Opportunity Zone Fund and as a REIT, then, after such ten-year period, the stockholder will generally be eligible to exclude from gross income certain capital gain dividends designated by us. However, this exclusion only applies to capital gain dividends that are attributable to long-term capital gains on a sale or exchange of Qualified Property realized by us, and may not include, for example, items such as depreciation recapture that may be recharacterized as ordinary income or gain attributable to sales of non-Qualified Property. As a result, even if you hold a qualifying investment in us for at least ten years, no assurance can be given that you would be able to exclude from income all types of capital gains that we may recognize.

You will have income tax consequences related to the Deferred Gain Amount on the Deferred Gain Recognition Date.

        On the earlier of (i) December 31, 2026 or (ii) the date in which you sell your common stock (the "Deferred Gain Recognition Date"), you will be required by Code Section 1400Z-2 to include in income an amount corresponding to your Deferred Gain Amount (subject to reduction by 10% if you make your investment by December 31, 2021 and hold it for at least five years). On or before the Deferred Gain Recognition Date, we may have made an aggregate amount of distributions to you that is less than the Deferred Gain Amount or the tax liability due with respect to the Deferred Gain Amount. Please note that we are not planning on making any special distributions to our stockholders on or before the Deferred Gain Recognition Date to alleviate the impact of the recognition of the Deferred Gain Amount.

We will be subject to penalties if we fail the 90% Asset Test.

        In the event that we do not satisfy the 90% Asset Test, we would be subject to a penalty for each month we do not meet the 90% Asset Test, although, with respect to our 2020 taxable year, IRS guidance provides that no penalty will apply in the event of such a failure. Any penalty is an amount calculated as the amount equal to (i) the excess of 90% of our aggregate assets, over the aggregate amount of Qualified Property held by us on the last day of the month, multiplied by (ii) the federal short-term rate (as determined by the IRS) plus 3%, and divided by (iii) 12. No penalty would be imposed with respect to a failure to meet the 90% requirement if we were able to show that the failure was due to reasonable cause, though there is limited guidance regarding what reasonable cause would entail.

        If our direct interest in our subsidiary partnership failed to qualify as an Opportunity Zone Partnership Interest, and we were not able to establish reasonable cause, we generally would be subject to a penalty based on the value of our direct interest in our subsidiary partnership, as determined by financial statements or our cost, as applicable. Such penalty might be significantly greater than if we had invested in Qualified Property directly because the excess amount described in clause (i) above generally would be equal to the fair market value of our direct interest in the subsidiary partnership. However, the final Treasury regulations provide a one-time cure for an Opportunity Zone Fund that fails to meet the 90% Asset Test because of the failure of an Opportunity Zone entity to qualify as an Opportunity Zone Business. Specifically, the regulations provide a 6-month cure period pursuant to which an Opportunity Zone Fund may treat an Opportunity Zone entity as an Opportunity Zone Business even if it does not meet the requirements to be treated as an Opportunity Zone Business on a testing date, so long as the failure to so qualify is cured within 6 months. In the event that we were subject to the penalty, the penalty could materially and adversely impact the total returns of the Opportunity Zone Fund for our stockholders. The October 2018 proposed Treasury regulations announced an intention to publish additional guidance regarding Opportunity Zone Fund decertification. The final Treasury regulations include a voluntary self-decertification process but reserve on involuntary decertifications. However, the final Treasury regulations do provide an example under an anti-abuse rule that recharacterizes an entity as not being an Opportunity Zone Fund if it fails the 90% Asset Test in multiple years, which would effectively function as a decertification. The Treasury and the IRS are continuing to consider the circumstances under which involuntary decertification of an Opportunity Zone Fund would be warranted, and intend to propose future guidance regarding those circumstances.

The QOZ Tax Benefits will end before our investment life.

        We will be set up as an indefinite-life vehicle. We intend to hold assets on a long-term basis and be a public company. However, stockholders will be ineligible to claim QOZ Tax Benefits over time. If investing after December 31, 2021 but before January 1, 2027, a new investor in us will not be eligible for the QOZ Tax Benefit of the exclusion of 10% of their Deferred Gain Amount, but will still be eligible for the QOZ Tax Benefits of deferral of the Deferred Gain Amount and exclusion of post-investment gain attributable to appreciation through December 31, 2047. A new investor in us cannot receive any QOZ Tax Benefits with respect to gains recognized after December 31, 2026. The effect of the diminishing benefits from the Opportunity Zone legislation on investments in our common stock is uncertain, however it is possible that such diminishing benefits may adversely affect the market price of our common stock.

Our investment decisions may be affected by our efforts to qualify as an Opportunity Zone Fund.

        Because we intend to qualify as an Opportunity Zone Fund and to meet the requirements for our shareholders to achieve QOZ Tax Benefits, we may make investment decisions that are different from those we would make if we were not intending to so qualify. For example, we intend to invest substantially all of our commitments in Qualified Property. As a result, our ability to acquire new properties after 2028 may be limited, because at that time the designation of Opportunity Zones will have expired and any property we acquire after such expiration may not be Qualified Property. We may also hold our investments for longer periods than if we were not intending to qualify as an Opportunity Zone Fund (because, for example, in order to take advantage of QOZ Tax Benefits regarding the exclusion of future gain of investing in an Opportunity Zone Fund, a stockholder must hold its interest in our company for at least 10 years). This long-term holding requirement may incentivize us or our stockholders to sell investments at inopportune times and may result in lower returns than if we or our stockholders were to sell each investment when market conditions are most favorable. Furthermore, the largest QOZ Tax Benefit is that it exempts appreciation in the Opportunity Zone Fund investment from taxation if the investment has been held for at least 10 years, while any gains or operating income realized before this time by an Opportunity Zone Fund generally are not exempt. Thus, it is more beneficial for us to seek business models that generate appreciation over time rather than current operating income. This approach may result in us not operating businesses that another investment fund without such limitations would operate due to the fact that we may favor appreciation over operating income.

The Opportunity Zone program contains certain prohibitions on related-party arrangements.

        It is possible that we will engage in related-party lending arrangements, the purchase of real estate-related assets from a related entity or other related-party transactions. The Opportunity Zone program contains certain prohibitions on transactions with related parties, which may constrain our ability to engage in such related-party transactions.

        For purposes of the Opportunity Zone program, persons are considered to be related to each other through the application of complex attribution rules, which generally treat certain entities and individuals as related if there is a 20% beneficial ownership overlap between entities and the persons that own the entities. While the application of the related-party rules is not entirely clear, we intend to structure any related-party transactions in a manner that avoids the application of the Opportunity Zone related-party rules. For example, any transaction by and between one or more of our Manager, Avanath, MacFarlane, or their respective affiliates and us will contain terms as if the transaction were the result of arms' length negotiations with an unaffiliated third party and will require the approval of a majority of our independent directors. Although we intend to structure our transactions with such parties to avoid the application of the Opportunity Zone related-party rules, there can be no assurance that our related-party transactions will not be subject to such rules, and any such related-party transactions may increase the risk that we will fail to qualify as an Opportunity Zone Fund.

We may not be able to comply with all requirements of IRS Form 8996.

        An Opportunity Zone Fund is required to self-certify annually as to its qualification as an Opportunity Zone Fund on IRS Form 8996. Among other requirements, the Opportunity Zone Fund must report on IRS Form 8996 all dispositions of interests in the Opportunity Zone Fund during a taxable year, including, for each disposition, the name of the investor disposing of the interest, the date of disposal, and the interest disposed of. As we intend to elect and qualify as the first publicly traded Opportunity Zone Fund listed on a national securities exchange, we may not be able to effectively track all dispositions of interests in us. The Treasury has not offered any guidance with respect to compliance with this reporting requirement in the case of a publicly traded Opportunity Zone Fund. As such, we may not be able to comply with this reporting requirement. Moreover, it is unclear what penalty, if any, would apply in the event of a failure to comply with this requirement. It is possible that a failure to report all dispositions could subject us to U.S. federal income tax penalties.

Additional guidance may never be issued or may be issued after you have made your investment and new or amending legislation may be introduced.

        While final Treasury regulations addressed a number of uncertainties with respect to the Opportunity Zone program, there remain areas of uncertainty. It is possible that additional guidance will never be issued or that it will be issued after you have made your investment. It is also possible that any such guidance will be unfavorable with respect to your completed investment. In addition, the Opportunity Zone program remains under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to previously issued Treasury regulations and interpretations. Any such additional or new legislation or guidance could result in your failure to obtain QOZ Tax Benefits and/or result in significant penalties to us for failure to satisfy the 90% Asset Test.

Certain states have not currently adopted QOZ Tax Benefits.

        The state and local income tax consequences of investing in an Opportunity Zone Fund are complex and may vary depending on each investor's particular tax situation and state of residence. While some states automatically adopt the Opportunity Zone legislation through rolling Code conformity, and other states with fixed date conformity have enacted legislation to either adopt or decouple from the Opportunity Zone legislation, other fixed date conformity states have not yet acted to currently adopt or decouple from the Opportunity Zone legislation. A state's failure to adopt the

Opportunity Zone legislation could result in state and local income tax consequences for an investor without having cash to pay the related state and local income taxes. You are urged to consult with your tax professional in evaluating the amount of state and local income tax you may be subject to in light of your particular tax situation and state of residence.

The income tax rate that will be applied on the Deferred Gain Amount on the Deferred Gain Recognition Date may be higher than the income tax rate that would have otherwise applied at the time the Deferred Gain Amount was invested in us.

        The final Treasury regulations promulgated pursuant to Code Section 1400Z-2 state that when a taxpayer is required to include in income some or all of their Deferred Gain Amount, the gain so included has the same character in the taxable year of inclusion that it would have had if such tax had not been deferred but is subject to the tax rate applicable to the year of inclusion. Accordingly, the tax rate that will apply to the Deferred Gain Amount could be higher than the tax rate that would have otherwise applied to the Deferred Gain Amount. You should take this risk into consideration prior to making your investment.

The requirements under the REIT rules may conflict with the requirements under the Opportunity Zone program, and our intention to qualify under one regime may prevent us from qualifying under the other.

        We intend to operate in conformity with the requirements to be classified as an Opportunity Zone Fund, and we intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. It is possible that, under certain circumstances, the requirements under the Opportunity Zone program may conflict with the requirements under the REIT rules in a manner that does not permit us to qualify under both regimes. In such instances, we may be required to prioritize compliance with the Opportunity Zone program, including meeting the requirements to achieve QOZ Tax Benefits, over compliance with certain REIT rules, or vice versa. Such conflict could result in our failure to qualify or remain qualified as an Opportunity Zone Fund, your failure to obtain QOZ Tax Benefits, or our failure to qualify or remain qualified as a REIT, or could have other adverse effects on us or your investment in our shares of common stock.

Risks Related to Our Qualification and Operation as a REIT

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

        We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2020. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with this offering, we will receive an opinion from Vinson & Elkins L.L.P. that, commencing with our taxable year ending December 31, 2020, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2020 and subsequent taxable years. Investors should be aware that Vinson & Elkins L.L.P.'s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court and speaks as of the date issued. In addition, Vinson & Elkins L.L.P.'s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Vinson & Elkins L.L.P. will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Vinson & Elkins L.L.P.'s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described in "Material U.S. Federal Income Tax Considerations—REIT Considerations," which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see "Material U.S. Federal Income Tax Considerations—Failure to Qualify."

        If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

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  we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

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  we could be subject to increased state and local taxes; and

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  unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

        In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect our business, financial condition, results of operations or ability to make distributions to our stockholders and the trading price of our common stock. See "Material U.S. Federal Income Tax Considerations" for a discussion of material U.S. federal income tax consequences relating to us and an investment in our common stock.

Even if we qualify as a REIT, we may face other tax liabilities that could reduce our cash flows and negatively impact our results of operations and financial condition.

        Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from certain activities conducted as a result of a foreclosure and state or local income, property and transfer taxes. In addition, under new partnership audit procedures, our subsidiary partnership and any other partnership that we may form or acquire may be liable at the entity level for tax imposed under those procedures. Further, Aspire TRS and any other TRS that we may form in the future will be subject to regular corporate U.S. federal, state and local taxes. The TRS rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm's-length basis. Any of these taxes would decrease cash available for distributions to stockholders, which, in turn, could materially adversely affect our business, financial condition, results of operations or ability to make distributions to our stockholders and the trading price of our common stock.

Failure to make required distributions would subject us to U.S. federal corporate income tax.

        We intend to operate in a manner so as to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes. In order to qualify and maintain our qualification as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which dividends we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income, and 100% of our undistributed income (as defined under the excise tax rules) from prior years.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

        To qualify and maintain our qualification as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

        In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, securities of TRSs and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of TRSs and qualified real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of our total assets can be represented by the securities of one or more TRSs and no more than 25% of our assets can be represented by debt of "publicly offered REITs" (i.e., REITs that are required to file annual and periodic reports with the SEC under the Exchange Act), unless secured by real property or interests in real property. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Our ability to provide certain services to our tenants may be limited by the REIT rules or may have to be provided through a TRS.

        As a REIT, we generally cannot provide services to our tenants other than those that are customarily provided by landlords, nor can we derive income from a third party that provides such services. If we forego providing such services to our tenants, we may be at a disadvantage to competitors that are not subject to the same restrictions. However, we can provide such non-customary services to tenants or share in the revenue from such services if we do so through a TRS, though income earned by such TRS will be subject to U.S. federal corporate income tax.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

        Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

There are limits on our ownership of TRSs and our transactions with a TRS will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm's-length terms.

        Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRS. In addition, the Code limits the deductibility of interest paid or accrued by a TRSs to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation and, in certain circumstances, other limitations on deductibility may apply. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm's-length basis. We will monitor the value of our respective investments in Aspire TRS and any other TRS that we may form for the purpose of ensuring compliance with TRS ownership limitations and will structure our transactions with such TRSs on terms that we believe are arm's length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 20% limitation or to avoid application of the 100% excise tax.

You may be restricted from acquiring or transferring certain amounts of our common stock.

        The stock ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

        In order to qualify as a REIT for each taxable year beginning in 2021, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding capital stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our shares of capital stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of capital stock during at least 335 days of a taxable year for each taxable year beginning in 2021. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

        Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of capital stock. Our board of directors may not grant an exemption from this restriction to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in our failing to qualify as a REIT. This as well as other restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        The maximum U.S. federal income tax rate applicable to "qualified dividend income" payable to U.S. stockholders that are taxed at individual rates is 20% (plus the 3.8% surtax on net investment income, if applicable). Dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. However, for taxable years beginning before January 1, 2026, ordinary REIT dividends constitute "qualified business income" and thus a 20% deduction is available to individual taxpayers with respect to such dividends, resulting in a 29.6% maximum U.S. federal income tax rate (plus the 3.8% surtax on net investment income, if applicable) for individual U.S. stockholders. However, to qualify for this deduction, the stockholder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend, and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

We may be subject to adverse legislative or regulatory tax changes, in each instance with potentially retroactive effect, that could reduce the market price of our common stock.

        At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the U.S. federal income tax laws, Treasury regulations or administrative interpretations which, in turn, could materially adversely affect our ability to make distributions to our stockholders and the trading price of our common and preferred stock.

        The 2017 Tax Act made significant changes to the U.S. federal income tax rules for taxation of individuals and corporations. In the case of individuals, the tax brackets were adjusted, the top U.S. federal income tax rate was reduced to 37%, special rules reduced taxation of certain income earned through pass-through entities and the top effective rate applicable to ordinary REIT dividends to 29.6% (through a 20% deduction for ordinary REIT dividends received) and various deductions were been eliminated or limited (including a limit on the deduction for state and local taxes to $10,000 per year). Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The top corporate income tax rate was reduced to 21%. There were only minor changes to the REIT rules (other than the 20% deduction applicable to individuals for ordinary REIT dividends received). The Coronavirus Aid, Relief, and Economic Security Act of 2020 (the "CARES Act") has temporarily ameliorated some of the limitations in the 2017 Tax Act. Technical corrections and amendments to the 2017 Tax Act or the CARES Act and additional administrative guidance with respect to the 2017 Tax Act and the CARES Act may still be forthcoming. The 2017 Tax Act and the CARES Act made numerous other large and small changes to the tax rules that do not affect REITs directly but may affect our stockholders and may indirectly affect us.

Risks Related to Our Common Stock and this Offering

There has been no public market for our shares prior to this offering and an active trading market may not develop or be sustained or be liquid following this offering, which may cause the market price of our common stock to decline significantly and make it difficult for our stockholders to sell their shares.

        Prior to this offering, there has been no public market for our shares, and there can be no assurance that an active trading market will develop or be sustained or be liquid following this offering or that shares of our common stock will be resold at or above the initial public offering price. The initial public offering price of shares of our common stock will be determined by agreement among us and the underwriters, but there can be no assurance that our common stock will not trade below the initial public offering price following the completion of this offering. The market price of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops and is sustained for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities of other entities (including securities issued by other real estate-based companies), our financial performance and prospects and general stock and bond market conditions.

        The stock markets, including the NYSE on which we intend to list shares of our common stock, have from time to time experienced significant price and volume fluctuations. As a result, the market price of our common stock may be similarly volatile, and investors in shares of our common stock may from time to time experience a decrease in the market price of their shares, including decreases unrelated to our financial performance or prospects. The market price of shares of our common stock could be subject to wide fluctuations in response to a number of factors, including those discussed in this "Risk Factors" section, and others, such as:

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  our operating performance and the performance of other similar companies;

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  actual or anticipated differences in our quarterly or annual operating results than expected;

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  changes in our revenues or earnings estimates or recommendations by securities analysts;

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  publication of research reports about us or the real estate industry generally;

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  increases in market interest rates, which may lead investors to demand a higher distribution yield for shares of our common stock, and could result in increased interest expense on our debt;

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  actual or anticipated changes in our and our tenants' businesses or prospects;

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  the current state of the credit and capital markets, and our ability and the ability of our tenants to obtain financing on favorable terms;

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  conflicts of interest with our Manager and its affiliates;

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  the termination of our Manager or additions and departures of key personnel of our Manager;

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  increased competition in our markets;

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  strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business or growth strategies;

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  the passage of legislation or other regulatory developments that adversely affect us or our industry;

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  adverse speculation in the press or investment community;

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  actions by institutional stockholders;

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  equity issuances by us, common stock resales by our stockholders, or the perception that such issuances or resales may occur;

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  actual, potential or perceived accounting problems;

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  changes in accounting principles;

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  failure to qualify and maintain our qualification as an Opportunity Zone Fund;

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  failure to qualify and maintain our qualification as a REIT;

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  failure to comply with the rules of the NYSE or maintain the listing of our common stock on the NYSE;

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  terrorist acts, natural or man-made disasters or threatened or actual armed conflicts; and

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  general market and local, regional and national economic conditions, including factors unrelated to our operating performance and prospects.

        No assurance can be given that the market price of our common stock will not fluctuate or decline significantly in the future or that holders of shares of our common stock will be able to sell their shares when desired on favorable terms, or at all. From time to time in the past, securities class action litigation has been instituted against companies following periods of extreme volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources.

There can be no assurance that we will be able to make or maintain cash distributions, and certain agreements relating to our indebtedness may, under certain circumstances, limit or eliminate our ability to make distributions to our common stockholders.

        We intend to make cash distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to adjustments, is distributed. Our ability to continue to make distributions in the future may be adversely affected by the risk factors described in this prospectus. We can give no assurance that we will be able to make or maintain distributions and certain agreements relating to our indebtedness may, under certain circumstances, limit or eliminate our ability to make distributions to our common stockholders. We can give no assurance that rents from our properties will increase, or that future acquisitions of real properties or other investments will increase our cash available for distributions to stockholders. In addition, any distributions will be authorized at the sole discretion of our board of directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as our board of directors deems relevant.

        Distributions are expected to be based upon our financial condition, cash flows and liquidity, debt service requirements and capital expenditure requirements for our properties. If we do not have sufficient cash available for distributions, we may need to fund the shortage out of working capital or borrow to provide funds for such distributions, which would reduce the amount of proceeds available for real estate investments and increase our future interest costs. Our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the per share trading price of our common stock.

The market price of our common stock could be adversely affected by our level of cash distributions.

        We believe the market price of the equity securities of a REIT is based primarily upon the market's perception of the REIT's growth potential, its current and potential future cash distributions, whether from operations, sales or refinancing, and its management and governance structure and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flows for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. If we fail to meet the market's expectations with regard to future operating results and cash distributions, the market price of our common stock could be adversely affected.

Increases in market interest rates may result in a decline in the market price of our common stock.

        One of the factors that will influence the market price of our common stock will be the distribution yield on the common stock (as a percentage of the market price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our common stock to expect a higher distribution yield and higher interest rates would likely increase our borrowing costs and potentially decrease our cash available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

Future issuances of debt securities, which would rank senior to shares of our common stock upon our liquidation, and future issuances of equity securities (including preferred stock), which would dilute the holdings of our then-existing common stockholders and may be senior to shares of our common stock for the purposes of making distributions, periodically or upon liquidation, may materially and adversely affect the market price of our common stock.

        In the future, we may issue debt or equity securities or incur other borrowings. Upon liquidation, holders of our debt securities and other loans and shares of our preferred stock will receive a distribution of our available assets before holders of shares of our common stock. We are not required to offer any debt or equity securities to existing stockholders on a preemptive basis. Therefore, shares of our common stock that we issue in the future, directly or through convertible or exchangeable securities, warrants or options, will dilute the holdings of our then-existing common stockholders and such issuances or the perception of such issuances may reduce the market price of our common stock. Our preferred stock, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could limit our ability to make distributions to holders of shares of our common stock. Because our decision to issue debt or equity securities or otherwise incur debt in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or impact of our future capital raising efforts. Thus, holders of shares of our common stock bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings may materially and adversely affect the market price of shares of our common stock and dilute their ownership in us.

Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could reduce the price of our common stock and may dilute your voting power and your ownership interest in us.

        Sales of substantial amounts of our common stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Upon the completion of this offering and the concurrent private placement, we expect to have outstanding 16,340,000 shares of our common stock (or 18,590,000 shares of our common stock if the underwriters exercise in full their option to purchase additional shares).

        The shares of our common stock that we are selling in this offering may be resold immediately in the public market unless they are held by "affiliates," as that term is defined in Rule 144 under the Securities Act. The shares of common stock to be purchased in the concurrent private placement will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Our Manager, directors, director nominees and officers have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Morgan Stanley & Co. LLC and B. Riley Securities, Inc. Sales of a substantial number of such shares upon expiration of the lock-up agreements entered into with the underwriters in connection with this offering, the perception that such sales may occur or early release of these agreements, could cause the market price of our common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

        In addition, upon completion of this offering, our charter will provide that we may issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, $0.01 par value per share. Moreover, under Maryland law and as will be provided in our charter, a majority of our entire board of directors will have the power to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue without stockholder approval. Future issuances of shares of our common stock or securities convertible or exchangeable into common stock may dilute the ownership interest of our common stockholders. Because our decision to issue additional equity or convertible or exchangeable securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances. In addition, we are not required to offer any such securities to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future issuances, which may dilute the existing stockholders' interests in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our business and growth strategies, investment and leasing activities and trends affecting our business contain forward-looking statements. When used in this prospectus, the words "estimate," "anticipate," "expect," "believe," "intend," "may," "will," "should," "seek," "approximately," or "plan," or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

        Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

  •
  general business and economic conditions;

  •
  continued volatility and uncertainty in the credit markets and broader financial markets;

  •
  other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters;

  •
  the impact of pandemics such as the recent outbreak of COVID-19 or other sudden or unforeseen events that disrupt the economy;

  •
  availability of suitable properties to acquire and our ability to acquire and lease those properties on favorable terms;

  •
  ability to renew leases, lease vacant space or re-lease space as existing leases expire or are terminated;

  •
  the degree and nature of our competition;

  •
  our failure to generate sufficient cash flows to service our outstanding indebtedness;

  •
  access to debt and equity capital markets;

  •
  fluctuating interest rates;

  •
  availability of, and our Manager's ability to attract, retain and make available to us, qualified personnel or the termination of our Manager;

  •
  conflicts of interest with our Manager and its affiliates;

  •
  changes in, or the failure or inability to comply with, government regulation, including Maryland laws;

  •
  failure to qualify and maintain our qualification as an Opportunity Zone Fund;

  •
  failure to qualify and maintain our qualification for taxation as a REIT;

  •
  changes in U.S. tax law and other U.S. laws, whether or not specific to REITs or Opportunity Zone Funds; and

  •
  additional factors discussed in the sections entitled "Business and Properties," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

        You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus might not occur as described, or at all.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $274.1 million, or $316.0 million if the underwriters exercise in full their option to purchase additional shares, after deducting underwriting discounts and commissions and other estimated expenses. We expect to receive net proceeds from the concurrent private placement of approximately $26.3 million. We also expect to receive net proceeds from an investment by members of our senior management team in limited partnership units in our subsidiary partnership of $3.3 million.

        We intend to contribute the net proceeds from this offering and the concurrent private placement to our subsidiary partnership in exchange for interests therein. Our subsidiary partnership will utilize such proceeds to acquire the nine multifamily projects that will comprise our initial portfolio for an aggregate cash purchase price of approximately $260.4 million, to develop or redevelop the six properties in our initial portfolio that are located in Opportunity Zones, and to acquire and, if they are located in Opportunity Zones, develop or redevelop other properties, which may include properties in our acquisition pipeline, and for general corporate and working capital purposes.

 DISTRIBUTION POLICY

        We intend to make distributions to our stockholders to comply with the REIT requirements of the Code and to avoid paying entity level tax. Any distributions we make will be at the sole discretion of our board of directors and will depend upon a number of factors, including our actual and projected financial condition, liquidity, results of operations, cash flow generated by our operations, operating expenses, debt service requirements, capital expenditure requirements, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, restrictions on making distributions under Maryland law and such other factors as our board of directors deems relevant.

        We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may constitute a return of capital or may be designated by us as qualified dividend income or capital gain. Distributions to our stockholders may impact the QOZ Tax Benefits discussed above. In particular, because a stockholder electing to treat an investment in us as an investment qualifying for deferral of gains will initially have a zero tax basis with respect to shares of our common stock purchased with such gains, distributions constituting a return of capital will generally be treated as resulting in a taxable sale of such shares, effectively ending the deferral on a portion of such gains. In such a case, a stockholder could reinvest the return of capital in shares of our common stock or in another Opportunity Zone Fund within 180 days to defer current recognition of gain, although such stockholder would have a new holding period with respect to the new interest, including for purposes of determining future QOZ Tax Benefits. We intend to provide our stockholders with additional information about how to reinvest return of capital in shares of our common stock before we pay our first dividend.

        We anticipate that our estimated cash available for distribution will allow us to satisfy the annual distribution requirements applicable to REITs and to avoid the payment of tax on undistributed taxable income. However, under some circumstances, our cash available for distribution may be less than the amount required to meet the annual distribution requirements applicable to REITs, and we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements, and we may need to borrow funds, sell certain of our assets or use proceeds from this or future offerings of equity or debt to make certain distributions. Although we currently have no intention to do so, we may under certain circumstances satisfy our annual distribution requirements through a taxable distribution of our common stock or debt securities. However, to the extent that our holders of stock or debt securities receive a taxable distribution of our common stock or debt securities, such holders will be taxed on such securities as if such holders had received the equivalent value in cash.

 CAPITALIZATION

        The following table sets forth (i) the actual capitalization of Aspire Real Estate Investors Predecessor I as of September 30, 2020, (ii) the actual capitalization of Aspire Real Estate Investors Predecessor II as of September 30, 2020, and (iii) our capitalization as of September 30, 2020, as adjusted to give effect to this offering and the formation transactions, based on an assumed initial public offering price of $20.00. You should read this table in conjunction with "Use of Proceeds," "Selected Historical and Pro Forma Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and our unaudited pro forma combined financial statements and related notes and the audited and unaudited financial statements of our Predecessors and related notes appearing elsewhere in this prospectus.

	As of September 30, 2020
(dollars in thousands)	Aspire Real Estate Investors Predecessor I		Aspire Real Estate Investors Predecessor II		As Adjusted
Cash and cash equivalents	$946		$1,252		$44,001

Debt:
Mortgage notes payable, net	$24,823	(1)	$64,304	(2)	—
Equity:
Equity	15,552		39,529		—
Common Stock, $0.01 par value per share(3)
Common Stock					163
Additional Paid in Capital					300,238
Noncontrolling interest	—		—		3,300

Total stockholders' equity	15,552		39,529		303,701

Total Capitalization	$40,375		$103,833		$303,701

(1)
Mortgage notes payable, net, includes (a) approximately $25.1 million of mortgage notes payable and (b) approximately $(286,000) of unamortized debt issuance costs, which represents the unamortized portion of deferred financing costs and is amortized over the remaining term of the loan.

(2)
Mortgage notes payable, net, includes (a) approximately $64.2 million of mortgage notes payable, (b) approximately $393,000 of unamortized debt premium, which represents the difference between the assumed loan on a project during acquisition and the current market rate and is amortized over the remaining term of the assumed loan, and (c) approximately $(328,000) of unamortized debt issuance costs, which represents the unamortized portion of deferred financing costs and is amortized over the remaining term of the loan.

(3)
Common stock outstanding, as adjusted, includes (a) 15,000,000 shares of our common stock to be issued in this offering, (b) 1,335,000 shares of our common stock to be issued and sold to members of our senior management team, affiliates of our Manager, investors in our Manager and certain Avanath-managed funds and certain other accredited investors in the concurrent private placement, and (c) an aggregate of 5,000 shares of restricted common stock to be granted to our independent directors upon the completion of this offering pursuant to the Equity Incentive Plan. Excludes (a) 2,250,000 shares of our common stock issuable upon the exercise in full of the underwriters' option to purchase additional shares, (b) 100 shares of our common stock that were issued to Daryl J. Carter, our President and Chief Executive Officer, for $1,000 in connection with our initial capitalization and that will be repurchased by us at the closing of this offering, (c) 165,000 units of limited partnership interest representing a 1.0% interest in our subsidiary partnership that members of our senior management team will purchase for $3.3 million upon the closing of this offering, (d) 2,500 LTIP Units in our subsidiary partnership that we will issue to certain key members of our Manager upon completion of this offering and (e) 817,000 shares of our common stock available for future issuance pursuant to the Equity Incentive Plan.

 DILUTION

        Purchasers of shares of our common stock in this offering will incur an immediate and substantial dilution in net tangible book value per share of their shares of our common stock from the initial public offering price per share, based on an assumed initial public offering price of $20.00 per share.

        The difference between the initial public offering price paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock as of September 30, 2020 after taking into account the completion of this offering, the concurrent private placement and the formation transactions constitutes the dilution to purchasers in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our common stock.

        As of September 30, 2020, Aspire Real Estate Investors Predecessor I's historical net tangible book value was approximately $15.6 million and Aspire Real Estate Investors Predecessor II's historical net tangible book value was approximately $39.5 million. As of September 30, 2020, our pro forma net tangible book value after taking into account the completion of this offering, the concurrent private placement and the formation transactions would have been approximately $300.4 million, or $18.38 per share of our common stock (in each case, assuming an initial public offering price of $20.00 per share and no exercise by the underwriters of their option to purchase additional shares). This amount represents an immediate dilution in net tangible book value per share of approximately $(1.62) per share of our common stock to purchasers in this offering. The following table illustrates this per share dilution:

Initial public offering price per share		$20.00
Net tangible book value per share as of September 30, 2020, after giving effect to our initial capitalization but before the formation transactions, this offering and the concurrent private placement(1)	$10.00
Net increase in net tangible book value per share attributable to the formation transactions, this offering and the concurrent private placement	$8.38
Pro forma net tangible book value per share after the formation transactions, this offering and the concurrent private placement(2)		$18.38
Dilution in pro forma net tangible book value per share to new investors(3)		$(1.62)

(1)
Historical net tangible book value per share as of September 30, 2020, after giving effect to the transaction in which we were capitalized with an initial investment of $1,000 in exchange for 100 shares of our common stock. Such shares will be repurchased by us at the closing of this offering for $1,000.

(2)
Pro forma net tangible book value per share after the formation transactions, this offering and the concurrent private placement was determined by dividing net tangible book value of approximately $300.4 million by 16.3 million shares of common stock deemed to be outstanding after the formation transactions, this offering and the concurrent private placement, which amount excludes the shares and the related proceeds that may be issued and received by us upon exercise of the underwriters' option to purchase additional shares and additional common stock reserved for future issuance under the Equity Incentive Plan.

(3)
The dilution in pro forma net tangible book value per share to new investors was determined by subtracting pro forma net tangible book value per share after the formation transactions, this offering and the concurrent private placement from the assumed initial public offering price paid by a new investor for our common stock.

        If the underwriters' option to purchase additional shares is exercised in full, the following will occur (based on an assumed initial public offering price of $20.00 per share:

  •
  the number of shares of our common stock issued and outstanding upon the completion of this offering and the concurrent private placement will increase to 18.59 million shares; and

  •
  the pro forma net tangible book value per share after taking into account the completion of this offering, the concurrent private placement and the formation transactions will be approximately $18.41 per share and the immediate dilution experienced by purchasers in this offering will be approximately $1.59 per share.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

Selected Historical and Other Data—Aspire Real Estate Investors Predecessor I

        Set forth below is selected financial information and other data presented on a historical basis for Aspire Real Estate Investors Predecessor I. Aspire Real Estate Investors Predecessor I is not a legal entity but rather a combination of real estate entities and operations invested in the properties that we refer to as Wellington Woods, Coopers Crossing and Country Wood. We have not presented historical data for Aspire Real Estate Investors, Inc. because we have not had any corporate activity since our formation other than the issuance of 100 shares of common stock in connection with our initial capitalization and activity in connection with this offering and the formation transactions. Accordingly, we do not believe that a presentation of the historical results of Aspire Real Estate Investors, Inc. would be meaningful. Prior to or concurrently with the completion of this offering, we will consummate the formation transactions pursuant to which, among other things, we will contribute the net proceeds to our subsidiary partnership in exchange for interests therein. Our subsidiary partnership will acquire the nine multifamily projects that will comprise our initial portfolio by cash purchase. For more information regarding the formation transactions, please see "Structure and Formation of Our Company."

        Aspire Real Estate Investors Predecessor I's historical combined balance sheet data as of December 31, 2019 and 2018 and historical combined operating data for the years ended December 31, 2019 and 2018 have been derived from Aspire Real Estate Investors Predecessor I's audited historical combined financial statements included elsewhere in this prospectus. The historical combined financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance.

        Aspire Real Estate Investors Predecessor I's historical combined balance sheet data as of September 30, 2020 and historical combined operating data for the nine months ended September 30, 2020 and 2019 have been derived from Aspire Real Estate Investors Predecessor I's unaudited historical combined financial statements included elsewhere in this prospectus. Aspire Real Estate Investors Predecessor I's unaudited historical combined financial statements, in management's opinion, have been prepared in accordance with GAAP on the same basis as its audited historical combined financial statements included elsewhere in this prospectus and, in the opinion of management, reflect all adjustments consisting only of normal recurring adjustments that management considers necessary to state fairly the financial information as of and for the periods presented. The unaudited interim financial and operating data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance, and results for any interim period are not necessarily indicative of the results for any full year.

        You should read the following summary selected historical financial and other data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties" and the historical and pro forma financial statements and related notes appearing elsewhere in this prospectus.

Operating Data:

	(Dollars in thousands)
	For the Nine Months Ended September 30, 2020	For the Nine Months Ended September 30, 2019	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Revenue
Rental revenue	$5,556	$5,144	$6,961	$6,524
Other revenue	270	343	449	459

Total revenue	5,826	5,487	7,410	6,983

Operating Expenses
General and administrative	285	287	391	418
Depreciation	1,509	1,640	2,165	2,097
Property operating and maintenance	1,815	1,828	2,474	2,564
Real estate taxes and insurance	779	727	998	875
Management fee	287	282	377	419

Total operating expenses	4,675	4,764	6,405	6,373

Other Income and (Expenses)
Interest expense	(810)	(839)	(1,119)	(1,142)

Total other income (and expenses)	(810)	(839)	(1,119)	(1,142)

Net income (loss) and comprehensive income (loss)	$341	$(116)	$(114)	$(532)

Balance Sheet Data:

	(Dollars in thousands, except per share amounts)
	As of September 30, 2020	As of December 31, 2019	As of December 31, 2018
Assets
Real estate investments, net	$39,533	$40,586	$41,537
Cash and cash equivalents	946	511	666
Restricted cash	815	1,568	1,288
Accounts receivable	67	22	8
Other assets	193	77	65

Total assets	$41,554	$42,764	$43,564

Liabilities and Equity
Mortgage notes payable, net	$24,823	$25,460	$25,948
Accounts payable and accrued expenses	700	659	642
Security deposits, prepaid rent and other liabilities	341	340	384
Due to related parties	138	75	29

Total liabilities	26,002	26,534	27,003

Commitments and contingencies
Equity	15,552	16,230	16,561

Total liabilities and equity	$41,554	$42,764	$43,564

Selected Historical and Other Data—Aspire Real Estate Investors Predecessor II

        Set forth below is selected financial information and other data presented on a historical basis for Aspire Real Estate Investors Predecessor II. Aspire Real Estate Investors Predecessor II is not a legal entity but rather a combination of real estate entities and operations invested in the properties that we refer to as Academy at Waterford Lakes, Arbors at Cary, Woodside Senior, Seaport Village and Oak Village. We have not presented historical data for Aspire Real Estate Investors, Inc. because we have not had any corporate activity since our formation other than the issuance of 100 shares of common stock in connection with our initial capitalization and activity in connection with this offering and the formation transactions. Accordingly, we do not believe that a presentation of the historical results of Aspire Real Estate Investors, Inc. would be meaningful. Prior to or concurrently with the completion of this offering, we will consummate the formation transactions pursuant to which, among other things, we will contribute the net proceeds to our subsidiary partnership in exchange for interests therein. Our subsidiary partnership will acquire the nine multifamily projects that will comprise our initial portfolio by cash purchase. For more information regarding the formation transactions, please see "Structure and Formation of Our Company."

        Aspire Real Estate Investors Predecessor II's historical combined balance sheet data as of December 31, 2019 and 2018 and historical combined operating data for the years ended December 31, 2019 and 2018 have been derived from Aspire Real Estate Investors Predecessor II's audited historical combined financial statements included elsewhere in this prospectus. The historical combined financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance.

        Aspire Real Estate Investors Predecessor II's historical combined balance sheet data as of September 30, 2020 and historical combined operating data for the nine months ended September 30, 2020 and 2019 have been derived from Aspire Real Estate Investors Predecessor II's unaudited historical combined financial statements included elsewhere in this prospectus. Aspire Real Estate Investors Predecessor II's unaudited historical combined financial statements, in management's opinion, have been prepared in accordance with GAAP on the same basis as its audited historical combined financial statements included elsewhere in this prospectus and, in the opinion of management, reflect all adjustments consisting only of normal recurring adjustments that management considers necessary to state fairly the financial information as of and for the periods presented. The unaudited interim financial and operating data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance, and results for any interim period are not necessarily indicative of the results for any full year.

        You should read the following summary selected historical financial and other data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties" and the historical and pro forma financial statements and related notes appearing elsewhere in this prospectus.

Operating Data:

	(Dollars in thousands)
	For the Nine Months Ended September 30, 2020	For the Nine Months Ended September 30, 2019	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Revenue
Rental revenue	$11,134	$10,726	$14,367	$14,008
Other revenue	414	694	848	696

Total revenue	11,548	11,420	15,215	14,704

Operating Expenses
General and administrative	502	609	796	777
Depreciation and amortization	3,078	3,146	4,186	4,220
Property operating and maintenance	3,796	3,839	5,188	4,723
Real estate taxes and insurance	1,505	1,379	1,876	1,967
Management fee	616	610	810	866

Total operating expenses	9,497	9,583	12,856	12,553

Other Income and (Expenses)
Interest income	4	5	8	3
Interest expense	(1,988)	(1,995)	(2,660)	(2,709)

Total other income (and expenses)	(1,984)	(1,990)	(2,652)	(2,706)

Net income (loss) and comprehensive income (loss)	$67	$(153)	$(293)	$(555)

Balance Sheet Data:

	(Dollars in thousands, except per share amounts)
	As of September 30, 2020	As of December 31, 2019	As of December 31, 2018
Assets
Real estate investments, net	$102,065	$104,498	$107,710
Cash and cash equivalents	1,252	1,834	1,489
Restricted cash	2,802	2,075	1,938
Accounts receivable, net	342	135	293
Other assets	277	126	114

Total assets	$106,738	$108,668	$111,544

Liabilities and Equity
Mortgage notes payable, net	$64,304	$65,316	$66,592
Accounts payable and accrued expenses	1,299	732	921
Security deposits, prepaid rent and other liabilities	740	804	774
Due to related parties	866	165	71

Total liabilities	67,209	67,017	68,358

Commitments and contingencies
Equity	39,529	41,651	43,186

Total liabilities and equity	$106,738	$108,668	$111,544

Pro Forma Financial Information

        Set forth below is selected financial information and other data presented on a pro forma basis for our company after giving effect to the completion of this offering, the formation transactions and the other adjustments described in the unaudited pro forma combined financial statements beginning on page F-2 of this prospectus. Prior to or concurrently with the completion of this offering, we will consummate the formation transactions pursuant to which, among other things, we will contribute the net proceeds to our subsidiary partnership in exchange for interests therein. Our subsidiary partnership will acquire the nine multifamily projects that will comprise our initial portfolio by cash purchase. For more information regarding the formation transactions, please see "Structure and Formation of Our Company."

        The selected pro forma financial and operating data as of September 30, 2020 and for the nine months ended September 30, 2020 and for the year ended December 31, 2019 assume the completion of this offering, the concurrent private placement and other formation transactions, and the other adjustments described in the unaudited pro forma combined financial statements had occurred on September 30, 2020 for purposes of the unaudited pro forma combined balance sheet data and on January 1, 2019 for purposes of the unaudited pro forma combined statements of operations data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been had the formation transactions and other adjustments described occurred as of the date and for the period indicated, nor does it purport to represent our future financial position or results of operations.

Operating Data:

	(Dollars in thousands)
	For the Nine Months Ended September 30, 2020 Pro Forma	For the Year Ended December 31, 2019 Pro Forma
Revenue
Rental revenue	$16,690	$21,328
Other revenue	684	1,297

Total revenue	17,374	22,625

Operating Expenses
General and administrative	787	1,187
Depreciation and amortization	5,716	14,100
Property operating and maintenance	5,611	7,662
Real estate taxes and insurance	3,240	4,200
Management fee	932	1,215

Total operating expenses	16,286	28,364

Other Income and (Expenses)
Interest income	4	8
Interest expense	—	—
Asset management fee	(3,472)	(4,629)

Total other income (and expenses)	(3,468)	(4,621)

Net loss and comprehensive loss	$(2,380)	$(10,360)

Net loss and comprehensive loss attributable to noncontrolling interest	24	104
Net loss and comprehensive loss attributable to common shareholders	(2,356)	(10,256)

Balance Sheet Data:

(Dollars in thousands, except per share amounts)
As of September 30, 2020 Pro Forma
Assets
Real estate investments, net	$252,809
Cash and cash equivalents	44,001
Restricted cash	3,617
Accounts receivable	409
Other assets	6,949

Total assets	$307,785

Liabilities and Equity
Mortgage notes payable, net	$—
Accounts payable and accrued expenses	1,999
Security deposits, prepaid rent and other liabilities	1,081
Due to related parties	1,004

Total liabilities	4,084

Commitments and contingencies
Common Stock	163
Additional Paid in Capital	300,238
Noncontrolling interest	3,300
Total equity	303,701

Total liabilities and equity	$307,785

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion and analysis of the historical results of operations and financial position of Aspire Real Estate Investors Predecessor I ("Predecessor I") and Aspire Real Estate Investors Predecessor II ("Predecessor II") (together, the "Predecessors"). Aspire Real Estate Investors Predecessor I and Aspire Real Estate Investors Predecessor II do not operate as stand-alone businesses. The following discussion and analysis should be read in conjunction with the accompanying combined financial statements of the Predecessors and the notes thereto.

        We intend to maximize total returns to our stockholders by pursuing a focused investment strategy targeting markets throughout the United States, especially those with a strong population and both income and job growth. We believe the current market environment will create a substantial number of favorable investment opportunities with attractive yields on investment and significant upside potential. We expect that our acquisition targets will include well-located Opportunity Zone land parcels where development of multifamily affordable housing can generate attractive risk-adjusted returns.

        We have not had any corporate activity since our formation, other than the issuance of 100 shares of our common stock to Mr. Carter in connection with our initial capitalization and activities in preparation for this offering and the formation transactions. Accordingly, we believe that a discussion of our results of operations would not be meaningful, and we have therefore set forth a discussion regarding the historical operations for our two Predecessors only.

        Upon completion of this offering and the formation transactions, we will own an initial portfolio consisting of six development properties, including five redevelopment properties and one ground-up development property, and three stabilized operating properties. As of September 30, 2020 and 2019, Predecessor II owned five operating apartments, comprised of 1,095 apartment homes. As of September 30, 2020 and 2019, Predecessor I owned three operating apartments, comprised of 633 apartment homes.

COVID-19 Pandemic

Overview

        The rapidly evolving circumstances related to COVID-19 have resulted in deep economic uncertainty and have had far-reaching impacts on almost every business and industry in the country. In response to COVID-19, many state and local governments, including areas in which the Predecessors' properties are located, have adopted certain measures intended to mitigate the ongoing public health crises. These measures include travel bans, border closings, business closures, quarantines and shelter-in-place orders.

        The Predecessors have taken various actions in response to the COVID-19 pandemic to adjust business operations and in an effort to help protect to the health and safety of residents and employees and have adopted certain measures to help mitigate the financial impact arising from the pandemic on residents, including:

  •
  a 10% discount on rent for the month of April;

  •
  a forbearance payment plan for tenants who have hardship due to COVID-19 subject to approval on a case-by-case basis;

  •
  no late fees in conjunction with state and local mandates;

  •
  an online resident relief portal, which has resources and information available relating to COVID-19; and

  •
  maintenance requests limited to critical items so as to not potentially expose tenants to COVID-19.

        Avanath is working to comply with the stated intent of local, county, state and federal laws. As such, Avanath has implemented an array of practices to protect and support Avanath's employees. Some of these measures include:

  •
  instituting "work from home" practices for corporate employees;

  •
  closing leasing offices to non-Avanath personnel, with virtual appointments being mandatory for leasing office visits;

  •
  enforcing "social distancing" measures within operations at the properties, including a requirement to wear face coverings; and

  •
  increased cleaning practices for common areas, including leasing offices, as well as closing amenities such as gyms or recreational centers.

        The Predecessors derive revenues primarily from rents received from tenants under apartment leases. The ultimate impact on the Predecessors' financial condition and results of operations from COVID-19 will depend on the duration and severity of the pandemic, as well as the length of time that it will take for normal economic and operating conditions to resume. The current and potential future impacts of the COVID-19 pandemic on the Predecessors' financial condition and results of operations, particularly with regards to (i) rental revenue growth, rent collections, occupancy, and the extent to which they waive certain fees typically earned through other income and (ii) increased operating expenses due to cleaning and sanitization supplies and temporary labor costs mean that the Predecessors' historical operations and financial condition are not necessarily indicative of our future results of operations and financial condition. Because the ultimate impact and duration of the pandemic are inherently uncertain, the ultimate impact of COVID-19 on our results of operations and financial condition following the completion of this offering and the formation transactions cannot be reasonably estimated and could be material.

Rent Collections and Forbearances

        Through September 30, 2020, COVID-19 has not had a material impact on the financial condition and results of operations of the Predecessors. In the third quarter of 2020, our rent per occupied unit for Predecessor I and for Predecessor II grew quarter-to-quarter by 1.8% and 0.8%, respectively, after having grown by 1.6% and 0.1%, respectively, during the second quarter of 2020 and 1.4% and 1.3%, respectively, during the first quarter of 2020. For the month ended March 31, 2020, Avanath collected 99.8% and 99.4% of contractual rents from tenants occupying the Predecessor I and Predecessor II properties, respectively, which represents 99.9% and 99.7%, respectively, of the average monthly collection rate for the twelve months ended March 31, 2020 of 99.9% and 99.7%, respectively. For the month ended April 30, 2020, Avanath collected 99.7% and 98.6% of contractual rents from tenants occupying the Predecessor I and Predecessor II properties, respectively, which represents 99.8% and 99.0%, respectively, of the average monthly collection rate for the twelve months ended April 30, 2020 of 99.9% and 99.6%, respectively. For the month ended May 31, 2020, Avanath collected 99.3% and 97.8% of contractual rents from tenants occupying the Predecessor I and Predecessor II properties, respectively, which represents 99.5% and 98.4%, respectively, of the average monthly collection rate for the twelve months ended May 31, 2020 of 99.9% and 99.4%, respectively. For the month ended June 30, 2020, Avanath collected 99.3% and 97.3% of contractual rents and other income from tenants occupying the Predecessor I and Predecessor II properties, respectively, which represents 99.5% and 98.1%, respectively, of the average monthly collection rate for the twelve months ended June 30, 2020 of 99.8% and 99.2%, respectively. For the month ended July 31, 2020, Avanath collected 98.9% and 96.4% of contractual rents from tenants occupying the Predecessor I and Predecessor II properties, respectively, which represents 99.2% and 97.5%, respectively, of the average monthly collection rate for the twelve months ended July 31, 2020 of 99.7% and 98.9%, respectively. For the month ended August 31, 2020, Avanath collected 97.8% and 95.2% of contractual rents and other income from tenants occupying the Predecessor I and Predecessor II properties, respectively, which represents 98.3%

and 96.7%, respectively, of the average monthly collection rate for the twelve months ended August 31, 2020 of 99.5% and 98.5%, respectively. For the month ended September 30, 2020, Avanath collected 96.3% and 91.2% of contractual rents and other income from tenants occupying the Predecessor I and Predecessor II properties, respectively, which represents 97.1% and 93.2%, respectively, of the average monthly collection rate for the twelve months ended September 30, 2020 of 99.3% and 97.8% respectively. During the COVID-19 pandemic, approximately 2-3% of collections for the Predecessor I assets and approximately 3-4% of collections across all of the Predecessor I and Predecessor II assets have generally occurred more than one month past the due date for such amounts. These amounts are net of any waived fees and rental discounts offered during the referenced periods. The collection rates above are based on individual resident activity as reflected in Avanath's accounting and property management system and are presented to provide information about collection and revenue trends during the COVID-19 pandemic. The collections information provided above is not routinely produced for internal use by senior management. The information is not prepared in accordance with GAAP, does not reflect GAAP revenue or cashflow metrics, may be subject to adjustment in preparing GAAP revenue and cash flow metrics at the end of the nine months ended September 30, 2020, and is not and should not be interpreted as predicting the Predecessors' or our financial performance, results of operations or liquidity for any period.

        Through September 30, 2020, there have been one and 17 resident forbearance plans approved for Predecessor I and Predecessor II, respectively, which represents 0.2% and 1.6%, respectively, of total units. Specifically, for each of Wellington Woods, Coopers Crossing and Country Wood, we have received forbearance requests from 1.9%, 0.0%, and 0.6%, respectively, of units and approved such requests for 0.3%, 0.0%, and 0.0%, respectively, of units. For each of Academy at Waterford Lakes, Arbors at Cary, Woodside Senior, Seaport Village and Oak Village, we have received forbearance requests from 0.0%, 1.6%, 0.0%, 6.7%, and 3.4%, respectively, of units and approved such requests for 0.0%, 0.8%, 0.0%, 3.1%, and 3.4%, respectively, of units. The resident forbearance plans are reviewed individually and approved on a case-by-case basis based on appropriate supporting documentation of job loss and lack of government relief during COVID-19. The forbearance plans defer a resident's rent over the following three or six months. Forbearance plans are offered to the resident with no interest charged and will continue to be available until the state of emergency issued by the federal government is lifted.

Access to Capital and Financial Resources

        Through September 30, 2020, COVID-19 had not had a material impact on the cost of or access to the Predecessors' capital or funding sources, including any changes to current debt, ability to meet debt covenants, or material liquidity deficiencies. We expect to be able to meet our reasonably foreseeable liquidity needs and debt obligations for the 12 months following the completion of this offering and the formation transactions through a combination of one or more of existing cash on hand and operating cashflows.

Operating Results

        We anticipate that COVID-19 could potentially impact future short-term operating results in the form of higher collection delinquency rates, lower turnover rates, and revenue stagnation. We currently anticipate these impacts to be short-term and to not impact the long-term financial condition of the Predecessors. We anticipate that there will continue to be high demand for affordable and workforce multifamily housing during and after COVID-19. We do not anticipate any material liquidity deficiencies as a result of the potential revenue impacts of COVID-19. However, the rapid development and fluidity of this situation preclude any prediction as to the full adverse impact of the COVID-19 pandemic, or the duration of any impact, on our business.

        For the three months from January 1, 2020 to March 31, 2020, Predecessor I and Predecessor II had net tenant move-ins of two and eight, respectively. For the three months from April 1, 2020 to

June 30, 2020, Predecessor I and Predecessor II had net tenant move-ins of nine and four, respectively. For the three months from July 1, 2020 to September 30, 2020, Predecessor I had net tenant move-outs of two and Predecessor II had net tenant move-ins of two. Net tenant move-ins are calculated as the amount of tenants which moved in during the period, subtracted by the amount of tenants which moved out during the period. The average occupancy for each of Predecessor I and Predecessor II has grown since the beginning of 2020 and was 97.1% and 90.5%, respectively, as of the month ended January 31, 97.0% and 91.2%, respectively, as of the month ended February 29, 97.6% and 91.1%, respectively, as of the month ended March 31, 98.2% and 91.2%, respectively, as of the month ended April 30, 98.0% and 91.0%, respectively, as of the month ended May 31, 98.8% and 91.5%, respectively, as of the month ended June 30, 98.7% and 91.8%, respectively, as of the month ended July 31, 98.6% and 91.8%, respectively, as of the month ended August 31, and 97.6% and 92.1%, respectively, as of the month ended September 30.

        As noted in the section of this prospectus entitled "Business and Properties—Our Initial Properties," certain units at the Arbors at Cary property have been held vacant pending redevelopment. The average occupancy percentages presented for Predecessor II in the immediately preceding paragraph include these vacant units. Excluding these units, the average occupancy for Predecessor II was 97.0% as of the month ended January 31, 2020, 97.9% as of the month ended February 29, 2020, 97.1% as of the month ended March 31, 2020, 96.5% as of the month ended April 30, 2020, 96.3% as of the month ended May 31, 2020, 96.9% as of the month ended June 30, 2020, 97.2% as of the month ended July 31, 2020, 97.2% as of the month ended August 31, 2020, and 97.5% as of the month ended September 30, 2020.

        We also anticipate a rise in cost and restriction of supply of cleaning and sanitization supplies for our apartment homes. We anticipate that COVID-19 may impact both the amount of leasing activity we experience and the amount of move-out requests we receive. We anticipate higher payroll costs, mostly due to temporary labor, in order to offset any limitation of human capital as a result of COVID-19. While we may experience an increase in operating costs as a result of COVID-19, any such increase is not expected to be material or long-lasting, and we do not anticipate any material liquidity deficiencies as a result of increased operating costs.

        For the nine months ended September 30, 2020, there was an increase in janitorial services and supplies expense of $0.03 million and $0.02 million for Predecessor I and Predecessor II, respectively, when compared to the same period from 2019. These expenses are included in property operating and maintenance expense in the condensed combined statements of income (loss) and comprehensive income (loss). Further, for the nine months ended September 30, 2020, Predecessor I had a decrease in property operating and maintenance expense of $0.01 million when compared to the same period in 2019. For the nine months ended September 30, 2020, Predecessor II had a decrease in property operating and maintenance expense of $0.04 million when compared to the same time period in 2019. Additionally, for the nine months ended September 30, 2020, for Predecessor I and Predecessor II, the total of general and administrative expense, property operating and maintenance expense and management fee decreased by $0.01 million and $0.1 million respectively when compared to the same period in 2019.

Accounting and Financial Controls

        We do not expect any material COVID-19 related contingencies to arise and expect to be able to meet our debt service and other financial obligations in the future. We do not anticipate that tenant defaults arising from financial difficulties related to COVID-19 will materially impact our short-or long term liquidity.

        We have not had any material impairments or changes in accounting judgments on the financial statements of the Predecessors due to COVID-19.

        We have not experienced any adverse impact on our ability to maintain the operations of our financial reporting systems, internal control over financial reporting, and disclosure controls and procedures as a result of COVID-19-related remote work arrangements. In addition, we have not experienced any significant challenges in implementing our business continuity plans or obtaining the material resources in implementing our business continuity plans.

        COVID-19 travel restrictions and border closures could have a material impact on our ability to operate and achieve our business goals if the closures prohibit our employees or vendors from accessing our apartment homes. To date, however, these travel restrictions and border closures have not had a material impact on the ability of the Predecessors to operate and achieve their business goals.

        For more information regarding the impact that COVID-19 may have on our business, see "Risk Factors—Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may have an adverse impact on our tenants, our tenants' ability to pay rent pursuant to their leases and the profitability of the properties in our portfolio."

Basis for Presentation

        The accounting policies and estimates used in the preparation of the Predecessors' combined financial statements are fully described in the notes to the respective combined financial statements.

        The Predecessors receive income primarily from rents at each of their respective properties. Potential impacts to our income include unanticipated residential vacancies. Operating results therefore depend materially on the ability of our residents to make required payments and overall real estate market conditions.

        The Predecessors lease apartment units under operating leases with terms generally of one year or less. Due to the short-term nature of the leases, the Predecessors recognize rental revenue, net of concessions, as it becomes due over the term of the lease, when collectability is reasonably assured. Also, included in rental revenues are other revenue which include fees for late payments, cleaning, damages, laundry facilities, and other charges and is recorded when collectability is reasonably assured.

Predecessor I

Overview

        Predecessor I consists of three multifamily apartment communities (Wellington Woods, Coopers Crossing and Country Wood) and reports as a single business segment. Predecessor I owns all of its interest in these properties, directly or indirectly, through special purpose entities. Predecessor I's activities relate to the ownership and management of these multifamily apartments which are located in the Southwest, Midwest, and Southeast regions of the United States.

        We intend to engage our Property Manager, an affiliate of Avanath and MacFarlane, to manage the daily operations of our properties and do not intend to contract for such services from a third-party provider. Predecessor I's financial information reflects property management fees that will continue after this offering and the formation transactions for internal purposes and will be a net cost since Predecessor I will be externally managed.

        For the nine months ended September 30, 2020 and 2019, Predecessor I's management fee expense was $0.3 million and $0.3 million, respectively.

        For the years ended December 31, 2019 and 2018, Predecessor I's management fee expense was $0.4 million and $0.4 million, respectively.

        Predecessor I's combined annual rental revenue and average monthly revenue per apartment unit for the nine months ended September 30, 2020 and 2019 are as follows:

	Apartment Units	Rental Revenue	Average Monthly Revenue per Apartment Unit
		(in thousands)
Nine months ended September 30, 2020	633	$5,556	$975
Nine months ended September 30, 2019	633	$5,144	$903

        Predecessor I's combined annual rental revenue and average monthly revenue per apartment unit for the years ended December 31, 2019 and 2018 are as follows:

	Apartment Units	Rental Revenue	Average Monthly Revenue per Apartment Unit
		(in thousands)
Year ended December 31, 2019	633	$6,961	$916
Year ended December 31, 2018	633	$6,524	$859

        Predecessor I's combined operating communities are as follows as of September 30, 2020 and 2019:

	Apartment Units	Percentage of Total Units
Wellington Woods	360	57%
Coopers Crossing	93	16%
Country Wood	180	27%

Total	633	100%

Results of Operations—Analysis of Nine Months Ended September 30, 2020 and 2019

        Rental Revenue for the nine months September 30, 2020 and 2019 of $5.6 and $5.1 million, respectively, consisted of the contractual rent billed during the periods then ended.

        Regulated rental rates on regulated apartment homes are determined by using the maximum allowable rent that may be charged on new leases at the property. Rental rates on regulated apartment homes are greatly impacted by local, state, and federal regulation.

        Market rental rates on unregulated apartment homes are determined using the recently signed effective rates on new leases at the property and are used as the starting point in the determination of the market rates of vacant apartment homes. Predecessor I may increase or decrease these rates based on a variety of factors, including overall supply and demand for housing, concentration of new apartment deliveries within the same submarket which can cause periodic disruption due to greater rental concessions to increase leasing velocity, and rental affordability.

        The distribution of market rate apartment homes and regulated apartment homes is as follows:

Regulated Units	Market Rate Units	Total
633	0	633
100%	0%	100%

        The amount of rental revenue generated by our initial portfolio upon the completion of this offering and the formation transactions depends principally on our ability to maintain the occupancy rates of apartment homes. The average occupancy for Predecessor I's apartment communities was 97.9% and 98.6% for the nine months ended September 30, 2020 and 2019, respectively. Average occupancy is the weighted average daily occupied units for the reporting period divided by the average daily total units available for rent for the reporting period. The amount of rental revenue generated by us also depends on our ability to maintain or increase market rental rates at our properties. Positive or negative trends in our geographic areas could adversely affect our rental revenue and resident rent collections in the future.

        The average occupancy of each of Predecessor I's operating communities during the nine months ended September 30, 2020 and 2019 is as follows:

	Nine Months Ended September 30,
	2020	2019
Wellington Woods	99%	99%
Coopers Crossing	96%	98%
Country Wood	97%	98%

        Other Income for the nine months ended September 30, 2020 and 2019 of $0.3 million and $0.3 million, respectively, consisted of revenue from apartment communities that are ancillary to the contract rent for leasing an apartment home, such as cable revenue, laundry facility revenue, late fees, and other non-ordinary income.

        The following table provides a breakdown of Predecessor I's combined total revenue by apartment community for the nine months ended September 30, 2020 and 2019. Total revenue is defined as the summation resulting from rental revenue and other income of each property.

		Nine Months Ended September 30,
	Number of Apartment Units
Property Revenues ($ in thousands)		2020	2019
Wellington Woods	360	$3,133	$3,004
Coopers Crossing	93	922	879
Country Wood	180	1,771	1,604

Total property revenues	633	$5,826	$5,487

        During the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, total revenue increased by approximately $0.3 million. The increase is related to higher contract rents for Wellington Woods, Coopers Crossing and Country Wood.

        General and administrative expenses for the nine months ended September 30, 2020 and 2019 of $0.3 million and $0.3 million, respectively, consisted of IT and software expenses, travel expenses, and office supplies.

        Property operating and maintenance expenses for the nine months ended September 30, 2020 and 2019 of $1.8 million and $1.8 million, respectively, consisted of payroll, utilities expense, repair and maintenance, marketing and advertising, and legal fees.

        Real estate taxes and insurance expenses for the nine months ended September 30, 2020 and 2019 of $0.8 million and $0.7 million, respectively, consisted of property real estate taxes and property insurance.

        Management fee expenses for the nine months ended September 30, 2020 and 2019 of $0.3 million and $0.3 million, respectively, consisted of the property management fee.

        Depreciation expense for the nine months ended September 30, 2020 and 2019 of $1.5 million and $1.6 million, respectively, consisted of depreciation for fixed assets and amortization of intangibles.

  Liquidity and Capital Resources

        The following table sets forth Predecessor I's cash flows for the nine months ended September 30, 2020 and 2019 (dollars in thousands):

	Nine Months Ended September 30,
	2020	2019
Cash flows provided by (used in):
Operating activities	$1,816	$1,573

Investing activities	$(456)	$(1,030)

Financing activities	$(1,678)	$(429)

        As of September 30, 2020, Predecessor I had $0.9 million of unrestricted cash and cash equivalents and $0.8 million of restricted cash and cash equivalents. As of December 31, 2019, Predecessor I had $0.5 million of unrestricted cash and cash equivalents and $1.6 million of restricted cash and cash equivalents. The timing, source and amounts of cash flows provided by financing activities and used in investing activities are sensitive to changes in interest rates and other fluctuations in the capital markets environment, which can affect Predecessor I's plans for acquisitions, dispositions, development and redevelopment activities.

        As of September 30, 2020, Predecessor I's mortgage notes payable totaled approximately $24.8 million, net of unamortized premiums and debt issuance costs, which consisted of approximately $25.1 million in floating rate debt at an average interest rate of 2.29% and all maturity dates within 2021. We have extended certain of these debt obligations in order to enable us to pay down the debt upon our acquisition of the properties. Our ability to further extend, refinance or place new debt on the properties is subject to the tightening of credit within the financial markets as a result of COVID-19. We anticipate that we will be able to replace the existing debt due to the current loan-to-value ("LTV") of 35% and debt service coverage ratios of 2.2 times of the properties.

        LTV is defined as the principal balance outstanding divided by total fair market value of the property. As of September 30, 2020, the LTV of Predecessor I is as follows:

	As of September 30, 2020
	Coopers Crossing	Wellington Woods	Country Wood	Total
Principal Balance Outstanding	$3,400	$15,458	$6,251	$25,109
Fair Value of Underlying Properties*	$9,840	$44,420	$18,220	$72,480
LTV Ratio	35%	35%	34%	35%

*
Fair value as of June 30, 2020

        LTV is an important metric in assessing debt, as it shows how leveraged a property is in comparison to its appraised value.

        As of September 30, 2019, Predecessor I's mortgage notes payable totaled $25.6 million, net of unamortized premiums and debt issuance costs, which consisted of $25.6 million in fixed rate debt at an average interest rate of 4.13% and all maturity dates within 2020.

        Predecessor I pays quarterly distributions from cash available for distribution. For the nine months ended September 30, 2020 and 2019, distributions were $1.0 million and $0.2 million, respectively.

Capital Expenditures

        Capital expenditures are improvements and upgrades to the land and buildings that extend the useful life of the property, or furniture and equipment that has a useful life of one year or more.

        For the nine months ended September 30, 2020 and 2019, capital expenditures per apartment unit totaled approximately $720 and $1,627, respectively. These expenditures include the improvements required in connection with expenditures for deferred maintenance on acquisition properties, expenditures for property renovations and improvements which are expected to generate additional revenue or cost savings, and expenditures incurred, due to changes in government regulations, that Predecessor I would have incurred otherwise. Predecessor I expects that cash from operations will fund such expenditures.

Contractual Obligations and Commercial Commitments

        The following table summarizes Predecessor I's obligations at September 30, 2020 (dollars in thousands):

	Payments Due by Period
	2020	2021 and 2022	2023 and 2024	Thereafter	Total
Mortgage notes payable	$—	$25,122	$—	$—	$25,122
Interest on indebtedness	151	417	—	—	568

Total	$151	$25,539	$—	$—	$25,690

        The interest service coverage ratio and debt service coverage ratio are considered by management to be an important supplemental performance measure to net loss and comprehensive loss. In addition, interest service coverage ratio and debt service coverage ratio are considered useful in the real estate industry to assess liquidity of a group of real estate assets after debt obligations are met.

        The interest service coverage ratio is a method for calculating the amount of operating cash flows available to cover interest expense and is calculated by dividing net operating income ("NOI") for the period by interest expense for the period.

        The debt service coverage ratio is a method for calculating the amount of operating cash flows available to cover debt service and is calculated by dividing NOI for the period by the sum of the amounts necessary to pay debt service on outstanding indebtedness for the period. The calculation of interest service coverage ratio and debt service coverage ratio for the nine months ended September 30, 2020 and 2019 are set forth below.

	Nine Months Ended September 30,
	2020	2019
NOI	$2,660	$2,363
Interest Expense	810	839
Interest service coverage ratio	3.3x	2.8x
Debt Service	1,179	1,237
Debt service coverage ratio	2.3x	1.9x

        The interest service coverage ratio, net of capitalized interest, was 3.3 times and 2.8 times for the nine months ended September 30, 2020 and 2019, respectively. The debt service coverage ratio, net of amortized costs and capitalized interest, was 2.3 times and 1.9 times for the nine months ended September 30, 2020 and 2019, respectively. The increase in interest expense coverage ratio and debt service coverage ratio is attributable to higher net operating income for the nine months ended September 30, 2020 compared to September 30, 2019.

Off-Balance Sheet Arrangements

        As of September 30, 2020, and 2019, Predecessor I did not have any off-balance sheet arrangements.

Net Operating Income

        NOI is considered by management to be an important supplemental performance measure to net loss and comprehensive loss. NOI reflects the operating performance of an apartment community and allows for an easy comparison of the operating performance of individual apartment communities or groups of apartment communities. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impacts to such financing structures by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate group of assets. Please see the reconciliation of GAAP net income (loss) and comprehensive income (loss) to NOI, which in the table below is the NOI for Predecessor I for the nine months ended September 30, 2020 and 2019 (dollars in thousands):

	Nine Months Ended September 30,
	2020	2019
Net income (loss) and comprehensive income (loss)	$341	$(116)
Adjustments:
Depreciation and amortization	1,509	1,640
Interest expense	810	839

NOI	$2,660	$2,363

Results of Operations—Analysis of Years Ended December 31, 2019 and 2018

        Rental Revenue for the years ended December 31, 2019 and 2018 of $7.0 and $6.5 million, respectively, consisted of the contractual rent billed during the years then ended.

        Predecessor I has two types of contractual rents: market rent and regulated rent.

        Market rental rates on unregulated apartment homes are determined using the recently signed effective rates on new leases at the property and are used as the starting point in the determination of the market rates of vacant apartment homes. Predecessor I may increase or decrease these rates based on a variety of factors, including overall supply and demand for housing, concentration of new apartment deliveries within the same submarket which can cause periodic disruption due to greater rental concessions to increase leasing velocity, and rental affordability.

        Regulated rental rates on regulated apartment homes are determined by using the maximum allowable rent that may be charged on new leases at the property. Rental rates on regulated apartment homes are greatly impacted by local, state, and federal regulation.

        The distribution of market rate apartment homes and regulated apartment homes is as follows:

Regulated Units	Market Rate Units	Total
633	0	633
100%	0%	100%

        The amount of rental revenue generated by our initial portfolio upon the completion of this offering and the formation transactions depends principally on our ability to maintain the occupancy rates of apartment homes. The average occupancy for Predecessor I's apartment communities was 97.9% and 98.6% for the years ended December 31, 2019 and 2018, respectively. Average occupancy is the weighted average daily occupied units for the reporting period divided by the daily average of total units available for rent for the reporting period. The amount of rental revenue generated by us also depends on our ability to maintain or increase market rental rates at our properties. Positive or negative trends in our geographic areas could adversely affect our rental revenue and resident rent collections in the future.

        The average occupancy of each of Predecessor I's operating communities during the years ended December 31, 2019 and 2018 was as follows:

	Year Ended December 31,
	2019	2018
Wellington Woods	99%	99%
Coopers Crossing	97%	98%
Country Wood	97%	98%

        Other Income for the years ended December 31, 2019 and 2018 of $0.4 million and $0.5 million, respectively, consisted of revenue from apartment communities that are ancillary to the contract rent for leasing an apartment home, such as cable revenue, laundry facility revenue, late fees, and other non-ordinary income.

        The following table provides a breakdown of Predecessor I's combined total revenue by apartment community for 2019 and 2018. Total revenue is defined as the summation resulting from rental revenue and other income of each property.

		Year Ended December 31,
	Number of Apartment Units
Property Revenues ($ in thousands)		2019	2018
Wellington Woods	360	$4,059	$3,839
Coopers Crossing	93	1,177	1,149
Country Wood	180	2,174	1,995

Total property revenues	633	$7,410	$6,983

        During the year ended December 31, 2019, total revenue increased by approximately $0.4 million as compared to the year ended December 31, 2018. The increase is related to higher contract rents for Wellington Woods, Coopers Crossing and Country Wood.

        General and administrative expenses for the years ended December 31, 2019 and 2018 of $0.4 million and $0.4 million, respectively, consisted of IT and software expenses, travel expenses, and office supplies.

        Property operating and maintenance expenses for the years ended December 31, 2019 and 2018 of $2.5 million and $2.6 million, respectively, consisted of payroll, utilities expense, repair and maintenance, marketing and advertising, and legal fees.

        Real estate taxes and insurance expenses for the years ended December 31, 2019 and 2018 of $1.0 million and $0.9 million, respectively, consisted of property real estate taxes and property insurance.

        Management fee expenses for the years ended December 31, 2019 and 2018 of $0.4 million and $0.4 million, respectively, consisted of the property management fee.

        Depreciation and amortization expense for the years ended December 31, 2019 and 2018 of $2.2 million and $2.1 million, respectively, consisted of depreciation for fixed assets and amortization of intangibles.

Liquidity and Capital Resources

        The following table sets forth Predecessor I's cash flows for the years ended December 31, 2019 and 2018 (dollars in thousands):

	Year Ended December 31,
	2019	2018
Cash flows provided by (used in):
Operating activities	$2,090	$977

Investing activities	$(1,214)	$(2,597)

Financing activities	$(751)	$1,931

        At December 31, 2019 and 2018, Predecessor I had $0.5 million of unrestricted cash and cash equivalents and $1.6 million of restricted cash and cash equivalents, and $0.7 million of unrestricted cash and cash equivalents and $1.3 million of restricted cash and cash equivalents, respectively. The timing, source and amounts of cash flows provided by financing activities and used in investing activities are sensitive to changes in interest rates and other fluctuations in the capital markets environment, which can affect Predecessor I's plans for acquisitions, dispositions, development and redevelopment activities.

        As of December 31, 2019, Predecessor I's mortgage notes payable totaled approximately $25.5 million, net of unamortized premiums and debt issuance costs, which consisted of approximately $25.5 million in fixed rate debt at a weighted average interest rate of 4.13% and all maturity dates within 2021. We have extended certain of these debt obligations in order to enable us to pay down the debt upon our acquisition of the properties. Our ability to further extend, refinance or place new debt on the properties is subject to the tightening of credit within the financial markets as a result of COVID-19. We anticipate that we will be able to replace the existing debt due to the current LTV of 37% and debt service coverage ratios of 1.9 times of the properties.

        As of December 31, 2019, LTV of Predecessor I is as follows:

	As of December 31, 2019
	Coopers Crossing	Wellington Woods	Country Wood	Total
Principal Balance Outstanding	$3,436	$15,679	$6,363	$25,478
Fair Value of Underlying Properties*	$9,000	$41,339	$17,950	$68,289
LTV Ratio	38%	38%	35%	37%

*
Fair value as of December 31, 2019

        As of December 31, 2018, Predecessor I's mortgage notes payable totaled $26.0 million, net of unamortized premiums and debt issuance costs, which consisted of $26.0 million in fixed rate debt at a weighted average interest rate of 4.13% and all maturity dates within 2020.

        Predecessor I pays quarterly distributions from cash available for distribution. For the years ended December 31, 2019 and 2018, distributions were $0.4 million and $0.1 million, respectively.

  Capital Expenditures

        Capital expenditures are improvements and upgrades to the land and buildings that extend the useful life of the property, or furniture and equipment that has a useful life of one year or more.

        For the years ended December 31, 2019 and 2018, capital expenditures per apartment unit totaled approximately $1,918 and $4,103, respectively. These expenditures include the improvements required in connection with expenditures for deferred maintenance on acquisition properties, expenditures for property renovations and improvements which are expected to generate additional revenue or cost savings, and expenditures incurred, due to changes in government regulations, that Predecessor I would have incurred otherwise. Predecessor I expects that cash from operations will fund such expenditures.

Contractual Obligations and Commercial Commitments

        The following table summarizes Predecessor I's obligations at December 31, 2019 (dollars in thousands):

	For the Fiscal Years Ending
	2020	2021 and 2022	2023 and 2024	Thereafter	Total
Mortgage notes payable	$25,478	$—	$—	$—	$25,478
Interest on indebtedness	630	—	—	—	630

Total	$26,108	$—	$—	$—	$26,108

        The interest service coverage ratio and debt service coverage ratio are considered by management to be an important supplemental performance measure to net loss and comprehensive loss. In addition, interest service coverage ratio and debt service coverage ratio are considered useful in the real estate industry to assess liquidity of a group of real estate assets after debt obligations are met.

        The interest service coverage ratio is a method for calculating the amount of operating cash flows available to cover interest expense and is calculated by dividing NOI for the period by interest expense for the period.

        The debt service coverage ratio is a method for calculating the amount of operating cash flows available to cover debt service and is calculated by dividing NOI for the period by the sum of the amounts necessary to pay debt service on outstanding indebtedness for the period. The calculations of interest service coverage ratio and debt service coverage ratio for the years ended December 31, 2019 and 2018 are set forth below.

	Year Ended December 31,
	2019	2018
NOI	$3,170	$2,707
Interest Expense	1,119	1,142
Interest service coverage ratio	2.8x	2.4x
Debt Service	1,653	1,654
Debt service coverage ratio	1.9x	1.6x

        The interest service coverage ratio, net of capitalized interest, was 2.8 times and 2.4 times for the years ended 2019 and 2018, respectively. The debt service coverage ratio, net of amortized costs and capitalized interest, was 1.9 times and 1.6 times for the years ended 2019 and 2018, respectively. The increase in interest expense coverage ratio and debt service coverage ratio is attributable towards higher net operating income in 2019.

Off-Balance Sheet Arrangements

        As of December 31, 2019, and 2018, Predecessor I did not have any off-balance sheet arrangements.

Net Operating Income

        NOI is considered by management to be an important supplemental performance measure to net loss and comprehensive loss. NOI reflects the operating performance of an apartment community and allows for an easy comparison of the operating performance of individual apartment communities or groups of apartment communities. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impacts to such financing structures by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate group of assets. Please see the reconciliation of GAAP net loss and comprehensive loss to NOI, which in the table below is the NOI for Predecessor I for the years ended December 31, 2019 and 2018 (dollars in thousands):

	Year Ended December 31,
	2019	2018
Net loss and comprehensive loss	$(114)	$(532)
Adjustments:
Depreciation and amortization	2,165	2,097
Interest expense	1,119	1,142

NOI	$3,170	$2,707

 Predecessor II

Overview

        Predecessor II consists of five multifamily apartment communities (Academy at Waterford Lakes, Arbors at Cary, Woodside Senior, Seaport Village and Oak Village) and reports as a single business segment. Predecessor II owns all of its interest in these properties, directly or indirectly, through special purpose entities. Predecessor II's activities relate to the ownership and management of these multifamily apartments which are located in the Southwest, West, and Southeast regions of the United States.

        We intend to engage our Property Manager, an affiliate of Avanath and MacFarlane, to manage the daily operations of our properties and do not intend to contract for such services from a third-party provider. Predecessor II's financial information reflects property management fees that will continue after this offering and the formation transactions. For the nine months ended September 30, 2020 and 2019, Predecessor II's management fee expense was $0.6 million and $0.6 million, respectively. For the years ended December 31, 2019 and 2018, Predecessor II's management fee expense was $0.8 million and $0.9 million, respectively.

        Predecessor II's combined annual rental revenue and average monthly revenue per apartment home for the nine months ended September 30, 2020 and 2019 were as follows:

	Apartment Units	Rental Revenue	Average Monthly Revenue per Unit
		(in thousands)
Nine months ended September 30, 2020	1,095	$11,134	$1,130
Nine months ended September 30, 2019	1,095	$10,726	$1,088

        Predecessor II's combined annual rental revenue and average monthly revenue per apartment home for the years ended December 31, 2019 and 2018 were as follows:

	Apartment Units	Rental Revenue	Average Monthly Revenue per Unit
		(in thousands)
Year ended December 31, 2019	1,095	$14,367	$1,093
Year ended December 31, 2018	1,095	$14,008	$1,066

        Predecessor II's combined operating communities are as follows as of September 30, 2020 and 2019:

	Apartment Units	Percentage of Total Units
Woodside	144	13%
Oak Village	117	11%
Arbors at Cary	248	22%
Academy at Waterford Lakes	228	21%
Seaport	358	33%

Total	1,095	100%

Results of Operations—Analysis of Nine Months Ended September 30, 2020 and 2019

        Rental Revenue for the nine months ended September 30, 2020 and 2019 of approximately $11.1 and $10.7 million, respectively, consisted of the contractual rent billed during the periods then ended.

        Predecessor II has two types of contractual rents: market rent and regulated rent.

        Market rental rates on unregulated apartment homes are determined using the recently signed effective rates on new leases at the property and are used as the starting point in the determination of the market rates of vacant apartment homes. Predecessor II may increase or decrease these rates based on a variety of factors, including overall supply and demand for housing, concentration of new apartment deliveries within the same submarket which can cause periodic disruption due to greater rental concessions to increase leasing velocity, and rental affordability.

        Regulated rental rates on regulated apartment homes are determined by using the maximum allowable rent that may be charged on new leases at the property. Rental rates on regulated apartment homes are greatly impacted by local, state, and federal regulation.

        The distribution of market rate apartment homes and regulated apartment homes are as follows:

Regulated Units	Market Rate Units	Total
489	606	1,095
45%	55%	100%

        The amount of rental revenue generated by our initial portfolio upon the completion of this offering and the formation transactions depends principally on our ability to maintain the occupancy rates of apartment homes. Predecessor II's average occupancy for Predecessor II's apartment communities was 91.4% and 93.4% for the nine months ended September 30, 2020 and 2019, respectively. The average occupancy for the nine months ended September 30, 2020 and 2019 include certain units at Arbors at Cary held offline due to renovations. Average occupancy is the weighted average daily occupied units for the reporting period divided by the daily average of total units available for rent for the reporting period. The amount of rental revenue generated by us also depends on our ability to maintain or increase market rental rates at our properties. Positive or negative trends in our geographic areas could adversely affect our rental revenue and resident rent collections in the future.

        The average occupancy of each of Predecessor II's operating communities during the nine months ended September 30, 2020 and 2019 was as follows:

	Nine Months Ended September 30,
	2020	2019
Woodside	96%	98%
Oak Village	97%	97%
Arbors at Cary	70%	80%
Academy at Waterford Lakes	99%	100%
Seaport	97%	96%

        During the nine months ended September 30, 2019, there were 47 units which went offline at Arbors at Cary due to renovation. Subsequent to the nine months ended September 30, 2019 but prior to the nine months ended September 30, 2020, there were an additional 22 apartment units which went offline at Arbors at Cary due to renovation, which contributed to the decrease in occupancy for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. Predecessor II plans on bringing these units back online concurrently with the offering and formation transactions.

        Other Income for the nine months ended September 30 2020 and 2019 of $0.4 million and $0.7 million, respectively, consisted of revenue from apartment communities that are ancillary to the contract rent for leasing an apartment home, such as cable revenue, laundry facility revenue, late fees, and other non-ordinary income. The decrease in other income for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 is attributable to a substantial real estate tax refund received at Oak Village for the nine months ended September 30, 2019.

        The following table provides a breakdown of Predecessor II's combined total revenue by apartment community for the nine months ended September 30, 2020 and 2019. Total revenue is defined as the summation resulting from rental revenue and other income of each property.

		Nine Months Ended September 30,
	Number of Apartment Units
Property Revenues ($ in thousands)		2020	2019
Woodside	144	$1,521	$1,438
Oak Village	117	1,369	1,582
Arbors at Cary	248	1,325	1,439
Academy at Waterford Lakes	228	1,812	1,779
Seaport	358	5,521	5,182

Total property revenues	1,095	$11,548	$11,420

        General and administrative expenses for the nine months ended September 30, 2020 and 2019 of $0.5 million and $0.6 million, respectively, consisted of IT and software expenses, travel expenses, and office supplies.

        Property operating and maintenance expenses for the nine months ended September 30, 2020 and 2019 of $3.8 million and $3.8 million, respectively, consisted of payroll, utilities expense, repair and maintenance, marketing and advertising, and legal fees.

        Real estate taxes and insurance expenses for the nine months ended September 30, 2020 and 2019 of $1.5 million and $1.4 million, respectively, consisted of property real estate taxes and property insurance.

        Management fee expenses for the nine months ended September 30, 2020 and 2019 of $0.6 million and $0.6 million, respectively, consisted of the property management fee.

        Depreciation and amortization expense for the nine months ended September 30, 2020 and 2019 of $3.1 million and $3.1 million, respectively, consisted of depreciation for fixed assets and amortization of intangibles.

Liquidity and Capital Resources

        The following table sets forth Predecessor II's cash flows for the nine months ended September 30, 2020 and 2019 (dollars in thousands):

	Nine Months Ended September 30,
	2020	2019
Cash flows provided by (used in):
Operating activities	$4,037	$3,489

Investing activities	$(645)	$(784)

Financing activities	$(3,247)	$(1,584)

        As of September 30, 2020, Predecessor II had approximately $1.3 million of unrestricted cash and cash equivalents and approximately $2.8 million of restricted cash and cash equivalents. As of December 31, 2019, Predecessor II had approximately $1.8 million of unrestricted cash and cash equivalents and $2.1 million of restricted cash and cash equivalents. The timing, source and amounts of cash flows provided by financing activities and used in investing activities are sensitive to changes in interest rates and other fluctuations in the capital markets environment, which can affect Predecessor II's plans for acquisitions, dispositions, development and redevelopment activities.

        As of September 30, 2020, Predecessor II's mortgage notes payable totaled $64.2 million, net of unamortized premiums and debt issuance costs, which consisted of $64.3 million in fixed rate debt at an average interest rate of 3.88% and maturity dates ranging from 2022 to 2036.

        Predecessor II pays quarterly distributions from cash available for distribution. For the nine months ended September 30, 2020 and 2019, distributions were $2.2 million and $0.7 million, respectively.

  Capital Expenditures

        Capital expenditures are improvements and upgrades to the land and buildings that extend the useful life of the property, or furniture and equipment that has a useful life of one year or more.

        For the nine months ended September 30, 2020 and 2019, capital expenditures per apartment unit totaled approximately $589 and $716, respectively. These expenditures include the improvements required in connection with expenditures for deferred maintenance on acquisition properties, expenditures for property renovations and improvements which are expected to generate additional revenue or cost savings, and expenditures incurred, due to changes in government regulations, that Predecessor II would have incurred otherwise.

Contractual Obligations and Commercial Commitments

        The following table summarizes Predecessor II's obligations at September 30, 2020 (dollars in thousands):

	Payments Due by Period
	2020	2021 and 2022	2023 and 2024	Thereafter	Total
Mortgage notes payable	$364	$59,425	$471	$3,979	$64,239
Interest on indebtedness	629	3,202	465	1,400	5,696

Total	$993	$62,627	$936	$5,379	$69,935

        The interest service coverage ratio and debt service coverage ratio are considered by management to be an important supplemental performance measure to net loss and comprehensive loss. In addition, interest service coverage ratio and debt service coverage ratio are considered useful in the real estate industry to assess liquidity of a group of real estate assets after debt obligations are met.

        The interest service coverage ratio is a method for calculating the amount of operating cash flows available to cover interest expense and is calculated by dividing NOI for the period by interest expense for the period.

        The debt service coverage ratio is a method for calculating the amount of operating cash flows available to cover debt service and is calculated by dividing NOI for the period by the sum of the amounts necessary to pay debt service on outstanding indebtedness for the period. The calculations of interest service coverage ratio and debt service coverage ratio for the nine months ended September 30, 2020 and 2019 are set forth below.

	Nine Months Ended September 30,
	2020	2019
NOI	$5,129	$4,983
Interest Expense	1,988	1,995
Interest service coverage ratio	2.6x	2.5x
Debt Service	3,046	2,984
Debt service coverage ratio	1.7x	1.7x

        The interest expense coverage ratio, net of capitalized interest, was 2.6 times and 2.5 times for the nine months ended September 30, 2020 and 2019, respectively. The debt service coverage ratio, net of amortized costs and capitalized interest, was 1.7 times and 1.7 times for the nine months ended September 30, 2020 and 2019, respectively.

  Off-Balance Sheet Arrangements

        As of September 30, 2020, and December 31, 2019, Predecessor II did not have any off-balance sheet arrangements.

Net Operating Income

        NOI is considered by management to be an important supplemental performance measure to net loss and comprehensive loss. NOI reflects the operating performance of a community and allows for an easy comparison of the operating performance of individual apartment communities or groups of apartment communities. In addition, because prospective buyers of real estate have different financing structures, with varying marginal impacts to such financing structures by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate group of assets. Please see the reconciliation of GAAP net loss and comprehensive loss to NOI, which in the table below is the NOI for Predecessor II for the nine months ended September 30, 2020 and 2019 (dollars in thousands):

	Nine Months Ended September 30,
	2020	2019
Net income (loss) and comprehensive income (loss)*	$67	$(153)
Adjustments:
Depreciation and amortization	3,078	3,146
Interest expense	1,988	1,995
Interest income	(4)	(5)

NOI	$5,129	$4,983

*
Net income (loss) and comprehensive income (loss) for the nine months ended September 30, 2020 contains litigation settlements of $0.2 million as a result of judgments recorded in Property Operating and Maintenance expense on the financial statements. Please see the financial statements for details. Net income (loss) and comprehensive income (loss) for the nine months ended September 30, 2019 contains a tax refund received in the amount of $0.2 million for overpayment of taxes in 2018, and is recorded in other income on the financial statements.

Results of Operations—Analysis of Years Ended December 31, 2019 and 2018

        Rental Revenue for the years ended December 31, 2019 and 2018 of approximately $14.4 and $14.0 million, respectively, consisted of the contractual rent billed during the years then ended.

        Predecessor II has two types of contractual rents: market rent and regulated rent.

        Market rental rates on unregulated apartment homes are determined using the recently signed effective rates on new leases at the property and are used as the starting point in the determination of the market rates of vacant apartment homes. Predecessor II may increase or decrease these rates based on a variety of factors, including overall supply and demand for housing, concentration of new apartment deliveries within the same submarket which can cause periodic disruption due to greater rental concessions to increase leasing velocity, and rental affordability.

        Regulated rental rates on regulated apartment homes are determined by using the maximum allowable rent that may be charged on new leases at the property. Rental rates on regulated apartment homes are greatly impacted by local, state, and federal regulation.

        The distribution of market rate apartment homes and regulated apartment homes are as follows:

Regulated Units	Market Rate Units	Total
489	606	1,095
45%	55%	100%

        The amount of rental revenue generated by our initial portfolio upon the completion of this offering and the formation transactions depends principally on our ability to maintain the occupancy rates of apartment homes. The average occupancy for Predecessor II's apartment communities was 93.3% and 96.1% for the years ended December 31, 2019 and 2018, respectively. The average occupancy for the year ended December 31, 2019 includes certain units at Arbors at Cary held offline due to renovations. Average occupancy is the weighted average daily occupied units for the reporting period divided by the daily average total units available for rent for the reporting period. The amount of rental revenue generated by us also depends on our ability to maintain or increase market rental rates at our properties. Positive or negative trends in our geographic areas could adversely affect our rental revenue and resident rent collections in the future.

        The average occupancy of each of Predecessor II's operating communities during the years ended December 31, 2019 and 2018 is as follows:

	Year Ended December 31,
	2019	2018
Woodside	97%	97%
Oak Village	97%	98%
Arbors at Cary	77%	89%
Academy at Waterford Lakes	100%	100%
Seaport	96%	97%

        During the year ended December 31, 2019, there were 69 apartment units which went offline at Arbors at Cary due to renovation, which contributed to the decrease in occupancy year over year. Predecessor II plans on bringing these units back online concurrently with the offering and formation transactions.

        Other Income for the years ended December 31, 2019 and 2018 of $0.8 million and $0.7 million, respectively, consisted of revenue from apartment communities that are ancillary to the contract rent for leasing an apartment home, such as cable revenue, laundry facility revenue, late fees, and other non-ordinary income.

        The following table provides a breakdown of Predecessor II's combined total revenue by apartment community for the years ended December 31, 2019 and 2018. Total revenue is defined as the summation resulting from rental revenue and other income of each property.

		Year Ended December 31,
	Number of Apartment Units
Property Revenues ($ in thousands)		2019	2018
Woodside	144	$1,927	$1,729
Oak Village	117	2,055	1,745
Arbors at Cary	248	1,871	2,293
Academy at Waterford Lakes	228	2,401	2,279
Seaport	358	6,961	6,658

Total property revenues	1,095	$15,215	$14,704

        During the year ended December 31, 2019, total revenue increased by approximately $0.5 million as compared to the year ended December 31, 2018. The increase is related to higher contract rents for Oak Village, Arbors at Cary, Academy at Waterford Lakes and Seaport.

        General and administrative expenses for the years ended December 31, 2019 and 2018 of $0.8 million and $0.8 million, respectively, consisted of IT and software expenses, travel expenses, and office supplies.

        Property operating and maintenance expenses for the years ended December 31, 2019 and 2018 of $5.2 million and $4.7 million, respectively, consisted of payroll, utilities expense, repair and maintenance, marketing and advertising, and legal fees. This increase is attributable towards higher utility and payroll costs as a result of operations.

        Real estate taxes and insurance expenses for the years ended December 31, 2019 and 2018 of $1.9 million and $2.0 million, respectively, consisted of property real estate taxes and property insurance.

        Management fee expenses for the years ended December 31, 2019 and 2018 of $0.8 million and $0.9 million, respectively, consisted of the property management fee. The decrease is attributable to a lower management fee rate charged to properties in 2019 compared to 2018.

        Depreciation and amortization expense for the years ended December 31, 2019 and 2018 of $4.2 million and $4.2 million, respectively, consisted of depreciation for fixed assets and amortization of intangibles.

Liquidity and Capital Resources

        The following table sets forth Predecessor II's cash flows for the years ended December 31, 2019 and 2018 (dollars in thousands):

	Year Ended December 31,
	2019	2018
Cash flows provided by (used in):
Operating activities	$4,036	$3,824

Investing activities	$(974)	$(2,386)

Financing activities	$(2,580)	$(1,830)

        At December 31, 2019 and 2018, Predecessor II had approximately $1.8 million of unrestricted cash and cash equivalents and approximately $2.1 million of restricted cash and cash equivalents, and $1.5 million of unrestricted cash and cash equivalents and $1.9 million of restricted cash and cash equivalents, respectively. The timing, source and amounts of cash flows provided by financing activities and used in investing activities are sensitive to changes in interest rates and other fluctuations in the capital markets environment, which can affect Predecessor II's plans for acquisitions, dispositions, development and redevelopment activities.

        As of December 31, 2019, Predecessor II's mortgage notes payable totaled $65.3 million, net of unamortized premiums and debt issuance costs, which consisted of $65.3 million in fixed rate debt at an average interest rate of 3.87% and maturity dates ranging from 2022 to 2036.

        As of December 31, 2018, Predecessor II's mortgage notes payable totaled $66.6 million, net of unamortized premiums and debt issuance costs, which consisted of $66.6 million in fixed rate debt at an average interest rate of 3.88% and maturity dates ranging from 2022 to 2036.

        Predecessor II pays quarterly distributions from cash available for distribution. For the years ended December 31, 2019 and 2018, distributions were $1.0 million and $1.4 million, respectively.

  Capital Expenditures

        Capital expenditures are improvements and upgrades to the land and buildings that extend the useful life of the property, or furniture and equipment that has a useful life of one year or more.

        For the years ended December 31, 2019 and 2018, capital expenditures per apartment unit totaled approximately $889 and $2,179, respectively. These expenditures include the improvements required in connection with expenditures for deferred maintenance on acquisition properties, expenditures for property renovations and improvements which are expected to generate additional revenue or cost savings, and expenditures incurred, due to changes in government regulations, that Predecessor II would have incurred otherwise.

Contractual Obligations and Commercial Commitments

        The following table summarizes Predecessor II's obligations at December 31, 2019 (dollars in thousands):

	For the Fiscal Years Ending
	2020	2021 and 2022	2023 and 2024	Thereafter	Total
Mortgage notes payable	$1,422	$59,425	$471	$3,979	$65,297
Interest on indebtedness	2,551	3,202	465	1,400	7,618

Total	$3,973	$62,627	$936	$5,379	$72,915

        The interest service coverage ratio and debt service coverage ratio are considered by management to be an important supplemental performance measure to net loss and comprehensive loss. In addition, interest service coverage ratio and debt service coverage ratio are considered useful in the real estate industry to assess liquidity of a group of real estate assets after debt obligations are met.

        The interest service coverage ratio is a method for calculating the amount of operating cash flows available to cover interest expense and is calculated by dividing net operating income NOI for the period by interest expense for the period.

        The debt service coverage ratio is a method for calculating the amount of operating cash flows available to cover debt service and is calculated by dividing NOI for the period by the sum of the amounts necessary to pay debt service on outstanding indebtedness for the period. The calculations of interest service coverage ratio and debt service coverage ratio for the years ended December 31, 2019 and 2018 are set forth below.

	Year Ended December 31,
	2019	2018
NOI	$6,545	$6,371
Interest Expense	2,660	2,709
Interest service coverage ratio	2.5x	2.4x
Debt Service	3,998	3,821
Debt service coverage ratio	1.6x	1.7x

        The interest expense coverage ratio, net of capitalized interest, was 2.5 times and 2.4 times for the years ended 2019 and 2018, respectively. The debt service coverage ratio, net of amortized costs and capitalized interest, was 1.6 times and 1.7 times for the years ended December 31, 2019 and 2018, respectively. The increase in interest service coverage ratio is attributable to higher NOI in 2019. The decrease in debt service coverage ratio is attributable to higher principal payments on mortgage notes in 2019.

Off-Balance Sheet Arrangements

        As of December 31, 2019, and 2018, Predecessor II did not have any off-balance sheet arrangements.

Net Operating Income

        NOI is considered by management to be an important supplemental performance measure to net loss and comprehensive loss. NOI reflects the operating performance of a community and allows for an easy comparison of the operating performance of individual apartment communities or groups of apartment communities. In addition, because prospective buyers of real estate have different financing structures, with varying marginal impacts to such financing structures by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate group of assets. Please see the reconciliation of GAAP net loss and comprehensive loss to NOI, which in the table below is the NOI for Predecessor II for the years ended December 31, 2019 and 2018 (dollars in thousands):

	Year Ended December 31,
	2019	2018
Net loss and comprehensive loss	$(293)	$(555)
Adjustments:
Depreciation and amortization	4,186	4,220
Interest expense	2,660	2,709
Interest income	(8)	(3)

NOI	$6,545	$6,371

Liquidity and Capital Resources Following the Completion
of This Offering and the Formation Transactions

        We believe that the proceeds from this offering and the concurrent private placement, our cash flows from operations and available borrowing capacity will be adequate to support our ongoing operations and to fund our debt service requirements, capital expenditures and working capital for at least the next 12 months.

Our Anticipated Revolving Credit Facility

        We expect that a group of lenders, for whom Wells Fargo Bank, National Association will act as administrative agent, and which may include affiliates of certain of the other underwriters, will provide commitments for a senior secured revolving credit facility, allowing borrowings of up to $150 million. Wells Fargo Bank, National Association has committed to provide up to $50 million of the principal amount of the revolving credit facility. We anticipate that Wells Fargo Securities, LLC and BMO Capital Markets Corp., who are also underwriters in this offering, will act as joint lead arrangers and joint bookrunners.

        We expect the revolving credit facility to be available to us concurrently with or shortly after the completion of this offering and have a term of three years, with the ability to extend the term for one year, subject to certain conditions. We also expect the revolving credit facility to include a $15 million sublimit for swingline loans and up to $15 million available for issuance of letters of credit. We also expect the revolving credit facility to have a feature that may allow us to increase the revolving credit facility from time to time up to an aggregate principal amount not to exceed $400 million, subject to meeting specified requirements.

        We expect that loans (other than swingline advances) under the revolving credit facility will bear interest at the rate per annum equal to (1) LIBOR plus 2.000% to 2.850%, or (2) the base rate plus 1.000% to 1.850%, each depending on our total leverage ratio. We also expect that swingline advances will bear interest at the rate per annum equal to the base rate plus 1.000% to 1.850%, depending on our total leverage ratio. We also expect that we will pay certain fees in connection with the revolving credit facility, including an unused fee payable for the account of each lender under the revolving credit facility on the unused portion of the revolving credit facility at a rate of (a) 0.25% per annum if average daily usage of the revolving credit facility is greater 50%, and (b) 0.35% per annum if average daily usage of the revolving credit facility is less than or equal to 50%. For purposes of calculating the unused fee, we expect that the outstanding principal balance of swingline advances will not be factored into the computation.

        We expect that we will be subject to customary covenants under the revolving credit facility, including, but not limited to, limitations on our ability to: (a) incur certain liens; (b) make distributions or repurchase our equity interests; (c) engage in certain affiliate transactions; (d) engage in certain fundamental changes and asset sales; (e) restrict intercompany transfers; (f) prepay or amend the terms of subordinated debt; and (g) amend our organizational documents and certain material contracts. In addition, we expect that will be subject to certain financial covenants under the revolving credit facility, including, but not limited to, maintaining certain leverage and coverage ratios, minimum tangible net worth and maximum recourse debt. Our failure to comply with these covenants or the occurrence of an event of default could result in acceleration of our debt and other financial obligations under the revolving credit facility.

        We intend to use the revolving credit facility to provide ongoing working capital and for other general corporate purposes.

        The commitments will be subject to closing conditions that are expected to include, among other things, successful completion of this offering, payment of fees, satisfactory completion of customary real estate due diligence with respect to the initial collateral properties and the execution and delivery of definitive documentation satisfactory to us and the lenders. There can be no assurance that all of the closing conditions will be satisfied.

Critical Accounting Policies and Estimates

        The preparation of combined financial statements, in accordance with GAAP, requires the Predecessors to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. The Predecessors define critical accounting policies as those accounting policies that require the Predecessor's management to exercise difficult, subjective and complex judgments. The Predecessor's critical accounting policies and estimates relate principally to the following key areas: (i) accounting for the acquisition of investments in real estate and (ii) assessing the carrying values of our real estate properties. Specifically, determining the fair value of a real estate property after an indication of impairment is identified involves significant judgment. The Predecessors base its estimates on historical experience, current market conditions, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from those estimates made by management.

Investments in Real Estate

        Real estate projects that are operating properties are depreciated over estimated useful lives as follows:

Buildings	27 - 40 years
Land and building improvements	10 - 27.5 years
Furniture, fixtures, and equipment	3 - 5 years

        The Predecessors accounts for its acquisitions of investments in real estate by assessing each acquisition to determine if it meets the definition of a business or if it qualifies as an asset acquisition. We expect the acquisition of individual operating apartment communities will generally be viewed as asset acquisitions and result in the capitalization of acquisition costs, and the allocation of purchase price to the assets acquired and liabilities assumed based on the relative fair value of the respective asset and liabilities.

        The relative fair value of the tangible assets, which primarily includes land and building, is determined first by valuing the property as if it were vacant, using stabilized net operating income and market specific capitalization rates. The relative fair value of the land and building is then allocated on its estimated fair value.

        In calculating the fair value of identified intangible assets of an acquired property, the in-place leases are valued based on in-place rent rates and amortized over the average remaining term of acquired leases, above-below-market assumed debt, and tax abatement fees are amortized over their remaining useful lives.

        The Predecessors capitalize tax abatement fees, and the value of tax abatement fees are amortized on a straight-line basis over the remainder of the extended compliance period of each property. Above/ below market debt represents the difference between the assumed loan on a project during acquisition and the current market rate. Above/below market debt is amortized over the remaining term of an assumed loan. Above/below market leases are valued based on rent restrictions and market rents. The above/below market leases are amortized over a twelve-month period.

        The Predecessors assess the carrying value of its real estate investments by monitoring investment market conditions and performance compared to budget for operating properties and by monitoring estimated costs for properties under development. Local market knowledge and data is used to assess carrying value of properties and the market value of acquisition properties. Whether events or changes in circumstances indicate that the carrying amount of a property held for investment may not be fully recoverable, the carrying amount is evaluated. If the sum of the property's expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property, then the Predecessors will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the property. Adverse changes in market conditions or poor operating results of real estate investments could result in impairment charges.

Revenue Recognition

        The Predecessors leases apartment units under operating leases with terms generally of one year or less. Due to the short-term nature of the leases, our Predecessor recognizes rental revenue, net of concessions, as it becomes due over the term of the lease, when collectability is reasonably assured.

        Also, included in rental revenues are other revenue, which include fees for late payments, cleaning, damages, laundry facilities, and other charges, and it is recorded when collectability is reasonably assured.

Opportunity Zone Fund Compliance

        We intend to operate in conformity with the requirements to be treated as an Opportunity Zone Fund commencing with the month of the closing of this offering. Treatment of the Company as an Opportunity Zone Fund involves complying with technical and operational requirements that differ from and will be in addition to the requirements for the Company to be treated as a REIT. Final Treasury regulations under the Opportunity Zone program have only been recently issued with respect to certain aspects of the legislation, and the IRS has otherwise provided only limited guidance with respect to the Opportunity Zone program, therefore our ability to comply with the requirements to be treated as an Opportunity Zone Fund is subject to considerable uncertainty, and many aspects regarding Opportunity Zone Funds are unclear.

REIT Compliance

        We also intend to elect to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 2020. Qualification as a REIT involves the application of highly technical and complex provisions of the Code to our operations and financial results and the determination of various factual matters and circumstances not entirely within our control. We believe that our current organization and proposed method of operation comply with the rules and regulations promulgated under the Code to enable us to qualify as a REIT beginning with our taxable year ending December 31, 2020. However, it is possible that we have been organized in a manner that would not allow us to qualify as a REIT, or that our future operations could cause us to fail to qualify.

        If we fail to qualify as a REIT in any taxable year, then we will be required to pay U.S. federal income tax on our taxable income at regular corporate rates. If we lose our REIT status, then our net earnings available for investment or distribution to stockholders would be significantly reduced for each of the years involved, and we would no longer be required to make distributions to our stockholders.

New Accounting Pronouncements

        For a description of the impact of new accounting pronouncements on the Predecessors' respective financial statements, refer to Note 1 to the Predecessors' historical combined financial statements for the years ended December 31, 2019 and 2018.

Forward-Looking Statements

        Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus which are not historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the Predecessors' expectations, estimates, assumptions, hopes, intentions, beliefs and strategies regarding the future. Words such as "expects", "anticipates", "may", "will", "intends", "plans", "believes", "seeks", "estimates", and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include statements regarding the Predecessors' expectations as to the timing of completing and current development and redevelopment projects and the stabilization dates of such projects, expenditures, future acquisitions, the Predecessors' development and redevelopment pipeline and the sources of funding for it, the anticipated performance of existing properties, anticipated property and growth trends in various geographic regions, the Predecessors' financing activities, and the use of proceeds for such activities.

        Such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements including, but not limited to, failure of the Predecessors to achieve its business objectives, delays in the actual completion of development and redevelopment projects, failure of stabilization dates of such projects and acquisitions to meet expectations, inaccurate estimates of future income acquired from properties, increased interest rates and operating costs, failure to generate adequate cash flows to meet operating requirements and/or provide for dividend payments in accordance with the REIT requirements, failure of capital expenditures to meet the Predecessors' expectations, a downturn of general economic conditions, the real estate industry and markets in which the Predecessors' apartment communities are located, terms of any refinancing less favorable than the terms of existing indebtedness, as well as those risks, special considerations and other factors discussed in the section of this prospectus entitled "Risk Factors." All forward-looking statements are made as of the date of this prospectus, and the Predecessors assume no obligation to update this information.

MARKET OPPORTUNITY

        We will be the first publicly traded REIT to pursue a strategy focused on affordable and workforce multifamily housing. We believe these sectors present a compelling opportunity for us to generate attractive, stable returns for our stockholders. Demand for affordable housing far exceeds supply, tends to be higher when compared to other types of multifamily properties, and is generally more consistent across economic cycles. As a result of the significant supply/demand imbalance in these sectors, property lease up at affordable and workforce rental properties is typically faster, tenant tenure is typically longer and unit vacancy is typically shorter compared to market-rate multifamily properties, resulting in lower operating costs and more stable returns. We also believe that the size and fragmented nature of the affordable and workforce housing sectors will provide significant opportunities for us to acquire, develop and redevelop additional properties and grow our portfolio over time. As a public company with enhanced access to capital, we expect our business to be well positioned to take advantage of these opportunities.

Large and Fragmented Market

        Affordable housing represents approximately half of the multifamily housing sector in the United States. According to the RCLCO 2019 Report, there are approximately 10.2 million affordable housing units in the United States, representing approximately half of all housing units in the multifamily market. The 10.2 million affordable housing units include both rent-regulated and unregulated housing and are comprised of approximately 5.3 million naturally occurring units and 4.9 million stabilized units. Despite the size of the affordable housing segment, the market remains fragmented and underserved by institutional capital, which we attribute to high barriers to entry, including the costs necessary to develop or redevelop affordable housing projects, limited availability of tax credits and the experience and specialized knowledge required to own and manage rent-regulated properties in compliance with applicable regulations.

Demand Driven by Significant Number of Cost-Burdened Renters

        Demand for affordable housing in the United States has consistently outpaced supply and continues to rise due to increasingly expensive rents for market rate units combined with wage stagnation for middle-income and lower-income households. Across the U.S., many lower-income and moderate-income households find it challenging to cover their basic living expenses, as housing costs comprise a significant proportion of their incomes. According to the "America's Rental Housing 2020" report by the Joint Center for Housing Studies of Harvard University (the "JCHS 2020 Report"), in 2018 approximately 20.8 million renter households were cost-burdened, spending more than 30% of income on rent and utilities. More than half of those renter households, or approximately 10.9 million households, were severely cost-burdened, spending in excess of 50% of income on housing costs.

        As shown in the charts below, 47.5% of renters in the U.S. were cost-burdened in 2018 and, in 46 states, more than 40% of renters were cost-burdened. Despite improvements since the peak in 2011, the overall share of cost-burdened renters was 6.9% higher in 2018 than 2001, while the share of severely cost-burdened renters increased by 4.6%. According to the JHCS 2020 Report, these longer-term increases reflect the fact that renter incomes grew just 1.4% from 2001 to 2018 while rents increased by 13.9%. Further, the aggregate number of cost-burdened rental households grew by approximately 3 million from 2008 through 2018, a period during which real median household income grew at a 0.7% compounded annual growth rate, according to the U.S. Census Bureau.

"Renters with Cost Burdens" are defined to be households with housing costs that represent more than 30% of household income.

Source (left): JCHS 2020 Report; data tabulated from US Census Bureau, 2018 American Community Survey 1-Year Estimates; households with zero or negative income are assumed to have burdens, while households paying no cash rent are assumed to be without burdens

Source (right): JCHS, "Nearly Half of American Renters Are Cost Burdened", 2020

Substantial Shortage in Supply of Affordable and Workforce Multifamily Housing

        While the number and share of cost-burdened renters remain near record highs, there is a substantial shortage of affordable and available rental units in the U.S. According to "The Gap: A Shortage of Affordable Homes", a March 2020 report by the National Low Income Housing Coalition (the "NLIHC"), there was a shortage of 7.5 million affordable and available rental units for households with income at or below 50% of AMI in 2018, with 57 units affordable and available for every 100 households. For households with income at or below 30% of AMI, there was a shortage of approximately 7.0 million units, with 36 units affordable and available for every 100 households.

        As illustrated in the chart below, the higher-rent segment of the multifamily market has grown in recent years while the lower-cost segment has declined. According to the JCHS 2020 Report, during the period from 2012 to 2017, the number of units with monthly contract rent of under $600 decreased by 3.1 million units, while the number of units with monthly contract rent of $1,000 per month or more increased by 5.0 million units. Supply for units with monthly contract rent of $600-$999 declined by 450,000 units. The decline in low-cost units brought their share of the national rental stock down from 33% in 2012 to just 25% in 2017, with decreases in every state.

Rental units may be occupied, vacant for rent, or rented but unoccupied and exclude units occupied without cash rent. Dollar values are adjusted for inflation using the CPI-U for all items less shelter. Contract rent excludes all utilities paid separately.

Source: JCHS tabulations of US Census Bureau, American Community Survey 1-Year Estimates via IPUMS USA

        Construction of new rental units has not addressed the shortfall in affordable housing and has largely targeted the higher-rent segment of the market due in part to limited availability of tax credits and rising costs of land, labor and materials. According to the Survey of Market Absorption, only 9% of apartments in unsubsidized multifamily buildings completed in the first quarter of 2018 had asking rents below $1,050, and only 4% rented for less than $850. In addition, as illustrated in the chart below, according to data from Fannie Mae, only 4% of apartments built since 2013 and only 2% of apartments under construction as of the fourth quarter of 2019 had asking rents or anticipated rents of less than or equal to $1,000.

Source: Fannie Mae data, as of the fourth quarter of 2019; assumes 30% of income needed to afford apartment; excludes federally subsidized units

        The focus of new construction on higher-cost units has shifted the overall distribution of rents upward. Rising construction costs and added amenities have also pushed up asking rents for all units, including affordable units. According to data from the JCHS, in 2011 the median asking rent for new rentals was 48% ($350 per month) higher than the median contract rent. By comparison, the 2018 median asking rent for new rental units was $1,620, or 78% ($700 per month) higher than existing apartments. Further, according to the JCHS 2020 Report, during the five year period from the third quarter of 2014 through the third quarter of 2019, overall apartment rents rose by approximately 18% nationally.

        As indicated above, the supply of affordable housing has declined in recent years and additional units are at risk of loss from the affordable stock. According to JCHS's "The State of the Nation's Housing 2018," citing a Hudson Institute analysis, 60% of low-cost rental units in 1985 were lost by 2013 through permanent removal (27%), conversions to other uses (18%) or upgrading to higher rents (12%). Further, as illustrated in the chart below, affordability restrictions are set to expire on 1.2 million rental units by 2029 which, absent new investment, will further diminish the supply of affordable housing.

Data includes properties with active subsidies as of January 1, 2019. Other includes units funded by HOME Rental Assistance, Section 236 Insurance, Section 202 Direct Loans, USDA Section 515 Rural Rental Housing Loans, and units with more than one subsidy type expiring on the same day.

Source: JCHS tabulations of data from Public and Affordable Housing Research Corporation and NLIHC

Supply/Demand Imbalance Drives Occupancy and Rent Growth

        The affordable and workforce housing segment continues to experience increasing demand for, and a shortage in supply of, available units. As a result of this supply/demand imbalance, property lease up at affordable and workforce rental properties is typically faster, tenant tenure is typically longer and unit vacancy is typically shorter as compared to market-rate multifamily properties. This reduced turnover results in lower operating costs and more stable returns, benefiting the overall performance of the properties. According to the RCLCO 2019 Report, during the period from 2010 to 2017, affordable housing has supplied stable, consistent rent growth, with only one-third of the volatility of market-rate rent growth, at a level supportive of consistent occupancies greater than 95%.

Source: RCLCO 2019 Report

        The following charts set forth certain information regarding U.S. vacancy rates for affordable housing and market-rate properties in the U.S. and in the markets in which the properties comprising our initial portfolio are located.

Source: CoStar Group, www.costar.com, data as of 1Q20

Source: CoStar Group, www.costar.com, data as of 1Q20

Affordable and Workforce Housing Programs

        Rent-regulated housing is an important component of the multifamily sector and comprises 24% of all multifamily properties. There are 4.9 million rent-regulated units across the United States and more than $100 billion in private equity capital has been generated from the sale of tax credits since the inception of the LIHTC Program. Founded in 1986, the LIHTC Program uses tax credits to encourage private developers to create and preserve affordable housing for a fixed period of time (generally 15 years). Once the affordability period is over, owners can generally seek regulatory relief from the LIHTC covenants on their property. Residents who choose to rent an apartment home in a LIHTC community should expect to meet stringent screening criteria pertaining to set-aside limits based on a percentage of the AMI in exchange for a discounted rent. Not only do residents qualify ahead of their initial move-in, they recertify annually in order to ensure compliance. Property owners who fail to adequately supervise and ensure resident compliance with property covenants can face significant consequences, including fines. The compliance skillset required is highly specialized, and, as a result, owners of rent-regulated housing must employ certified professionals to coach and supervise the on-site employees with regard to record keeping, policies and processes or risk facing significant consequences. Avanath has a track record of acquiring LIHTC properties, and we plan to participate in the LIHTC Program and other affordable programs to finance the redevelopment of our properties, including certain of the properties in our initial portfolio.

        Aside from the LIHTC Program, Section 8 Housing is another affordable housing program option. There are two Section 8 Housing options: Project Based Section 8 which signifies an apartment community or property has a pre-established HUD funding layer that runs with the property and a Section 8 (Housing Choice Voucher) that is portable and held by the renter. In either instance, the resident generally pays no more than 40% of their income toward their rent. Both the Section 8 Housing and LIHTC Programs are among the most successful tools utilized by the federal government in response to housing needs. In the recent budget year, HUD received approximately $54 billion dollars in funding, and more than $20.5 billion dollars of that funding is spent on housing choice vouchers.

        Because rental rates are tied to AMI, increases in rental rates on rent-regulated housing are generally less dramatic than those of conventional, market rate housing. This creates greater stability for renters and leads to less turnover for property owners as a result. However, as year 15 approaches and rent-regulated housing nears the expiration of its initial affordability period, residents of rent-regulated housing units are at risk of losing this stability as a property owner may choose to convert the property from rent-regulated to market rate housing without consequence.

        With diminishing rent restricted supply, renters continue to spend more of their income towards rent. This makes it more difficult for renters to build the financial wherewithal necessary to obtain the financing that they need in order to purchase a home. This dynamic, combined with a lack of affordable options for first time homebuyers, makes owning a home out of reach for many renters in even the most affordable housing markets in the United States, creating even more demand for lower cost rental housing.

Government Programs

        In addition to the programs described above, the U.S. government has taken other steps to address the shortage of affordable housing. The following is a description of certain examples of these government programs.

        Federal Grant Programs.    Within the HUD's Office of Community Planning and Development, the Office of Affordable Housing Programs administers the following grant programs designed to increase the availability of affordable housing:

  •
  The HOME Investments Partnerships Program. This program provides grants to states and local governments to fund a wide range of activities, including (1) building, buying, and/or rehabilitating housing for rent or homeownership and (2) providing direct rental assistance to low-income families. The HOME Investments Partnerships Program is the largest federal block grant program for state and local governments designed exclusively to create affordable housing for low-income households.

  •
  National Housing Trust Fund. The National Housing Trust Fund supports the acquisition, new construction, or reconstruction of rental units for extremely low-income families or families with incomes below the poverty line, whichever is greater.

        HAP Contracts.    Housing Assistance Payments ("HAP") contracts specify the number of units in a particular mortgaged property for which assistance will be provided under Section 8 ("Section 8") of the Housing Act of 1937, as amended (the "Housing Act"). Under the HAP contracts, the HUD provides Section 8 rental subsidies to the project owners in an amount equal to the difference between the HUD approved rent for a particular assisted unit and the HUD required rental contribution from eligible tenant families. The Housing Act prescribes as the requisite tenant rental contribution an amount equal to the greatest of (i) 30% of the tenants' family monthly adjusted income, (ii) 10% of the tenants' family monthly gross income, and (iii) if the tenant family receives welfare assistance from a public agency and a portion of such assistance is adjusted in accordance with the family's actual housing costs, the monthly portion of the welfare assistance so adjusted. For Section 8 assisted units for which the cost of utilities is not included in rent, the tenant rental contribution includes the amount of HUD's estimate of the average monthly cost of utilities and other services (excluding telephone) for the unit in question.

        Housing Choice Vouchers.    The housing choice voucher program is a federal government program for assisting very low-income families, the elderly, and the disabled with affording housing in the private market. Participants in the program are free to choose any housing that meets the requirements of the program and are not limited to units located in subsidized housing projects. Housing choice vouchers are administered locally by public housing agencies ("PHAs"). The PHAs receive federal funds from HUD to administer the voucher program. A family that is issued a housing voucher is responsible for finding a suitable housing unit of the family's choice where the owner agrees to rent under the program. This unit may include the family's present residence. Rental units must meet minimum standards of health and safety, as determined by the PHA. A housing subsidy is paid to the landlord directly by the PHA on behalf of the participating family. The family then pays the difference between the actual rent charged by the landlord and the amount subsidized by the program. Under certain circumstances, if authorized by the PHA, a family may use its voucher to purchase a modest home.

        Mortgage Insurance.    HUD offers programs that provide mortgage loan insurance to facilitate the purchase or refinancing of multifamily rental housing. These programs insure lenders against losses on mortgage defaults, with the goal of increasing the supply and quality of multifamily rental housing.

        Community Reinvestment Act.    A potential benefit of Opportunity Zones for banks and other financial institutions is that loans or investments in economically distressed areas may help banks meet their obligations under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA was enacted to encourage banks and other financial institutions to help meet the credit needs of their communities. When a financial institution requests approval for a charter, bank merger, acquisition or branch opening from certain federal regulatory agencies, the CRA requires these agencies to assess that financial institution's record in complying with the CRA. In general, pursuant to the CRA, banks may make investments in community and economic development entities and projects that promote public welfare, including affordable housing in low-and moderate-income areas. Given the fact that many Opportunity Zones are located in low-income census tracts, we will seek guidance from federal regulatory agencies to determine whether investments in our common stock will allow banks and other financial institutions to receive favorable consideration under the CRA and the regulations promulgated thereunder.

Opportunity Zones

        The Opportunity Zone program was established by Congress in the 2017 Tax Act as an innovative approach to incentivize long-term private sector investments in low-income, economically distressed communities. The goal of the program is to economically revitalize underserved markets and create jobs. The Opportunity Zone program is unique in that it provides a vehicle for investors to defer taxes on prior capital gains and reduce subsequent taxes, depending on their holding period and date of investment, which is not possible through most traditional investment vehicles. Opportunity Zone Funds use the capital invested to make qualifying investments in real estate property or businesses that are located and operate within Opportunity Zone-designated census tracts. The U.S. Department of the Treasury has certified over 8,760 individual census tracts across all 50 states, six territories, and the District of Columbia as Opportunity Zones.

        The market potential for the program is significant, with $6.1 trillion in unrealized capital gains held as of March 2018 by U.S. corporations and households, according to the Economic Innovation Group ("EIG"). The diverse makeup of Opportunity Zones, both in terms of geography and underlying development opportunity, is central to our investment strategy. We believe the potential for a diversified portfolio of Opportunity Zone real property investments across a range of markets at different stages of development will help manage the risks associated with an investment strategy focused on underserved real property markets.

BUSINESS AND PROPERTIES

Our Company

        We are a newly incorporated Maryland corporation formed to invest in, develop, redevelop and manage a portfolio of primarily affordable and workforce multifamily housing in dynamic U.S. metropolitan areas. We will be the first publicly traded REIT to pursue a strategy focused on affordable and workforce multifamily housing. These sectors historically have been fragmented in ownership and underserved by institutional capital, yet they comprise a majority of the U.S. multifamily market (by units) and offer strong long-term fundamentals to generate attractive returns for investors. Moreover, we intend to elect and qualify as the first publicly traded Opportunity Zone Fund REIT listed on a national securities exchange, which we expect will provide our investors with meaningful QOZ Tax Benefits.

        Our strategy is to focus on acquiring existing income producing affordable and workforce multifamily properties, some of which we intend to redevelop by upgrading existing housing units, adding additional units to existing buildings, and/or constructing new buildings within the property or on adjacent land that we purchase. We will also undertake ground up development of new affordable and workforce multifamily housing in vibrant, supply-constrained markets, in circumstances where we believe we will be able to leverage our management team's experience and relationships to generate strong risk-adjusted returns for our stockholders. Up to 30% of our portfolio may be comprised of, stabilized and value add properties for which we do not intend to undertake significant redevelopment work, including properties located outside of Opportunity Zones. We believe that the affordable and workforce housing sectors offer attractive risk-adjusted returns, with superior supply and demand dynamics and greater fragmentation of existing ownership than the market-rate segment of the multifamily market.

        Our initial portfolio will be comprised of nine multifamily projects (our "initial properties"), six of which are located in an Opportunity Zone. The combined estimated total project cost for our initial properties, including initial purchase prices plus development and redevelopment costs, which include capitalized construction loan interest expenses, if any, is approximately $582.4 million. Consistent with our strategy, three of the initial properties are stabilized existing operating properties (approximately 17% of estimated total project cost), five of the initial properties are redevelopments of existing operating properties (approximately 76% of estimated total project cost) and one of the initial properties is a ground up development (approximately 7% of estimated total project cost). Our initial portfolio will be concentrated in vibrant, supply-constrained markets where our management team has strong existing relationships. In addition to our initial portfolio, we maintain an acquisition pipeline of additional prospective investments located both within and outside of Opportunity Zones, focused on assets in high growth metropolitan areas with close proximity to mass transportation, healthcare and social infrastructure.

Experienced Manager with Decades of Affordable and Workforce Housing and Development Experience

        We will be externally managed and advised by our Manager, which is majority owned and controlled by an affiliate of Avanath, a real estate investment manager that invests in property markets nationwide on behalf of pension funds and other institutional investors through commingled funds. Our President and CEO Daryl J. Carter, an investment executive with a 39-year track record in building and managing successful commercial real estate enterprises, founded Avanath in 2008. Avanath is principally focused on the affordable and workforce multifamily housing sectors and is one of the leading national investors and one of the few institutional investors operating at scale in these fragmented sectors. Avanath's primary strategy is to invest in high-quality multifamily apartment communities in established residential neighborhoods in markets with high income growth and a significant supply/demand imbalance. Apartment communities owned and operated by Avanath typically enjoy amenities such as pools, gyms, clubhouses and well-appointed unit interiors. Avanath has a long track record of investing in areas now categorized as Opportunity Zones under the 2017 Tax Act. As of June 30, 2020, Avanath had approximately $2.2 billion in gross assets under management from 49 institutional investors, and its managed funds owned 80 apartment communities with approximately 10,560 units. This managed portfolio includes 11 apartment communities containing approximately 1,936 units located in areas now designated as Opportunity Zones. Five of these apartment communities located in Opportunity Zones are included in our initial portfolio, which we will acquire in the formation transactions. These properties will contain a total of approximately 1,679 units upon completion of their redevelopment. Our initial portfolio will also include one workforce housing development project located in an Opportunity Zone that an affiliate of Avanath is in the process of acquiring from unaffiliated third parties. Additionally, three apartment communities from Avanath-managed funds not located in Opportunity Zones containing approximately 633 total units will be included in our initial portfolio.

        Our Manager's expertise in the affordable and workforce multifamily sectors will be enhanced by its access to the real estate investment platform of MacFarlane, which also owns an interest in our Manager. MacFarlane is an experienced real estate investment and development firm that focuses on urban property markets. Over the past three decades, MacFarlane has managed more than $20 billion in real estate assets in nearly 40 metropolitan areas nationwide. The firm is recognized as a pioneer of the urban investment concept, having formed one of the institutional investment management industry's first urban ventures in 1996. Victor MacFarlane, Chairman and CEO of MacFarlane, will serve as the Chairman of our Board upon completion of this offering.

        Through various ventures and initiatives, Messrs. Carter and MacFarlane enjoy a working relationship that has spanned over three decades. The combined sponsorship of Avanath and MacFarlane, under the leadership of Messrs. Carter and MacFarlane, will provide our company with the benefit of decades of experience in affordable and workforce housing and urban development in under-invested communities. We believe that this will enhance our ability to identify investment opportunities consistent with our target strategy, execute on such investments quickly and effectively and efficiently manage our properties to generate attractive returns for our shareholders.

        Our development and redevelopment strategies include engaging smaller developers with local market expertise, including minority owned and controlled real estate developers. In our development projects, we will focus on employing contractors and property level employees from the immediate area, and we will seek to engage minority contractors when and wherever reasonably possible. In addition, we will work with local non-profit organizations in order to provide supportive services for our residents.

Attractive Risk-Adjusted Returns Supported by Strong Long-Term Market Dynamics

        We believe attractive risk-adjusted returns in affordable and workforce housing can be achieved by: (i) investing in vibrant markets with high income growth; (ii) targeting acquisition of properties on an off-market basis through existing relationships; and (iii) implementing operational improvements through expense management and providing community-based services and activities that enhance the lifestyle of our residents. Capitalization rates for stabilized, higher quality affordable and workforce housing assets generally trade in the range of 4.0% to 5.5% depending on market, age of the property, unit mix, nature and timing of any rent restrictions and economic and market conditions. Market-rate assets in our target markets generally trade for capitalization rates in the range of 3.75% to 5.0%. For our redevelopment and development investments, we intend to undertake projects which underwrite to approximately 50 to 150 basis points of additional yield on cost upon stabilization compared to acquisitions of stabilized properties in the same market.

        Given the scarcity of available units in affordable and workforce housing, lease up of new units tends to be faster and more predictable and tenants tend to reside in their units longer, resulting in less volatility in occupancy and reduced unit turnover costs (i.e., lower ongoing capital expenditure requirements) as compared to the market-rate segment of the multifamily market, with rent growth in line with market-rate units. We believe redevelopment properties within Opportunity Zones are particularly attractive as the properties provide current cash flow to our company while the redevelopment is in process. We seek to generate strong risk-adjusted returns that are independent of the incremental QOZ Tax Benefits available to our stockholders.

        Moreover, the demand for affordable and workforce housing is very strong, as a high percentage of renters in the United States spend more than 30% of their household income on housing, including rent and utilities. Additionally, most of the new supply in the multifamily sector over the last several years has been focused on higher rent product and often specific submarkets catering to higher earning millennials. Furthermore, very little new affordable housing has been built for renters earning less than 60% of AMI and very little new product has been built in submarkets now designated as Opportunity Zones. See the section of this prospectus entitled "Market Opportunity" for more detail on these attractive supply and demand dynamics.

First Publicly Traded REIT Listed on a National Securities Exchange to Qualify as an Opportunity Zone Fund

        We intend to elect and qualify as an Opportunity Zone Fund, and we would be the first publicly traded REIT listed on a national securities exchange to achieve this qualification. An Opportunity Zone Fund is a special type of company that was created by Congress in the 2017 Tax Act to incentivize long-term private sector investments in low-income, economically distressed communities. Provided that we qualify and maintain our qualification as a REIT, our company will generally be free from U.S. federal corporate income tax to the extent we distribute our net taxable income to our stockholders. In addition, so long as we qualify and maintain our qualification as an Opportunity Zone Fund, our stockholders will be eligible for QOZ Tax Benefits, including the right to (i) temporarily defer capital gain from other investments to the extent such gain is invested in shares of our common stock within 180 days after such gain is incurred by the stockholder (subject to special rules for eligible gain realized through an investment in a pass-through entity, REIT, or RIC and provided that, if an investor's 180-day period was to expire on or after April 1, 2020 and before December 31, 2020, such investor has until December 31, 2020 to invest such gain), (ii) permanently exclude up to 10% of that gain if the investment in our common stock is made by December 31, 2021 and is held for a period of at least five years, and (iii) permanently exclude all capital gain arising out of their investment in shares of our common stock attributable to periods through December 31, 2047, provided certain conditions are satisfied, including a requirement to hold shares of our common stock for at least ten years. Following the closing of this offering, it is expected that investors that purchase outstanding shares of our common stock from an existing investor utilizing eligible capital gains will be eligible for QOZ Tax Benefits.

        To qualify as an Opportunity Zone Fund, we will be required to invest a significant amount of our capital in real properties that are located within designated Opportunity Zones and will be required to be the original user of the property (as defined in the Opportunity Zone tax legislation) or to make substantial improvements (as defined in the Opportunity Zone tax legislation) to each property by investing additional capital that generally doubles the tax basis of the existing real property improvements (excluding land value) within the time periods specified by the final Treasury regulations promulgated under the 2017 Tax Act. Our strategy is to focus primarily on investments in the affordable and workforce segments of the multifamily housing sector, which we believe offer attractive risk/return dynamics and are specifically well suited for Opportunity Zone investing.

        We expect to acquire our initial properties through a partnership subsidiary that is expected to qualify as being engaged in an Opportunity Zone Business. Although a portion of our investments Non-OZ Investments, consistent with the requirements of the Opportunity Zone legislation, our investment policy will require that at least 70% of the value of the properties in which our subsidiary partnership invests qualify as Opportunity Zone Business Property. We will target affordable and workforce multifamily housing investments both inside and outside of Opportunity Zones primarily in transitioning metropolitan markets that have vibrant, growing economies. We will also selectively target stabilized and value add properties both inside and outside of Opportunity Zones where we do not plan to double the tax basis of the real property improvements of the property. We will limit our Non-OZ Investments so as to allow us to maintain our Opportunity Zone Fund status. We intend to invest primarily in locations close to mass transportation, healthcare, employment and social infrastructure.

Our Initial Properties

        Concurrently with or shortly after the closing of this offering and the concurrent private placement, we will contribute, directly and indirectly through Aspire TRS, the net proceeds of the offering and concurrent private placement to our subsidiary partnership in exchange for interests therein. Our subsidiary partnership will acquire an initial portfolio comprised of nine multifamily properties across six states for an aggregate purchase price of approximately $260.4 million in cash.

        Our initial portfolio will include three stabilized multifamily properties that are not located in Opportunity Zones. We will purchase these three properties (Country Wood, Coopers Crossing and Wellington Woods) from a private investment fund that is managed by Avanath for an aggregate purchase price of approximately $82.5 million. The purchase price for these properties is based on third party appraisals, which approximate fair value.

        Six of the properties in our initial portfolio are located in Opportunity Zones. The combined estimated total project cost for the six Opportunity Zone properties, including the purchase price and future estimated development and redevelopment costs, which include capitalized construction loan interest expenses, if any, is approximately $485.4 million. Five of the Opportunity Zone properties in our initial portfolio (Arbors at Cary, Academy at Waterford Lakes, Woodside Senior, Oak Village and Seaport Village) are existing operating properties which we will purchase from a private investment fund that is managed by Avanath for an aggregate purchase price of approximately $176.4 million. The purchase price for these properties is based on a combination of third party appraisals, broker opinions of value and the current book value of the properties, which approximates fair value. The sixth Opportunity Zone property (North End Landings) is a proposed ground up workforce housing multifamily development project. We will acquire from an Avanath affiliate certain parcels of land that it currently controls as well as additional parcels of land from third parties, including City of Detroit Land Bank Authority. The aggregate purchase price for these land parcels is expected to be $1.5 million. The purchase prices for the land parcels that comprise this project were negotiated with private land owners, Vanguard Community Development Corporation and the City of Detroit Land Bank Authority.

        We have entered into purchase and sale contracts to purchase the nine properties comprising our initial portfolio. The acquisition of these properties is still subject to, among other things, the completion of this offering, customary closing conditions and the satisfactory completion of due diligence. Accordingly, we cannot assure you that we will acquire these properties on the terms described above or at all.

        The following provides certain information about the properties in our initial portfolio.

Name of Property	Location	Description	Occupancy Nine Months ended September 30, 2020(1)	2019 Average Monthly Rent	2019 Total Revenues (in millions)	2019 Net Operating Income (in millions)(2)		Current Units	Projected Units	Purchase Price (in millions)		Est. Total Project Cost(3) (in millions)		Est. Start Date		Est. Completion Date
Stabilized:
Country Wood	Naperville, IL	Affordable	97.1%	$1,000	$2.2	$0.8		180	180	$20.0		$23.9		N/A	(4)	N/A
Wellington Woods	Kissimmee, FL	Affordable	98.9%	$865	$4.1	$2.0		360	360	$51.0		$59.5		N/A	(4)	N/A
Coopers Crossing	Irving, TX	Affordable	96.1%	$1,082	$1.2	$0.4		93	93	$11.5		$13.6		N/A	(4)	N/A

Subtotals/Weighted Average:				$935	$7.5	$3.2		633	633	$82.5		$97.0

Redevelopments:
Arbors at Cary	Cary, NC	Workforce Housing	70.3% (5)	$851	$1.9	$0.1	(6)	248	268	$19.8		$45.7		Dec-20		Nov-22
Academy at Waterford Lakes	Orlando, FL	Affordable	99.1%	$824	$2.4	$1.1		228	378	$24.0		$52.6		Jan-21		Dec-22
Seaport Village	Long Beach, CA	Workforce Housing	97.3%	$1,605	$7.0	$3.6		358	637	$89.9	(7)	$244.0	(8)	Dec-20	(8)	Apr-24	(8)
Woodside Senior	Ontario, CA	Affordable	95.9%	$1,147	$1.9	$1.0		144	216	$23.0	(7)	$48.3	(9)	Dec-20	(9)	Feb-23	(9)
Oak Village	Oakland, CA	Affordable	97.1%	$1,302	$2.1	$0.8		117	180	$19.7		$51.6		Dec-20		Jun-23

Subtotals/Weighted Average:				$1,182	$15.3	$6.6		1,095	1,679	$176.4		$442.2
Ground Up Developments:
North End Landings	Detroit, MI	Workforce Housing	N/A	N/A	N/A	N/A		N/A	187	$1.5		$43.2	(9)	Jul-21	(9)	Nov-22	(9)

Subtotals:				N/A	N/A	N/A		N/A	187	$1.5		$43.2

Totals:				$1,090	$22.8	$9.8		1,728	2,499	$260.4		$582.4

(1)
Average occupancy is the weighted average daily occupied units for the reporting period divided by the daily average of total units available for rent during the reporting period.

(2)
Net operating income is a non-GAAP financial measure. For a description of net operating income and a statement of why our management believes the presentation of this metric provides useful information to investors, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Net Operating Income."

(3)
Including purchase price.

(4)
We expect to make certain renovations to this property in the future upon expiration of applicable income restrictions. See "Business and Properties—Our Initial Properties."

(5)
Occupancy for the nine months ended September 30, 2020 was 70.3% including units intentionally held vacant pending redevelopment. Occupancy for the nine months ended September 30, 2020 was 95.1% excluding units intentionally held vacant pending redevelopment.

(6)
Commencing in September 2018, units requiring significant capital expenditures were intentionally held vacant pending redevelopment. This caused a reduction in 2019 net operating income.

(7)
Purchase price does not include additional parcels not currently owned by Avanath, which we expect to acquire in the future. The estimated purchase prices for such parcels are included in the estimated total project cost.

(8)
The estimated total project cost and estimated project start and completion dates shown here assume acquisition of and new construction on privately owned adjacent parcels. We are also considering alternate approaches, including a plan with a greater focus on developing new units on our existing land, which includes 3.92 recently reclaimed acres, and which would have a different estimated total project cost and different estimated project start and completion dates.

(9)
The estimated total project cost and estimated project start and completion dates shown here assume acquisition of and new construction on privately owned adjacent parcels.

Stabilized Properties

        Our initial portfolio will include three stabilized multifamily properties that are not located in Opportunity Zones.

  Country Wood

        Country Wood is an existing, stabilized, 180-unit affordable, multifamily residential property in Naperville, Illinois that was originally constructed in 1995 under the LIHTC Program. The property is income restricted with 10% of units restricted to families earning at or below 50% of AMI and 90% of units restricted to families earning at or below 60% of AMI. The property has a regulatory agreement with the Illinois Housing Development Authority. The income restrictions expire in December 2026. The property is a Non-OZ Investment in western Naperville, near the border of Aurora, Illinois. The property is 30 miles west of downtown Chicago. The property is located within walking distance to the Route 59 Metra station, which provides access to downtown Chicago in 45 minutes.

        The property is comprised of 30 three-story buildings situated on 10 acres and has amenities including a recently constructed clubhouse/leasing office (completed in November 2019), laundry facilities, picnic and barbeque area, and playground. All units have fully equipped kitchens and spacious floorplans. The property's unit mix consists of 90 one-bed/one-bath units, and 90 two-bed/one-bath units. The property has 124,560 net rentable square feet. The average unit size is 692 square feet.

        The property is currently owned by a private investment fund that is managed by Avanath. The average occupancy at the property for the nine months ended September 2020 was 97.1%. The market average occupancy in Naperville for the month of September 2020 was 92.7%. As of September 30, 2020, the property's average rent was is $1,138. The market average effective rent for properties of comparable quality in Naperville was $1,400 for the month of September 2020. The annualized turnover rate for the period from January 1, 2018 through September 30, 2020 for the property was 23%. The turnover rate is calculated by dividing total move-outs over the period from January 1, 2018 through September 30, 2020, by total units, divided by the number of months in the period, multiplied by 12. Because of its location with close proximity to job centers in Aurora and Chicago and average rents that are approximately 19% below market for properties of comparable quality, we believe the property is an attractive investment candidate.

  •
  Business Plan.  We plan to acquire Country Wood for approximately $20 million, which is $111,111 per unit. Recent comparable sales for multifamily properties in Naperville average approximately $181,000 per unit. As a stabilized investment, the business plan is to maintain the property in its current physical state until expiration of income restrictions in December 2026, and then convert the property to a market rate community. In order to generate the market rate rents, the business plan includes implementing significant interior unit renovations within the existing 180 units upon unit turnover, as well as selective exterior upgrades and replacements. Interior renovations will include items such as new appliances, flooring and fixtures. Exterior upgrades will include items such as asphalt replacement in parking lots and driveways. Assuming completion of our business plan, our total estimated project cost is $132,519 per unit.

  •
  Developer.  All renovations will be managed internally by Avanath's in-house capital projects team utilizing third-party subcontractors.

  •
  Market Analysis.  Naperville is an attractive investment market due to its strong demographics, good schools and transportation access to downtown Chicago via the Metra regional railway. Naperville is characterized by a supply constrained market, with no new units delivered in 2019 and just 364 new units expected to be delivered in 2020. Absorption in Naperville is projected at 0.6% over the next 12 months, equating to approximately 112 units.

  •
  Total Project Cost.  The total project cost is estimated to be $23.9 million (approximately $132,519 per unit based on 180 units), which is outlined below. The rehab cost is estimated to be $20,963 per unit based on 180 units. All cost items, other than the purchase price, are estimates that are subject to change based on final scope of work (amounts below are in millions).

Property Acquisition (Purchase Price)	$20.0
Transaction Cost	0.1
Rehab Cost	3.8

Total Project Cost	$23.9
  •
  Capitalization.  The total project capitalization is estimated to be $23.9 million. Upon acquisition of the property, we plan to pay off the existing financing with PNC Bank. The outstanding principal amount is approximately $6.3 million (as of September 2020), the interest rate is equal to LIBOR plus 2.00%, and the loan maturity date is July 1, 2021. We are evaluating the option of utilizing a secured line of credit to apply leverage to the existing units. All items, including total capitalization, are subject to change based on final scope of work.

  •
  Timeline.  We plan to start renovation of the existing units in December 2026. The estimated completion date for the renovation of the property is June 2030.

  Wellington Woods

        Wellington Woods is an existing, stabilized, 360-unit affordable, multifamily residential property in Kissimmee, Florida that was originally constructed in 1994 under the LIHTC Program. The property is income restricted with 100% of units restricted to families earning at or below 60% of AMI. The property has a regulatory agreement with the Florida Housing Finance Corporation. The income restrictions expire in December 2024. The property is a Non-OZ Investment in the northern part of Kissimmee, a southern suburb of Orlando, Florida. The property is 23 miles south of downtown Orlando, 18 miles southwest of Orlando International Airport and 15 miles southeast of Disney World. The property is located in close proximity to major transportation corridors, including US 192, State Road 417, Interstate 4 and Florida's Turnpike.

        The property is situated on 30 acres and has amenities including a clubhouse, fitness center, swimming pool, in-unit washer/dryer hookups, full size washer/dryer in some units, gated access, basketball courts, on-site laundry facilities, park-like setting with mature tree-scape and pond, picnic and barbeque area, and playground. All units have private ground floor entrances, fully equipped kitchens and spacious floorplans. The property's unit mix consists of 48 one-bed/one-bath units, 128 two-bed/two-bath units, 160 three-bed/two-bath units and 24 four-bed/two-bath units. The property has 400,608 net rentable square feet. The average unit size is 1,113 square feet.

        The property is currently owned by a private investment fund that is managed by Avanath. The average occupancy at the property for the nine months ended September 2020 was 98.9%. The market average occupancy in Osceola County for the month of September 2020 was 96.9%. As of September 30, 2020, the property's average rent was $959. The market average effective rent for properties of comparable quality in Osceola County was $1,302 for the month of September 2020. The annualized turnover rate for the period from January 1, 2018 through September 30, 2020 for the property was 17%. Due to affordability restrictions, the property benefits from a 50% property tax abatement. Because of its location with close proximity to job centers in Orlando and average rents that are approximately 26% below market for properties of comparable quality, we believe the property is an attractive investment candidate.

  •
  Business Plan.  We plan to acquire Wellington Woods for approximately $51 million, which is $141,667 per unit. Recent comparable sales for multifamily properties in Kissimmee average approximately $187,000 per unit. As a stabilized investment, the business plan is to maintain the property in its current physical state until expiration of income restrictions in December 2024, and then convert the property to a market rate community. The current 50% tax abatement is not expected to be renewed upon expiration of the rent restrictions. In order to generate market rate rents, the business plan includes implementing significant interior unit renovations within the existing 360 units upon unit turnover, as well as selective exterior upgrades and replacements. Interior renovations will include items such as new appliances, flooring and fixtures. Exterior upgrades will include items such as clubhouse renovations and asphalt replacement in parking lots and driveways. Assuming completion of our business plan, our total estimated project cost is $165,370 per unit.

  •
  Developer.  All renovations will be managed internally by Avanath's in-house capital projects team utilizing third-party subcontractors.

  •
  Market Analysis.  The Osceola County submarket is characterized by its proximity to the Orlando area's major hospitality employers, including Disney World. The submarket is also experiencing employment drivers in the manufacturing and technology industries, which are adding thousands of jobs to the area. Some recent projects in the area include the $75 million, 109,000 square foot Florida Advanced Manufacturing Research Center and Orlando Health's three-story medical facility. The low multifamily vacancies in the Osceola County submarket stem from the very limited supply and complete lack of new construction. No new supply has entered the submarket in the past three years, and none is projected in the next two years. This lack of supply has supported strong annual rent growth in Osceola County, which has averaged 7% over the past four years.

  •
  Total Project Cost.  The total project cost is estimated to be $59.5 million (approximately $165,370 per unit based on 360 units), which is outlined below. The rehab cost is estimated to be $23,482 per unit based on 360 units. All cost items, other than the purchase price, are estimates that are subject to change based on final scope of work (amounts below are in millions).

Property Acquisition (Purchase Price)	$51.0
Transaction Cost	0.1
Rehab Cost	8.5

Total Project Cost	$59.5	*

*
Figures may not foot due to rounding.
  •
  Capitalization.  The total project capitalization is estimated to be $59.5 million. Upon acquisition of the property, we plan to pay off the existing financing with PNC Bank. The outstanding principal amount is approximately $15.5 million (as of September 2020), the interest rate is equal to LIBOR plus 2.00%, and the loan maturity date is September 1, 2021. We are evaluating the option of utilizing a secured line of credit to apply leverage to the existing units. All items, including total capitalization, are subject to change based on final scope of work.

  •
  Timeline.  We plan to start renovation of the existing units in December 2024. The estimated completion date for the renovation of the property is April 2029.

  Coopers Crossing

        Coopers Crossing is an existing, stabilized, 93-unit affordable, multifamily residential property in Irving, Texas that was originally constructed in 1995 under the LIHTC Program. The property is income restricted with 100% of units restricted to families earning at or below 60% of AMI. The property has a regulatory agreement with the Texas Department of Housing and Community Affairs. The income restrictions expire in December 2026. The property is a Non-OZ Investment in the Las Colinas submarket of Irving. Las Colinas was originally developed in 1972 as one of the first master-planned communities in the U.S. and consists of 12,000 acres centrally located between the Dallas CBD (12 miles southeast) and the Dallas-Fort Worth International Airport (7 miles northwest). Las Colinas currently consists of approximately 21 million square feet of office space, and is the home to approximately 2,000 companies, including national or regional headquarters of Verizon, Kimberly-Clark and 7-Eleven. Cooper's Crossing is also located one mile from the North Lake College Station of the Dallas Area Rapid Transit ("DART") light rail system, which provides access to the Dallas CBD and Love Field Airport. Additionally, the Property is located two miles from the Four Seasons Resort Las Colinas, a AAA five-diamond resort.

        The property consists of 8 two- and three-story buildings, situated on 5.17 acres and has amenities including a clubhouse, swimming pool, laundry facilities, and fitness center. The property's unit mix consists of 36 two-bed/two-bath units and 57 three-bed/two-bath units. The property has 111,116 net rentable square feet. The average unit size is 1,195 square feet.

        The property is currently owned by a private investment fund that is managed by Avanath. The average occupancy at the property for the nine months ended September 2020 was 96.1%. The market average occupancy in Irving for the month of September 2020 was 94.7%. As of September 30 2020, the property's average rent was $1,206. The market average effective rent for properties of comparable quality in Irving was $1,303 for the month of September 2020. The annualized turnover rate for the period from January 1, 2018 through September 30, 2020 for the property was 20%. Because of its location with close proximity to job centers in Dallas and average rents that are approximately 7% below market for properties of comparable quality, we believe the property is an attractive investment candidate.

  •
  Business Plan.  We plan to acquire Coopers Crossing for approximately $11.5 million, which is $123,656 per unit. Recent comparable sales for multifamily properties in Irving average approximately $167,000 per unit. As a stabilized investment, the business plan is to maintain the property in its current physical state until expiration of income restrictions in December 2026, and then convert the property to a market rate community. In order to generate market rate rents, the business plan includes implementing significant interior unit renovations within the existing 93 units upon unit turnover, as well as selective exterior upgrades and replacements. Interior renovations will include items such as new appliances, flooring and fixtures. Exterior upgrades will include items such as clubhouse renovations and asphalt replacement in parking lots and driveways. Assuming completion of our business plan, our total estimated project cost is $146,444 per unit.

  •
  Developer.  All renovations will be managed internally by Avanath's in-house capital projects team utilizing third-party subcontractors.

  •
  Market Analysis.  The submarket is positioned in the middle of the Dallas-Fort Worth metroplex and is commutable to both downtown Dallas and downtown Fort Worth, as well as job centers along the Dallas North Tollway. Las Colinas borders the DFW International Airport, which is viewed as an amenity for many companies. Many major employers have chosen this area for their primary or regional headquarters across many industries. Allstate Insurance is currently planning a major expansion of its existing 2,000 employee workforce in Irving to nearly 3,300 employees. Other notable employers include Citi, with more than 6,000 employees, and Verizon, with more than 4,000. Robust employment, direct access to the airport and the emergence of a live/work/play environment have helped drive apartment demand in Las Colinas. 992 new units were delivered in 2019 with 280 new units expected to be delivered in 2020. Absorption in Irving is projected at –0.1% over the next 12 months, equating to approximately –20 units.

  •
  Total Project Cost.  The total project cost is estimated to be $13.6 million (approximately $146,444 per unit based on 93 units), which is outlined below. The rehab cost is estimated to be $21,927 per unit based on 93 units. All cost items, other than the purchase price, are estimates that are subject to change based on final scope of work (amounts below are in millions).

Property Acquisition (Purchase Price)	$11.5
Transaction Cost	0.1
Rehab Cost	2.0

Total Project Cost	$13.6
  •
  Capitalization.  The total project capitalization is estimated to be $13.6 million. Upon acquisition of the property, we plan to pay off the existing financing with Wells Fargo. The outstanding principal amount is approximately $3.4 million (as of September 2020), the interest rate is a floating rate equal to LIBOR (or alternative rate) plus 3.00% (subject to a LIBOR floor of 0.75%), and the loan maturity date is August 1, 2021. We are evaluating the option of utilizing a secured line of credit to apply leverage to the existing units. All items, including total capitalization, are subject to change based on final scope of work.

  •
  Timeline.  We plan to start renovation of the existing units in December 2026. The estimated completion date for the renovation of the property is July 2030.

Redevelopment Properties

        Our initial portfolio will include five redevelopment properties located in Opportunity Zones.

  Arbors at Cary

        Arbors at Cary is an existing 248-unit market-rate multifamily residential property in Cary, North Carolina. The property is located in an Opportunity Zone within the Town of Cary, an affluent community with a median household income of $102,000 and population of 168,160. Cary is located within the Raleigh/Durham/Cary metropolitan area, which is also known as the "Research Triangle." The area is home to the Research Triangle Park, the largest research park in the country that houses more than 300 companies and 55,000 jobs. Top employers include Cisco, Glaxo Smith Kline, Biogen Idec and BASF. The area is also anchored by a number of leading colleges and universities including North Carolina State University, Duke University and the University of North Carolina at Chapel Hill.

        The property was built in phases between 1967 and 1971 and contains outdated electrical and plumbing systems that have resulted in operational challenges. These systems are expected to be updated through our planned redevelopment. The property is situated on 19 acres and has amenities including a leasing office, laundry facility, sport court, dog park and playground. All units have fully equipped kitchens and central air conditioning. The property's unit mix consists of 27 one-bed/one-bath units, 56 two-bed/one-bath units, 138 two-bed/one-and-a-half-bath units, and 27 three-bed/two-bath units. The property has 234,884 net rentable square feet. The average unit size is 947 square feet.

        The property is currently owned by a private investment fund that is managed by Avanath. The average occupancy at the property for the nine months ended September 2020 was 70.3%. The market average occupancy in Raleigh/Durham for the month of September 2020 was 92.6%. The property's occupancy is low due to deferred capital expenditures and ownership's decision to vacate units to prepare for the pending redevelopment of the property. Collectively, 61 units have been held out of service in anticipation of the planned redevelopment. Occupancy at the property for the nine months ended September 30, 2020 was 95.1% excluding units intentionally held vacant pending redevelopment. As of September 30, 2020, the property's average rent was $864. The market average effective rent for properties of comparable quality after taking into account our planned rehab for the property in the Raleigh/Durham market was $1,342 for the month of September 2020. The annualized turnover rate for the period from January 1, 2018 through September 30, 2020 for the property was 38%, which includes units held out of service. Because of its location in the affluent community of Cary and the rapidly growing Research Triangle area and average rents that are approximately 36% below market for properties of comparable quality after taking into account our planned rehab for the property, we believe the property is an attractive investment candidate.

  •
  Business Plan.  We plan to acquire Arbors at Cary for $19.8 million, which is $79,919 per unit. Recent comparable sales for affordable multifamily properties in Cary average approximately $187,000 per unit. The business plan is to renovate 232 of the existing units with a scope that includes aesthetic, structural and system upgrades and enhancements. We generally plan to increase rents for the renovated units. Two buildings (16 units) will be demolished and replaced with 36 new townhouse rental units consisting of two- and three-bedroom floorplans. Townhouse units are especially in demand as they are not widely available for rent in the local submarket. The large floorplans of the townhouse units are expected to appeal especially to families with young children enrolled in the local public school system. In addition, we plan to construct a new state-of-the-art clubhouse and swimming pool. Assuming completion of our business plan, our total estimated project cost is approximately $170,389 per unit (based on 268 units). We anticipate a 5-10% decrease in occupancy rates as we plan to first renovate an existing building that remains vacant. Once the vacant building is renovated, we plan to move residents from other occupied buildings into that building. We will then renovate additional buildings and will lease the unoccupied units to new residents once the renovation plan is complete. We expect the property to reach a stabilized level of occupancy within six months of project completion. The redevelopment will position the property to be more competitive with the newer properties in the Cary market.

  •
  Developer.  We plan to engage Laurel Street to provide development services for a total fee of 7% of total project costs. Laurel Street is a certified minority-owned and woman-owned developer of mixed-income housing based in Charlotte, North Carolina. Laurel Street is an experienced tax credit developer and one of the few regional developers offering a middle income/workforce housing product. Laurel Street has a development portfolio of over 3,600 units totaling $500 million of total project cost.

  •
  Market Analysis.  The greater Raleigh/Durham area, which includes Cary, is one of the nation's fastest-growing metropolitan areas, and its population has been expanding by approximately 2% annually for more than a decade, driven by the region's strong job growth. Numerous companies have relocated to or expanded in the area, citing Raleigh/Durham's talent base and highly educated labor pool as some of the main draws. North Carolina State University, Duke University and UNC Chapel Hill provide a steady stream of talent from which many local employers recruit. Cary is one of the most expensive housing markets in the greater Raleigh/Durham area. Given the area's high-wage profile, new multifamily apartment communities have been able to lease up without significant concessions. With stiff competition among recently developed luxury apartments, existing middle-market apartment communities have seen the most rapid rent gains in the past four quarters, outperforming the submarket average. Absorption in the Raleigh/Durham market is projected at 1.0% over the next 12 months, equating to approximately 1,093 new units.

  •
  Total Project Cost.  The total project cost is estimated to be $45.7 million (approximately $170,389 per unit based on 268 units), which is outlined below. The rehab cost is estimated to be $71,537 per unit (based on 232 units). Development costs (approximately $254,657 per unit based on 36 units) includes the cost to demolish two buildings (16 units) and construct 36 new townhouse rental units as well as $1.1 million in cost to construct a new state-of-the-art clubhouse and swimming pool. All cost items, other than the purchase price, are estimates that are subject to change based on final scope of work (amounts below are in millions).

Property Acquisition (Purchase Price)	$19.8
Transaction Cost	0.1
Rehab Cost	16.6
Development Cost	9.2

Total Project Cost	$45.7
  •
  Capitalization.  The total project capitalization is estimated to be $45.7 million. Upon acquisition of the property, we plan to pay off the existing financing with Berkadia. The outstanding principal amount is $10.4 million (as of September 2020), the interest rate is 3.14%, and the loan maturity date is March 1, 2022. We are in discussions with the existing lender, Berkadia, to obtain a construction loan to fund the renovation of the existing 232 units and to fund the construction of the additional townhouse units and clubhouse/swimming pool. Once all units are completed and stabilized, we plan to obtain permanent secured financing. Due to the conventional (unregulated) nature of the property, tax credits, abatements or other incentives are not expected to be granted by local and state governments. All items, including total project cost, are subject to change based on final scope of work.

  •
  Entitlements/Pre-Development.  We have selected a development team comprised of two local architectural firms, a civil engineering firm, a land-use attorney and a general contractor. Our architectural team has completed preliminary drawings for interior and exterior renovations, based on a preliminary scope of work. In addition, we have engaged a firm for the design of the new state-of-the-art clubhouse, swimming pool and fitness center at the entrance to the property. For the renovation of the existing units, we have engaged a general contractor, which has provided us with preliminary price estimates. Additionally, we have engaged a civil engineering firm to provide landscape architecture services and site planning. Finally, our land use attorney is providing legal advice as we seek to obtain entitlements from the Town of Cary planning department. We plan to start the renovation of the existing units in December 2020. The estimated completion date for the renovation of the existing units is November 2022. In order to demolish two of the existing buildings and increase the density allowance required for the construction of the new townhouse units, Aspire Real Estate Investors Predecessor II completed the acquisition of a neighboring vacant parcel of commercial land in 2016 and is applying for a zoning change with the Town of Cary. The rezoning process has already commenced and is expected to be completed by third quarter 2020. We have met with Town of Cary officials and planning department staff to facilitate an expedited approval process. Town of Cary officials have expressed strong support for our redevelopment plans, which will provide additional high-quality market rate units to an apartment community experiencing a significant shortage of new supply. Aspire Real Estate Investors Predecessor II obtained a revised plat for the property from the Town of Cary, in compliance with recommendations from the planning department, which will enable the property to obtain the increased zoning density required for the additional townhome units. The estimated time to obtain entitlements for the new townhouse units is 8 months. Construction for the new townhouse units is expected to commence in June 2021. The estimated completion date for the new construction is August 2022.

  Academy at Waterford Lakes

        Academy at Waterford Lakes is an existing 228-unit affordable (income restricted) multifamily residential property in Orlando, Florida that was originally constructed in 1997 under the LIHTC Program. The property is income restricted with 15% of units restricted to families earning at or below 35% of AMI and 85% of units restricted to families earning at or below 60% of AMI. The property has a regulatory agreement with the Florida Housing Finance Corporation. The income restrictions expire in 2047. The property is located in an Opportunity Zone in East Orlando, which draws a wide variety of renters, including well-educated professionals and millennials. Area employers include Central Florida Research Park and the University of Central Florida ("UCF").

        The property is situated on 25 acres and has amenities including a clubhouse, pool, fitness studio, volleyball court, children's playground, picnic area and barbeque grills. All units have fully equipped kitchens and central air conditioning. The property's unit mix consists of 36 one-bed/one-bath units, 96 two-bed/two-bath units, 72 three-bed/two-bath units, and 24 four-bed/two-bath units. The property has 226,812 net rentable square feet. The average unit size is 995 square feet.

        The property is currently owned by a private investment fund that is managed by Avanath. The average occupancy at the property for the nine months ended September 2020 was 99.1%. The market average occupancy in Orlando for the month of September 2020 was 91.0%. As of September 30, 2020, the property's average rent was $897. The market average effective rent for properties of comparable quality in Orlando was $1,244 for the month of September 2020. The annualized turnover rate for the period from January 1, 2018 through September 30, 2020 for the property was 17%. Due to affordability restrictions, the property benefits from a 50% property tax abatement. Because of its location in the high growth Orlando metropolitan area and average rents that are approximately 28% below market for properties of comparable quality, we believe the property is an attractive investment candidate.

  •
  Business Plan.  We plan to acquire Academy at Waterford Lakes for $24.0 million, which is $105,263 per unit. Recent comparable sales for multifamily properties in Orlando average approximately $169,000 per unit. The business plan is to renovate the existing clubhouse and build approximately 150 new garden-style units on vacant land currently designated as a wetland conservation area. In pursuing and obtaining entitlements, we will work with all necessary government and municipal agencies in order to move the project forward, including working with government officials to address any additional requirements as the result of the original developer's usage of a wetland conservation designation on the site. We are considering the new units to be market rate, with the possibility of reserving a small portion of new units to be affordable. Assuming completion of our business plan, our total estimated project cost is $139,252 per unit (based on 378 total units). We anticipate a minimal (less than 5%) decrease in occupancy rates on our renovation plan of existing units. Most of the renovation will be on common areas, including the clubhouse. We expect the property to reach a stabilized level of occupancy within seven months of project completion.

  •
  Developer.  We plan to engage Laurel Street to provide development services. Laurel Street is a certified minority-owned and woman-owned developer of mixed-income housing based in Charlotte, North Carolina. Laurel Street is an experienced tax credit developer and one of the few regional developers offering a middle income/workforce housing product. Laurel Street has a development portfolio of over 3,600 units totaling $500 million of total project cost.

  •
  Market Analysis.  Demand for affordable and workforce housing remains strong in East Orlando as many 4- and 5-star apartment communities remain out of reach for renters. As one of the most diverse submarkets, with lifestyle options available for all age ranges, East Orlando draws a variety of renters. Well-educated professionals and millennials supply most of the apartment demand in East Orlando. Major employment nodes such as Central Florida Research Park and UCF draw many of these renters. The Central Florida Research Park is the fourth largest in the U.S. by number of companies, many of which focus on military simulation and training. UCF, one of the largest universities in the nation, with nearly more than 69,000 students enrolled, brings a younger demographic to the area. Most renters work relatively close to their residence as the major employment nodes in downtown Orlando, the Tourist Corridor, Maitland, and Lake Mary are all within a 30-minute commute from East Orlando. Residents of East Orlando generate some of the higher incomes in the metropolitan area and coupled with affordable home prices, the submarket is susceptible to demand flight to homeownership. However, multifamily demand remains strong due to the elevated population growth rates and low inventory levels among single-family housing. Absorption in the Orlando market is projected at 0.6% over the next 12 months, equating to approximately 1,075 units.

  •
  Total Project Cost.  The total project cost is estimated to be $52.6 million (approximately $139,252 per unit based on 378 units), which is outlined below. The rehab cost is estimated to be $4,386 per unit (based on 228 units). Development cost for the new units is estimated to be $183,715 per unit based on 150 units. All cost items, other than the purchase price, are estimates that are subject to change based on final scope of work (amounts below are in millions).

Property Acquisition (Purchase Price)	$24.0
Transaction Cost	0.1
Rehab Cost	1.0
Development Cost	27.6

Total Project Cost	$52.6	*

*
Figures may not foot due to rounding.
  •
  Capitalization.  The total project capitalization is estimated to be $52.6 million. Upon acquisition of the property, we plan to pay off the existing financing with Wells Fargo. The outstanding principal amount is approximately $9.8 million (as of September 2020), the interest rate is 3.32%, and the loan maturity date is February 1, 2022. Once all new units are completed and stabilized, we plan to obtain permanent secured financing. Additionally, we are evaluating the option of utilizing a secured line of credit to apply leverage to the existing units. If we agree to any affordability restrictions on the new units, we will apply for 50% property tax abatement for those units. All items, including total capitalization, are subject to change based on final scope of work.

  •
  Entitlements/Pre-Development.  The property includes an adjacent nine-acre lot that is classified as a wetland conservation area. We have retained a land use attorney to look into the possibility of developing on the wetland property. The original developer of the property permitted this site in the late 1990s. The site had minor wetland impacts but used the entire wetlands and buffer as mitigation. In other words, the original developer over-mitigated the entire site. We commissioned an environmental assessment report from a consulting firm. Our consultants have concluded that the site can partially be developed with an estimated 150 units or more. There is a possibility to obtain an increase in the maximum number of permitted units for construction of additional affordable units. The estimated time to obtain entitlements for the new units is 9-12 months. We plan to start the renovation of the existing clubhouse in January 2021. The estimated completion date for the renovation of the clubhouse is July 2021. Construction for the new units is projected to commence in December 2021. The estimated completion date for the new construction is December 2022.

  Seaport Village

        Seaport Village is an existing 358-unit workforce housing multifamily property in Long Beach, California that was originally constructed in 1963 and has undergone several renovations under previous ownership. The property is located in an Opportunity Zone in Long Beach, California. Greater Long Beach has some of the most attractive demand-drivers in the region, including its proximity to Greater Los Angeles and Orange County employment centers.

        The property consists of 33 two-story buildings, each on individually gated parcels, situated on 8.6 acres and has amenities including 356 tuck-under parking spaces, ample street parking on internal streets, leasing office, fitness center, and laundry facilities. All units have fully equipped kitchens. Each building has either a swimming pool (11 buildings) or landscaped barbeque area. The property's unit mix consists of 77 one-bed/one-bath units, 92 two-bed/one-bath units, 125 two-bed/1.5-bath units, 6 two-bed/two-bath units, 2 three-bed/one-bath units and 56 three-bed/two-bath units. The property has 313,438 net rentable square feet. The average unit size is 876 square feet.

        The property is currently owned by a private investment fund that is managed by Avanath. The average occupancy at the property for the nine months ended September 2020 was 97.3%. The market average occupancy in Long Beach for the month of September 2020 was 93.6%. As of September 30, 2020, the property's average rent was $1,701. The market average effective rent for properties of comparable quality after taking into account our planned rehab for the property in Long Beach was $1,999 for the month of September 2020. The annualized turnover rate for the period from January 1, 2018 through September 30, 2020 for the property was 27%. Because of its location in the supply constrained Long Beach market and average rents that are approximately 15% below market for properties of comparable quality after taking into account our planned rehab for the property, we believe the property is an attractive investment candidate.

  •
  Business Plan.  We plan to acquire Seaport Village for approximately $89.9 million, which is $251,103 per unit. Recent comparable sales for multifamily properties in Long Beach average approximately $272,000 per unit. Seaport Village is located adjacent to a small community retail center, consisting of six privately owned parcels and totaling 5.17 acres. The existing property and the retail center are both located within an Opportunity Zone. We are in discussions with the five owners of the six individual retail parcels to sell the properties to Aspire. In addition, Avanath has recently completed the process of obtaining private ownership of the interior streets at the existing multifamily property, which was previously owned by the City of Long Beach. Upon completion of this process, the land area of the existing property has increased by 3.92 acres. The business plan is to implement light renovations on the existing 358 units and common areas, acquire and demolish the retail center, and develop approximately 279 market rate units on the former retail center site. Once construction of the new units is completed, the existing units and the new units will be operated as a consolidated property. Assuming completion of our business plan, our total estimated project cost is $383,044 per unit (based on 637 units). We anticipate a minimal (less than 5%) decrease in occupancy rates on our renovation plan of existing units. We anticipate renovation costs of $18,909 per unit, including the clubhouse and building exteriors as well as including new appliances, flooring and cabinets in units. The existing units will be renovated based on turnover. We expect the newly constructed units to reach a stabilized level of occupancy within nine months of project completion. While the business plan, total estimated project cost and estimated construction commencement and completion dates shown herein assume acquisition of and new construction on the six privately owned adjacent parcels totaling 5.17 acres, we are also considering alternate approaches, including a plan with a greater focus on developing new units on our existing land, including the recently reclaimed 3.92 acres, which would have different estimated project costs and different estimated construction commencement and completion dates.

  •
  Developer.  We plan to engage MacFarlane to provide development services.

  •
  Market Analysis.  Long Beach, known for its concentration of logistics and aerospace industries, has some of the most attractive demand-drivers, including its location in the greater Los Angeles. Long Beach is the second largest city in Los Angeles County and home to the second largest port in the U.S. Tight vacancies, rising rents, and a manageable amount of supply added, with just 567 units delivered in 2019, characterize the state of the Long Beach submarket. Absorption in the Long Beach submarket is projected at 0.2% over the next 12 months, equating to approximately 134 units.

  •
  Total Project Cost.  The total project cost is estimated to be $244.0 million (approximately $383,044 per unit based on 637 units), which is outlined below. The rehab cost is estimated to be $18,909 per unit based on 358 units. Development cost for the new units (including the purchase price of the retail center) is estimated to be $527,793 per unit based on 279 units. All cost items, other than the purchase price, are estimates that are subject to change based on final scope of work (amounts below are in millions).

Property Acquisition (Purchase Price)	$89.9
Retail Center Acquisition	20.0
Transaction Cost	0.1
Rehab Cost	6.8
Development Cost	127.3

Total Project Cost	$244.0	*

*
Figures may not foot due to rounding.
  •
  Capitalization.  The total project capitalization is estimated to be $244.0 million. Upon acquisition of the property, we plan to pay off the existing financing with Fannie Mae. The outstanding principal amount is approximately $31.0 million (as of September 2020), the interest rate is 4.12%, and the loan maturity date is March 1, 2022. We plan to obtain a construction loan to fund acquisition of the adjacent retail center and construction of the new units. Once all renovations and construction are completed and units are stabilized, we plan to obtain permanent financing. Additionally, we are evaluating the option of utilizing a secured line of credit to apply leverage to the existing units. All items, including total capitalization, are subject to change based on final scope of work.

  •
  Entitlements/Pre-Development.  We plan to start renovation of the existing units in December 2020. The estimated completion date for the renovation of the property is March 2023. Construction of the new units is projected to commence in August 2022. The estimated completion date for the new construction is April 2024.

  Woodside Senior

        Woodside Senior is an existing 144-unit affordable (income restricted), age restricted (55+ years old) multifamily residential property in Ontario, California that was originally constructed in 1984 using bond financing from the City of Ontario and the Ontario Redevelopment Agency. The property is income restricted with 9% of units restricted to families earning at or below 50% of AMI, 11% of units restricted to families earning at or below 80% of AMI and 80% of units restricted to families earning at or below 110% of AMI. The property has a regulatory agreement with the City of Ontario and Ontario Redevelopment Agency. The restrictions on the units at very-low income levels (50% of AMI) expire in 2021. The remaining restrictions will remain in place until 2059. The property is located in an Opportunity Zone in Ontario, California. Greater Ontario/Rancho Cucamonga has some of the most attractive demand-drivers in the region, including its proximity to Greater Los Angeles employment centers.

        The property is situated on 3.2 acres and has amenities including two clubhouses, two swimming pools, a leasing office, a laundry facility and controlled access gates. All units have fully equipped kitchens and central air conditioning. The property's unit mix consists of 120 one-bed/one-bath units, 22 two-bed/one-bath units and two three-bed/two-bath units. The property has 70,620 net rentable square feet. The average unit size is 490 square feet.

        The property is currently owned by a private investment fund that is managed by Avanath. The average occupancy at the property for the nine months ended September 2020 was 95.9%. The market average occupancy in the Ontario submarket for the month of September 2020 was 96.3%. As of September 30, 2020, the property's average rent was $1,228. The market average effective rent for properties of comparable quality in Ontario was $1,904 for the month of September 2020. The annualized turnover rate for the period from January 1, 2018 through September 30, 2020 for the property was 21%. Unlike many affordable and workforce properties in California, Woodside Senior does not currently qualify for property tax abatement due to a clause in the regulatory agreements that prohibits the transfer of the property to a purchaser which obtains a property tax exemption. Because of its location in the supply constrained Ontario market and average rents that are approximately 36% below market for properties of comparable quality, we believe the property is an attractive investment candidate.

  •
  Business Plan.  We plan to acquire Woodside Senior for $23.0 million, which is $159,722 per unit. Recent comparable sales for multifamily properties in Ontario average $277,000 per unit. Woodside Senior is located on two separate parcels consisting of 60 units and 84 units. In between the two Woodside Senior parcels, there is a two-story office building consisting of 19,248 square feet. The office building is situated on 1.216 acres. We are under an executed purchase agreement with the owner of the office building to sell the property to Aspire. The business plan is to renovate the existing 144 units and common areas, acquire and demolish the office building, and develop approximately 72 age-restricted market rate units (55+ years old) on the office building site. We will relocate the existing leasing office, which is housed in one of the existing units, to the new building. We will convert the unit back to residential use. For the new units, the average monthly rent is projected to be $1,597. Assuming completion of our business plan, our total estimated project cost is $223,564 per unit (based on 216 units). We anticipate a minimal (less than 5%) decrease in occupancy rates on our renovation plan of existing units. Most of the renovations ($10,657 per unit renovation budget) will be applied to common areas, including the two clubhouses, conversion of the existing leasing office to a residential unit and building exteriors. We expect the newly constructed units to reach a stabilized level of occupancy within five months of project completion.

  •
  Developer.  We plan to engage Silverado Canyon Partners to provide development services. Silverado Canyon Partners will provide development services for a 4% fee on total construction costs. Silverado Canyon Partners was founded in 2003 and is focused on creating value in the markets they serve and has developed approximately 750 units across 10 apartment communities.

  •
  Market Analysis.  Greater Ontario/Rancho Cucamonga, known for its concentration of logistics services industries, has some of the most attractive demand-drivers, including its location in the greater Los Angeles. Tight vacancies, rising rents, and a manageable amount of supply added, with just 290 units delivered in 2019, characterize the state of the Greater Ontario/Rancho Cucamonga submarket. Absorption in the Ontario submarket is projected at –0.0% over the next 12 months, equating to approximately –5 units.

  •
  Total Project Cost.  The total project cost is estimated to be $48.3 million (approximately $223,564 per unit based on 216 units), which is outlined below. The rehab cost is estimated to be $10,657 per unit based on 144 units. Development cost for the new units (including the purchase price of the office building site) is estimated to be $328,821 per unit based on 72 units. All cost items, other than the purchase price, are estimates that are subject to change based on final scope of work (amounts below are in millions).

Property Acquisition (Purchase Price)	$23.0
Office Building Acquisition	4.0
Transaction Cost	0.1
Rehab Cost	1.5
Development Cost	19.7

Total Project Cost	$48.3
  •
  Capitalization.  The total project capitalization is estimated to be $48.3 million. Upon acquisition of the property, we plan to pay off the existing financing with Berkadia. The outstanding principal amount is approximately $8.1 million (as of September 2020), the interest rate is 3.65%, and the loan maturity date is January 1, 2022. We plan to obtain a construction loan to fund the renovation of the existing 232 units and to fund the construction of the additional units. In addition to conventional financing options, we are evaluating tax-exempt bond financing with the City of Ontario to fund the renovation of existing units and construction of new units. Once all units are completed and stabilized, we plan to obtain permanent secured financing. Additionally, we are evaluating the option of utilizing a secured line of credit to apply leverage to the existing units. We plan to negotiate a property tax exemption for the property, which is currently not permitted, by agreeing to additional affordable set asides or an extension of existing restrictions. All items, including total capitalization, are subject to change based on final scope of work.

  •
  Entitlements/Pre-Development.  We have retained an architectural firm to develop a site plan to maximize density on the office building site. We have met with the City of Ontario planning department and discussed our plans for the project. The City staff encouraged us to proceed with an aggressive plan and timeline, inclusive of affordable and/or market-rate housing. There is a possibility to obtain an increase in the maximum number of permitted units for construction of additional affordable units. Estimated time to obtain entitlements for the new units is 9-12 months. We plan to start the renovation of the existing units in December 2020. The estimated completion date for the renovation of the existing units is February 2023. Construction of the new units is projected to commence in October 2021. The estimated completion date for the new construction is January 2023.

  Oak Village

        Oak Village is an existing 117-unit affordable, multifamily residential property in Oakland, California that was originally constructed in 1973 and underwent extensive renovation in 2004 under the LIHTC Program. The property is income restricted with 20% of units restricted to families earning at or below 50% of AMI and 80% of units restricted to families earning at or below 60% of AMI. The property has regulatory agreements with the California Tax Credit Allocation Committee, California Housing Finance Agency and HUD. The income restrictions expire in 2058. The property is located in an Opportunity Zone near downtown Oakland, California. Downtown Oakland has seen tremendous growth in rents and property values as more and more people are being priced out of renting in San Francisco and Oakland is substantially closer than many other residential options. The property is 11.6 miles from downtown San Francisco. Currently, there are more than 80,000 jobs in the downtown area, and there are office projects totaling more than four million square feet, which are expected to serve approximately 20,000 additional employees.

        The property is situated on 2.7 acres and has amenities including a clubhouse, leasing office, fitness center, laundry room and controlled access gates. All units have fully equipped kitchens and spacious closets. The property's unit mix consists of 33 studios, 39 one-bed/one-bath units, and 45 two-bed/one-bath units. The property has 74,100 net rentable square feet. The average unit size is 633 square feet.

        The property is currently owned by a private investment fund that is managed by Avanath. The average occupancy at the property for the nine months ended September 2020 was 97.1%. The market average occupancy in Oakland for the month of September 2020 was 92.2%. As of September 30, 2020, the property's average rent was $1,331. The market average effective rent for properties of comparable quality in Oakland was $2,411 for the month of September 2020. The annualized turnover rate for the period from January 1, 2018 through September 30, 2020 for the property was 8%. Due to affordability restrictions, the property benefits from a property tax abatement. Because of its location in the high growth San Francisco Bay Area and average rents that are approximately 45% below market for properties of comparable quality, we believe the property is an attractive investment candidate.

  •
  Business Plan.  We plan to acquire Oak Village for $19.7 million, which is $168,376 per unit. Recent comparable sales for multifamily properties in Oakland average approximately $457,000 per unit. The business plan is to build approximately 63 new units on an adjacent parking lot that is on the property. We are considering the new units to be mixed income (market rate and affordable). The business plan also includes implementing light interior unit renovations within the existing 117 units upon unit turnover, as well as replacing the two existing elevators. Interior renovations will include items such as new appliances, flooring and fixtures. Assuming completion of our business plan, our total estimated project cost is $286,693 per unit (based on 180 units). We expect the newly constructed units to reach a stabilized level of occupancy within four months of project completion.

  •
  Developer.  We plan to engage MacFarlane to provide development services.

  •
  Market Analysis.  Due to Oakland's relative affordability, transit-oriented properties that offer short commutes to downtown San Francisco are in favor amongst the renter populations. High occupancy rates in Oakland have allowed owners to increase rents in recent years, but the discount with respect to San Francisco rents still remains significant (approximately $700 per month, according to Yardi's Rent Cafe). Investment in downtown Oakland has been consistent, with overall sales volume rising to a record high in 2018. Local investors continue to be the most active and account for the majority of purchases and sales in the submarket. Large scale national investors and developers have entered the market and are fueling significant growth and focus on the market. Absorption in the Oakland submarket is projected at 0.5% over the next 12 months, equating to approximately 879 units.

  •
  Total Project Cost.  The total project cost is estimated to be $51.6 million ($286,693 per unit based on 180 units), which is outlined below. Development cost for the new units is estimated to be $491,504 per unit based on 63 units. All cost items, other than the purchase price, are estimates that are subject to change based on final scope of work (amounts below are in millions).

Property Acquisition (Purchase Price)	$19.7
Transaction Cost	0.1
Rehab Cost	0.9
Development Cost	31.0

Total Project Cost	$51.6	*

*
Figures may not foot due to rounding.
  •
  Capitalization.  The total project capitalization is estimated to be $51.6 million. Upon acquisition of the property, we plan to pay off the existing senior loan with CalHFA. The outstanding principal amount is $4.9 million (as of September 2020), the interest rate is 5.5%, and the loan maturity date is June 1, 2036. We plan to obtain a construction loan to fund construction of the additional garden-style units. Once all units are completed and stabilized, we plan to obtain permanent secured financing. Additionally, we are evaluating the option of utilizing a secured line of credit to apply leverage to the existing units. If we agree to any affordability restrictions on the new units, we will apply for property tax abatement of those units. All items, including total capitalization, are subject to change based on final scope of work.

  •
  Entitlements/Pre-Development.  We have retained an architectural firm to develop a site plan to maximize density of new units on the parking lot site. We plan to start the renovation of the existing units in December 2020. The estimated completion date for the renovation of the existing units is February 2023. The estimated time to obtain entitlements for the new units is 9-12 months. Construction of the new units is projected to commence in December 2021. The estimated completion date for the new construction is June 2023.

Ground-up Development Property

        Our initial portfolio will include one ground-up development property located in an Opportunity Zone.

  North End Landings

        North End Landings is a proposed mixed income (market rate and affordable) multifamily development in Detroit, Michigan. The project is located in Detroit's Historic North End, which is located just north of Downtown Detroit and near Wayne State University. The project is situated in two adjacent Opportunity Zones. The project will be built in multiple phases, with the initial phase consisting of approximately 187 multifamily units in an area bound by John R Street and Smith Street.

        The project is located near one of Detroit's main transit corridors, Woodward Avenue, with access to neighborhood amenities including grocery stores, banks and restaurants. The project is situated within two miles of Wayne State University which employs more than 6,500 people, Henry Ford Health System which employs more than 30,000 people, and the Detroit Medical Center which employs more than 12,300 people. The project will attract long-term residents of the North End community, metropolitan area residents who want to relocate near the city center with access to mass transit, and employees and students of area universities. In addition, Greater Detroit has continued to exhibit strong job and economic growth with Quicken Loans employing more than 17,000 people and JPMorgan Chase investing $200 million in Detroit prior to 2022. Downtown Detroit continues to see new creative commercial space and multifamily developments.

        We are working with RMC Development and Vanguard Community Development Corporation to develop the project. Vanguard Community Development Corporation controls several land parcels within the project, with the remaining land parcels to be acquired from private owners and the City of Detroit Land Bank Authority as discussed below. In addition, we are currently in discussions with the City of Detroit regarding a partial property tax abatement for the property. Because of its location near downtown Detroit and the public-private partnership with a local non-profit organization and the City of Detroit, we believe the property is an attractive investment candidate.

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  Business Plan.  The target neighborhood now consists of multiple residential blocks with a patchwork pattern of vacant lots intermixed with vacant and occupied standing single-family homes. Our development strategy employs an approach that is not contingent on aggregating large contiguous swaths of land to create density. Instead, we plan to utilize modular development, based on a set of design specifications that can be deployed across non-contiguous sites within an identified area of interest. This strategy is designed to increase the density of the target neighborhood without significantly changing the existing aesthetic character of the community. The gateway to the project will consist of two adjacent 33-unit and 51-unit multi-family buildings, the smaller of which is expected to be age restricted (55+ years). The remainder of the project will consist of housing modules to be arranged in a manner that would conform with historic height specifications, setbacks and general volumetric parameters of existing single-family or duplex housing stock, while providing 4-6 units per comparable square footage. We would potentially employ unitized or prefabricated building systems, which provide several benefits, including economies of scale, shorter onsite construction timelines, reliable and consistent quality of construction, and above-code thermal envelopes. We currently have under control four parcels to be included in this project. We are also targeting 24 additional parcels currently owned by the City of Detroit Land Bank Authority and four additional privately-owned parcels for acquisition and inclusion in the initial phase of the project. We plan to acquire all of the parcels for a combined estimated $1.5 million. We expect the property to reach a stabilized level of occupancy within nine months of project completion.

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  Developer.  We plan to engage RMC Development and Vanguard Community Development Corporation to develop North End Landings. RMC Development is a national real estate developer of mixed-use, transit oriented, military based redevelopment and student housing. The managing principal of RMC Development is Ronald K. McDonald, who has a track record of public-private redevelopment projects, including a 46-acre waterfront office park near the United States Naval Academy. Vanguard Community Development Corporation was founded in 1994 by Bishop Edgar Vann to facilitate the revitalization of the North End community. Vanguard has provided families with support through job training, basic needs assistance and after-school programs. Vanguard has invested over $60 million in affordable housing in the local community.

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  Market Analysis.  For the past five years, construction has accelerated due to a strengthening economy and a steady population growth throughout the Detroit region. Within the past two years, more than 5,800 units have been reported as under construction in each quarter. Instead of declining, rents are now around $1,013 per month after being $933 per month only three years ago. Even with the consistent delivery of new supply to the Detroit market, for the past five years, annual rent growth has not dropped below 2.6%. Absorption in Detroit is projected at –0.8% over the next 12 months, equating to approximately –1,844 units.

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  Total Project Cost.  The total project cost is estimated to be $43.2 million (approximately $231,122 per unit based on 187 units), which is outlined below. All cost items are estimates that are subject to change based on final scope of work (amounts below are in millions).

Property Acquisition (Purchase Price)	$1.5
Transaction Cost	0.1
Development Cost	41.6

Total Project Cost	$43.2
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  Capitalization.  The total project capitalization is estimated to be $43.2 million. We plan to obtain a construction loan to fund construction of the new units. We plan to obtain permanent financing to take out the construction loan upon completion and project stabilization. All items, including total capitalization, are subject to change based on final scope of work.

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  Entitlements/Pre-Development.  We have retained architectural and civil engineering firms to develop a site plan to maximize density, utilizing a modular construction concept. In addition, we have retained legal counsel to negotiate and execute the purchase of privately owned parcels within the project. We have met with the City of Detroit planning department and the City of Detroit Land Bank Authority, which have expressed support for increased density at the project as well as expansion of the project into additional phases. The estimated time to obtain entitlements for the new units is 9 months. Construction for the new units is projected to commence in July 2021. The estimated completion date for the new construction is November 2022.

        The following outlines the percentage of regulated and unregulated apartment units in our initial portfolio:

	% Regulated Units	% Unregulated Units
Country Wood	100%
Wellington Woods	100%
Coopers Crossing	100%
Arbors at Cary		100%
Academy at Waterford Lakes	100%
Seaport Village		100%
Woodside Senior	100%
Oak Village	100%

        The following outlines the five-year annual occupancy history and rental rates for our initial portfolio:

Annualized Occupancy by Year	2015	2016	2017	2018	2019
Country Wood	99.1%	97.6%	97.6%	98.2%	97.4%
Wellington Woods	98.8%	100.0%	99.7%	99.5%	99.4%
Coopers Crossing	98.7%	97.8%	96.4%	98.2%	96.9%
Arbors at Cary	N/A	84.2%	89.7%	89.2%	76.8%
Academy at Waterford Lakes	N/A	100.0%	100.0%	99.6%	99.6%
Seaport Village	N/A	96.1%	96.2%	96.6%	95.7%
Woodside Senior	95.5%	97.5%	97.6%	96.7%	97.4%
Oak Village	N/A	98.7%	97.4%	98.4%	97.1%

Average Rental Rate by Year	2015	2016	2017	2018	2019
Country Wood	$880	$886	$885	$913	$1,000
Wellington Woods	$791	$790	$796	$808	$865
Coopers Crossing	$990	$1,019	$1,014	$1,025	$1,082
Arbors at Cary	N/A	$787	$817	$836	$851
Academy at Waterford Lakes	N/A	$762	$770	$771	$824
Seaport Village	N/A	$1,360	$1,418	$1,485	$1,605
Woodside Senior	$884	$918	$947	$996	$1,147
Oak Village	N/A	N/A	$1,155	$1,259	$1,302

        The following outlines tax data for our initial portfolio:

Property Taxes by Year	Tax Rate	2019 Tax	New Tax Upon Acquisition(1)
Country Wood	7.08%	$357,248	$401,087
Wellington Woods	1.83%	$178,489	$793,305
Coopers Crossing	1.24%	$110,398	$121,308
Arbors at Cary	1.07%	$193,295	$280,797
Woodside	1.11%	$162,914	$448,171
Academy at Waterford Lakes	1.62%	$98,424	$500,304
Oak Village	1.37%	$45,179	$354,335
Seaport Village	1.272% + Direct Assessments of 11% of Total Property Tax	$791,703	$2,780,075

(1)
Represents the projected property tax amount following the sale and addition of any new incremental value increase created by the addition of new units and/or the value of new, ground-up development to a project.

Our Acquisition Pipeline

        In addition to the nine initial properties, as of the date of this prospectus, we are evaluating acquisition opportunities of properties within and outside of Opportunity Zones from third parties, which we may acquire for cash or in exchange for partnership interests in our subsidiary partnership, subject to compliance with the Opportunity Zone program. The estimated aggregate acquisition, development and redevelopment cost for these properties is approximately $1.1 billion. We consider a property to be under evaluation if it satisfies the following criteria: (i) the owner has advised us that the property is available for sale, (ii) we have had active discussions with the owner regarding a potential purchase of the property and such discussions have not been terminated by either party and (iii) we are considering the preparation of a written proposal for delivery to the owner regarding a potential purchase of the property. These investments are under general review, and we have not conducted due diligence nor submitted indications of interest to, or entered into non-binding letters of intent with, the owners of these properties. There can be no assurance that we will be able to secure these investments as we may not have access to capital or may not be able to negotiate acquisition terms that are reasonable to us.

        We do not view any of the acquisition opportunities discussed above as probable at this time.

Our Manager and our Property Manager

        Upon the closing of this offering, we will enter into a management agreement with our Manager pursuant to which our Manager will manage our business and affairs, subject to the oversight of our board of directors. Additionally, upon the closing of this offering, our subsidiary partnership will enter into property management agreements with our Property Manager pursuant to which our Property Manager will manage, operate, maintain and lease all of the properties in our initial portfolio. Our Property Manager is an affiliate of Avanath and MacFarlane.

        Under the management agreement, our Manager will be responsible for, among other things, providing us with a management team, each of whom is currently a member of the management team at Avanath. In addition to Daryl J. Carter, our President and Chief Executive Officer, our Manager will provide us with our other executive officers including Jun Sakumoto, our Executive Vice President and Chief Operating Officer, Wesley Wilson, our Executive Vice President, Chief Financial Officer and Treasurer, and Ellen Guccione, our Secretary.

        Our Property Manager's approach to property management is built around reduced risk, improved tenant retention, enhanced long-term property values and reduced operating costs, while maintaining a superior living environment for tenants. Our Property Manager`s vertically integrated property management platform includes a 276 person in-house property management team as well as a dedicated 10 person property compliance team. Through innovative and rigorous property management strategies, our Property Manager will seek to maintain high levels of occupancy and tenant satisfaction, and will provide cost containment, accounting, energy management and sustainability practices that will allow for operational and financial efficiency.

        Our management team has a track record of investing in markets that have been underserved by institutional capital. Members of our executive team have been responsible for raising institutional capital across multiple real estate investment funds and separate account mandates. Our management team is diverse with respect to gender and ethnicity. Our inclusive investment team seeks to identify attractive investment opportunities in underserved markets. As a result, Avanath is often an early-stage investor in emerging real estate markets that have been overlooked by traditional institutional investors. Avanath has successfully executed on redeveloping and repositioning a variety of investments across numerous asset classes with an emphasis on multifamily throughout major urban markets nationwide. We will leverage our management team's expertise in these markets to execute our Opportunity Zone real estate investment strategy.

        Additionally, Avanath is a signatory to the PRI, a United Nations sponsored initiative consisting of a network of international investors working together to implement ESG principles. Avanath also participates in COIN, which facilitates insurance industry investments that provide solid returns to investors and yield environmental and social benefits to underserved communities. COIN is a collaborative effort between the California Department of Insurance, the insurance industry, economic development organizations, and community advocates. Starting in Spring 2021, Avanath will report to GRESB, which provides a global standard for sustainability performance in real assets, offering standardized and validated ESG data to the capital markets. More than 80 institutional investors use GRESB data and analytical tools. Avanath's participation in these organizations underscores its commitment to be a responsible and inclusive investor in U.S. commercial real estate markets, which differentiates the firm from many competitive organizations in the industry. We believe we will be the first ESG affordable and workforce multifamily REIT listed for trading on a national securities exchange.

Avanath Background

        Founded in 2008 by Daryl J. Carter, Avanath is a real estate investment manager that invests on behalf of pension funds and other institutional investors, including ESG and socially responsible investors. Avanath has a focus in the affordable and workforce multifamily housing sectors, which enjoy strong long-term fundamentals and are underserved by institutional capital. Avanath acquires value-oriented multi-family properties that were originally developed under the LIHTC Program or with other similar structures, with the goals of enhancing the physical properties and maintaining long-term affordability. Avanath invests in high-quality multifamily apartment communities in established residential neighborhoods and focuses primarily on markets with high income growth and a significant supply/demand imbalance. Avanath's apartment communities typically enjoy amenities found in market-rate multifamily properties, such as a pool, gym, clubhouse and well-appointed unit interiors. As of June 30, 2020, Avanath had approximately $2.2 billion in gross assets under management from 49 institutional investors and owned 80 apartment communities with approximately 10,560 units.

        In addition to investing in physical properties, Avanath embraces a culture of commitment, investing in community-based services and activities that enhance the lifestyle of its residents. Avanath promotes these responsible investment practices throughout its portfolio. Avanath implements unique social programs that truly enhance resident life. For example, Avanath incorporates activities such as arts & crafts and exercise classes at its age restricted senior properties and provides transportation services to its senior residents. Avanath offers after-school programs for kids, summer youth programs, computer training and career workshops at its family properties. Avanath also recently launched its Activate Health and Wellness Program at its Maryland properties, where Avanath has partnered with University of Maryland Capital Region Health to offer vital health screenings and health education to residents.

        Avanath also promotes responsible investment through environmental sustainability initiatives, including, but not limited to, the installation of solar panels, drought tolerant landscaping and LED lights at its properties. Recently, in select deregulated energy markets, Avanath has entered into fixed-rate energy contracts to purchase renewable energy at a discount to current market rates offered by local utilities.

        Avanath has successfully deployed capital from Avanath I, Avanath's first fund, with $117 million of equity capital commitments; Avanath II, with $188 million of equity capital commitments, including co-investment capital; and Avanath III, with $388 million of equity capital commitments, including co-investment capital. Currently, Avanath is seeking $850 million of equity commitments for Avanath IV, which will target value-oriented rentals in high-growth, high-cost markets in the U.S. Avanath IV will focus on acquisitions of core plus and value add properties with comparably lower levels of renovation than we expect will be required in the redevelopment projects undertaken by our company. Avanath IV is prohibited from investing in ground up development. Therefore, Opportunity Zone projects, which generally require doubling the cost basis of existing property, are not compatible with Avanath IV's investment mandate. Our management agreement contains a provision that is intended to enable us to share equitably with other clients of our Manager and its affiliates in all opportunities that may be suitable for us and such other clients and that will provide us with priority allocation of all investment opportunities that are suitable for us but are unsuitable for Avanath IV, including investment opportunities that require development and stabilized properties owned or controlled by Avanath. Prior to the expiration of its investment period, Avanath IV will have priority allocation with respect to those investment opportunities that may be suitable for Avanath IV. Upon the expiration of Avanath IV's investment period, and with no change to the allocation provision set forth in our management agreement, we will have priority access to all investment opportunities sourced by our Manager and its affiliates. Avanath IV's investment period ends upon the earlier of deployment of 90% of Avanath IV's commitments and May 31, 2022, provided that the investment period can be extended for one year with the approval of a majority of Avanath IV's advisory committee. The investment allocation policy described above could be waived or revised at any time by a majority of our independent directors without the consent of our stockholders. This prospectus does not constitute an offer to sell or a solicitation of offers to purchase any securities of Avanath IV or its current or prospective investors.

        Avanath is registered with the SEC as an investment advisor and headquartered in Irvine, California, with additional offices in Alexandria, Virginia and Chicago, Illinois. Avanath has received a number of industry awards, including the 2016 Management Company of the Year award by the

Apartment Association of California Southern Cities. Avanath was one of the companies highlighted in the Inc. Magazine 2019 annual guide to the 5,000 fastest growing privately held companies in the United States. Mr. Carter has received the Distinguished Mentor Award by the Urban Land Institute and the Distinguished Alumni Award from MIT Sloan School of Management.

MacFarlane Background

        Founded in 1987 by Victor B. MacFarlane, MacFarlane has provided real estate investment management services to pension funds and other institutional investors through commingled funds and separate accounts, building a track record that spans multiple market cycles and a broad range of property sectors, geographic areas, capital structures, and investment strategies, including core, value add and opportunistic. Over the past three decades, the firm has managed more than $20 billion in real estate assets in nearly 40 metropolitan areas nationwide. MacFarlane has acquired stabilized properties, renovated and repositioned existing assets, developed new projects and taken over underperforming properties and portfolios—all with the objective of managing real estate to higher values and achieving attractive investment returns.

        Today, MacFarlane focuses exclusively on real estate investments that promote smart growth, urban revitalization and sustainability in urban and high-density suburban submarkets of select "gateway cities" of the United States, acquiring and developing properties itself and through joint ventures with others. The firm is recognized as a pioneer of the urban investment concept, having formed one of the institutional investment management industry's first urban ventures in 1996. Since that time, it has invested in approximately $13 billion in properties in markets nationwide through its urban real estate program, totaling eight million square feet of commercial space and 15,000 multifamily housing units. MacFarlane has served as an investor or development partner for a number of multifamily, office and mixed-use projects, including The Hotel & Residences at L.A. LIVE and the recently completed Park Fifth and Trademark developments in Los Angeles, California; Bay Street Emeryville in Emeryville, California; Time Warner Center in New York, New York; Mark on 8th in Seattle, Washington; and 55 M Street in Washington, D.C. MacFarlane's controlled development pipeline includes approximately 800 affordable housing units and 2,700 market-rate units.

        MacFarlane also owns a minority interest in LDP Holdings, LLC, which does business as Jair Lynch Real Estate Partners, a real estate operating and development company based in Washington, D.C., that will also be a potential source of investments for our company. MacFarlane acquired the equity interest in the company through its Emerging Managers Fund I, which was formed in 2008 with equity from the California State Teachers' Retirement System to invest both in and with early and mid-stage real estate operating companies, focusing on minority- and women-owned firms active in urban and high-density suburban property markets. The fund acquired equity stakes in such companies, nurtured their growth and provided them with investment capital for their real estate strategies. Its objective was to incubate the next generation of real estate talent and enable those firms to fully manage property assets for institutional investors. Jair Lynch Real Estate Partners became the sole focus of Emerging Managers Fund I and successfully "graduated" from that program in 2017. The fund was liquidated as part of that process.

        Jair Lynch Real Estate Partners was founded in 1998 by Jair Lynch, a graduate of Stanford University, a Harvard Graduate School of Design Loeb Fellow, and a silver medal winner (men's parallel bars) at the 1996 Summer Olympics. Based in Washington, D.C., Jair Lynch Real Estate Partners specializes in the socially responsible transformation of walkable urban places and sustainable neighborhoods. From 2007 through 2017, Lynch invested in 15 properties in Washington, D.C. and its suburbs in partnership with MacFarlane through Emerging Managers Fund I and another investment entity.

        MacFarlane is headquartered in San Francisco, California and operates a regional office in Los Angeles, California. Properties developed by MacFarlane, either directly or in partnership with others, have received awards and honors from real estate industry groups such as the Urban Land Institute, the National Association of Home Builders, the National Association of Office and Industrial Properties, and the Los Angeles Business Council; as well as from publications such as Multi-Housing News, Real Estate Forum and the San Francisco Business Times.

Avanath Investment Performance

        Since its inception in 2008, Avanath has closed three commingled funds with equity commitments, including co-investment capital, totaling $694 million. Avanath recapitalized its first fund with an additional $122 million in equity commitments. Avanath is also currently in the process of raising $850 million of equity commitments for its fourth fund, Avanath IV, which will target value-oriented rentals in high-growth, high-cost markets in the U.S. This prospectus does not constitute an offer to sell or a solicitation of offers to purchase any securities of Avanath IV or its current or prospective investors.

        Avanath has investment experience in 12 states across the U.S., primarily focusing on larger metropolitan statistical areas on both coasts. Avanath has generated the following investment track record:

        As of June 30, 2020, Avanath I has achieved the following:

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  Raised approximately $117.1 million of equity capital commitments and deployed capital for the acquisition of 18 investments (2,804 units) for $232.3 million in total acquisition cost from 2011 through 2014.

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  Invested in high-cost and high-growth markets in California, the upper Midwest, Florida, Texas and the Northeast.

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  Disposed of four assets, which generated $140.7 million of proceeds (versus an aggregate project cost of approximately $57.7 million).

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  Recapitalized the remaining portfolio in March 2019 and redeemed the initial investors' equity capital at a $248 million redemption price.

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  Generated a gross internal rate of return of 20.6% and equity multiple of 2.1x and a net internal rate of return of 16.2% and equity multiple of 1.8x for the initial investors.

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  Currently managing the remaining portfolio for a UBS-led consortium of new institutional investors.

        As of June 30, 2020, Avanath II has achieved the following:

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  Raised approximately $168.1 million of equity capital commitments and deployed/committed capital for the acquisition of 15 investments (18 assets, 3,287 units) for $414.8 million in total acquisition cost from 2014 through 2016.

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  Invested in high-cost and high-growth markets in California, Washington, the Northeast and the Southeast.

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  Based on two actual realizations and appraisals as of December 31, 2019, generated a mark-to-market gross internal rate of return of 14.2% and an equity multiple of 1.9x and a net internal rate of return of 10.8% and equity multiple of 1.6x.

        As of June 30, 2020, Avanath III has achieved the following:

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  Raised approximately $338.3 million of equity capital commitments and deployed capital across 25 investments (46 assets, 4,016 units) for $662.4 million in total acquisition cost from 2016 to 2019.

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  Invested in high-cost and high growth markets in California, Washington, Colorado, Texas, Florida, the upper Midwest, and the Northeast.

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  Given recent date of acquisitions, no assets have been sold and estimated return data is not relevant at this date.

        Currently, Avanath is raising equity commitments for Avanath IV, which:

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  Has raised approximately $437.6 million of a cap of $850 million of equity capital commitments and invested approximately $150.4 million in total acquisition cost across nine investments with a total of 1,556 units from June 2019 to June 30, 2020. Avanath IV originally had a cap of $550 million of equity capital commitments which has been upsized to its current cap of $850 million.

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  Targets value-oriented rentals in high-growth, high-cost markets in the U.S. and focuses on acquisitions of core plus and value add affordable and workforce housing properties with comparably lower levels of renovation than expected to be required in the redevelopment projects undertaken by the Opportunity Zone Fund.

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  Is prohibited from investing in ground up development.

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  Given recent date of acquisitions, no assets have been sold and estimated return data is not relevant at this date.

        The information above sets forth certain historical investment performance data about the Avanath Funds. This information is a reflection of the past performance of the Avanath Funds and is not intended to be indicative of, or a guarantee or prediction of, the returns that we, our Manager, Avanath, MacFarlane or the Avanath Funds may achieve in the future. Gross internal rates of return and equity multiples represent contributions and distributions between the applicable fund and its investors as if no investment management fees or incentive fees had been incurred. Net internal rates of return and equity multiples are calculated using actual contributions and distributions between the applicable fund and its investors and are net of investment management fees and incentive fees. In the case of Avanath II, the unrealized net asset value of the fund (net of incentive fee for net returns) is considered a distribution on the effective date of the calculation.

        While none of the Avanath Funds have focused on Opportunity Zones, each Avanath Fund has previously acquired one or more properties located in Opportunity Zones. Avanath's funds are focused on income restricted investments and have been allowed to invest up to 20% of their respective commitments in properties without income restrictions. Avanath I only invested in income restricted properties and Avanath II, Avanath III, and Avanath IV invested up to 20% in non-income restricted properties. To qualify as an income-restricted property, generally over 50% of the units must be limited to 60% of AMI.

Our Business and Growth Strategies

        Our primary business objective is to provide our stockholders with stable, tax-advantaged returns, with the opportunity for liquidity and value enhancement over time by investing in Qualified Property in Opportunity Zones. We believe we can achieve this objective by pursuing the following strategies:

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  Pursue high-quality projects sourced by our Manager.  We will target affordable and workforce multifamily housing investments sourced by our Manager both inside and outside of Opportunity Zones primarily in transitioning metropolitan markets that have vibrant, growing economies. Specifically, we intend to invest primarily in locations close to mass transportation, healthcare and social infrastructure. We will focus on acquiring existing income producing properties that can be improved through upgrading existing housing units or by adding additional units to existing buildings or through the construction of new buildings within the property or on adjacent land. We will also undertake ground up development of new affordable and workforce multifamily housing in vibrant, supply-constrained markets and in circumstances where we believe we will be able to leverage our management team's experience and relationships to generate strong risk-adjusted returns for our stockholders. We believe that the Opportunity Zone program will help transform the areas in which our properties are located from low-income, underserved markets into more attractive mixed-income and higher-performing areas. We believe these changes will ultimately translate into higher property rents, occupancy and operating cash flows, in addition to more attractive capitalization rates and higher valuations. With a portfolio of 80 apartment communities consisting of approximately 10,560 units, Avanath is one of the most active acquirers in the affordable housing market. We believe the industry relationships our Manager has cultivated with government agencies, leading developers, owners, brokers and other industry participants will provide us with attractive opportunities to acquire properties located in Opportunity Zones and grow our portfolio over time.

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  Focus on tenant relationships.  According to a 2020 report from Affordable Housing Finance Magazine, Avanath is among the largest institutional investors in the affordable housing space. Avanath believes it is essential to focus on providing quality affordable housing for its tenants. Avanath embraces a culture of commitment, investing in community-based services and activities that enhance the lifestyle of its residents. Avanath implements unique social programs that truly enhance resident life. For example, Avanath incorporates activities, such as arts & crafts and exercise classes, at its age restricted senior properties and provides transportation services to senior residents. Avanath offers after-school programs, summer youth programs, computer training and career workshops at its family properties. Avanath also recently launched its Activate Health and Wellness Program at its Maryland properties, where Avanath has partnered with University of Maryland Capital Region Health to offer vital health screenings and health education to residents. In order to build long term relationships with our tenants, Avanath expects to bring these practices and programs to our properties.

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  Focus on the affordable and workforce segments within the multifamily property sector.  We believe that our focus on the affordable and workforce segments of the multifamily property sector will allow us to provide our stockholders with stable returns. Demand for affordable housing far exceeds the supply, tends to be higher when compared to other types of multifamily properties, and is generally more consistent in all economic cycles. On the other hand, supply for affordable housing is constrained by high barriers to entry, including the costs necessary to develop or redevelop affordable housing projects, limited availability of tax credits and the experience and specialized knowledge required to own and manage rent-regulated properties in compliance with applicable regulations. A consequence of this supply/demand imbalance is that property lease up is typically faster, tenant tenure is typically longer and unit vacancy is typically shorter as compared to market-rate multifamily properties. This reduced turnover results in lower operating costs, benefiting the overall performance of the properties.

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  Preserve QOZ Tax Benefits for our stockholders.  We intend to operate in a manner so that QOZ Tax Benefits will be available to our stockholders. As discussed elsewhere in this prospectus, the availability to our stockholders of QOZ Tax Benefits requires that we qualify as an Opportunity Zone Fund under the U.S. federal income tax laws. In order for us to qualify as an Opportunity Zone Fund, we must meet a number of requirements relating to the acquisition, improvement and use of the properties in which we invest. We will also generally hold our investments for longer periods of time than non-Opportunity Zone Funds in order to allow our investors to take full advantage of the QOZ Tax Benefits. One such benefit is the ability to exclude from income capital gain dividends to stockholders arising out of our sales of Qualified Property, which requires that a stockholder have held its interest in our company for at least ten years at the time we identify such capital gain dividend.

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  Leverage access to capital to create value.  In connection with this offering, we will become a publicly traded company with enhanced access to capital as we pursue our business plan. We anticipate that we will have access to capital through a revolving credit facility that we anticipate obtaining concurrently with or shortly after the completion of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources Following the Completion of This Offering and the Formation Transactions—Our Anticipated Revolving Credit Facility." We may engage in other forms of capital raising available to other public REITs such as conducting offerings of preferred stock or common equity. We intend to leverage our ability to access capital to pursue value-creation strategies at our properties.

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  Actively direct capital to underserved markets.  In executing investments for our stockholders in these underserved markets, we will seek attractive, risk-adjusted returns, but we will also invest in the spirit in which the Opportunity Zone program was created, connecting financial capital with human potential. Likewise, we believe there is a large market for opportunistic, yet compassionate investing in lower income areas being sensitive to issues of gentrification and displacement. Given our industry presence and the deep experience of our senior management team in these types of markets, we believe we are in prime position to benefit from this opportunity. We will seek to include employment from the immediate area and endeavor that minority contractors be used, when and wherever possible, in all of our Opportunity Zone developments. In addition, we will work with local non-profit organizations in the provision of supportive services for our residents.

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  Work with strategic and diverse partners.  We have established relationships with local developers, major financial institutions, leading property service companies, government agencies and other market participants. We plan to leverage our extensive experience and strong network of relationships in the commercial real estate industry to source and execute investments. In particular, Messrs. Carter and MacFarlane are founding members of the Real Estate Executive Council, a leading professional trade association composed of men and women of color in the commercial real estate industry. Our development strategy includes partnering with smaller developers with local market expertise, including minority developers that are developing in Opportunity Zones and have limited access to capital. We are currently collaborating with Laurel Street, a woman-owned affordable housing developer on the redevelopment of the Arbors at Cary and Academy at Waterford Lakes properties. For the Woodside Senior property in Ontario, California, we are working with Silverado Canyon Partners, a Latino-owned real estate developer of multifamily housing. For the North End Landings project in Detroit, Avanath is working with Vanguard Community Development Corporation and RMC Development. Vanguard was founded in 1994 by Bishop Edgar Vann to facilitate the revitalization of the North End community in Detroit. RMC Development is an African American-owned developer of mixed-use, transit oriented, military based redevelopment and student housing.

Our Competitive Strengths

        We believe that the following competitive strengths will enable us to implement our business and growth strategies and compete effectively in the Opportunity Zone market:

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  Experienced management team with a successful track record raising and managing third-party capital. We believe the significant experience, expertise and relationships of our management team, which has a track record of investing in underserved markets, will drive our business and growth. Members of our executive team have been responsible for raising institutional capital across multiple real estate investment funds and separate account mandates and deploying such capital in our target properties and markets. Mr. Carter was an early proponent of urban investing, partnering with the California Public Employees' Retirement System ("CalPERS") through the pension fund's CURE program to make capital investments in inner cities and other underserved communities. This $220 million partnership with CalPERS provided mezzanine, preferred and joint venture equity investments in urban multifamily properties with seasoned operating partners. Mr. Carter is a former independent director on the boards of Catellus Development Corporation, Silver Bay Realty Trust and Whitestone REIT. Mr. Carter is currently on the National Advisory Council for KeyBank N.A.

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  Access to attractive off-market and target marketed acquisition and investment opportunities. We anticipate that the industry relationships we have cultivated with government agencies, leading developers, owners, brokers and other industry participants will generate attractive Opportunity Zone investment opportunities for us. Our pipeline properties are transactions sourced through existing relationships of our management team and our Manager, and we believe these relationships will provide us with additional off-market acquisition and investment opportunities, as well as target-marketed opportunities that are strategically presented to a limited number of real estate investors. We believe such off-market and target-marketed transactions may not be available to many of our competitors and will therefore provide us with the opportunity to purchase properties outside the competitive bidding process. In general, we believe the number of competitive bidders for affordable and workforce housing opportunities to be substantially less than market rate assets.

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  High quality initial portfolio and identified future investment opportunities.  Upon or shortly following the completion of this offering and the formation transactions, we will acquire an initial portfolio comprised of nine multifamily properties across six states for an aggregate purchase price of approximately $260.4 million in cash. Three of these properties (Country Wood, Coopers Crossing and Wellington Woods) are stabilized operating properties that are not located in Opportunity Zones. The aggregate purchase price for these three stabilized properties is approximately $82.5 million, and they are estimated to generate annualized base rent of approximately $7.6 million, based on monthly rent in June 2020. The remaining six of our initial properties (Arbors at Cary, Academy at Waterford Lakes, Woodside Senior, Seaport Village, Oak Village, and North End Landings) are located in Opportunity Zones. The combined estimated total project cost for these six Opportunity Zone properties, including the purchase price and future estimated development and redevelopment costs, which include capitalized construction loan interest expenses, if any, is approximately $485.4 million. In addition to our initial properties, we maintain a pipeline of additional prospective investments located both within and outside of Opportunity Zones, as described above under "—Our Acquisition Pipeline." We intend to engage in a combination of redevelopment and ground up development. We believe redevelopment properties within Opportunity Zones are particularly attractive as the properties will provide current cash flow to our company while the redevelopment is in process.

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  Experience navigating barriers to entry.  As discussed in the section of this prospectus entitled "Market Opportunity," supply for affordable housing is constrained by high barriers to entry, including the costs necessary to develop or redevelop affordable housing projects, limited availability of tax credits and the experience and specialized knowledge required to own and manage rent-regulated properties in compliance with applicable regulations. Our management team has been able to overcome these barriers through the development of sophisticated operating strategies and reporting procedures and through the implementation of cost management strategies. We have also established strong relationships with many governmental and regulatory agencies. We intend to leverage this experience to pursue development and redevelopment projects that our competitors may be unable or unwilling to pursue.

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  Sourcing and underwriting capabilities.  We expect to capitalize on the extensive industry relationships of our Manager and its affiliates to source potential investment opportunities. Our

    Manager utilizes market research and surveys of industry conditions to identify prospective investments. When a prospective property has passed a preliminary "broad market" review, our Manager conducts due diligence and underwriting, which encompasses a detailed assessment of demographics, supply and demand factors, third-party research, property condition and improvements, legal considerations, financial analyses (including a pro forma budget and cash flows) and exit strategies. Furthermore, our Manager's acquisitions team initially performs an internal analysis and audit of a prospective investment's operating statements, rent roll and other financial information. In preparing financial projections, our Manager employs conservative underwriting assumptions for rental rates, rent growth projections and borrowing costs and capitalization rates that are based on historical levels. The acquisitions team then carefully evaluates a project's location, local demographics, school systems, local amenities, highway access, tenant make-up, average area income and redevelopment potential to determine the proper balance of improvements and amenities that will appeal to prospective tenants and ultimately enhance cash flow.

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  Access to MacFarlane development expertise.  We expect to benefit from the significant real estate development and financing capabilities of MacFarlane. See "Business and Properties—Our Manager and our Property Manager—MacFarlane Background." We anticipate that we will engage MacFarlane to develop or redevelop certain of our projects. MacFarlane has served as an investor or development partner for a number of multifamily, office and mixed use projects, including The Hotel & Residences at L.A. LIVE and the recently completed Park Fifth and Trademark developments in Los Angeles, California; Bay Street Emeryville in Emeryville, California; Time Warner Center in New York, New York; Mark on 8th in Seattle, Washington; and 55 M Street in Washington, D.C. MacFarlane's controlled development pipeline includes approximately 800 affordable housing units and 2,700 market-rate units.

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  Proactive asset management.  Our Manager will proactively manage the assets in our portfolio. Once a property is acquired, our Manager will create and implement a formal business plan for the property, including a capital improvement and operating budget. Our Manager will regularly review the performance and material events impacting our investments and monitor overall capital and real estate market issues, which will allow our Manager to anticipate and proactively address potential property or market issues.

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  Access to capital for value creation.  We believe many owners of affordable and workforce housing lack the access to capital necessary to make strategic capital investments that enhance the cash flow of affordable and workforce properties. Conversely, we are undertaking this offering to become a publicly traded company in order to provide us with enhanced access to capital and capital flexibility as we pursue our business plan. In addition, we anticipate that we will have access to capital through a revolving credit facility that we anticipate obtaining concurrently with or shortly after the completion of this offering. We anticipate that our ability to access capital will allow us to pursue value-creation strategies at our properties. Specific examples that have been implemented or planned for the Company's investments include: (i) construction of a new leasing office and conversion of an existing leasing office into a rentable apartment unit, (ii) installation of washers and dryers in individual units, (iii) installation of solar panels and low-water-usage landscaping, which translate into lower utility costs, (iv) extensive upgrading of kitchens and bathrooms and (v) construction of new buildings on available land within or next to the existing property.

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  Tax-advantaged investment vehicle with secondary market trading.  We intend to qualify as an Opportunity Zone Fund. Assuming we qualify as an Opportunity Zone Fund, our stockholders will have access to the unique QOZ Tax Benefits. Given the numerous attractive elements of the program to investors seeking tax advantages, we expect that there will be numerous Opportunity Zone Funds offered to the market to invest in Opportunity Zones. We believe that most of these funds are commingled closed-end fund vehicles that are not expected to be traded in a public or secondary market. However, final Treasury regulations under the Opportunity Zone program provide that a purchase of outstanding interests in an Opportunity Zone Fund from an existing investor utilizing eligible capital gains will be eligible for QOZ Tax Benefits. In connection with this offering, we will register the shares of our common stock offered hereby with the SEC and seek to list such shares on a national securities exchange. As such, we believe that we will be the first Opportunity Zone Fund listed for trading on a national securities exchange. We believe registration and listing of our common stock will provide liquidity to our stockholders through secondary trading, thereby transforming our company into a vehicle in which smaller retail investors can invest. We believe access to liquidity will differentiate our company from other Opportunity Zone Funds as investors may consider the 10 years or greater holding periods necessary to take advantage of all of the QOZ Tax Benefits to be too long. As such, our stockholders will be able to make decisions based on their liquidity needs, and some stockholders may want to recognize their capital gains and match capital losses they have prior to the end of that period and sell their shares to an investor seeking to defer gain by making an investment in an Opportunity Zone Fund. Alternatively, other stockholders may decide to sell after the step up in basis but not take advantage of the QOZ Tax Benefit of holding our shares for ten years. In general, we believe this overall added liquidity will make our vehicle more attractive to many investors who fear that they will have limited or no liquidity options in closed end funds. Given the compelling nature of our investments and focus on low income communities, we expect our shares will also attract non-tax driven investors, such as social impact funds and those investors focused on ESG issues.

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  Substantial alignment of interests with our Manager and committed private capital.  We believe the interests of our Manager and its management team and our stockholders are strongly aligned. Concurrently with the consummation of this offering, members of our senior management team, affiliates of our Manager and investors in our Manager will purchase $6.7 million in shares of our common stock (at the same price per share as investors in this offering), and members of our senior management team will purchase a 1.0% interest in our subsidiary partnership for $3.3 million at a price per unit equal to the initial public offering price per share in this offering. These shares will be subject to a 180-day lockup. In addition, our Manager will have the ability to earn incentive fees based on our total stockholder return exceeding an 8% cumulative annual hurdle rate. The incentive fee will be payable in LTIP Units issued by our subsidiary partnership. See "Our Manager and the Management Agreement—Management Agreement—Incentive Fee." In addition to the investment by members of our senior management team and affiliates of and investors in our Manager, we have received binding subscriptions from certain accredited investors to purchase shares of our common stock in the concurrent private placement for an aggregate investment equal to $5 million and an oral commitment from an accredited investor to purchase shares of our common stock in the concurrent private placement for an investment equal to $15 million. Such oral commitment is non-binding and the investor may ultimately elect not to purchase any shares in the concurrent private placement.

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  Culturally diverse organization with strong presence in Opportunity Zone markets.  Our management team is diverse and includes women and people of color. Our inclusive investment team seeks to identify attractive investment opportunities in underserved markets. As a result, we believe that we will often be an early-stage investor in emerging real estate markets. The management team has successfully executed on redeveloping and repositioning a variety of investments across numerous asset classes with an emphasis on multifamily throughout major urban markets nationwide. We will leverage our management team's expertise and prior investment experience in these markets and property classes to execute our Opportunity Zone strategy. Underwriting, developing, financing and operating affordable multifamily housing projects requires an in-depth understanding of the complex and sometimes tangled web of regulatory, tax and political considerations that prevail in the affordable housing sector. We will draw upon the expertise of our management team to navigate these complexities. In particular, Avanath has a track record of acquiring LIHTC properties and obtaining property tax exemptions in states such as California, Florida and Washington.

Tax Status

        We intend to elect and qualify as an Opportunity Zone Fund commencing with the month of the closing of this offering and to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2020. We believe that, commencing with the month of the closing of this offering, we will be organized and will operate in such a manner as to qualify for as an Opportunity Zone Fund under the U.S. federal income tax laws, and we intend to continue to operate in such a manner. In addition, we believe that, commencing with our taxable year ending December 31, 2020, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner.

Competition

        We face competition for acquisitions of real property from investors, including traded and non-traded public REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable investment opportunities available to us and increase the prices paid for such acquisition properties. This competition will increase if investments in real estate become more attractive relative to other forms of investment.

        As a landlord, we compete in the multi-billion dollar real estate market with numerous developers and owners of properties, many of which own properties similar to ours in the same markets in which our properties are located. Some of our competitors have greater economies of scale, lower costs of capital, access to more resources and greater name recognition than we do. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose our tenants or prospective tenants and we may be pressured to reduce our rental rates or to offer substantial rent abatements, tenant improvement allowances, early termination rights or below-market renewal options in order to retain tenants when their leases expire.

Employees

        We are externally managed and, upon the completion of this offering, will be advised by our Manager pursuant to the management agreement between our Manager and us. All of our executive officers serve as officers of our Manager. We do not expect to have any employees. See "Our Manager and the Management Agreement—Management Agreement."

Principal Executive Offices

        Our principal executive offices are located at 1920 Main Street, Suite 150, Irvine, California 92614. We believe that our facilities are adequate for our present and future operations.

Legal Proceedings

        From time to time, we may be party to various lawsuits, claims for negligence and other legal proceedings that arise in the ordinary course of our business. Neither we nor our Manager are currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial position, liquidity or results of operations if determined adversely to us or our Manager.

 Insurance

        We will carry commercial liability, property and rental loss insurance covering the properties in our initial portfolio. We expect to select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice. We do not expect to carry insurance for generally uninsurable losses such as loss from war. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced net income that would result in lower distributions on our common stock.

        In addition, insurance may not cover all potential losses on properties that we may acquire, which may impair our security and harm the value of our assets. There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of properties in our portfolio, which might decrease the value of such property.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

        We are an "emerging growth company" as defined in the JOBS Act, and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

        We will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual gross revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act.

        We are also a "smaller reporting company" as defined in Regulation S-K under the Securities Act and may take advantage of certain of the scaled disclosures available to smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may be a smaller reporting company even after we are no longer an "emerging growth company."

Regulation

        General.    Our properties are subject to various laws, ordinances and regulations, including those relating to fire and safety requirements, and affirmative and negative covenants and, in some instances, common area obligations.

        Americans With Disabilities Act.    Under Title III of the ADA, and rules promulgated thereunder, in order to protect individuals with disabilities, public accommodations must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" standard considers, among other factors, the financial resources of the affected site and the owner, lessor or other applicable person.

        Compliance with the ADA, as well as other federal, state and local laws, may require modifications to properties we may purchase or may restrict renovations of those properties. Failure to comply with these laws or regulations could result in the imposition of fines or an award of damages to private litigants, as well as the incurrence of the costs of making modifications to attain compliance, and future legislation could impose additional obligations or restrictions on our properties.

Environmental Matters

        Federal, state and local environmental laws and regulations regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various of these laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances, hazardous wastes or petroleum product releases or threats of releases at the property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by those parties in connection with the actual or threatened contamination. These laws may impose clean-up responsibility and liability without regard to fault, or whether the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may seek to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial and can exceed the value of the property. In addition, some environmental laws may create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. As the owner or operator of real estate, we also may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the real estate. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral and may adversely impact our investment in that property.

        In addition, environmental laws regulate a variety of activities that can occur on a property, including the storage of petroleum products or other hazardous or toxic substances, air emissions, water discharges and exposure to lead-based paint. Such laws may impose fines or penalties for violations and may require permits or other governmental approvals to be obtained for the operation of a business involving such activities. As a result of the foregoing, we could be materially and adversely affected.

        Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials ("ACM"). Federal regulations require building owners and those exercising control over a building's management to identify and warn, through signs and labels, of potential hazards posed by workplace exposure to installed ACM in their building. The regulations also have employee training, record keeping and due diligence requirements pertaining to ACM. Significant fines can be assessed for violation of these regulations. As a result of these regulations, building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACM. The regulations may affect the value of a building containing ACM in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACM when those materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. These laws may impose liability for improper handling or a release into the environment of ACM and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with ACM.

        When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs.

        We expect that all of our properties will be subject to Phase I environmental assessments at the time they are acquired. Phase I environmental site assessments are limited in scope and therefore may not reveal all environmental conditions affecting a property. However, if recommended in the initial assessments, we may undertake additional assessments such as soil and/or groundwater samplings or other limited subsurface investigations and ACM or mold surveys to test for substances of concern. A prior owner or operator of a property or historic operations at our properties may have created a material environmental condition that is not known to us or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability. If environmental concerns are not satisfactorily resolved in any initial or additional assessments, we may obtain environmental insurance policies to insure against potential environmental risk or loss depending on the type of property, the availability and cost of the insurance and various other factors we deem relevant. Our ultimate liability for environmental conditions may exceed the policy limits on any environmental insurance policies we obtain, if any.

        We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on our properties in the future. Compliance with existing and new laws and regulations may require us to spend funds to remedy environmental problems. If we were to become subject to significant environmental liabilities, we could be materially and adversely affected.

MANAGEMENT

Our Executive Officers, Directors and Director Nominees

        Upon the completion of this offering and the formation transactions, our board of directors will consist of seven directors, including the four independent director nominees named below who will become directors upon completion of this offering. Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Of the seven directors, we expect that our board of directors will determine that each of them other than Daryl J. Carter, Victor B. MacFarlane and John R. Williams will be considered independent in accordance with the requirements of the NYSE. The first annual meeting of our stockholders after this offering will be held in 2021. Our charter and bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15. Executive officers serve at the pleasure of our board of directors.

        The following table sets forth certain information concerning the individuals who will be our directors and executive officers upon the completion of this offering:

Name	Age	Position with Our Company
Daryl J. Carter	65	President and Chief Executive Officer and Director
Jun Sakumoto	52	Executive Vice President and Chief Operating Officer
Wesley Wilson	32	Executive Vice President, Chief Financial Officer and Treasurer
Ellen Guccione	77	Secretary
Victor B. MacFarlane	69	Chairman of the Board
John R. Williams	62	Vice Chairman of the Board
Shareef Abdur-Rahim	43	Independent director nominee
John A. Good	62	Independent director nominee
Terri Ludwig	57	Independent director nominee
Carol Moseley Braun	73	Independent director nominee

        The following sets forth biographical information concerning our executive officers, directors and director nominees.

        Daryl J. Carter has served as our President and Chief Executive Officer and a member of our board of directors since our formation in January 2020. Mr. Carter is the Founder, Chairman and CEO of Avanath Capital Management, LLC, a California-based investment firm that acquires, renovates, and operates apartment properties, with an emphasis on affordable and workforce communities. Mr. Carter founded Avanath in 2008 and directs the overall strategy and operations of Avanath. Avanath is an SEC registered investment advisor and an institutional fund manager, with capabilities that include acquisition sourcing and underwriting, construction, asset management, and on-site property management.

        Mr. Carter has 39 years of experience in the commercial real estate industry. Previously, he was an Executive Managing Director of Centerline Capital Group from 2005 until 2008. Mr. Carter became part of the Centerline team when his company, Capri Capital Finance, was acquired by Centerline in 2005. Mr. Carter co-founded and served as Co-Chairman of the Capri Capital family of companies from 1992 to 2005. He was instrumental in building Capri to a diversified real estate investment firm. Prior to Capri, Mr. Carter was Regional Vice President at Westinghouse Credit Corporation and a Second Vice President at Continental Bank.

        Mr. Carter holds a Master of Architecture and a Master of Business Administration, both from the Massachusetts Institute of Technology. He received a Bachelor of Science degree in Architecture from the University of Michigan. Mr. Carter previously served on the Visiting Committee of the MIT Sloan School of Management and currently serves on the MIT Corporation Nominating Committee. In 2015, Mr. Carter received the MIT Sloan School Distinguished Alumni Award and served as the 2015 commencement speaker for the Sloan School MBA graduation.

        Mr. Carter is a Past Chairman of the National Multifamily Housing Council. Previously, Mr. Carter served as an independent director on the boards of the following companies: Catellus Development Corporation (CDX), Silver Bay Realty Trust (SBY), and Whitestone REIT (WSR).

        We believe that Mr. Carter's experience involving various aspects of investment and development of affordable and workforce properties brings important and valuable skills to our board of directors.

        Jun Sakumoto has served as our Executive Vice President and Chief Operating Officer since October 2020 and served as our Senior Vice President and our Chief Operating Officer from our formation in January 2020 until October 2020. Mr. Sakumoto is Chief Operating Officer of Avanath and has been with the firm since November 2007. In addition, Mr. Sakumoto leads Avanath's development initiatives, including affordable, workforce and value-oriented apartment communities in markets throughout the country.

        Prior to joining Avanath, Mr. Sakumoto was a Director of Centerline Capital Group and co-head of the Equity Group. He was responsible for directing the investment activities of Centerline Urban Capital I, LLC, an institutional real estate investment fund formed with the California Public Employees' Retirement System. Centerline Urban Capital invested mezzanine and equity capital, targeting multifamily properties in urban infill markets. Mr. Sakumoto also was Vice President with Capri Capital Advisors, LLC, a real estate advisory firm investing real estate equity and debt-related products on behalf of pension funds and institutional investors.

        Mr. Sakumoto holds a Bachelor of Business Administration degree in Finance and Real Estate from the University of Texas at Austin. Mr. Sakumoto is a member of the Affordable and Workforce Housing Council of the Urban Land Institute ("ULI") and serves on the Board of Directors of the Southern California Chapter of the National Association of Securities Professionals.

        Wesley Wilson has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 2020 and served as our Senior Vice President, Chief Financial Officer and Treasurer from our formation in January 2020 until October 2020. Mr. Wilson is Executive Vice President—Chief Financial Officer and Chief Compliance Officer of Avanath and has been with the firm since June 2016. In this capacity, he oversees all aspects of accounting, asset management, tax, applications, financial planning & analysis, and data analytics. Mr. Wilson is also an Accounting and Finance Professor at Pepperdine University.

        Prior to joining Avanath, Mr. Wilson was a Controller with CIM Group, LP where he was responsible for the accounting and finance for $28 billion in Opportunistic Real Estate Funds. Mr. Wilson has also worked at Bank of New York Mellon, Deutsche Bank, and SS&C GlobeOp, where he managed the finance and accounting for a diverse field of alternative investment funds in both domestic and international markets.

        Mr. Wilson is an active Certified Public Accountant, MBA graduate of Pepperdine University, and received a Bachelor's degree in Accounting from Vanguard University of Southern California.

        Ellen Guccione has served as our Secretary since our formation in January 2020. Ms. Guccione is the Chief Administrative Officer of Avanath and has been with the firm since November 2007. In this capacity, Ms. Guccione is responsible for organizational administration, including all lease negotiations, insurance, accounting, payroll and employee benefits.

        Prior to joining Avanath in 2007, Ms. Guccione was a Senior Vice President, Facilities for Centerline Capital Group, a subsidiary of Centerline Holding Company, from 2005 to 2007. Ms. Guccione was responsible for leasing office space for Centerline offices in Washington DC, Irvine, California and Chicago, Illinois, as well as handling the sub-leasing of existing offices throughout the country. Ms. Guccione was also responsible for creating a corporate-wide file retention program, and setting up policies and procedures for ongoing file retention. At Centerline, Ms. Guccione also served as Senior Vice President, Quality Control, where her responsibilities included creating policies and procedures for the Underwriting Department.

        Prior to Centerline, Ms. Guccione was Senior Vice President of Capri Capital Finance where her responsibilities included field underwriting and due diligence support during the initial screening of loan submissions. Ms. Guccione has over 30 years of experience in residential and commercial mortgage banking and is well-versed in loan packaging, escrow procedures, loan processing and document review.

        Victor B. MacFarlane will serve as the chairman of our board of directors following the completion of this offering. Mr. MacFarlane is Chairman and Chief Executive Officer of MacFarlane Partners, a real estate investment management and development firm he founded in 1987 that acquires, develops and manages properties on behalf of institutional investors and its own account. He has primary responsibility for the firm's investment management and development activities, chairs its investment committee and serves on its senior management committee.

        Mr. MacFarlane has 40 years of real estate experience, during which he has worked extensively in property development, acquisitions, asset management and portfolio management on behalf of some of the world's largest pension plans and institutions. Under his leadership, MacFarlane Partners pioneered the urban investment concept among institutional real estate managers in the 1990s and today is an industry leader in urban/smart-growth development.

        Mr. MacFarlane began his real estate career in 1979 with Aetna Life & Casualty Company, where he helped acquire and manage more than $1 billion in real estate assets. He later developed and managed, for his own account, an award-winning apartment community in Denver.

        Mr. MacFarlane holds a Juris Doctor degree from the University of California, Los Angeles; a Master of Business Administration degree from the University of Pittsburgh; a Bachelor of University Studies degree from the University of New Mexico; and an honorary Doctor of Laws degree from the University of the District of Columbia. Mr. MacFarlane has received a number of industry awards, including the Distinguished Business Leadership Award from the USC School of Architecture, the Lifetime Achievement Award from the Greater Los Angeles African American Chamber of Commerce and the National Inner-City Economic Leadership Award from the Initiative for a Competitive Inner City.

        Mr. MacFarlane serves on the Board of Directors of SITE Centers Corp., the Board of Advisors for UCLA School of Law, the Advisory Board of Directors of the Robert Toigo Foundation, and is an emeritus member of the Board of Directors of the Real Estate Executive Council, a professional trade association he co-founded in 2003 for minorities who work as senior commercial real estate executives. He is a past Director of the Pension Real Estate Association, past Trustee of the Urban Land Institute, and a past member of Stanford Hospital & Clinic's facilities committee.

        We believe that Mr. MacFarlane's experience involving various aspects of property development, acquisitions and asset and portfolio management brings important and valuable skills to our board of directors.

        John R. Williams will serve as vice chairman of our board of directors following the completion of this offering. Mr. Williams is President and Chief Investment Officer of Avanath. Mr. Williams is responsible for portfolio acquisitions, capital formation, investor relations and fund management.

        Prior to joining Avanath in 2012, Mr. Williams was Managing Partner, Capital Markets of Carmel Partners, Inc., a real estate development and investment firm based in San Francisco, California, from 2000 to 2012. At Carmel Partners, Mr. Williams was responsible for capital formation, fund management, investor relations, joint ventures, credit facilities and financing of all Carmel Partners investments. Mr. Williams was also a member of Carmel Partners' Senior Investment Committee. Under Mr. Williams's direction, Carmel Partners raised over $4.0 billion of debt and closed four discretionary real estate investment funds with total equity of $2.2 billion. Capital for these funds was provided by some of the nation's most prestigious university endowments, foundations and high net worth individuals.

        A native of Philadelphia, Mr. Williams received his Bachelor of Science degree in Finance from Duquesne University in 1986 and attended the Executive Program at the Harvard University Graduate School of Design. Mr. Williams is a Governor of the ULI, Past Chairman of the ULI Silver Multi-Family Council, current Chairman of ULI Orange County District Council, a member of the Executive Committee of the National Multifamily Housing Council, and on the Business Advisory Council of the Duquesne University Palumbo-Donahue School of Business. He is a frequent speaker at national real estate conferences sponsored by the ULI, Harvard Business School, University of California, Berkeley, Stanford Graduate School of Business, UCLA Ziman Center for Real Estate, and USC Lusk Graduate School of Real Estate.

        We believe that Mr. Williams's experience involving various aspects of the capital markets, investment financing, portfolio acquisitions and investor relations brings important and valuable skills to our board of directors.

        Shareef Abdur-Rahim, a nominee to our board of directors, is the president and chairman of the board of directors of Future Foundation, Inc., a nonprofit organization Mr. Abdur-Rahim founded in 2001 that provides educational, health and life skills programs for children in grades six through 12 in metro Atlanta.

        Mr. Abdur-Rahim has served as the president of the NBA G League, the National Basketball Association's (NBA) official minor league basketball organization, since November 2018. Mr. Abdur-Rahim has also served as the NBA's vice president of basketball operations since January 2016. Prior to that, Mr. Abdur-Rahim served as the director of player personnel and general manager for the Reno Bighorns of the NBA G League from January 2013 to January 2014 and the assistant general manager of the Sacramento Kings of the NBA from January 2010 to January 2013.

        Mr. Abdur-Rahim is a co-founder of Washington Alliance Capital, LLC, a real estate asset management firm that was established in February 2009.

        Prior to that, Mr. Abdur-Rahim had a 12-year career as an NBA player with the Vancouver Grizzlies, Atlanta Hawks, Portland Trail Blazers and Sacramento Kings. He also played on the United States men's national basketball team that won the gold medal at the 2000 Sydney Olympics.

        Mr. Abdur-Rahim holds a Bachelor of Applied Science in sociology from the University of California, Berkeley and a Master of Business Administration degree from the University of Southern California.

        We believe that Mr. Abdur-Rahim's experience involving various aspects of executive leadership, real estate asset management and social impact brings important and valuable skills to our board of directors.

        John A. Good, a nominee to our board of directors, has served as Chairman of the Board of Directors of Jernigan Capital, Inc. ("Jernigan"), a New York Stock Exchange-listed self-storage REIT, since January 1, 2020 and as Chief Executive Officer of Jernigan since October 2018. Mr. Good previously served as the President and Chief Operating Officer of Jernigan from June 2015 to October

2018. He has been a director of Jernigan since June 2015. Prior to joining Jernigan, Mr. Good was a partner and co-head of the REIT practice group of Morrison & Foerster LLP, a global law firm. From 1999 to 2013, Mr. Good was a partner, multi-term executive committee member and head of the REIT practice at Bass, Berry & Sims PLC and prior to that was a stockholder and chair of the securities and M&A practice group at Baker, Donelson, Bearman, Caldwell and Berkowitz P.C. Since January 2018, Mr. Good has served on the board of directors of Farmland Partners, Inc. ("Farmland Partners"), a New York Stock Exchange-listed farmland REIT, and as chairman of the compensation committee and a member of the nominating and corporate governance committee of the Farmland Partners board since January 2018, and has served on the audit committee of the Farmland Partners board since November 2019. Mr. Good graduated from the University of Memphis with a BBA in accounting, cum laude, in 1980, attained his CPA designation and practiced with a large regional CPA firm until attending the University of Memphis School of Law, where he received his J.D. with honors in 1987. During his legal career, Mr. Good was nationally ranked by Chambers USA as a leading lawyer to the REIT industry and has been active in the National Association of Real Estate Investment Trusts ("NAREIT") since 1994. We believe Mr. Good's experience working with public REITs, both as a lawyer and a senior executive officer and director, as well his accounting background, capital markets experience and financial acumen, will add significant value to our board of directors.

        Terri Ludwig, a nominee to our board of directors, has served as president of Ballmer Group Philanthropy since 2019, leading the organization to improve economic mobility for children and families in the U.S. who are disproportionately likely to remain in poverty.

        Ms. Ludwig has devoted her career to expanding access to economic mobility. Prior to joining Ballmer Group Philanthropy, Ms. Ludwig served as chief executive officer of Enterprise Community Partners from 2009 to 2018, where she led the purpose-driven company to develop innovative public-private partnerships, advocate for transformative policy, and facilitate affordable housing and community development investments across the country, totaling $35 billion since inception. Ms. Ludwig also served as Chair of the Board of Enterprise Community Investments, which is a national leader in impact investing, from 2011 to 2018. Prior to this, Ms. Ludwig held global executive positions at Merrill Lynch and Credit Suisse. She was also the CEO of ACCION New York, a nonprofit microfinance organization.

        Ms. Ludwig is recognized nationally as a visionary leader, has been included in Forbes Magazine's Impact 30 List of the world's top social entrepreneurs, has been named as a David Rockefeller Fellow, and is a member of the Council on Foreign Relations. Ms. Ludwig has served on numerous executive and advisory boards, including as a presidential appointee to the U.S. Department of the Treasury's CDFI Advisory Board.

        Ms. Ludwig holds a Bachelor of Science in industrial psychology from the University of Illinois Urbana-Champaign and a Master in Public Administration from Harvard University's John F. Kennedy School of Government.

        We believe that Ms. Ludwig's experience involving various aspects of executive leadership and affordable housing and community development investing brings important and valuable skills to our board of directors.

        Carol Moseley Braun, a nominee to our board of directors, made history in 1992 when she became the first African-American woman elected to the U.S. Senate. Ms. Moseley Braun was the first woman to serve on the Senate Finance Committee, and she also served on the Judiciary, Banking, Housing and Urban Affairs, and Small Business Committees. Ms. Moseley Braun served in the U.S. Senate until 1999. Following her tenure in the U.S. Senate, Ms. Moseley Braun served as the United States Ambassador to New Zealand and Samoa from 1999 to 2001. Since 2001, Ms. Moseley Braun has continued to be involved in politics on both the local and national levels.

        From 2005 to 2019, Ms. Moseley Braun served as the President, Chairman and Chief Operating Officer of Good Food Organics, a wholesale distributor of premium organic dry goods. Ms. Moseley Braun has served as Principal at CMB1 Corporation, a legal practice concentrating on small business counseling, development and finance, since 2001, and as Of Counsel at Tetzlaff Law, a law firm in Chicago, Illinois, since 2016. From 2017 to 2019, Ms. Moseley Braun served as a visiting professor of political science at Northwestern University.

        A Chicago native and lifelong resident, Ms. Moseley Braun graduated from the University of Illinois at Chicago in 1969 and earned a law degree from the University of Chicago in 1972. She was an assistant U.S. attorney from 1972 to 1978, when she was elected to the Illinois House of Representatives. She was appointed as the Assistant Majority Leader in the statehouse in 1983 and served in the statehouse until 1988. From 1988 to 1992, Ms. Moseley Braun was Cook County Recorder of Deeds. We believe Ms. Moseley Braun's extensive experience as a leader, a housing policy expert and a lawyer brings important and valuable skills to our board of directors.

Family Relationships

        There are no family relationships among any of our directors or executive officers.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

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  our board of directors is not classified, with each of our directors subject to election annually, and we may not elect to classify our board of directors pursuant to Subtitle 8 of Title 3 of the MGCL without stockholder approval;

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  we will have fully independent audit, compensation and nominating and corporate governance committees as of the consummation of this offering;

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  we anticipate that at least one of our directors will qualify as an "audit committee financial expert" as defined by the SEC;

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  we have opted out of the business combination and control share acquisition statutes in the MGCL, and we may only opt back in with the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors; and

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  we do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months of adoption of the plan if the board of directors determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

        We have certain policies that are designed to address conflicts of interest. For example, any transaction by and between one or more of our Manager, Avanath, MacFarlane, or their respective affiliates and us will contain terms no more favorable than if the transaction were the result of arms' length negotiations with an unaffiliated third party and will require the approval of a majority of our independent directors, and any transaction involving a conflict of interest will require the approval of our independent directors.

        Our directors will stay informed about our business by attending meetings of our board of directors and the committees on which they serve and through supplemental reports and communications. Our independent directors are expected to meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

 Director Independence

        We expect our board of directors to determine that each of Shareef Abdur-Rahim, John A. Good, Terri Ludwig and Carol Moseley Braun is an "independent director" as such term is defined by the applicable rules and regulations of the NYSE.

Board Structure

        Upon the completion of this offering, our board of directors will consist of seven members. Our charter and bylaws provide that our board of directors will consist of such number of directors as may from time to time be fixed by our board of directors. However, the number of directors may not be fewer than the minimum number required under the MGCL (which is one) nor, unless our bylaws are amended, more than 15.

        Each director will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal (each director may be removed only with cause by the affirmative vote of the stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors). Vacancies on the board of directors may be filled at any time by the remaining directors, even if the remaining directors do not constitute a quorum.

        At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

        Our board of directors is not divided into classes with staggered terms, and each of our directors is subject to re-election annually.

Board Leadership Structure

        Our board of directors will benefit from the service of three members of the board of directors who also serve in leadership roles at Avanath and MacFarlane: Mr. MacFarlane, who will serve as the chairman of the board of directors, is the Chairman and Chief Executive Officer of MacFarlane; Mr. Williams, who will serve as the vice chairman of the board of directors, is President and Chief Investment Officer of Avanath; and Mr. Carter, who is our president and chief executive officer and one of our directors, is the President and Chief Executive Officer of Avanath. We believe separating the chairman of the board of directors and the chief executive officer positions is appropriate as it helps the board of directors meet its responsibilities of overseeing management and setting our strategic direction as well as fostering the long-term value of our company.

Role of Our Board of Directors in Risk Oversight

        One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its three standing committees, the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

 Board Committees

        Upon the completion of this offering, our board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The principal functions of each committee are briefly described below. Additionally, our board of directors may from time to time establish other committees to facilitate the board's oversight of management of the business and affairs of our company. The charter of each committee will be available on our website at www.aspirereit.com upon the completion of this offering. Our website is not part of this prospectus.

Audit Committee

        In connection with this offering, our board of directors will adopt an audit committee charter, which will define the audit committee's principal functions, including oversight related to:

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  our accounting and financial reporting processes;

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  the integrity of our financial statements and financial reporting process;

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  our systems of disclosure controls and procedures and internal control over financial reporting;

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  our compliance with financial, legal and regulatory requirements;

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  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

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  the performance of our internal audit functions; and

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  our overall risk exposure and management.

        The audit committee will also be responsible for engaging, evaluating, compensating and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of our internal controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our proxy statement.

        Upon the completion of this offering, our audit committee will be composed of Shareef Abdur-Rahim, John A. Good and Terri Ludwig. Mr. Good will serve as chair of our audit committee. Our board of directors is expected to affirmatively determine that Mr. Good (i) qualifies as an "audit committee financial expert" as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (ii) each member of our audit committee is "financially literate" as that term is defined by NYSE listing standards and meets the definition for "independence" for the purposes of serving on our audit committee under NYSE listing standards and Rule 10A-3 under the Exchange Act.

Compensation Committee

        In connection with this offering, our board of directors will adopt a compensation committee charter, which will define the compensation committee's principal functions, to include:

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  overseeing any equity-based remuneration plans and programs;

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  determining from time to time the remuneration for our non-executive directors;

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  preparing compensation committee reports; and

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  reviewing the compensation and fees payable to our Manager.

        The compensation committee shall have the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems appropriate. The committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate. Upon the completion of this offering, our compensation committee will be composed of John A. Good, Terri Ludwig and Carol Moseley Braun. Ms. Ludwig will serve as chair of our compensation committee. Our board of directors is expected to affirmatively determine that each member of our compensation committee meets the definition for "independence" for the purpose of serving on our compensation committee under applicable rules of the NYSE and each member of our compensation committee meets the definition of a "non-employee director" for the purpose of serving on our compensation committee under Rule 16b-3 under the Exchange Act.

Nominating and Corporate Governance Committee

        In connection with this offering, our board of directors will adopt a nominating and corporate governance committee charter, which will define the nominating and corporate governance committee's principal functions, to include:

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  identifying individuals qualified to become members of our board of directors and ensuring that our board of directors has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds;

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  developing, and recommending to the board of directors for its approval, qualifications for director candidates and periodically reviewing these qualifications with the board of directors;

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  reviewing the committee structure of the board of directors and recommending directors to serve as members or chairs of each committee of the board of directors;

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  reviewing and recommending committee slates annually and recommending additional committee members to fill vacancies as needed;

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  developing and recommending to the board of directors a set of corporate governance guidelines applicable to us and, at least annually, reviewing such guidelines and recommending changes to the board of directors for approval as necessary; and

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  overseeing the annual self-evaluations of the board of directors and management.

        Upon the completion of this offering, the nominating and corporate governance committee will be composed of Shareef Abdur-Rahim, Terri Ludwig and Carol Moseley Braun. Ms. Moseley Braun will serve as chair of our nominating and corporate governance committee. Our board of directors is expected to affirmatively determine that each member of our nominating and corporate governance committee meets the definition of independence under NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Director Compensation

        We intend to approve and implement a compensation program for our directors who are not officers or employees of our Manager that will consist of annual cash retainer fees and long-term equity awards. Each non-employee director will receive an annual retainer of $100,000 (prorated for partial-year terms, as applicable), as compensation for service as a director. This annual retainer will be payable half in cash and half in equity-based awards under our Equity Incentive Plan. In addition, each non-management director who chairs the audit, compensation and nominating and corporate governance committees will receive an additional annual payment of $15,000, $10,000 and $10,000, respectively. Directors who are officers or employees our Manager or any of their affiliates will not receive compensation for serving on our board of directors. All retainers and meeting fees will be paid quarterly in arrears.

        Upon completion of this offering, we will grant 5,000 shares of restricted stock to each of our independent directors, subject to vesting on the first anniversary of the grant date.

Executive Compensation

        Because our management agreement provides that our Manager is responsible for managing our affairs, our President and Chief Executive Officer and each of our other executive officers, all of whom are executive officers of our Manager, do not receive cash compensation from us for serving as our executive officers. Instead, we will pay our Manager the management fees described in "Our Manager and the Management Agreement—Management Agreement" and, subject to the discretion of the compensation committee of our board of directors, we may also grant our executive officers and Manager and individuals who provide services to us equity based awards pursuant to our Equity Incentive Plan described below.

Equity Incentive Plan

        Prior to the completion of this offering, we will adopt the Equity Incentive Plan to provide equity incentive opportunities to members of our Manager's management team and employees who perform services for us, our independent directors, advisers, consultants and other personnel. Our Equity Incentive Plan provides for grants of stock options, stock appreciation rights ("SARs"), stock awards, restricted stock units, cash awards, performance awards, dividend equivalent rights, other equity-based awards (including LTIP Units) and incentive awards. The Equity Incentive Plan is intended to provide a means through which our directors, officers, employees, consultants and advisors of us and our affiliates, as well as employees of our Manager and its affiliates who are providing services to us and our affiliates, can acquire and maintain an equity interest in us or be paid incentive compensation. We will not make any grants of incentive equity to our executive officers pursuant to our Equity Incentive Plan prior to the date on which we complete the internalization of the functions performed for us by our Manager. This summary does not purport to be a complete description of all of the anticipated provisions of the Equity Incentive Plan and is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Administration

        The Equity Incentive Plan is administered by our board of directors or a committee thereof, either of which we refer to herein as the "committee." Our board of directors has designated the compensation committee to administer the Equity Incentive Plan. The committee has broad discretion to administer the Equity Incentive Plan, including the power to determine the eligible persons to whom awards are granted, the number and type of awards to be granted and the terms and conditions of awards. The committee may also condition the vesting, settlement or exercise of an award on achievement of one or more performance goals, accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Incentive Plan.

Share Limits

        The total number of shares of common stock that may be subject to awards under our Equity Incentive Plan in the aggregate will be equal to approximately 5% of the number of shares of our common stock issued and outstanding upon the completion of this offering and the concurrent private placement (on a fully-diluted basis) in the aggregate (the "Share Pool"). If an award granted under our Equity Incentive Plan expires, is forfeited or terminates, the shares of our common stock subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under our Equity Incentive Plan after the tenth anniversary of the earlier of the date that such plan was approved by our board of directors or the holders of our common stock.

Awards Under the Plan

        Stock Options.    The committee may grant incentive stock options and options that do not qualify as incentive stock options under the Equity Incentive Plan, except that incentive stock options may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of a stock option cannot be less than 100% of the fair market value of a share of our common stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price of the stock option must be at least 110% of the fair market value of a share of our common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

        Stock Appreciation Rights.    A SAR is the right to receive an amount equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of a share of our common stock on the date on which the SAR is granted. The term of a SAR may not exceed ten years from the date of grant. SARs may be granted in connection with, or independent of, a stock option. SARs may be paid in cash, common stock or a combination of cash and common stock, as determined by the committee.

        Stock Awards.    A stock award may be in the form of restricted stock or unrestricted shares of our common stock, in each case, on terms and conditions determined by the committee. Restricted stock is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the committee. In the discretion of the committee, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

        Restricted Stock Units.    A restricted stock unit is a right to receive cash, common stock or a combination of cash and common stock at the end of a specified period equal to the fair market value of one share of our common stock on the date of vesting. Restricted stock units may be subject to the restrictions, including a risk of forfeiture, imposed by the committee.

        Cash Awards.    Our Equity Incentive Plan permits the grant of awards denominated in and settled in cash as an element of or supplement to, or independent of, any award under the Equity Incentive Plan.

        Performance Awards.    A performance award is an award under our Equity Incentive Plan that is conditioned upon the achievement of one or more performance goals or objectives specified by the committee over an applicable performance period. The committee may adjust any of such performance goals or objectives as it deems equitable. Performance awards may be settled in cash, common stock or a combination of cash and common stock.

        Dividend Equivalents.    A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock, provided, however, that the dividend equivalents shall be subject to the same restrictions on vesting and forfeiture as apply to the underlying award to which such dividend equivalents relate. The committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

        Other Equity-Based Awards.    Our Equity Incentive Plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and the grant of LTIP Units), subject to terms and conditions established at the time of grant. LTIP Units are awards of units of our subsidiary partnership intended to constitute "profits interests" within the meaning of the relevant IRS guidance.

        Incentive Awards.    An incentive award entitles the participant to receive a single lump sum payment in cash, common stock or a combination of cash and common stock, as determined by the committee, on terms and conditions established by the committee.

Change in Control

        Under our Equity Incentive Plan, a change in control is defined as: (i) the acquisition of more than 50% of our then outstanding voting securities by any person or group; (ii) during any consecutive two-year period, individuals who were members of our board of directors at the beginning of such period (the "incumbent directors") cease to constitute a majority of our board of directors (for these purposes, any director whose election or nomination for election was approved or ratified by a vote of at least a majority of the incumbent directors shall be deemed to be an incumbent director); (iii) the approval by our stockholders and the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction (a "business combination"), unless following such business combination: (a) our stockholders immediately prior to the business combination continue to hold at least 50% of the voting power of the entity resulting from such business combination, (b) no person or group beneficially owns more than 50% of the voting power of the entity resulting from such business combination, and (c) individuals who were incumbent directors at the time of the initial agreement providing for such business combination constitute at least a majority of the board of directors of the entity resulting from such business combination; or (iv) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of our properties or assets to a person or group, other than a subsidiary of us.

        Upon a change in control, and certain other corporate events, the committee may make such adjustments as it determines are necessary or appropriate in light of the change in control to prevent dilution or enlargement of the rights of participants in our Equity Incentive Plan. The committee may, in its sole discretion, provide for immediate and full vesting of an award upon the occurrence of a change in control.

Amendments and Termination

        The committee may amend or terminate the Equity Incentive Plan at any time, subject to stockholder approval if required by applicable law, rule or regulation, including the rules of the stock exchange on which our shares of common stock are listed. In particular, unless otherwise permitted under the terms of the Equity Incentive Plan, the committee may not reduce the exercise price of an outstanding stock option or SAR, make a payment to cancel an outstanding stock option or SAR when the exercise price exceeds the fair market value or take any other action with respect to an outstanding stock option or SAR that may be treated as a repricing of the award under the rules of the stock exchange on which our shares of common stock are listed. However, no amendment may adversely impair the rights of a participant under a previously granted award without the participant's consent.

Code of Business Conduct and Ethics

        Upon the completion of this offering, our board of directors will adopt a code of business conduct and ethics that applies to our officers, employees and directors, as well as officers, employees and other personnel of our Manager and any of our Manager's affiliates who perform services for us or on our behalf. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code of business conduct and ethics;

        Any waiver of the code of business conduct and ethics for our directors or executive officers must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law and NYSE regulations.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

Our Manager

        We are externally managed and advised by our Manager pursuant to a management agreement. "See—Management Agreement." Our Manager was formed in November 2020 to serve as a service provider to us.

Our Manager's Senior Leadership Team

        The following table sets forth certain information with respect to the individuals who, upon completion of this offering, will serve as our executive officers and officers of our Manager. All of our executive officers will be employees of affiliates of our Manager and provided to us by our Manager pursuant to the management agreement.

Name	Age	Position with Our Company	Position with Our Manager
Daryl J. Carter	64	President and Chief Executive Officer and Director	President and Chief Executive Officer
Jun Sakumoto	51	Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Operating Officer
Wesley Wilson	32	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President, Chief Financial Officer and Treasurer
Ellen Guccione	76	Secretary	Secretary

        For biographical information concerning these executive officers, see "Management—Our Executive Officers, Directors and Director Nominees."

Management Agreement

        Upon completion of this offering, we will enter into a management agreement with our Manager. Pursuant to the terms of the management agreement, our Manager will manage, operate and administer our day-to-day operations, business and affairs, subject to the supervision of our board of directors and in accordance with the investment guidelines approved and monitored by our board of directors. Our Manager is subject to the direction and oversight of our board of directors. In particular, under the management agreement, our Manager has agreed to use commercially reasonable efforts to:

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  investigate, analyze and select possible investment opportunities and originate, acquire, structure, finance, retain, sell, negotiate for prepayment, restructure or dispose of investments consistent with the investment guidelines and make representations and warranties in connection therewith;

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  with respect to any prospective investment by us and any sale, exchange or other disposition of any investment by us, conduct negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers and owners of privately and publicly held real estate companies;

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  engage and supervise, on our behalf and at our sole cost and expense, affiliates of our Manager and third party service providers who provide legal, accounting, due diligence, transfer agent, registrar, property management and maintenance services, construction services, land development services, leasing services, master servicing, special servicing, banking, investment banking, mortgage brokerage, real estate brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments or potential investments and to our other business and operations;

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  provide executive and administrative personnel, office space and office services required in rendering services to us;

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  counsel us regarding the qualification and maintenance of our status as an Opportunity Zone Fund and monitor compliance with the various Opportunity Zone Fund qualification tests and other rules set out in the Code and the Treasury regulations;

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  counsel us regarding the qualification and maintenance of our status as a REIT and monitor compliance with the various REIT qualification tests and other rules set out in the Code and the Treasury Regulations; and

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  administer our day-to-day operations and perform and supervise the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues, the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions.

Term; Termination and Termination Fee

        The initial term of the management agreement will expire on the fifth anniversary of the closing date of this offering and will automatically renew for an unlimited number of one-year terms ending each first anniversary date thereafter, unless the agreement is not renewed or is terminated in accordance with its terms. The management agreement is not terminable for any reason, other than for cause, prior to the fifth anniversary of the closing date of this offering.

        Our independent directors will review our Manager's performance and the management fees and, upon the expiration of the initial term or any automatic renewal term and upon 180 days' prior written notice to our Manager, the management agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, based upon (i) unsatisfactory performance by our Manager that is materially detrimental to us or (ii) a determination that the base management and incentive fees payable to our Manager are no longer in accordance with then-current market rates charged by asset management companies rendering similar services, subject to our Manager's right to prevent such termination due to above-market rates by accepting a reduction of base management and/or incentive fees agreed to by at least two-thirds of our independent directors.

        We may also terminate the management agreement for cause at any time, including during the initial term, without the payment of any termination fee, with 30 days' prior written notice. A termination for cause will be defined as:

  •
  the continued breach by our Manager, its agents or its assignees of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

  •
  the commencement of any proceeding relating to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

  •
  any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;

  •
  our Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting gross negligence, or acting in a manner constituting bad faith or willful misconduct, in the performance of its duties under the management agreement; provided, however, that if any of these actions or omissions are caused by an employee and/or officer of our Manager or one of its affiliates and our Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of our Manager's actual knowledge of its commission or omission, the management agreement will not be terminable;

  •
  the inability of our Manager to perform its obligations under the management agreement; and

  •
  the dissolution of our Manager.

        Our Manager may decline to renew the management agreement by providing us with 180 days' written notice, in which case we would not be required to pay our Manager the termination fee described below.

        Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), with such termination deemed to occur immediately before such event, in which case we would not be required to pay our Manager the termination fee described below.

        If we default in the performance or observance of any material term, condition or covenant contained in the management agreement and the default continues for a period of 30 days after written notice to us requesting that the default be remedied within that period, our Manager may terminate the management agreement upon 60 days' written notice. If the management agreement is terminated by our Manager upon a breach by us, we would be required to pay our Manager the termination fee described below.

        Upon any termination of the management agreement by us (other than for cause), any non-renewal of the management agreement by us or any termination of the management agreement by our Manager due to our material breach of the management agreement, our Manager will be paid a termination fee equal to three times the sum of (i) the average annual base management fee earned by our Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the termination date and (ii) the average annual incentive fee, if any, earned by our Manager during the two most recently completed measurement periods prior to the termination date; provided, that, (a) in the case of the average annual base management fee, if 24 months have not elapsed since the effective date of the management agreement at the time of the effective termination date, the average annual base management fee will be the actual base management fee (in either case paid or payable) for the preceding 12 months, or if 12 months have not elapsed since the effective date of the management agreement at the time of the effective termination date, the average annual base management fee will be calculated on an annualized basis, and (b) in the case of the average annual incentive fee, if two full measurement periods have not elapsed since the effective date of the management agreement at the time of the effective termination date, the average annual incentive fee will be the actual incentive fee (in either case paid or payable), if any, for the most recently completed measurement period, or if a measurement period has not elapsed since the effective date of the management agreement at the time of the effective termination date, the average annual incentive fee will be calculated on an annualized basis.

Base Management Fee

        We will pay our Manager, quarterly in arrears, in cash, a base management fee in an amount equal to 1.5% of our Equity per annum (0.375% per fiscal quarter).

        For purposes of calculating the base management fee, Equity means, as of a particular date, (i) the sum of the net cash proceeds and the value of non-cash consideration from all issuances of equity securities by our company and any subsidiary of our company since our inception, less (ii) any amount that we have paid to repurchase shares of our common stock or to repurchase or redeem other equity securities since our inception. Equity includes all securities, including preferred equity securities, included in stockholders' equity calculated in accordance with GAAP and shown on the face of our consolidated balance sheets. Equity may be adjusted to exclude one-time events pursuant to changes in

GAAP and certain non-cash items after discussions between our Manager and our independent directors and with any adjustments approved in advance by a majority of our independent directors.

        Within 40 days after the last day of each calendar quarter, our Manager will make available to us the calculation of the base management fee with respect to such calendar quarter. We are obligated to pay the quarterly installment of the base management fee calculated for that quarter in cash within 10 days after delivery to us of the calculation of the base management fee with respect to such calendar quarter.

Incentive Fee

        We will pay our Manager an annual incentive fee, if any, with respect to each measurement period, in the amount equal to the product of (a) 20% multiplied by (b) the outperformance amount multiplied by (c) the weighted average shares.

        For purposes of calculating the incentive fee under the management agreement:

  •
  "outperformance amount" means, with respect to any measurement period, (i) our total stockholder return with respect to such measurement period, minus (ii) the cumulative hurdle;

  •
  "total stockholder return" means, with respect to any measurement period, an amount equal to (i) the final share price, plus (ii) all dividends with respect to a share of our common stock paid since the beginning of such measurement period (whether paid in cash or a distribution in kind), minus (iii) the high water price;

  •
  "cumulative hurdle" means an amount equal to an 8% cumulative annual return on the high water price;

  •
  "final share price" means, with respect to any measurement period, the volume weighted average trading price for a share of our common stock on the NYSE (or any other securities exchange on which our common stock is principally traded) over the ten consecutive trading days ending on the last trading day of such measurement period;

  •
  "high water price" means, with respect to any measurement period, the volume weighted average trading price for a share of our common stock on the NYSE (or any other securities exchange on which our common stock is principally traded) over the ten consecutive trading days ending on the last trading day immediately prior to the beginning of such measurement period; provided, however, that the high water price with respect to the first measurement period will not be lower than the initial public offering price per share of the shares of common stock sold in this offering; provided, further, that the high water price for any measurement period will never be less than the highest high water price for any preceding measurement period;

  •
  "measurement period" means each period beginning on January 1 after the last measurement period with respect to which the incentive fee shall have been payable (January 1, 2021 with respect to the first measurement period) and ending on December 31 of the applicable calendar year, provided that if the management agreement expires or is terminated other than on December 31, the last measurement period will end on the last complete trading day for our common stock on the NYSE (or any other securities exchange on which our common stock is principally traded) prior to such termination or expiration; and

  •
  "weighted average shares" means, with respect to any measurement period, the weighted average fully diluted number of shares of our common stock issued and outstanding during such measurement period, as determined in accordance with GAAP.

        The following is an illustration of how the incentive fee would be calculated for the first measurement period (commencing January 1, 2021 and ending December 31, 2021) and for the second measurement period (commencing January 1, 2022 and ending December 31, 2022). For purposes of this illustration, we have made the following assumptions. These assumptions are estimates only and are not to be regarded as projections or guarantees of future performance:

  •
  The high water price for the first measurement period is $20.00.

  •
  The final share price for the first measurement period is $23.00.

  •
  The high water price for the second measurement period is $23.00.

  •
  The final share price for the second measurement period is $25.30.

  •
  We pay cash dividends in the amount of $0.10 and 0.28 per share of common stock in the first measurement period and the second measurement period, respectively.

  •
  The number of weighted average shares in the first measurement period and the second measurement period is 16,340,000 shares.

	FIRST MEASUREMENT PERIOD	SECOND MEASUREMENT PERIOD
Final Share Price	$23.00	25.30
Plus: Dividends	0.10	0.28
Less: High Water Price	$(20.00)	(23.00)
Total Stockholder Return	$3.10	2.58
High Water Price	$20.00	23.00
Cumulative Return %	8%	8%
Cumulative Hurdle	$1.60	1.84
Outperformance Amount	$1.50	0.74
Incentive Fee %	20%	20%
Incentive Fee Per Share	$0.30	$0.148
Weighted Average Shares	16,340,000	16,340,000
Incentive Fee	$4,902,000	$2,418,320

        Pursuant to the calculation formula, if our total stockholder return and the outperformance amount increases and our weighted average shares of common stock outstanding remain constant, the incentive fee will increase.

        The incentive fee will be payable in LTIP units issued by our subsidiary partnership. Within 30 days after the end of each measurement period, our Manager will prepare a statement setting forth its calculation of any incentive fee payable by us to our Manager with respect to such measurement period, and our Manager will deliver the statement to our board of directors. We will pay any such incentive fee promptly (but in any event within 15 business days) after delivery to our board of directors of our Manager's statement setting forth its calculation of the incentive fee.

Reimbursement of Expenses

        We are required to reimburse our Manager for operating expenses related to us that are incurred by our Manager, including expenses relating to legal, accounting, due diligence and other services. Our reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed in cash on a quarterly basis.

        In addition, we will pay all of our operating expenses, except those specifically required to be borne by our Manager pursuant to the management agreement. The expenses required to be paid by us include, but are not limited to:

  •
  acquisition expenses incurred in connection with the selection and acquisition of investments;

  •
  expenses incurred in connection with the issuance of our securities, any financing transaction and other costs incident to the acquisition, development, redevelopment, construction, repositioning, leasing, disposition and financing of investments;

  •
  costs of legal, tax, accounting, consulting, auditing and other similar services rendered for us by third-party service providers retained by our Manager or, if provided by our Manager's personnel (including our executive officers), in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis;

  •
  the compensation and expenses of our directors and the cost of liability insurance to indemnify us and our directors and officers;

  •
  costs associated with the establishment and maintenance of any credit facilities and other indebtedness of our company (including commitment fees, accounting fees, legal fees, closing costs, etc.);

  •
  expenses related to the payment of distributions;

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  expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the Exchange Act, the SEC and other governmental bodies;

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  transfer agent, registrar and exchange listing fees;

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  the costs of printing and mailing proxies, reports and other materials to our stockholders;

  •
  costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for our company;

  •
  costs and out of pocket expenses incurred by managers, officers, employees or other agents of our Manager for travel on our behalf;

  •
  the portion of any costs and expenses incurred by our Manager or its affiliates with respect to market information systems and publications, research publications and materials that are allocable to us in accordance with our expense allocation policies;

  •
  settlement, clearing, and custodial fees and expenses;

  •
  all taxes and license fees;

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  all insurance costs incurred with respect to insurance policies obtained in connection with the operation of our business, including but not limited to insurance covering activities of our Manager, its affiliates and any of their employees relating to the performance of our Manager's duties and obligations under the management agreement;

  •
  costs and expenses incurred in contracting with third parties for the property management of our assets, as well as sourcing of investments;

  •
  all other actual out of pocket costs and expenses relating to our business and operations, including the costs and expenses of originating, acquiring, owning, rehabilitating, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

  •
  any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against our company or any subsidiary of our company, or against any trustee, director, partner, member or officer of our company or of any subsidiary of our company in such person's capacity as such for which our company or any subsidiary of our company is required to indemnify such person by any court or governmental agency, or settlement of pending or threatened proceedings;

  •
  the costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency, all taxes and license fees and all insurance costs incurred on our behalf;

  •
  a pro rata portion of the costs associated with rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates, based on the percentage of our Manager and its affiliates' assets under management attributed to us and our subsidiaries as compared to the percentage of our Manager and its affiliates' assets under management attributed to other investment funds, vehicles and accounts managed by our Manager or its affiliates;

  •
  expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained expressly for our company and separate from offices of our Manager; and

  •
  all other costs and expenses approved by our board of directors.

        Other than as provided above, we will not be required to pay any portion of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates. Our Manager will be responsible for the expenses related to any personnel of our Manager and its affiliates who provide services to us pursuant to the management agreement (including our executive officers), including salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. However, as provided above, if any personnel of our Manager (including our executive officers) provide us with legal, tax, accounting, consulting, auditing and other similar services, we will reimburse our Manager for the costs of such services in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis.

Internalization of Our Manager

        Our Manager has agreed to present to us an initial proposal to acquire all of the assets or equity interests in our Manager, subject to the procedures described below. No later than 90 days following the date on which our company has achieved a fully-diluted equity market capitalization of $750,000,000 based on the volume-weighted average price of our common stock on the NYSE over 20 consecutive trading days (an "Internalization Event"), our Manager will offer to contribute to us all of the assets or equity interests in our Manager (an "internalization") on such terms and conditions included in a written offer provided by our Manager. Upon receipt of our Manager's initial internalization offer, a special committee comprised solely of independent members of our board of directors (the "Special Committee") may accept our Manager's proposal or submit a counter offer to our Manager.

        The offer price (the "Offer Price") will be equal to the lesser of the following amounts: (i) one times the base management fee earned by our Manager during the 12-month period ended as of the end of the most recently completed fiscal quarter prior to the date on which a definitive agreement relating to the internalization is entered into, and (ii) 2% of our equity market capitalization based on the volume-weighted average price of our common stock on the NYSE over 20 consecutive trading days ended on the date immediately preceding the date on which a definitive agreement relating to the internalization is entered into; provided that the Offer Price shall not exceed the amount that will allow the internalization transaction to be accretive on an estimated FFO per share basis over the 12-month period beginning on the first day of the quarter following the closing of the internalization transaction, as determined by the Special Committee based on discussions with our Manager.

        Consummation of any internalization transaction will be conditioned upon (1) the Special Committee's receipt of a fairness opinion from a nationally recognized investment banking firm to the effect that the consideration to be paid by us for the assets or equity of our Manager is fair, from a financial point of view, to holders of our common stock who are not affiliated with our Manager or its affiliates, (2) approval of the acquisition by the Special Committee and our Board of Directors, and (3) approval by stockholders casting a majority of all the votes cast on the matter (excluding for this purpose shares of common stock beneficially owned by any of our Manager, Avanath, MacFarlane or their affiliates) at a meeting of stockholders duly called and at which a quorum is present. The consideration in any internalization transaction will be payable in shares of our common stock or limited partnership interests in our subsidiary partnership that are redeemable for cash, or, at our election, shares of our common stock in an amount equal to the price agreed upon between the parties (the "Internalization Price") divided by the volume-weighted average price of our common stock on the NYSE during the 20 consecutive trading days immediately preceding the closing date of the internalization transaction (as adjusted to account for the conversion ratio applicable to limited partnership interests in our subsidiary partnership in the event such limited partnership interests are issued as consideration in the internalization transaction). Notwithstanding the foregoing, the Special Committee can choose to substitute some or all of the consideration with cash at its sole election.

        If these conditions are not satisfied and an internalization transaction is not consummated within 180 days following the Internalization Event, the Manager will annually submit a new internalization offer, with an Internalization Price based on the foregoing framework, not later than 30 days prior to the next anniversary of the Internalization Event until termination of the management agreement. The Special Committee and our Manager will follow the same process with respect to each internalization offer, and any internalization transaction will be subject to the above conditions. Unless we terminate the management agreement for cause or our Manager declines to renew the management agreement, or our Manager is internalized (in which case our Manager's owners will receive the Internalization Price and any earned and unpaid base management fees and incentive fees), our Manager will receive the termination fee upon termination of the management agreement.

        No assurances can be given that we will internalize our Manager on the foregoing terms or at all.

Investment Guidelines

        The management agreement requires that all acquisitions be made in accordance with the following investment guidelines:

  •
  No investment shall be made that would cause us to fail to qualify as a REIT under the Code.

  •
  No investment shall be made that would cause us to fail to qualify as an Opportunity Zone Fund under the Code.

  •
  No investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act.

  •
  Approved investments include the acquisition of undeveloped or partially developed land and the development thereof, and the acquisition of residential real estate properties that involve substantial redevelopment or development.

  •
  Any loan transaction to or from our company, on the one hand, and our Manager and its affiliates, on the other hand, must be approved by at least a majority of our independent directors.

        These investment guidelines may be changed by our board of directors without the approval of our stockholders.

Property Management Agreements

        Upon the closing of this offering, our subsidiary partnership will enter into property management agreements with our Property Manager pursuant to which our Property Manager will manage, operate, maintain and lease our properties. Our Property Manager is an affiliate of Avanath and MacFarlane.

        The property management agreements will provide for (1) a property management fee equal to 5.5% of monthly gross receipts, paid on the first business day of the following month, collected from the operation of a property of ours, including, without limitation, all rent and other sums and charges received from all prospective tenants, tenants and lessees and payments made in consideration of the cancellation of any tenant leases or damages by reason of any default, security deposits to the extent applied to rent, tenant application fees, late rent charges, non-sufficient fund check charges, miscellaneous administrative charges, convenience fees, utility reimbursement, proceeds from rental interruption insurance, net receipts from vending machines, concessions and other commercial operations conducted on the property, and (2) a construction management fee equal to 5.0% of the total project cost of any contracted capital expenditure performed on a property of ours that is not routine in nature or related to ground-up construction, offset by any construction management fee we pay to any third-party construction manager.

Development Fees

        We anticipate that we will engage MacFarlane to develop or redevelop certain of our projects. In connection with any development services provided by MacFarlane, MacFarlane and Avanath will be entitled to a development fee equal to up to 5.0% of the total project costs associated with the development, depending on the size, complexity and development status of the property, offset by any development fees we pay to any third-party who provides us with development services on the property.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Formation Transactions

        We intend to contribute, directly and indirectly through Aspire TRS, the net proceeds from this offering and the concurrent private placement to our subsidiary partnership in exchange for interests therein. Our subsidiary partnership will utilize such proceeds to, among other things, acquire the multifamily projects that will comprise our initial portfolio by cash purchase, and develop or redevelop the properties in our initial portfolio. Eight of these properties (Arbors at Cary, Academy at Waterford Lakes, Woodside Senior, Oak Village, Seaport Village, Country Wood, Coopers Crossing and Wellington Woods) are currently owned by Avanath I or Avanath II, which are two private investment funds managed by Avanath. We refer to these funds and Avanath collectively as "Avanath." Avanath has entered into purchase and sale agreements with our subsidiary partnership, pursuant to which Avanath will sell the eight properties to our subsidiary partnership for aggregate cash consideration of approximately $258.9 million. In addition, an affiliate of Avanath is in the process of arranging the acquisition of the land for the North End Landings project. It is expected that our subsidiary partnership will acquire certain parcels of this land from the Avanath affiliate and certain parcels from unaffiliated third parties for an aggregate purchase price of approximately $1.5 million.

Concurrent Private Placement

        Concurrently with the closing of this offering, members of our senior management team, affiliates of our Manager, investors in our Manager and certain Avanath-managed funds and certain other accredited investors will purchase shares of our common stock at a price per share equal to the initial public offering price per share, and members of our senior management team will purchase a 1.0% limited partnership interest in our subsidiary partnership at a price per unit equal to the initial public offering price per share, in separate private placements for an aggregate investment of $30 million. Our subsidiary partnership will also issue 2,500 LTIP Units to certain key members of our Manager.

Directed Share Program

        At our request, the underwriters have reserved up to 5% of the shares of our common stock offered by this prospectus, for sale at the initial public offering price through a directed share program to certain individuals, including our directors, officers, employees of affiliates of our Manager and business associates and other parties related to us. For additional information, see the section titled "Underwriting—Directed Share Program."

Management Agreement

        Concurrently with the completion of this offering, we will enter into the management agreement with our Manager. See "Our Manager and the Management Agreement—Management Agreement."

Property Management Agreements

        Concurrently with the completion of this offering, our subsidiary partnership will enter into the property management agreements with our Property Manager. See "Our Manager and the Management Agreement—Property Management Agreements."

Development Fees

        We anticipate that we will engage MacFarlane to develop or redevelop certain of our projects. In connection with any development services provided by MacFarlane, MacFarlane and Avanath will be entitled to a development fee equal to up to 5.0% of the total project costs associated with the development, depending on the size, complexity and development status of the property, offset by any development fees we pay to any third-party who provides us with development services on the property.

Indemnification of Our Directors and Executive Officers

        We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed under "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers."

Equity Incentive Plan

        In connection with this offering, we will adopt the Equity Incentive Plan to provide equity incentive opportunities to our officers, employees, non-employee directors, consultants, independent contractors and agents. The total number of shares of common stock that may be subject to awards under our Equity Incentive Plan in the aggregate will be equal to approximately 5% of the number of shares of our common stock issued and outstanding upon the completion of this offering and the concurrent private placement (on a fully-diluted basis) in the aggregate. Upon completion of this offering, we intend to grant an aggregate of 5,000 restricted shares of our common stock, subject to vesting requirements, to our non-employee directors. We will not make any grants of incentive equity to our executive officers pursuant to our Equity Incentive Plan prior to the date on which we complete the internalization of the functions performed for us by our Manager. See "Management—Equity Incentive Plan" for further details.

Statement of Policy Regarding Transactions with Related Persons

        Upon completion of this offering, we will adopt a written statement of policy establishing guidelines with respect to the review, approval and ratification of related party transactions. The policy will apply to any transaction in which we are a participant, any related party has a direct or indirect interest and the amount involved exceeds $120,000. The audit committee will review the material facts of all related party transactions that require approval and either approve or disapprove of our entry into the transaction. In determining whether to approve or ratify a related party transaction, the audit committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction. In addition, any transaction by and between one or more of our Manager, Avanath, MacFarlane, or their respective affiliates and us will contain terms that are generally no more favorable than if the transaction were the result of arms' length negotiations with an unaffiliated third party and will require the approval of our independent directors.

STRUCTURE AND FORMATION OF OUR COMPANY

Formation Transactions

        Prior to or in connection with this offering, we will engage in certain formation transactions as a result of which we will acquire the initial properties, become externally managed by our Manager pursuant to the management agreement and be able to qualify as an Opportunity Zone Fund commencing with the month of the closing of this offering and as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2020. In connection with the formation transactions, the following transactions have occurred or will occur prior to, concurrently with, or shortly after, the completion of this offering:

  •
  Aspire Real Estate Investors, Inc. was formed as a Maryland corporation on January 8, 2020.

  •
  On January 8, 2020, we issued and sold 100 shares of our common stock to Daryl J. Carter, our President and Chief Executive Officer, for a purchase price of $1,000. Such shares will be repurchased by us at the closing of this offering for $1,000.

  •
  On August 26, 2020, we formed Aspire TRS, which is the general partner of our subsidiary partnership. Aspire TRS elected to be treated as a TRS of ours effective as of August 26, 2020.

  •
  Concurrently with the closing of this offering, we will sell shares of our common stock to members of our senior management team, affiliates of our Manager, investors in our Manager and certain Avanath-managed funds and certain other accredited investors in the concurrent private placement, at the initial public offering price per share, for an aggregate investment equal to $26.7 million, and members of our senior management team will purchase a 1.0% limited partnership interest in our subsidiary partnership, at a price per unit equal to the initial public offering price per share, for an aggregate investment of $3.3 million.

  •
  We will sell 15,000,000 shares of our common stock in this offering (or 17,250,000 shares if the underwriters exercise their option to purchase additional shares of common stock in full).

  •
  We will enter into the management agreement with our Manager.

  •
  Our subsidiary partnership will enter into property management agreements with our Property Manager.

  •
  We will contribute, directly and indirectly through Aspire TRS, the net proceeds from this offering and the concurrent private placement to our subsidiary partnership in exchange for interests therein.

  •
  Our subsidiary partnership will issue 2,500 LTIP Units to certain key members of our Manager.

  •
  Our subsidiary partnership will acquire our nine initial properties by cash purchase.

Consequences of this Offering, the Concurrent Private Placement and the Formation Transactions

        Upon completion of this offering, the concurrent private placement and the formation transactions:

  •
  We will own controlling equity interests in our subsidiary partnership that will own the initial properties.

  •
  Purchasers of shares of our common stock in this offering will own 91.8% of the outstanding shares of our common stock, assuming no exercise of the underwriters' option to purchase additional shares. If the underwriters exercise in full their option to purchase additional shares of our common stock, purchasers of shares of our common stock in this offering will own 92.8% of the outstanding shares of our common stock.

  •
  Members of our senior management team, affiliates of our Manager, investors in our Manager and certain Avanath-managed funds and certain other accredited investors will own 8.2% of the outstanding shares of our common stock, assuming no exercise of the underwriters' option to purchase additional shares. If the underwriters exercise in full their option to purchase additional shares of our common stock, members of our senior management team, affiliates of our Manager, investors in our Manager and certain Avanath-managed funds and certain other accredited investors will own 7.2% of the outstanding shares of our common stock. Members of our senior management team will also own a 1.0% limited partnership interest in our subsidiary partnership, and certain key members of our Manager will own 2,500 LTIP Units in our subsidiary partnership.

        We may acquire certain development projects through joint venture structures in which we would hold a controlling interest.

        The following chart sets forth information about our company, certain related parties and the ownership interests therein upon the consummation of the formation transactions. Ownership percentages in our company are presented assuming that the underwriters' option to purchase additional shares of our common stock is not exercised.

Benefits to Related Parties

        Upon completion of this offering, the concurrent private placement and the formation transactions, Avanath, MacFarlane and our directors and executive officers will receive material benefits, including the following:

  •
  In connection with the acquisition of our initial portfolio, Avanath will receive aggregate cash consideration of approximately $260.4 million from our subsidiary partnership.

  •
  We will have entered into indemnification agreements with each of our directors and executive officers providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against our directors and executive officers in their capacities as such.

  •
  We will have entered into a management agreement with our Manager, which is controlled by affiliates of Avanath and MacFarlane, pursuant to which our Manager will be entitled to certain fees for its services and reimbursement of certain expenses. See "Our Manager and the Management Agreement—Management Agreement."

  •
  Our Manager will own equity interests in our subsidiary partnership.

  •
  Our subsidiary partnership will have entered into property management agreements with our Property Manager, which is controlled by Avanath, pursuant to which our Property Manager will be entitled to certain fees for its services. See "Our Manager and the Management Agreement—Property Management Agreements."

  •
  We anticipate that we will engage MacFarlane to develop or redevelop certain of our projects. In connection with any development services provided by MacFarlane, MacFarlane will be entitled to a development fee equal to up to 5.0% of the total project costs associated with the development, depending on the size, complexity and development status of the property, offset by any development fees we pay to any third-party who provides us with development services on the property.

  •
  We will have adopted the Equity Incentive Plan to provide equity incentive opportunities to our officers, employees, non-employee directors, consultants, independent contractors and agents, and will have issued, in the aggregate, thereunder 5,000 shares of restricted common stock to our independent directors upon completion of this offering and the concurrent private placement. We will not make any grants of incentive equity to our executive officers pursuant to our Equity Incentive Plan prior to the date on which we complete the internalization of the functions performed for us by our Manager. See "Management—Equity Incentive Plan" for further details.

 POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

        Our principal investment objectives are to provide our stockholders with current income, to increase the cash flow and value of our portfolio of properties and increase the value of shares of our common stock. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and other strategic objectives, see "Business and Properties."

        We expect to implement our investment strategies primarily through investing in, developing, redeveloping and managing affordable and workforce multifamily housing located in Opportunity Zones. We focus on identifying our market, on developing and redeveloping our properties, on offering the highest possible level of service to our residents and on streamlining our management structure. We seek to acquire properties in underserved areas exhibiting substantial economic growth. We believe investing in these markets offer attractive long-term investment returns. Given our Manager's demonstrated experience in multifamily properties and the chronic need for affordable and workforce housing in underserved markets, we intend to invest over 75% of our capital in multifamily assets located within Opportunity Zones. We believe that many Opportunity Zones do not have adequate amounts of quality housing alternatives and investments in these zones will create higher risk-adjusted returns.

        While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with our intention to qualify for taxation as a REIT and Opportunity Zone Fund for U.S. federal income tax purposes. In addition, we will generally hold our investments for longer periods of time because, in order to permit our stockholders to take advantage of QOZ Tax Benefits regarding the exclusion of future gain of investing in an Opportunity Zone Fund, a stockholder must hold its interest in our company for at least ten years.

        We also may participate with third parties in property ownership, through joint ventures, partnerships or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly decreasing our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

        Equity investments in contributed or acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness we incur when we acquire or refinance these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act.

Investments in Real Estate Mortgages

        While our initial properties will consist of, and our business objectives emphasize, equity investments in multifamily real estate properties, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT and Opportunity Zone Fund. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment. We do not presently intend to invest in real estate mortgages.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

        Subject to the requirements for qualifying as an Opportunity Zone Fund and as a REIT, we may invest in securities of other REITs, other entities engaged in real estate activities or other issuers, including for the purpose of exercising control over such entities. We do not presently intend to invest in these types of securities.

Dispositions

        We will generally hold our investments for longer periods of time because, in order to take advantage of certain QOZ Tax Benefits regarding the exclusion of future gain of investing in an Opportunity Zone Fund, a stockholder must hold its interest in our company for at least ten years. Accordingly, we do not currently intend to dispose of our properties in transactions in the near future. However, in order to maximize the performance and manage the risks within our portfolio, we may in the future selectively dispose of properties when we and our Manager determine they are not suitable for long-term investment purposes based upon our Manager's and our board's periodic review of our portfolio. We will ensure that such action would be in our best interest and consistent with our intention to qualify and maintain our qualifications as an Opportunity Zone Fund and as a REIT.

Financing Policy

        We anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

        Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. Our charter and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur.

        We anticipate that our Manager, under the supervision of our board of directors, will consider a number of factors in evaluating the amount of debt that we may incur. Our Manager and our board of directors may from time to time modify their views regarding the appropriate amount of debt financing in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and investment opportunities and other factors. Our Manager's decision to use leverage in the future to finance our assets will be at our Manager's discretion, under the supervision of our board of directors, and will not be subject to the approval of our stockholders.

 Equity Capital Policies

        To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, including senior securities, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification), or pursue a combination of these methods.

        Existing stockholders will have no preemptive right to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder's investment in us. Although we have no current plans to do so, we may in the future issue shares of our common stock or units in partnership subsidiaries in connection with acquisitions of property, subject to compliance with the Opportunity Zone program.

        We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policies

        Our charter and bylaws do not restrict any of our directors, executive officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct. We have, however, adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, we will adopt a code of business conduct and ethics that prohibits conflicts of interest between our executive officers, employees and directors on the one hand, and our company on the other hand, except in compliance with the policy. Our code of business conduct and ethics will state that a conflict of interest exists when a person's private interest interferes with our interest. For example, a conflict of interest will arise when any of our employees, executive officers or directors or any immediate family member of such employee, executive officer or director receives improper personal benefits as a result of his or her position with us. Our code of business conduct and ethics will also limit our employees, executive officers and directors from engaging in any activity that is competitive with the business activities and operations of our company, except as disclosed in this prospectus. In addition, our code of business conduct and ethics will also restrict the ability of our employees, executive officers and directors to participate in a joint venture, partnership or other business arrangement with us, except in compliance with the policy. Waivers of our code of business conduct and ethics will be required to be disclosed in accordance with NYSE and SEC requirements. In addition, we will adopt corporate governance guidelines to assist our board of directors in the exercise of its responsibilities and to serve our interests and those of our stockholders. However, we cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect the best interest of all stockholders. In addition, any transaction involving a conflict of interest will require the approval of our independent directors.

Policies with Respect to Other Activities

        We have authority to offer common stock, preferred stock, options to purchase stock or other securities in exchange for property, repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. Except in connection with our organization, the formation transactions and this offering and the concurrent private placement, we have not issued common stock, units or any other securities in exchange for property or any other purpose, although we may elect to do so. Our board of directors has no present intention of causing us to repurchase any common stock, although we may do so in the future. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our board of directors without the need for stockholder approval. See "Description of Capital Stock." We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in a manner consistent with our qualifications as a REIT and as an Opportunity Zone Fund unless our board of directors determines that it is no longer in our best interest to qualify as a REIT or as an Opportunity Zone Fund, as applicable. We have not made any loans to third parties, although we may make loans to third parties in the future, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

Reporting Policies

        We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of shares of our common stock immediately following the completion of this offering, the concurrent private placement and the formation transactions for (1) each person who is expected to be the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, director nominees and executive officers and (3) all of our directors, director nominees and executive officers as a group. This table assumes that this offering, the concurrent private placement and the formation transactions are completed and gives effect to the expected issuance of common stock in connection with this offering and the concurrent private placement. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

        The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

        The table below does not reflect any shares of our common stock that may be purchased in this offering, including through the directed share program described under "Underwriting—Directed Share Program." Unless otherwise indicated, the address of each named person is c/o Aspire Real Estate

Investors, Inc., 1920 Main Street, Suite 150, Irvine, California 92614. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

	Amount and Nature of Beneficial Ownership
	Immediately Prior to this Offering			Upon Completion of this Offering
Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage	Shares Beneficially Owned	Percentage(1)
Directors, Director Nominees and Executive Officers:
Daryl J. Carter(3)	100	(2)	100%	56,250	*
Jun Sakumoto(3)	—		—	9,375	*
Wesley Wilson	—		—	—	—
Ellen Guccione	—		—	—	—
Victor B. MacFarlane	—		—	200,000	1.2%
John R. Williams(3)	—		—	9,375	*
Shareef Abdur-Rahim	—		—	1,250	*
John A. Good	—		—	1,250	*
Terri Ludwig	—		—	1,250	*
Carol Moseley Braun	—		—	1,250	*
All directors, director nominees and executive officers as a group (10 persons)	100		100%	280,000	1.7%
More than 5% Stockholders:
	—		—	—	—

*
Represents less than 1% of the number of shares of our common stock outstanding upon the completion of this offering and the concurrent private placement.

(1)
Assumes 16,340,000 shares of our common stock are outstanding immediately following this offering and the concurrent private placement.

(2)
These shares will be repurchased by us at cost for $1,000 at the closing of this offering.

(3)
It is expected that Messrs. Carter, Sakumoto and Williams will pledge shares having an aggregate value of $1.5 million (75,000 shares in total) for loans used to fund the purchase of such shares. This excludes 123,750, 20,625 and 20,625 units of limited partnership interest in our subsidiary partnership to be purchased by each of Messrs. Carter, Sakumoto and Williams, respectively, concurrent with the closing of this offering.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material terms of our capital stock. For a complete description, you are urged to review in their entirety our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and applicable Maryland law. See "Where You Can Find More Information."

 General

        Following the completion of this offering and the formation transactions, our authorized capital stock will consist of 500,000,000 shares of our common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. A majority of our entire board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. Upon the completion of this offering and the concurrent private placement, we expect that 16,340,000 shares of our common stock will be issued and outstanding.

        Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of that stockholder's status as a stockholder.

Common Stock

        All shares of our common stock offered by this prospectus will be, upon issuance, duly authorized, fully paid and nonassessable. Stockholders are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution, or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including any shares of preferred stock we may issue, and to the provisions of our charter regarding restrictions on ownership and transfer of our stock.

        Subject to our charter restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of the votes cast at a meeting in which directors are being elected and at which a quorum is present. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to purchase or subscribe for any shares of our capital stock. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines that appraisal rights will apply to one or more transactions in which our common stockholders would otherwise be entitled to exercise such rights. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our common stock will initially have equal dividend, liquidation and other rights.

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, convert into another form of entity, engage in a statutory share exchange or engage in similar transactions unless such transaction is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matter, except that the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors or the vote required to amend the removal provisions. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our subsidiary partnership or its wholly-owned subsidiaries, these entities may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

        Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, including classes or series of preferred stock, and to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests.

Preferred Stock

        Under the terms of our charter, our board of directors is authorized to classify any unissued shares of our preferred stock and to reclassify any previously classified but unissued shares of preferred stock into other classes or series of stock. Before the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series. Upon completion of this offering, we will have no preferred stock outstanding, and we have no present plans to issue preferred stock in the immediate future.

Power to Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power of our board of directors to cause us to issue additional shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without action by our stockholders, unless stockholder approval is required by applicable law, the terms of any class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock, including preferred stock, that could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. In addition, our issuance of additional shares of stock in the future could dilute the voting and other rights of your shares. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws."

Restrictions on Ownership and Transfer

        For us to qualify and maintain our qualification as a REIT for each taxable year commencing with our taxable year ending December 31, 2021, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year commencing with our taxable year ending December 31, 2021.

        Because our board of directors believes at present that it is essential for us to qualify as a REIT, our charter, subject to certain exceptions, restricts the amount of our shares of stock that a person may beneficially or constructively own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock.

        Our charter also prohibits any person from (i) beneficially owning shares of stock to the extent that such beneficial ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of stock to the extent that such transfer would result in our shares of stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of stock to the extent such beneficial or constructive ownership would cause us to constructively own 10% or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring our shares of stock if such ownership or transfer would otherwise cause us to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares of our stock to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from the limits described in the paragraph above and may establish or increase an excepted holder limit for such person. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to fail to qualify as a REIT. Our board of directors may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

        Any attempted transfer of our shares of stock which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the ownership and transfer limitations then in effect. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a transaction where the proposed transferee did not give value for the shares, such as a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

        Every owner of more than 5% (or such lower percentage as required by the Code or the Treasury regulations promulgated thereunder) of our shares of stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our stock that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

        We anticipate that the transfer agent and registrar for our shares of our common stock will be American Stock Transfer & Trust Company, LLC.

 CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and to Maryland law. See "Where You Can Find More Information."

 Our Board of Directors

        Under our charter and bylaws, the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required under the MGCL (which is one) nor, unless our bylaws are amended, more than 15. Our charter also provides that, at such time as we become eligible to elect to be subject to certain elective provisions of the MGCL (which we expect will be upon the completion of this offering) and except as may be provided by our board of directors in setting the terms of any class or series of our stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill such a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

        Pursuant to our bylaws, a plurality of all votes cast in the election of directors at a meeting of stockholders at which a quorum is present is sufficient to elect a director. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting will constitute a quorum at any meeting of stockholders.

Removal of Directors

        Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter), and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

        A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

        After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These supermajority approval requirements do not apply if, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations involving us. As a result, any person will be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt an inconsistent resolution, if approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Control Share Acquisitions

        The MGCL provides that a holder of "control shares" of a Maryland corporation acquired in a "control share acquisition" has no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (1) the person who has made or proposes to make the control share acquisition; (2) any officer of the corporation; or (3) any employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise or direct the exercise of voting power in electing directors within one of the following ranges:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel the board of directors of the Maryland corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders at which the voting rights of such shares are considered and not approved is held, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all control share acquisitions by any person of shares of our stock, and this provision of our bylaws cannot be amended without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by a vote of the remaining directors (whether or not they constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; or

  •
  a majority requirement for the calling of a special meeting of stockholders.

        Our charter will provide that, effective at such time as we are able to make a Subtitle 8 election and except as may be provided by our board of directors in setting the terms of any class or series of our stock, vacancies on our board of directors may be filled only by the remaining directors (whether or not they constitute a quorum) and that a director elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the directorship. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our board of directors the exclusive power to fix the number of directors, (2) require, unless called by our chairman, our chief executive officer, our president or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders and (3) provide that a director may be removed only for cause, and then only by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors.

Amendments to Our Charter and Bylaws

        Except as described herein and as provided in the MGCL, amendments to our charter must be advised by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Amendments to the provisions of our charter related to the removal of directors and the vote required to amend the removal provisions will be valid only if declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.

        Our board of directors has the exclusive power to amend our bylaws, provided, however, that amendments to the provisions of our bylaws prohibiting our board of directors from revoking, altering or amending its resolution exempting any business combination from the "business combination" provisions of the MGCL or exempting any acquisition of our stock from the "control share" provisions of the MGCL must be approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Meetings of Stockholders

        Under our bylaws and pursuant to Maryland law, annual meetings of stockholders will be held each year at a date and at the time and place determined by our board of directors. Special meetings of stockholders may be called by our board of directors, the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders to act on any matter must be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that:

  •
  with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

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  by or at the direction of our board of directors; or

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  by a stockholder who was a stockholder of record at the record date set by the board of directors for the meeting, at the time of giving of the notice of the meeting and at the time of the annual meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws; and

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  with respect to special meetings of stockholders, only the business specified in our company's notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

  •
  by or at the direction of our board of directors; or

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  provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the board of directors for the meeting, at the time of giving of the notice required by our bylaws and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.

        The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors and our stockholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

        The restrictions on ownership and transfer of our stock, the supermajority vote required to remove directors, our election to be subject to the provision of Subtitle 8 vesting in our board of directors the exclusive power to fill vacancies on our board of directors, and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company.

        Further, a majority of our entire board of directors has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock and to authorize us to issue the newly classified shares, as discussed under the captions "Description of Capital Stock—Common Stock" and "—Power to Issue Additional Shares of Common Stock and Preferred Stock," and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

        Our charter and bylaws also provide that the number of directors may be established only by our board of directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions "—Meetings of Stockholders" and "—Advance Notice of Director Nominations and New Business" require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent's interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

 Exclusive Forum

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act. Although our bylaws contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Limitation of Liability and Indemnification of Directors and Officers

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or are threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

  •
  was committed in bad faith; or

  •
  was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification in either case if it determines that the director or officer is fairly and reasonably entitled to indemnification, but only for expenses.

        In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking, which may be unsecured, by the director or officer or on the director's or officer's behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

        Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director's or officer's ultimate entitlement to indemnification to:

  •
  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Indemnification Agreements

        We intend to enter into indemnification agreements with each of our directors and executive officers.

REIT Qualification

        Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT.

Opportunity Zone Fund Status

        Our charter provides that our board of directors may decertify our status as an Opportunity Zone Fund, without approval of our stockholders, if it determines that it is no longer in our best interest to attempt to, or continue to, qualify as an Opportunity Zone Fund.

SHARES ELIGIBLE FOR FUTURE SALE
General

        Upon the completion of this offering and the concurrent private placement, we expect to have 16,340,000 outstanding shares of our common stock (18,590,000 shares if the underwriters' option to purchase additional shares is exercised in full).

        Of these shares, the 15,000,000 shares of our common stock sold in this offering (17,250,000 shares of our common stock if the underwriters' option to purchase additional shares is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of our stock set forth in our charter.

        There is currently no public market for our common stock. Trading of our common stock on the NYSE is expected to commence following the pricing of this offering. No assurance can be given as to (i) the likelihood that an active market for common stock will develop, (ii) the liquidity of any such market, (iii) the ability of the stockholders to sell their shares or (iv) the prices that stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See "Risk Factors—Risks Related to Our Common Stock and this Offering."

        For a description of certain restrictions on ownership and transfer of shares of our common stock held by certain of our stockholders, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

Rule 144

        After giving effect to this offering and the concurrent private placement, we expect that                shares of our outstanding common stock (based on the mid-point of the initial public offering price range set forth on the front cover of this prospectus) will be "restricted" securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the shares of our common stock then outstanding, which will equal approximately 163,400 shares immediately after this offering and the concurrent private placement (185,900 shares if the underwriters' option to purchase additional shares is exercised in full); or

  •
  the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports during that time period. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Lock-up Agreements

        In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, we, our Manager and our directors, director nominees and executive officers have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Morgan Stanley & Co. LLC and B. Riley Securities, Inc. See "Underwriting."

Directed Share Program

        At our request, the underwriters have reserved up to 5% of the shares of our common stock offered by this prospectus, for sale at the initial public offering price through a directed share program to certain individuals, including our directors, officers, employees of affiliates of our Manager and business associates and other parties related to us. For additional information, see the section titled "Underwriting—Directed Share Program."

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes the material U.S. federal income tax considerations that you, as a prospective holder of our common stock, may consider relevant in connection with the purchase, ownership and disposition of our common stock. Vinson & Elkins L.L.P. has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

  •
  insurance companies;

  •
  tax-exempt organizations (except to the limited extent discussed in "Taxation of Tax-Exempt Stockholders" below);

  •
  financial institutions or broker-dealers;

  •
  non-U.S. individuals and foreign corporations (except to the limited extent discussed in "Taxation of Non-U.S. Stockholders" below);

  •
  U.S. expatriates;

  •
  persons who mark-to-market our common stock;

  •
  subchapter S corporations;

  •
  U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

  •
  RICs and REITs;

  •
  entities treated as Opportunity Zone Funds;

  •
  trusts and estates;

  •
  holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

  •
  persons holding our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

  •
  persons subject to the alternative minimum tax provisions of the Code;

  •
  persons subject to special tax accounting rules as a result of their use of applicable financial statements within the meaning of Section 451(b)(3) of the Code; and

  •
  persons holding our common stock through a partnership or similar pass-through entity.

        This summary assumes that stockholders hold our common stock as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

        The statements in this section are based on the Code, final, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as an Opportunity Zone Fund or as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS AN OPPORTUNITY ZONE FUND AND A REIT FOR U.S. FEDERAL INCOME TAX PURPOSES. SPECIFICALLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

 Taxation of Our Company

        We were formed on January 8, 2020 as a Maryland corporation. We intend to operate in conformity with the requirements to be treated as an Opportunity Zone Fund commencing with the month of the closing of this offering. Treatment of the Company as an Opportunity Zone Fund involves complying with technical and operational requirements that differ from and will be in addition to the requirements for the Company to be treated as a REIT. Final Treasury regulations under the Opportunity Zone program have only been recently issued with respect to certain aspects of the legislation, and the IRS has otherwise provided only limited guidance with respect to the Opportunity Zone program, therefore our ability to comply with the requirements to be treated as an Opportunity Zone Fund is subject to considerable uncertainty, and many aspects regarding Opportunity Zone Funds are unclear. Investors should carefully review the below section "Opportunity Zone Fund Considerations."

        We also intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2020. We believe that, commencing with such taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

Opportunity Zone Fund Considerations

        In connection with this offering, we will receive an opinion from Vinson & Elkins L.L.P. that, commencing with the month of the closing of this offering, we will be organized in a manner that will allow us to qualify as an Opportunity Zone Fund under the U.S. federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification as an Opportunity Zone Fund under the U.S. federal income tax laws. Investors should be aware that Vinson & Elkins L.L.P.'s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court and speaks as of the date issued. In addition, Vinson & Elkins L.L.P.'s opinion will be based on existing U.S. federal income tax law governing qualification as an Opportunity Zone Fund, which is subject to change either prospectively or retroactively. Moreover, our qualification an Opportunity Zone Fund depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Vinson & Elkins L.L.P. will not review our compliance with those tests on a continuing basis.

        We may be subject to penalties if we do not meet the requirements for qualification as an Opportunity Zone Fund. If we do not satisfy the 90% Asset Test and our failure was not due to reasonable cause, we will be subject to a penalty for each month we do not meet the 90% Asset Test. For our 2020 taxable year, IRS guidance provides that any such failure will automatically be deemed to be due to reasonable cause and no penalty will apply. Any penalty is an amount calculated as the amount equal to (i) the excess of 90% of our aggregate assets, over the aggregate amount of Qualified Property held by us on the last day of the month, multiplied by (ii) the federal short-term rate (as determined by the IRS) plus 3%, and divided by (iii) 12. In addition, if our direct interest in our subsidiary partnership failed to qualify as an Opportunity Zone Partnership Interest, and we were not able to establish reasonable cause or qualify for a one-time cure, we generally would be subject to a penalty based on the value of our interest in our subsidiary partnership, as determined by financial statements or our cost, as applicable. The Opportunity Zones rules were recently enacted and final Treasury regulations have only recently been issued. There is no assurance that we will meet the requirements necessary to qualify as an Opportunity Zone Fund or that any stockholder will be able to realize any QOZ Tax Benefits as a result of an investment in us.

Opportunity Zone Funds in General

        The Opportunity Zone legislation was enacted by Congress to incentivize long-term private sector investments in low-income communities. The 2017 Tax Act permitted governors of each of the 50 states to identify Opportunity Zones within their states during the first several months of 2018. Generally, the Opportunity Zones were to be based on low-income census tracts and adjacent property. Opportunity Zone designations by the governors were then subject to review and certification by the U.S. Treasury Department. The U.S. Department of the Treasury has certified over 8,760 individual census tracts across all 50 states, six territories, and the District of Columbia as Opportunity Zones.

        The Opportunity Zone legislation offers three potential U.S. federal income tax benefits to investors who invest in Opportunity Zone Funds.

        Temporary Deferral.    First, an investor who makes a qualifying investment in an Opportunity Zone Fund may temporarily defer tax on eligible gains realized from a sale or exchange of property with an unrelated person until the earlier of disposition (or deemed disposition) of the interest in the Opportunity Zone Fund (unless the investor timely reinvests the amount of gain that such investor would otherwise be required to recognize in the original Opportunity Zone Fund or another Opportunity Zone Fund) or December 31, 2026, provided that there is no earlier "inclusion event" (generally an event that reduces the investor's interest in the Opportunity Zone Fund or a distribution by the Opportunity Zone Fund in excess of the investor's tax basis) that would result in recognition of all or a portion of the Deferred Gain Amount.

        Partial exclusion of gain on relinquished property.    Second, an investor who makes a qualifying investment in an Opportunity Zone Fund by December 31, 2021 and holds such investment for at least five years may permanently reduce by 10% the Deferred Gain Amount.

        Exclusion of gain on interest in (and certain capital gain dividends from) an Opportunity Zone Fund.    Third, if the investor holds its interest in the Opportunity Zone Fund for at least 10 years, the investor will generally be exempt from tax on any gain beyond the Deferred Gain Amount from disposition of its interest in the Opportunity Zone Fund. Investors who hold their interests in the Opportunity Zone Fund for at least 10 years may also be eligible to receive as tax-free certain capital gain dividends designated by an Opportunity Zone Fund REIT. These capital gain dividends may not exceed the Opportunity Zone Fund REIT's long-term gains on sales of Qualified Property.

        In order to qualify for QOZ Tax Benefits, an investor must invest eligible gains from a sale or exchange of property with an unrelated party prior to January 1, 2027, into an Opportunity Zone Fund generally within 180 days after the sale or exchange of the property, provided that, if an investor's 180-day period was to expire on or after April 1, 2020 and before December 31, 2020, such investor has until December 31, 2020 to invest such gain. Eligible gains include capital gains, whether short-term or long-term, from sales of real estate and non-real estate investments, including stock, bonds and other publicly traded securities. Final Treasury regulations provide that Section 1231 gains are eligible gains on a gross basis, unreduced by Section 1231 losses. Only the gain or profit from the sale of property (and not the principal invested in the property) needs to be invested in an Opportunity Zone Fund, and any amounts invested in an Opportunity Zone Fund in excess of such gain do not qualify for any of the QOZ Tax Benefits.

        Final Treasury regulations provide that a taxpayer may make an eligible investment by acquiring an eligible interest in an Opportunity Zone Fund from a person other than the Opportunity Zone Fund. Consequently, we believe purchasers of interests in an Opportunity Zone Fund in a secondary market purchase qualify for QOZ Tax Benefits, and thus both initial and subsequent purchasers of our common stock will be eligible for QOZ Tax Benefits. However, an initial investor who sells its interest in the Opportunity Zone Fund prior to the requisite holding periods may not realize all of the potential QOZ Tax Benefits.

Requirements for Qualification as an Opportunity Zone Fund

        Under the Code, an Opportunity Zone Fund is any investment vehicle (1) which is organized as a corporation or a partnership for the purpose of investing in Qualified Property (other than another Opportunity Zone Fund) that holds at least 90% of its assets in Qualified Property and (2) which elects to be treated as an Opportunity Zone Fund (eligible funds can self-certify as Opportunity Zone Funds without any action by the IRS). The 90% Asset Test will generally be applied by calculating the average between the percentage of Qualified Property owned on the last day of the first six-month period of the taxable year and the percentage owned on the last day of the taxable year. Final Treasury regulations provide that for purposes of the 90% Asset Test, an Opportunity Zone Fund is not required to consider contributions received in the prior 6 months, as long as those assets are held as cash, cash equivalents, or debt instruments with terms of 18 months or less.

        Final Treasury regulations also provide that for purposes of the 90% Asset Test, proceeds that the Opportunity Zone Fund receives from the return of capital or the sale or disposition of Qualified Property are treated as Qualified Property so long as: (i) the Opportunity Zone Fund reinvests the proceeds in other Qualified Property during the 12-month period beginning on the date of the distribution, sale or disposition and (ii) from the date of the distribution, sale or disposition until the date proceeds are reinvested in other Qualified Property, the proceeds are continuously held in cash, cash equivalents, or debt instruments with terms of 18 months or less. Relief is available for failure to meet this 12-month reinvestment deadline if such failure is due to a delay in governmental action, for which the application is complete. Provided such reinvestment requirements are satisfied, the sales or dispositions of assets by an Opportunity Zone Fund do not impact an investor's holding periods in their Opportunity Zone Fund investments or trigger the inclusion of the Deferred Gain Amount, but may give rise to taxable income to investors.

        We intend to satisfy the 90% Asset Test by investing substantially all of the contributions we receive from stockholders in exchange for a controlling equity interest in our subsidiary partnership, and by having our subsidiary partnership invest substantially all of its assets into qualified Opportunity Zone Business Property. As more fully discussed below, we expect that our direct interest in our subsidiary partnership will be treated as Qualified Property, provided the interest satisfies the additional requirements that apply to an Opportunity Zone Partnership Interest. Our indirect interest in our subsidiary partnership held through Aspire TRS will not be treated as Qualified Property, nor will our interest in Aspire TRS be treated as Qualified Property; however, such interest will be de minimis. We intend to monitor our assets so as to ensure our compliance with the 90% Asset Test and the applicable tests for our direct interest in our subsidiary partnership to qualify as an Opportunity Zone Partnership Interest. There can be no assurance, however, that we will be able to satisfy such tests.

Qualified Property

        Under the Code, Qualified Property means property which is:

          (i)    Opportunity Zone Stock;

          (ii)   Opportunity Zone Partnership Interests; or

          (iii)  Opportunity Zone Business Property.

        Opportunity Zone Stock means any stock in a domestic corporation acquired after December 31, 2017 at its initial issuance solely in exchange for cash if such corporation is an Opportunity Zone Business as of the time such stock was issued (or, in the case of a new corporation, such corporation was being organized for purposes of being an Opportunity Zone Business) and during at least 90% of the Opportunity Zone Fund's holding period for such stock, such corporation qualified as an Opportunity Zone Business. The holding period is tested on a semi-annual basis, based on the cumulative amount of time the Opportunity Zone Fund has held such stock. The final Treasury regulations also contain a special rule allowing the Opportunity Zone Fund to measure compliance with the holding period rule on the June 30th testing date by looking to the holding period as if it ended at the end of the Opportunity Zone entity's prior taxable year.

        Opportunity Zone Partnership Interest means any capital or profits interest in a domestic partnership acquired after December 31, 2017 from the partnership solely in exchange for cash if such partnership is an Opportunity Zone Business as of the time such interest was issued (or, in the case of a new partnership, such partnership was being organized for purposes of being an Opportunity Zone Business) and during at least 90% of the Opportunity Zone Fund's holding period for such interest, such partnership qualified as an Opportunity Zone Business.

        Opportunity Zone Business Property is tangible property used in a trade or business (which, for purposes of the Opportunity Zone program, includes the ownership and operation, including leasing (other than merely leasing under a triple-net lease) of real property) of an Opportunity Zone Fund (or Opportunity Zone Business), if:

          (i)    the property was acquired by the Opportunity Zone Fund (or Opportunity Zone Business) by purchase from an unrelated party after December 31, 2017 or acquired under a lease entered into after December 31, 2017;

          (ii)   in the case of purchased property, either the original use of the property in the Opportunity Zone commences with the Opportunity Zone Fund (or Opportunity Zone Business) or the Opportunity Zone Fund (or Opportunity Zone Business) substantially improves the property; and

          (iii)  during at least 90% of the Opportunity Zone Fund's (or Opportunity Zone Business's) holding period of the property, at least 70% of the use of the property was in an Opportunity Zone.

        Leased property does not have to satisfy requirement (ii) above, but the lease must be at a market rate, and additional requirements apply if the lease is with a related party. The final Treasury regulations provide that leases between unrelated parties are presumed to be market rate leases.

        The "original use" of the property is considered to have commenced on the date it was first placed in service in the Opportunity Zone for purposes of depreciation or amortization (or, in the case of leased property, first used in a manner that would permit depreciation or amortization if owned), whether by the Opportunity Zone Fund (or Opportunity Zone Business) or another person. Under the final Treasury regulations, the original use of a previously used, but now vacant or unused, building or structure will be deemed to have commenced with the Opportunity Zone Fund (or Opportunity Zone Business) if the building or structure has been vacant or unused for at least the previous three calendar years and the Opportunity Zone Fund (or Opportunity Zone Business) first uses or places the building or structure in service in the Opportunity Zone. However, if the property was vacant at the time the Opportunity Zone was designated, it need only have been vacant for one calendar year.

        A property is generally considered "substantially improved" if, during any 30-month period beginning after the property is acquired, the Opportunity Zone Fund's (or Opportunity Zone Business's) additions to the property's adjusted basis causes the adjusted basis to exceed double the adjusted basis of the property at the beginning of the period. IRS guidance has tolled the running of this 30-month period from April 1, 2020 through December 31, 2020, effectively giving Opportunity Zone Funds up to an additional six months to complete improvements. In the case of property that consists of land and a building, the additions to basis only need to exceed the adjusted basis in the building at the beginning of the 30-month period; that is, the basis of the land is not included for purposes of determining whether the property has been substantially improved. Final Treasury regulations provide that property is generally analyzed on an asset-by-asset basis for purposes of determining whether the property is substantially improved, but may be measured on an aggregate basis in certain circumstances. Specifically, the final Treasury regulations allow for a group of buildings to be treated as a single property for purposes of measuring substantial improvement if:

  •
  each building in a building group is located entirely within the geographic borders of a parcel of land described in a single deed; or

  •
  the buildings in a building group are located entirely within the geographic borders of contiguous parcels of land described in separate deeds and each building is operated as part of one or more trades or businesses that:

  •
  are operated exclusively by the Opportunity Zone Fund (or Opportunity Zone Business);

  •
  share facilities or significant centralized business elements, such as personnel, accounting, legal, manufacturing, purchasing, HR, or IT resources; and

  •
  are operated in coordination with, or reliance on, one or more of the trades or businesses.

        The final Treasury regulations also allow for purchased tangible property (which would otherwise be original use property) to be treated as part of an asset's improvements for purposes of the substantial improvement test, provided that the original use property:

  •
  is located and used in the same trade or business in the Opportunity Zone (or a contiguous Opportunity Zone) in which the non-original use asset is used; and

  •
  improves the functionality of the non-original use asset in the same Opportunity Zone (or a contiguous Opportunity Zone).

        The requirements for Opportunity Zone Stock and Opportunity Zone Partnership Interests are dependent on the corporation or partnership, respectively, being an Opportunity Zone Business. In order to be an Opportunity Zone Business, a corporation or partnership must meet the following requirements:

          (i)    at least 70% of the tangible property owned or leased by the entity consists of Opportunity Zone Business Property;

          (ii)   at least 50% of the entity's gross income is from the active conduct of the Opportunity Zone Business;

          (iii)  at least 40% the entity's intangible property (e.g., licenses and trademarks) must be used in the active conduct of the Opportunity Zone Business;

          (iv)  any "nonqualified financial property" (e.g., debt, stock, partnership interests, derivatives, annuities and other similar types of property) of the Opportunity Zone Business must be less than

  5% of the average aggregate unadjusted basis of the property of the Opportunity Zone Business; and

          (v)   the entity does not operate or lease land in certain enumerated prohibited business categories (e.g., golf courses and racetracks) (for purposes of this requirement, the final Treasury regulations permit the leasing of property to such businesses so long as no more than 5% of the entity's property is leased to such businesses and no more than 5% of the entity's gross income is attributable to such businesses).

        Our subsidiary partnership expects to take the position that cash reserved for investment will not be treated as nonqualified financial property. The final Treasury regulations permit an Opportunity Zone Business to hold reasonable amounts of working capital held in cash, cash equivalents or debt instruments with a term of 18 months or less, provided three tests of the Working Capital Safe Harbor are satisfied: (i) the Opportunity Zone Business designates in writing that such working capital is being held for the development of a trade or business in the Opportunity Zone, including for the acquisition, construction or substantial improvement of tangible property in an Opportunity Zone, (ii) the Opportunity Zone Business prepares a written schedule consistent with the ordinary start-up of a trade or business for expenditure of working capital and the Opportunity Zone business expends such working capital within 31 months of receipt, and (iii) the Opportunity Zone Business actually uses the working capital assets in a manner consistent with the written designation and written schedule. Exceeding the 31-month limitation will not violate the Working Capital Safe Harbor if the delay is attributable to waiting for governmental action on an application that is complete. In addition, the 31-month period may be extended for up to an additional 24 months if the related property is in a "federally declared disaster area." As a result of the nationwide declaration of a federally declared disaster area due to COVID-19, all Qualified Opportunity Zone Businesses holding working capital during any period from January 20, 2020 to December 31, 2020 may benefit from this extension. An Opportunity Zone Fund (or Opportunity Zone Business) may benefit from the Working Capital Safe Harbor in multiple instances; that is, it can be applied separately to each capital contribution made to the Opportunity Zone Business, provided that the total safe harbor period may not exceed 62 months, each application satisfies the Working Capital Safe Harbor, and there is a master plan for the use of the working capital. The 24-month extension for working capital held during any period from January 20, 2020 to December 31, 2020 also applies to this 62-month cumulative period. We intend to cause our subsidiary partnership to designate in writing permitted use for any cash held, to prepare written schedules for permitted use of such cash, and to expend such cash consistent with the written designations and written schedules. The final Treasury regulations provide that working capital that is to be spent on the development of a trade or business in an Opportunity Zone (including acquisition, construction, or improvement of Opportunity Zone Business Property) is treated as a qualifying asset for purposes of the 70% tangible property test. In addition, the final Treasury regulations provide that (i) income from working capital covered by the Working Capital Safe Harbor is qualifying income for purposes of the 50% gross income test and (ii) intangible property purchased or licensed with working capital covered by the Working Capital Safe Harbor will be considered to be used by the trade or business for purposes of the 40% intangible property test.

Related Party Arrangements

        For purposes of the Opportunity Zone program, persons are considered to be related to each other through the application of complex attribution rules, which generally treat certain entities and individuals as related if there is a 20% beneficial ownership overlap between entities and the persons that own the entities. The Opportunity Zone program under the Code contain certain prohibitions on transactions with related parties. We intend to structure any related-party transactions in a manner that would not cause us to fail to qualify as an Opportunity Zone Fund.

        Any transaction by and between one or more of the Manager, Avanath, MacFarlane, or their respective affiliates and us will contain terms as if the transaction were the result of arms' length negotiations with an unaffiliated third party and will require the approval of our independent directors.

Failure to Maintain Opportunity Zone Fund Qualification

        If we do not satisfy the 90% Asset Test for a taxable year, we would be subject to a penalty for each month we do not meet the 90% Asset Test in such taxable year. For our 2020 taxable year, IRS guidance provides that any such failure will automatically be deemed to be due to reasonable cause and no penalty will apply. Any penalty is an amount calculated as the (i) the excess of the amount equal to 90% of the Opportunity Zone Fund's aggregate assets, over the aggregate amount of Qualified Property held by the Opportunity Zone Fund on the last day of the month, multiplied by (ii) the Federal short-term rate (as determined by the IRS) plus 3%, and divided by (iii) 12. No penalty would be imposed with respect to a failure to satisfy the 90% Asset Test if the Opportunity Zone Fund were able to show that the failure is due to reasonable cause, though there is limited guidance regarding what reasonable cause would entail.

        If our direct interest in our subsidiary partnership failed to qualify as an Opportunity Zone Partnership Interest, and we were not able to establish reasonable cause, the penalty might be significantly greater than if we had invested in Qualified Property directly because the excess amount described in clause (i) above generally would be equal to the fair market value of our direct interest in our subsidiary partnership. The final Treasury regulations provide a one-time cure for an Opportunity Zone Fund that fails to meet the 90% Asset Test because of the failure of an Opportunity Zone entity to qualify as an Opportunity Zone Business. Specifically, the regulations provide a 6-month cure period pursuant to which an Opportunity Zone Fund may treat an Opportunity Zone entity as an Opportunity Zone Business even if it does not meet the requirements to be treated as an Opportunity Zone Business on a testing date, so long as the failure to qualify is cured within such 6-month period. The October 2018 proposed Treasury regulations announced an intention to publish additional guidance regarding Opportunity Zone Fund decertification. The final Treasury regulations include a voluntary self-decertification process but reserve on involuntary decertifications. However, the final Treasury regulations do provide an example under an anti-abuse rule that recharacterizes an entity as not being an Opportunity Zone Fund if it fails the 90% Asset Test in multiple years, which would effectively function as a decertification. The Treasury and the IRS are continuing to consider the circumstances under which involuntary decertification of an Opportunity Zone Fund would be warranted, and intend to propose future guidance regarding those circumstances.

        The various requirements for us to be treated as an Opportunity Zone Fund and for our direct interest in our subsidiary partnership to be treated as an Opportunity Zone Partnership Interest are complex. Each investor, therefore, is urged to consult their tax advisor regarding any investment in our common stock, our intended approach for qualifying as an Opportunity Zone Fund, and the considerable uncertainty in this area.

        The final Treasury regulations permit us to self-decertify as an Opportunity Zone Fund effective the month following the month we specify in the decertification. Such decertification would be an inclusion event for our stockholders, which could result in the recognition of all or a portion of their Deferred Gain Amount.

REIT Considerations

        In connection with this offering, Vinson & Elkins L.L.P. will render an opinion that, commencing with our taxable year ending December 31, 2020, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2020 and subsequent taxable years. Investors should be aware that Vinson & Elkins L.L.P.'s opinion will be based upon various customary assumptions relating to our organization and operation, will be conditioned upon certain representations and covenants made by our management as to factual matters, including representations regarding our organization, the nature of our assets and income and the conduct of our business operations. Vinson & Elkins L.L.P.'s opinion is not binding upon the IRS or any court and speaks as of the date issued. In addition, Vinson & Elkins L.L.P.'s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively.

        Moreover, our qualification and taxation as a REIT will depend upon our ability to meet, on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of ownership of our stock and the percentage of our earnings that we distribute. Vinson & Elkins L.L.P. will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year. Vinson & Elkins L.L.P.'s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see "—Failure to Qualify."

        If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally applies to distributions by a corporation to its stockholders. However, even if we qualify as a REIT, we will be subject to U.S. federal tax in the following circumstances:

  •
  We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

  •
  We will pay income tax at the highest U.S. federal corporate income tax rate on:

  •
  net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

  •
  other non-qualifying income from foreclosure property.

  •
  We will pay a 100% tax on our net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under "—Gross Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

  •
  the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

  •
  a fraction intended to reflect our profitability.

  •
  If, during a calendar year, we fail to distribute at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

  •
  We will be subject to a 100% excise tax on transactions with Aspire TRS and any other TRS we may form in the future that are not conducted on an arm's-length basis.

  •
  If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote or the 10% value test, as described below under "—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we file a schedule with the IRS describing each asset that caused such failure and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 21%) on the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

  •
  If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

  •
  If we acquire any asset from an entity treated as a C corporation (i.e., a corporation that generally is subject to full corporate-level tax) in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to such entity's basis in the asset or to another asset, we will pay tax at the highest applicable regular U.S. federal corporate income tax rate if we recognize gain on the sale or disposition of the asset during the five-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

  •
  the amount of gain that we recognize at the time of the sale or disposition, and

  •
  the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Recordkeeping Requirements."

  •
  The earnings of our lower-tier entities that are treated as C corporations, including Aspire TRS and any other TRS we may form in the future, will be subject to U.S. federal corporate income tax.

        In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, Aspire TRS and any other TRS we may form in the future will be subject to U.S. federal, state and local corporate income tax on its taxable income.

Requirements for Qualification

        A REIT is a corporation, trust or association that meets each of the following requirements:

  1.
  It is managed by one or more trustees or directors.

  2.
  Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

  3.
  It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

  4.
  It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

  5.
  At least 100 persons are beneficial owners of its shares or ownership certificates.

  6.
  Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

  7.
  It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification.

  8.
  It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

  9.
  It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

  10.
  It has not been a party to a spin-off transaction that is tax-deferred under section 355 of the Code during the applicable period.

        We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2021 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

        Our charter provides restrictions regarding the transfer and ownership of shares of our outstanding capital stock (see "Description of Capital Stock—Restrictions on Ownership and Transfer"). We believe that we will issue sufficient stock with sufficient diversity of ownership to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such stock ownership requirements. If we fail to satisfy these stock ownership requirements, we may fail to qualify as a REIT.

  Effect of Subsidiary Entities

        Qualified REIT Subsidiaries.    A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit.

        Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a limited liability company that has a single owner for U.S. federal income tax purposes, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners for U.S. federal income tax purposes is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% vote or value test (see "—Asset Tests") will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

        We intend to control our subsidiary partnership and any other partnerships or limited liability companies that we form or acquire interests in, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were able to qualify for a statutory REIT "savings" provisions, which could require us to pay a significant penalty tax to maintain our REIT qualification.

        Taxable REIT Subsidiaries.    A REIT may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income to the extent of the TRS's earning and profits. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and gross income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake activities, such as earning fee income that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

        Several provisions of the Code regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to its parent REIT. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, a TRS if the IRS were to assert successfully that the economic arrangements between us and a TRS are not comparable to similar arrangements among unrelated parties. Any income earned by a TRS that is attributable to services provided to us, or on our behalf to any of our tenants, that is less than the amounts that would have been charged based upon arm's length negotiations, will also be subject to a 100% penalty tax.

        Rent that we receive from a TRS will qualify as "rents from real property" as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under "—Gross Income Tests—Rents from Real Property." If we lease space to a TRS in the future, we will seek to comply with these requirements.

        We initially will form one TRS, Aspire TRS, which will be the general partner of our subsidiary partnership. We may form additional TRSs in the future.

Gross Income Tests

        We must satisfy two gross income tests annually to qualify as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

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  rents from real property;

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  interest on debt secured by mortgages on real property or on interests in real property;

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  dividends or other distributions on, and gain from the sale of, shares in other REITs;

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  gain from the sale of real estate assets, other than

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  property held primarily for sale to customers in the ordinary course of business, and

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  debt instruments issued by a "publicly offered REIT", unless the debt instrument is secured by real property or an interest in real property;

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  income derived from the operation, and gain from the sale, of foreclosure property;

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  amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements to make loans secured by mortgages on real property or interests in real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

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  income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from "hedging transactions" that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. See "—Hedging Transactions." In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See "—Foreign Currency Gain." The following paragraphs discuss the specific application of the gross income tests to us.

        Rents from Real Property.    "Rents from real property" is qualifying income for both 75% and 95% gross income tests. Rents will qualify as "rents from real property" only if each of the following conditions is met:

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  First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

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  Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

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  Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

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  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and non-customary services to our tenants without tainting our rental income from the related properties.

        If a portion of the rent that we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification unless we were able to qualify for a statutory REIT "savings" provision. See "—Failure to

Qualify." If, however, the rent from a particular property does not qualify as "rents from real property" because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for TRSs or (3) we furnish non-customary services to tenants of the property in excess of the 1% threshold, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as "rents from real property."

        We do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors from whom we do not receive or derive income or a TRS. Accordingly, we anticipate that our leases will generally produce rent that qualifies as "rents from real property" for purposes of the 75% and 95% gross income tests.

        In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such charges generally will qualify as "rents from real property." To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." However, to the extent that late charges do not qualify as "rents from real property," they instead will be treated as interest that qualifies for the 95% gross income test.

        In addition, as described above, we may own up to 100% of the stock of one or more TRSs. Under an exception to the related-party tenant rule described above, rent that we receive from a TRS will qualify as "rents from real property" as long as (1) at least 90% of the leased space at the property is leased to persons other than TRSs and related-party tenants and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The "substantially comparable" requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended or modified, such requirement will continue to be met as long as there is no increase in the space leased to a TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a "controlled TRS") will not be treated as "rents from real property." If in the future we receive rent from a TRS, we will seek to comply with this exception.

        Interest.    The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

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  an amount that is based on a fixed percentage or percentages of receipts or sales; and

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  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

        If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Other than to the extent described below, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan (or, if there has been a "significant modification" to the loan since its origination or acquisition by the REIT, then as of the date of that "significant modification"), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property, that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. However, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining the interest on such loan is qualifying income for purposes of the 75% gross income test.

        Dividends.    Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties will be held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. Whether a REIT holds a property "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property that is a real estate asset by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

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  the REIT has held the property for not less than two years;

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  the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the net selling price of the property;

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  either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (4) (i) the aggregate adjusted bases of all such property sold by the REIT during the year did not exceed 20% of the aggregate adjusted bases of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT's properties (measured by adjusted bases) in the current and two prior years did not exceed 10% or (5) (i) the aggregate fair market value of all such property sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT's properties (measured by fair market value) in the current and two prior years did not exceed 10%;

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  in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

  •
  if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or a TRS.

        We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the TRS at regular U.S. federal corporate income tax rates.

        Fee Income.    Fee income generally will not be qualifying income for purposes of the 75% and 95% gross income tests. Any fees earned by a TRS will not be included for purposes of the gross income tests, but will be subject to U.S. federal corporate income tax, as described above. In addition, we will be subject to a 100% excise tax on any fees earned by a TRS for services provided to us if such fees were pursuant to an agreement determined by the IRS to be not on an arm's-length basis.

        Foreclosure Property.    We will be subject to tax at the maximum U.S. federal corporate income tax rate (currently 21%) on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

  •
  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or when default was imminent on a lease of such property or on indebtedness that such property secured;

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  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

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  for which the REIT makes a proper election to treat the property as foreclosure property.

        A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a TRS.

        Hedging Transactions.    From time to time, we or our subsidiary partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items and futures and forward contracts.

        Income and gain from "hedging transactions" will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the indemnification requirements discussed below. A "hedging transaction" means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made, or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) and (3) any transaction entered into to "offset" transactions described in (1) or (2) if a portion of the hedged indebtedness is extinguished or the related property disposed of. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

        Foreign Currency Gain.    Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. "Real estate foreign exchange gain" will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain "qualified business units" of a REIT. "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

        Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are generally available if:

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  our failure to meet those tests is due to reasonable cause and not to willful neglect; and

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  following such failure for any taxable year, we file a schedule of the sources of our income in accordance with Treasury regulations prescribed by the Secretary of the Treasury.

        We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "—Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

        To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

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  cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;

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  government securities;

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  interests in real property, including leaseholds, options to acquire real property and leaseholds and personal property, to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as "rents from real property";

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  interests in mortgage loans secured by real property;

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  shares in other REITs and debt instruments issued by "publicly offered REITs"; and

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  investments in shares or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets (the "5% asset test").

        Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer's outstanding securities or 10% of the value of any one issuer's outstanding securities (the "10% vote test" and the "10% value test," respectively).

        Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs, other non-TRS taxable subsidiaries, and other assets that are not qualifying assets for purposes of the 75% asset test (the "25% securities test").

        Sixth, no more than 25% of the value of our total assets may consist of debt instruments issued by "publicly offered REITs" to the extent not secured by real property or interests in real property.

        For purposes of the 5% asset test, the 10% vote and the 10% value test, the term "securities" does not include shares in another REIT, debt of "publicly offered REITs", equity or debt securities of a qualified REIT subsidiary or a TRS, mortgage loans that constitute real estate assets or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT (other than a "publicly offered REIT"), except that for purposes of the 10% value test, the term "securities" does not include:

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  "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity and (2) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non- "straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies:

    •
    a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield or (2) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

    •
    a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

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  Any loan to an individual or an estate;

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  Any "Section 467 rental agreement," other than an agreement with a related party tenant;

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  Any obligation to pay "rents from real property";

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  Certain securities issued by governmental entities;

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  Any security issued by a REIT;

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  Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

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  Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "—Gross Income Tests."

        For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

        We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

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  we satisfied the asset tests at the end of the preceding calendar quarter; and

  •
  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any quarter of each taxable year, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of the value of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a schedule with the IRS describing each asset that caused the failure and (3) pay a tax equal to the greater of $50,000 or 21% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

        We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

  •
  the sum of:

  •
  90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss; and

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  90% of our after-tax net income, if any, from foreclosure property; minus

  •
  the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

        We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year, pay the distribution on or before the first regular dividend payment date after such declaration and elect in our tax return to have a specified dollar amount of such distribution treated as if paid during the prior year or (2) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year to the extent of our earnings and profits. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        Further, to the extent we are not a "publicly offered REIT," in order for our distributions to be counted as satisfying the annual distribution requirement for REITs and to provide us with the REIT-level tax deduction, such distributions must not be "preferential dividends." A dividend is not a preferential dividend if that distribution is (1) pro rata among all outstanding shares within a particular class and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents. However, the preferential dividend rule does not apply to "publicly offered REITs." We expect to qualify as a "publicly offered REIT" following this offering.

        We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

  •
  85% of our REIT ordinary income for such year;

  •
  95% of our REIT capital gain income for such year; and

  •
  any undistributed taxable income (ordinary and capital gain) from all prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

        We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Additionally, we generally will be required to recognize certain amounts as income no later than the time such amounts are reflected on certain financial statements.

        A taxpayer's net interest expense deduction may be limited to 30% (adjusted, in the absence of an election otherwise, to 50% for non-partnership entities for their 2019 and 2020 taxable years and for partnerships for their 2020 taxable years under the CARES Act) of the sum of adjusted taxable income, business interest and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest or expense, the deduction for qualified business income, net operating losses ("NOLs"), and for years prior to 2022, deductions for depreciation, amortization or depletion. Under the CARES Act, a taxpayer may elect to use its adjusted taxable income from its 2019 taxable year for purposes of calculating its limitation in its 2020 taxable year. Disallowed interest expense is carried forward indefinitely (subject to special rules for partnerships, including, under the CARES Act, the ability for a partner allocated disallowed interest expense with respect to a partnership's 2019 taxable year to deduct 50% of such allocated amount in the partner's 2020 taxable year). A "real property trade or business" may elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential real property and a 20-year recovery period for related improvements. For this purpose, a real property trade or business is any real property development, redevelopment, construction, reconstruction, acquisition, conversion, rental, operating, management, leasing or brokerage trade or business. We believe this definition encompasses our business and thus will allow us the option of electing out of the limits on interest deductibility should we determine it is prudent to do so.

        In addition, under the 2017 Tax Act, the NOL deduction is limited to 80% of taxable income (before the deduction), but this limitation has been lifted for taxable years beginning before January 1, 2021 by the CARES Act. The 2017 Tax Act also generally eliminated NOL carrybacks for individuals and non-REIT corporations (NOL carrybacks did not apply to REITs under prior law), but allows indefinite NOL carryforwards. The CARES Act modified this to allow for 5-year NOL carrybacks with respect to NOLs of individuals and non-REIT corporations arising in taxable years beginning after December 31, 2017 and before January 1, 2020, but did not modify the treatment of NOL carrybacks for REITs.

        As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid U.S. federal corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our stock or debt securities.

        We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by "publicly offered REITs." Pursuant to Revenue Procedure 2017-45 the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. We expect to qualify as a "publicly offered REIT" following this offering. Although we do not currently intend to pay dividends in our stock, if in the future we choose to pay dividends in our stock, our stockholders may be required to pay tax in excess of the cash that they receive.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests."

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax on our taxable income at regular U.S. federal corporate income tax rates, plus potential penalties and/or interest. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary dividend income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and non-corporate U.S. stockholders may be eligible for the reduced U.S. federal income tax rate of up to 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether we would qualify for such statutory relief in all circumstances.

Taxation of Taxable U.S. Stockholders

        As used herein, the term "U.S. stockholder" means a beneficial owner of our common stock that for U.S. federal income tax purposes is:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

        If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

Opportunity Zone Fund Treatment for Electing Stockholders

        There are several potential U.S. federal tax advantages that a stockholder may realize in connection with an investment in an Opportunity Zone Fund, which may be applicable to an investment in our common stock if we meet the requirements to be treated as an Opportunity Zone Fund and carry out our operations as planned. However, there can be no assurance that we will meet these requirements or that a stockholder would realize any tax advantages as a result of an investment in our common stock.

        Opportunity Zone Funds offer stockholders a temporary deferral of Deferred Gain Amounts in certain circumstances. Specifically, in the case of gain from the sale or exchange of property with an unrelated person, a stockholder may elect under Section 1400Z-2 of the Code to exclude such Deferred Gain Amount from gross income to the extent of any amount invested by the stockholder in an Opportunity Zone Fund during the 180-day period beginning on the date of the sale or exchange, provided that, if an investor's 180-day period was to expire on or after April 1, 2020 and before December 31, 2020, such investor has until December 31, 2020 to invest such gain. This temporary deferral ends upon the earlier of the stockholder's disposition of its interest in the Opportunity Zone Fund or December 31, 2026. As a result, at the time of such disposition (or December 31, 2026, if earlier), and provided that we qualify as an Opportunity Zone Fund, a stockholder that properly elects to treat its investment in our common stock as an Opportunity Zone Fund investment will recognize gain in an amount equal to (x) the lesser of the stockholder's Deferred Gain Amount or the fair market value of the stockholder's interest in our common stock minus (y) the tax basis of the stockholder's interest in our common stock (adjusted as described below). Such stockholders that hold their shares until December 31, 2026, therefore, generally will need to utilize cash from sources other than our common stock to satisfy their tax obligations with respect to any Deferred Gain Amounts that are required to be recognized at that time. Immediately upon this tax event, the basis of the stockholder's interest in our common stock will be increased by the amount of gain recognized.

        An investment in an Opportunity Zone Fund also allows a stockholder to permanently eliminate a portion of their Deferred Gain Amount if they hold the Opportunity Zone Fund interest for certain periods of time before January 1, 2027. Upon making an eligible investment in an Opportunity Zone Fund, a stockholder's initial tax basis of their qualified interest in the Opportunity Zone Fund is $0, reflecting the temporary deferral of gain described above. If the stockholder acquires its interest in the Opportunity Zone Fund by December 31, 2021 and holds this interest for at least five years, the stockholder's tax basis in the interest would be increased by 10% of the stockholder's Deferred Gain Amount. As a result, once the stockholder has held an Opportunity Zone Fund interest for five years, and provided that the stockholder made its investment by December 31, 2021, the stockholder's tax basis would equal 10% of the stockholder's original Deferred Gain Amount and the amount of gain the stockholder would recognize on December 31, 2026, or any earlier taxable disposition of the interest, would be no greater than 90% of the original Deferred Gain Amount.

        In addition, if a stockholder timely invests gains recognized on or before December 31, 2026 and holds its interest in an Opportunity Zone Fund for 10 years or more, the stockholder may elect to have the tax basis of the interest be equal to the fair market value of the interest on the date that the interest is sold or exchanged. If a stockholder properly elected to treat its investment in our common stock as an Opportunity Zone Fund investment and makes this further election upon holding our common stock for 10 or more years, and provided we qualify as an Opportunity Zone Fund, then the stockholder would have no further gain and owe no tax in connection with the sale or exchange of our common stock. Stockholders who qualify for such basis increase will also be eligible to exclude from gross income certain capital gain dividends designated by an Opportunity Zone Fund REIT. This exclusion only applies to capital gain dividends that are attributable to long-term capital gains on a sale or exchange of Qualified Property realized by the Opportunity Zone Fund REIT, and may not include, for example, items such as depreciation recapture that may be recharacterized as ordinary income or gain attributable to sales of non-Qualified Property. As a result, even if a taxpayer holds a qualifying investment in an Opportunity Zone Fund REIT for at least ten years, no assurance can be given that such taxpayer would be able to make the election described above with respect to all types of capital gains that we may recognize. Note that, despite the federal tax benefits, state taxes may nevertheless apply.

        Prior to an inclusion event, stockholders with eligible investments in us will generally be taxable on any distribution received from us that is in excess of our current or accumulated earnings and profits. In general, distributions in excess of our current or accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted tax basis of the stockholder's common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of a stockholder's common stock, they will be treated as gain from the disposition of the shares and thus will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. Because a stockholder investing eligible gains in our common stock generally will initially have a tax basis in their common stock of $0 under the Opportunity Zone legislation prior to an inclusion event (and prior to any step up discussed above), the stockholder should expect that distributions in excess of our current or accumulated earnings and profits may result in the recognition of a portion of the stockholder's Deferred Gain Amount without any amount being treated as return of capital and may result in recognition of gain on a portion of post-investment appreciation on later disposition, even if our stock is held for more than 10 years. In such a case, a stockholder could reinvest the return of capital in shares of our common stock or in another Opportunity Zone Fund within 180 days to defer current recognition of gain, although such stockholder would have a new holding period with respect to the new interest, including for purposes of determining future QOZ Tax Benefits.

        If a stockholder makes an investment in an Opportunity Zone Fund in an amount exceeding the stockholder's Deferred Gain Amount, the stockholder's investment is treated as two separate investments for purposes of the Opportunity Zone program, consisting of one investment to which the stockholder's election to treat the investment as an Opportunity Zone Fund applies, and a separate investment consisting of the other amounts invested to which the Opportunity Zone Fund election does not apply. Therefore, if a stockholder invests an amount in an Opportunity Zone Fund that exceeds the stockholder's Deferred Gain Amount, the stockholder would only be eligible for QOZ Tax Benefits to the extent of the stockholder's Deferred Gain Amount, and other amounts invested in our common stock would be treated in the same manner as if the investment were not made in an Opportunity Zone Fund. However, we do not expect to treat a stockholder's investment any differently to the extent that this "mixed funds" rule applies, and any adverse results we may have relating to meeting the requirements to be an Opportunity Zone Fund, such as the imposition of penalties, is expected to apply to a stockholder's investment generally regardless of the portion of a stockholder's investment to which the Opportunity Zone Fund election applies.

        We intend to structure our operations such that our subsidiary partnership will generally hold our investments for at least 10 years following this offering of our common stock, subject to commercial, tax and other determinations that may result in the earlier sale or exchange of property. Investors are urged to consult with their tax advisors regarding all aspects of making a potential Opportunity Zone Fund investment in our common stock.

Distributions

        As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends, if any, and then to our common stock dividends. Individuals, trusts and estates generally may deduct 20% of the "qualified REIT dividends" (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as "qualified dividend income," which in each case are already eligible for capital gain tax rates) they receive. The deduction for qualified REIT dividends is not subject to the wage and property basis limits that apply to other types of "qualified business income." However, to qualify for this deduction, the U.S. stockholder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. The 20% deduction for qualified REIT dividends results in a maximum 29.6% effective U.S. federal income tax rate on REIT dividends for non-corporate taxpayers, not including the 3.8% Medicare tax, discussed below. Without further legislation, this deduction will sunset after 2025.

        A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. Additionally, because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (See "—Taxation of Our Company" above), our dividends generally will not be eligible for the 20% U.S. federal income tax rate on "qualified dividend income" (generally, dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates). As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. The maximum income tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%, plus the 3.8% Medicare tax on net investment income, if applicable. By contrast, the maximum U.S. federal income tax rates on ordinary REIT dividend income is currently 29.6%, plus the 3.8% Medicare tax on net investment income, if applicable.

        However, the 20% U.S. federal income tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our TRS, and (2) attributable to income upon which we have paid U.S. federal corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

        Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on dividends received from us. U.S. stockholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our common stock.

        A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to how long the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% U.S. federal income tax rate distributions. See "—Capital Gains and Losses."

        We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

        A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will reduce the U.S. stockholder's adjusted basis in such stock.

If a U.S. stockholder receives a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her stock, the U.S. stockholder will recognize the distribution as long-term capital gain, or short-term capital gain if the stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year to the extent of our earnings and profits, provided that we actually pay the distribution during January of the following calendar year.

        U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income or gain. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary dividend income, qualified REIT dividends, capital gain distributions and return of capital.

        The treatment of distributions made to stockholders that have elected to treat their investment in us as an Opportunity Zone Fund investment may be different than those discussed above and should be considered by such stockholders with their tax advisors.

Taxation of U.S. Stockholders on the Disposition of Common Stock

        In general, except as discussed above with respect to stockholders who elect to treat their investment in us as an Opportunity Zone Fund investment, a U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis. A stockholder's adjusted tax basis generally will equal the U.S. stockholder's acquisition cost, increased by the excess of any net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases substantially identical stock within 30 days before or after the disposition.

Capital Gains and Losses

        A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal U.S. federal individual income tax rate currently is 37%. The maximum U.S. federal income tax rate on long-term capital gain applicable to U.S. taxpayers taxed at individual rates is 20%. The maximum U.S. federal income tax rate on long-term capital gain from the sale or exchange of "Section 1250 property," or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

        Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on gain from the sale of our common stock. U.S. stockholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our stock.

        With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable at a 20% or 25% rate to our U.S. stockholders taxed at individual rates. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000 ($1,500 for married individuals filing separate returns). A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary U.S. federal corporate income tax rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of our common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

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  the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

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  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

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  either:

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  one pension trust owns more than 25% of the value of our stock; or

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  a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

        This section is a summary of the rules governing the U.S. federal income taxation of non-U.S. stockholders. As used herein, the term "non-U.S. stockholder" means a beneficial owner of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder. The rules governing U.S. federal income taxation of non-U.S. stockholders are complex. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on the purchase, ownership and disposition of our common stock, including any reporting requirements.

Distributions

        A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a "United States real property interest" ("USRPI"), as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax.

        However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to a 30% branch profits tax with respect to that distribution. However, to the extent that a non-U.S. stockholder incurs income treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business and is subject to U.S. federal income tax in the same manner as if the non-U.S. stockholder were a U.S. stockholder, the non-U.S. stockholder may be able to take advantage of the same advantages relating to an investment in an Opportunity Zone Fund described above in "Taxation of Taxable U.S. Stockholders—Opportunity Zone Fund Treatment for Electing Stockholders."

        The branch profits tax described above may be reduced by an applicable tax treaty. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

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  a lower treaty rate applies and the non-U.S. stockholder provides us with an IRS Form W-8BEN or W-8BEN-E, as applicable, evidencing eligibility for that reduced rate;

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  the non-U.S. stockholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected with the conduct of a U.S. trade or business; or

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  the distribution is treated as attributable to a sale of a USRPI under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") (discussed below).

        A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the non-U.S. stockholder's adjusted basis in such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. We must withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, by filing a U.S. tax return, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under FIRPTA. A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, subject to the exceptions discussed below for (1) distributions on a class of stock that is regularly traded on an established securities market to a less-than-10% holder of such stock and (2) distributions to "qualified shareholders" and a "qualified foreign pension funds," a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal U.S. federal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

        However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 10% of our common stock at any time during the one-year period preceding the distribution or the non-U.S. stockholder was treated as a "qualified shareholder" and "qualified foreign pension fund." In such a case, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States immediately following this offering. If our common stock is not regularly traded on an established securities market in the United States, capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described above. In that case, we must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

        Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

        Qualified Shareholders.    Subject to the exception discussed below, any distribution to a "qualified shareholder" who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax as income effectively connected with a U.S. trade or business and thus will not be subject to FIRPTA withholding as described above. However, while a "qualified shareholder" will not be subject to FIRPTA withholding on our distributions, non-United States persons who hold interests in the "qualified shareholder" (other than interests solely as a creditor) and hold more than 10% of our common stock, either through the "qualified shareholder" or otherwise, will still be subject to FIRPTA withholding. REIT distributions received by a "qualified shareholder" that are exempt from FIRPTA withholding may still be subject to regular U.S. federal withholding tax.

        A "qualified shareholder" is a foreign person that either (1) is eligible for the benefits of a comprehensive income tax treaty that includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units that represents more than 50% of the value of all of the partnership's units and is regularly traded on the NYSE or NASDAQ markets, (2) is a "qualified collective investment vehicle" (as defined below) and (3) maintains records of the identity of each person who, at any time during the foreign person's taxable year, is the direct owner of 5% or more the class of interests or units (as applicable) described in (1), above.

        A "qualified collective investment vehicle" is a foreign person that (1) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity owns more than 10% of the stock of the REIT, (2) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership and would be treated as "United States real property holding corporation" ("USRPHC") under FIRPTA if it were a domestic corporation or (3) is designated as such by the Secretary of the Treasury and is either (a) "fiscally transparent" within the meaning of Section 894 of the Code or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

        Qualified Foreign Pension Funds.    Any distribution to a "qualified foreign pension fund" or an entity all of the interests of which are held by one or more "qualified foreign pension funds" who holds our common stock directly or indirectly (through one or more partnerships) generally will not be subject to U.S. federal income tax as income effectively connected with the conduct of a U.S. trade or business and thus will not be subject to FIRPTA withholding as described above. REIT distributions received by a "qualified foreign pension fund" that are exempt from FIRPTA withholding may still be subject to regular U.S. federal withholding tax.

        A "qualified foreign pension fund" is any trust, corporation or other organization or arrangement (1) which is created or organized under the laws of a country other than the United States or a political subdivision thereof, (2) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (3) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, taking in account certain attribution rules, (4) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax or other governmental authorities in the country in which it is established or operates and (5) with respect to which, under the laws of the country in which it is established or operates, and subject to a de minimis exception, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed a reduced rate.

        FATCA.    Under the Foreign Account Tax Compliance Act ("FATCA"), a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Dispositions

        Subject to the discussion below regarding dispositions by "qualified shareholders" and "qualified foreign pension funds," non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT's assets are USRPIs, then the REIT will be a USRPHC. We anticipate that we will be a USRPHC based on our investment strategy.

However, even if we are a USRPHC, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a "domestically controlled qualified investment entity."

        A "domestically controlled qualified investment entity" includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

        If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to a non-U.S. stockholder's disposition of such stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells such stock. Under this additional exception, the gain from such a sale by a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) our common stock is treated as being regularly traded on an established securities market under applicable Treasury regulations and (2) the non-U.S. stockholder owned, actually or constructively, 10% or less of our common stock at all times during a specified testing period. As noted above, we anticipate that our common stock will be regularly traded on an established securities market immediately following this offering.

        In addition, a sale of our common stock by a "qualified shareholder" or a "qualified foreign pension fund" who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA. However, while a "qualified shareholder" will not be subject to FIRPTA withholding on a sale of our common stock, non-United States persons who hold interests in the "qualified shareholder" (other than interests solely as a creditor) and hold more than 10% of our common stock, either through the "qualified shareholder" or otherwise, will still be subject to FIRPTA withholding.

        If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. stockholder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our common stock is sold and the non-U.S. stockholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of our common stock also may be required to withhold 15% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. stockholder.

        With respect to individual non-U.S. stockholders, even if not subject to FIRPTA, capital gains recognized from the sale of our common stock will be taxable to such non-U.S. stockholder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

Information Reporting Requirements and Withholding

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 24% with respect to distributions unless the stockholder:

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  is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

        Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the United States by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a United States person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder's U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in Partnerships

        The following discussion summarizes material U.S. federal income tax considerations applicable to our direct or indirect investments in our subsidiary partnership and any other partnerships or limited liability companies that we form or acquire interests in (each individually a "Partnership" and, collectively, the "Partnerships"). The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

        Classification as Partnerships.    We will include in our income our distributive share of each Partnership's income and deduct our distributive share of each Partnership's losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

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  is treated as a partnership under the Treasury regulations relating to entity classification (the "check-the-box regulations"); and

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  is not a "publicly traded partnership."

        Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it will generally be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. Our subsidiary partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as corporations under the check-the-box regulations.

        A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest and dividends (the "90% passive income exception"). Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We expect that our subsidiary partnership and any other partnership in which we own an interest will qualify for the private placement exception.

        We have not requested, and do not intend to request, a ruling from the IRS that our subsidiary partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our subsidiary partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See "—Gross Income Tests" and "—Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay tax at U.S. federal corporate income tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Income Taxation of the Partnerships and their Partners

        Partners, Not the Partnerships, Subject to Tax.    A partnership is generally not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership's income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership. However, as discussed below, the tax liability for adjustments to a partnership's tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary (if available).

        Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

        Tax Allocations with Respect to Partnership Properties.    Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution (the "704(c) Allocations"). The amount of the unrealized gain or unrealized loss ("built-in gain" or "built-in loss") is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. A book-tax difference generally is decreased on an annual basis as a result of depreciation deductions to the contributing partner for book purposes but not for tax purposes. The 704(c) Allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. In the future, our subsidiary partnership may acquire property that may have a built-in gain or a built-in loss in exchange for partnerships interests, subject to our compliance with the Opportunity Zone program. Any such contributed property would not qualify as Qualified Property. Our subsidiary partnership will have a carryover, rather than a fair market value, adjusted tax basis in such contributed assets equal to the adjusted tax basis of the contributors in such assets, resulting in a book-tax difference. As a result of that book-tax difference, we will have a lower adjusted tax basis with respect to that portion of our subsidiary partnership's assets than we would have with respect to assets having a tax basis equal to fair market value at the time of acquisition. This could result in lower depreciation deductions with respect to the portion of our subsidiary partnership's assets attributable to such contributions.

        The U.S. Treasury Department has issued Treasury regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our subsidiary partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which may adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method our subsidiary partnership will use to account for book-tax differences.

Sale of a Partnership's Property

        Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or built-in loss on those properties for U.S. federal income tax purposes. The partners' built-in gain or built-in loss on such contributed properties will equal the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the "book-tax difference." See "—Income Taxation of the Partnerships and their Partners—Tax Allocations with Respect to Partnership Properties." Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

        Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may have an adverse effect upon our ability to satisfy the income tests for REIT status. See "—REIT Considerations—Gross Income Tests." We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership's trade or business. In addition, to the extent that a Partnership sells property prior to holding it for ten years, our stockholders will not be able to exclude from income any capital gain dividends received as a result of such sale.

Partnership Audit Rules

        Under the Bipartisan Budget Act of 2015, any audit adjustments to items of income, gain, loss, deduction or credit of a partnership (and any partner's distributive share thereof) are now determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. Although it is not entirely clear how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of those partnerships, could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future Treasury regulations or other guidance by the U.S. Treasury Department. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

Legislative or Other Actions Affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in our common stock. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to Treasury regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our common stock.

State and Local Taxes

        We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

        Stockholders may be eligible for state or local tax benefits associated with investing in an Opportunity Zone Fund. Certain states automatically adopt changes to the Code, such as enactment of the Opportunity Zone legislation, while other states have expressly adopted provisions relating to Opportunity Zone Funds.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition and holding of our common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws") and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

        This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in our common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan's particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of our common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to the fiduciary's duties to the Plan, including, without limitation:

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  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

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  whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

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  whether the investment is permitted under the terms of the applicable documents governing the Plan;

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  whether the acquisition or holding of our common stock will constitute a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under "—Prohibited Transaction Issues" below); and

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  whether the Plan will be considered to hold, as plan assets, (i) only our common stock or (ii) an undivided interest in our underlying assets (please see the discussion under "—Plan Asset Issues" below).

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our common stock by an ERISA Plan with respect to which the issuer, the initial purchaser or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

        Because of the foregoing, our common stock should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

        Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

        The Department of Labor (the "DOL") regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets generally would not be considered to be "plan assets" if, among other things:

          (a)   the equity interests acquired by ERISA Plans are "publicly offered securities" (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

          (b)   the entity is an "operating company" (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

          (c)   there is no significant investment by "benefit plan investors" (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan's investment in the entity.

        Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of our common stock. Purchasers of our common stock have the exclusive responsibility for ensuring that their acquisition and holding of our common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of our common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

 UNDERWRITING

        We have entered into an underwriting agreement with Morgan Stanley & Co. LLC, B. Riley Securities, Inc., Wells Fargo Securities, LLC and BMO Capital Markets Corp. as the representatives of the underwriters named below, with respect to the shares subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of our common stock set forth opposite its name in the table below:

Underwriters	Number of Shares
Morgan Stanley & Co. LLC
B. Riley Securities, Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
KeyBanc Capital Markets Inc.
Loop Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

Total	15,000,000

        The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold pursuant to the underwriting agreement, other than those covered by the over-allotment option described below, if they purchase any of those shares. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $            per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $            per share to brokers and dealers. After the completion of the offering, the underwriters may change the offering price and other selling terms.

        The underwriters do not expect to sell more than        % of the shares in the aggregate to accounts over which they exercise discretionary authority.

        Pursuant to the underwriting agreement, we and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Over-allotment Option

        We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase up to            additional shares from us, to cover over-allotments, if any. If the underwriters exercise all or part of this option, each underwriter will be obligated to purchase its proportionate number of shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount.

Commissions and Expenses

        The following table provides information regarding the amount of the underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Total
	Per Share	Without Over-allotment	With Over-allotment
Underwriting discount paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $4.9 million. We will pay the filing fees and up to $50,000 of the expenses (including the reasonable fees and disbursements of counsel to the underwriters) related to obtaining the required approval of certain terms of this offering from FINRA.

        We have granted B. Riley Securities, Inc. a right of first refusal for 18 months following the completion of this offering to act as book runner in connection with any public or private offering of our equity or equity-linked securities.

Lock-Up Agreements

        We, our Manager and our directors, director nominees and executive officers and Avanath and MacFarlane have agreed not to sell or transfer any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. LLC and B. Riley Securities, Inc. Specifically, we and these other persons have agreed not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell our common stock;

  •
  sell any option or contract to purchase our common stock;

  •
  purchase any option or contract to sell our common stock;

  •
  grant any option for the sale of our common stock;

  •
  dispose of or transfer (or enter into any transaction or device which is designed or could be expected to, result in the disposition by any person at any time in the future of) our common stock;

  •
  file any registration statement with respect to our common stock; or

  •
  enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

        This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for our common stock. It also applies to common stock owned now or acquired later by the person.

        The foregoing restrictions do not apply to: (A) with respect to the company, (1) the sale of shares of our common stock to the underwriters in this offering, (2) the sales of shares of our common stock in the concurrent private placement, and (3) the issuance of limited partnership interests in our subsidiary partnership in connection with this offering and the concurrent private placement as described in this prospectus, and (B) with respect to our Manager and our directors, director nominees and executive officers and Avanath and MacFarlane, (1) transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions, (2) transfers of shares of our common stock or any security convertible into our common stock as a bona fide gift, (3) distributions of shares of our common stock or any security convertible into our common stock to limited partners or stockholders of the transferor; provided that in the case of any transfer or distribution pursuant to clause (B)(2) or (B)(3), (i) Morgan Stanley & Co. LLC and B. Riley Securities, Inc. receive a signed lock-up agreement for the balance of the lock-up period from each donee or distributee, as the case may be, (ii) such transfer or distribution shall not involve a disposition for value, and (iii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, shall be required or shall be voluntarily made during the 180-day restricted period, (4) facilitating the establishment of a trading plan on behalf of a stockholder, officer or director of the company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that (i) such plan does not provide for the transfer of our common stock during the 180-day restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such stockholder, officer or director or the company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of our common stock may be made under such plan during the 180-day restricted period, or (5) with respect to Messrs. Carter, Sakumoto and Williams only, pledges of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for loans used to fund the purchase of such shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock.

        Morgan Stanley & Co. LLC and B. Riley Securities, Inc. in their sole discretion, may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Stabilization

        Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

  •
  Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock overallotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

  •
  Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

        These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities.

        Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Electronic Distribution

        This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriters' or their affiliates' websites and any information contained in any other website maintained by the underwriters or any affiliate of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Listing; Pricing of the Offering

        We have applied to list our common stock on the NYSE under the symbol "ASPI." In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares of our common stock to a minimum number of beneficial owners as required by that exchange.

        Immediately prior to this offering, there was no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives of the underwriters of this offering. Among the factors that were considered in determining the initial public offering price were our future prospects and those of our industry in general, our revenues, results of operations and certain other financial and operating information in recent periods, and the market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

        Concurrently with or shortly after the completion of this offering, we expect to enter into a senior secured revolving credit facility with a group of lenders, for whom Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, will act as administrative agent, and which may include affiliates of certain of the other underwriters. In addition, we anticipate that Wells Fargo Securities, LLC and BMO Capital Markets Corp. will act as joint lead arrangers and joint bookrunners. Affiliates of the underwriters who participate in the revolving credit facility may receive certain financing fees in connection with the revolving credit facility in addition to the underwriting discounts payable to the underwriters in connection with this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources Following the Completion of This Offering and the Formation Transactions—Our Anticipated Revolving Credit Facility."

        In connection with the concurrent private placement, Morgan Stanley & Co. LLC and B. Riley Securities, Inc. will be paid a fee equal to 2% of the gross proceeds of the concurrent private placement (excluding the $6.7 million of gross proceeds that we will receive from members of our senior management team, affiliates of our Manager and investors in our Manager in the concurrent private placement).

        Some of the underwriters and their affiliates have engaged and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and/or our affiliates. They have received and may in the future receive customary fees and commissions for these transactions.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Directed Share Program

        At our request, the underwriters have reserved up to 5% of the shares of our common stock offered by this prospectus, for sale at the initial public offering price through a directed share program to certain individuals, including our directors, officers, employees of affiliates of our Manager and business associates and other parties related to us. The sales will be made at our direction by Morgan Stanley & Co. LLC and its affiliates through a directed share program. The number of shares of our common stock available for sale to the general public in this offering will be reduced to the extent that these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the shares reserved for the directed share program.

Selling Restrictions

Notice to Canadian Residents (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

        This document constitutes an "exempt offering document" as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the Common Stock described herein (the "Securities"). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

        Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"). Pursuant to section 3A.3 of

NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to "connected issuer" and/or "related issuer" relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

        The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the requirement that the issuer prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

        Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an "accredited investor" as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a "permitted client" as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

        Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

        We and the representatives hereby notify prospective Canadian purchasers that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) ("personal information"), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

        Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu'il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area

        In relation to each Member State of the European Economic Area (each a "Member State"), no shares have been offered or will be offered to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

          (a)   to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

          (b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

          (c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

        In relation to each Member State which has implemented the AIFMD, this prospectus may only be distributed and common stock may only be offered or placed in a Member State to the extent that

(a) the shares are permitted to be marketed to professional investors in the relevant Member State in accordance with the AIFMD (as implemented into the local law or regulation of the relevant Member State); or (b) this prospectus may otherwise be lawfully distributed in that Member State (including on a preliminary basis pending making any required regulatory filings, or in response to a request made at the initiative of the investor).

        The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of FSMA does not apply to the issuer; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the Netherlands

        The shares of our common stock offered hereby may not, directly or indirectly, be offered or acquired in the Netherlands and this prospectus supplement may not be circulated in the Netherlands, as part of an initial distribution or any time thereafter, other than to individuals or (legal) entities who or which qualify as qualified investors within the meaning of Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Australia

        This prospectus:

  •
  does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

  •
  has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

  •
  may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act ("Exempt Investors").

        Common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy common stock may be issued, and no draft or definitive prospectus, advertisement or other offering material relating to any common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the common stock, you represent and warrant to us that you are an Exempt Investor.

        As any offer of common stock under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the common stock, offer, transfer, assign or otherwise alienate such common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Hong Kong

        The common stock may not be offered or sold in Hong Kong by means of any prospectus other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the prospectus being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

        This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time (the "SFA")) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

        Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

            (1)   to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

            (2)   where no consideration is or will be given for the transfer;

            (3)   where the transfer is by operation of law;

            (4)   as specified in Section 276(7) of the SFA; or

            (5)   as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in the Dubai International Financial Centre ("DIFC")

        This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of shares offered should conduct their own due diligence on the common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

        In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the shares may not be offered or sold directly or indirectly to the public in the DIFC.

 LEGAL MATTERS

        Certain legal matters relating to this offering will be passed upon for us by Vinson & Elkins L.L.P. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled "Material U.S. Federal Income Tax Considerations" is based on the opinion Vinson & Elkins L.L.P. Certain matters of Maryland law will be passed upon for us by Venable LLP. Clifford Chance US LLP will act as counsel to the underwriters.

EXPERTS

        The combined financial statements as of and for the years ended December 31, 2019 and 2018 of Aspire Real Estate Investors Predecessor I included in this Prospectus have been audited by Novogradac & Company LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements as of and for the years ended December 31, 2019 and 2018 of Aspire Real Estate Investors Predecessor II included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statement as of September 30, 2020 of Aspire Real Estate Investors, Inc. and Subsidiaries included in this Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11, including exhibits filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov.

        Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. All documents filed with the SEC are available at the website of the SEC referred to above. We maintain a website at www.aspirereit.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in and is not a part of this prospectus.

ASPIRE REAL ESTATE INVESTORS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        As used in these unaudited pro forma condensed combined financial statements, unless the context otherwise requires, "we," "us," and "our company" means Aspire Real Estate Investors, Inc., a Maryland corporation, and its consolidated subsidiaries upon consummation of the Offering and the Formation Transactions, in each case as described and defined below.

        The following unaudited pro forma condensed combined financial statements have been derived by applying pro forma adjustments to the historical financial statements of our company, our predecessors and the acquisition of land parcels.

        In determining our predecessors, we considered a number of factors including (but not limited to) (1) the order in which the entities are acquired, (2) the size of the entities, (3) the fair value of the entities, and (4) the ongoing management structure. As described below, both predecessors will be acquired in connection with the formation transactions. Additionally, Aspire Real Estate Investors Predecessor I and Aspire Real Estate Investors Predecessor II, combined, represent a major portion of the Initial Portfolio (as defined below). Based on the timing and significance of assets acquired, we believe both Aspire Real Estate Investors Predecessor I and Aspire Real Estate Investors Predecessor II are predecessors to Aspire Real Estate Investors, Inc. and provide the financial information that is most meaningful to investors.

        Upon completion of the Offering and the Formation Transactions, we will (i) acquire the nine multifamily projects comprising our initial portfolio (the "Initial Portfolio") from Aspire Real Estate Investors Predecessor I and Aspire Real Estate Investors Predecessor II through our subsidiary partnership, and (ii) enter into a management agreement (the "management agreement") between us and Aspire REIT Manager, LLC, a Delaware limited liability company (the "Manager").

        We will issue and sell 16,340,000 shares of our common stock in this offering and the concurrent private placement and an additional approximately 2,250,000 shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock in full (the "Offering"). We estimate that the net proceeds to us from the Offering and the Concurrent Private Placement described below will be approximately $300.4 million, or approximately $342.3 million if the underwriters exercise in full their option to purchase additional shares, after deducting underwriting discounts and other estimated expenses. These unaudited pro forma condensed combined financial statements assume no exercise by the underwriters of their option to purchase additional shares.

        Prior to or in connection with the Offering, we will engage in certain formation transactions (the "Formation Transactions") as a result of which we will acquire the Initial Portfolio through our subsidiary partnership, become externally managed by the Manager pursuant to the management agreement and be able to qualify as a qualified opportunity fund for U.S. federal income tax purposes pursuant to the Tax Cuts and Jobs Act of 2017 commencing with the month of the closing of the Offering and as a real estate investment trust for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2020. In connection with the Formation Transactions, the following transactions have occurred or will occur prior to, concurrently with, or as soon as practicable after, the completion of the Offering:

  •
  Aspire Real Estate Investors, Inc. was formed as a Maryland corporation on January 8, 2020.

  •
  On January 8, 2020, we issued and sold 100 shares of our common stock to Daryl J. Carter, our President and Chief Executive Officer, for a purchase price of $1,000. Such shares will be repurchased by us at the closing of this offering for $1,000.

  •
  On August 26, 2020, we formed Aspire Real Estate TRS, LLC, a Delaware limited liability company ("Aspire TRS"), which is the general partner of our subsidiary partnership. Aspire TRS elected to be treated as a taxable REIT subsidiary of ours, effective as of August 26, 2020.

  •
  Concurrently with the closing of the Offering, we will sell shares of our common stock to members of our senior management team, affiliates of our Manager, investors in our Manager and certain Avanath-managed funds and certain other accredited investors at the initial public offering price per share, for an aggregate investment equal to $26.7 million (the "Concurrent Private Placement"), and members of our senior management team will purchase a 1.0% limited partnership interest in our subsidiary partnership, at a price per unit equal to the initial public offering price per share, for an aggregate investment of $3.3 million.

  •
  We will sell 15,000,000 shares of our common stock in the Offering (or 17,250,000 shares if the underwriters exercise their option to purchase additional shares of common stock in full).

  •
  We will enter into the management agreement with the Manager.

  •
  Our subsidiary partnership will enter into property management agreements with Aspire Communities, Inc., a California corporation.

  •
  We will contribute, directly and indirectly through Aspire TRS, the net proceeds from the Offering and the Concurrent Private Placement to our subsidiary partnership in exchange for interests therein.

  •
  Our subsidiary partnership will issue 2,500 long-term incentive plan units to certain key members of our Manager.

  •
  Our subsidiary partnership will acquire the Initial Portfolio by cash purchase.

        The unaudited pro forma condensed combined financial statements as of September 30, 2020 and for the nine months ended September 30, 2020 and for the year ended December 31, 2019 are presented as if the Offering and the Formation Transactions had all occurred on September 30, 2020 for the unaudited pro forma condensed combined balance sheet and on January 1, 2019 for the unaudited pro forma condensed combined statement of operations.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Aspire Real Estate Investors Predecessor I and Aspire Real Estate Investors Predecessor II, including the notes thereto, and other financial information and analysis, including the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" presented elsewhere in this prospectus. The unaudited pro forma condensed combined financial statements (i) are based on available information and assumptions that we deem reasonable; (ii) are presented for informational purposes only; (iii) do not purport to represent our financial position or results of operations or cash flows that would actually have occurred assuming completion of the Offering and the Formation Transactions had all occurred on September 30, 2020 for the unaudited pro forma condensed combined balance sheet or on January 1, 2019 for the unaudited pro forma condensed combined statement of operations; and (iv) do not purport to be indicative of our future results of operations or our financial position.

Aspire Real Estate Investors, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2020

(Dollars in thousands)

	Aspire Real Estate Investors Inc.	Predecessor I	Predecessor II	Acquisition of Predecessors		Formation Transactions	Proceeds from Offering	Pro Forma
	(A)	(B)	(C)			(G)	(F)
ASSETS:
Real estate investments, net	$—	$39,533	$102,065	$110,818	(D)	$393		$252,809
Cash and cash equivalents	1	946	1,252	(261,505)	(D)	(393)	303,700	44,001
Restricted cash	—	815	2,802	—				3,617
Accounts receivable	—	67	342	—				409
Other assets	—	193	277	6,479	(D)			6,949

Total Assets	$1	$41,554	$106,738	$(144,208)		—	303,700	322,485

LIABILITIES AND EQUITY:
Liabilities:
Mortgage notes payable, net	$—	$24,823	$64,304	$(89,127)	(E)			$—
Accounts payable and accrued expenses	—	700	1,299					1,999
Security deposits, prepaid rent and other liabilities	—	341	740					1,081
Due to related parties	—	138	866					1,004

Total liabilities	—	26,002	67,209	(89,127)		—	—	4,084

Equity:
Equity	—	15,552	39,529	(55,081)	(D)			—
Common stock par value $0.01 per share		—	—				163	163
Additional paid-in capital	1						300,237	300,238
Noncontrolling interest							3,300	3,300
Total equity	1	15,552	39,529	(55,081)		—	303,700	303,701

Total liabilities and equity	$1	$41,554	$106,738	$(144,208)		—	$303,700	$307,785

(A)
Aspire Real Estate Investors, Inc. was incorporated in the state of Maryland on January 8, 2020. The historical balance sheet data is as of September 30, 2020 and is derived from the audited balance sheet included elsewhere in this prospectus. Since its formation on January 8, 2020, Aspire Real Estate Investors, Inc. has had no operating activity other than the issuance of 100 shares of its common stock, par value $0.01 per share, to Daryl J. Carter, our President and Chief Executive Officer for an aggregate of $1,000.

(B)
Represents the historical balance sheet data as of September 30, 2020 for Aspire Real Estate Investors Predecessor I, which is derived from the combined financial statements for the predecessor included elsewhere in this prospectus.

Aspire Real Estate Investors, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet (Continued)

As of September 30, 2020

(Dollars in thousands)

(C)
Represents the historical balance sheet data as of September 30, 2020 for Aspire Real Estate Investors Predecessor II, which is derived from the combined financial statements for the predecessor included elsewhere in this prospectus.

(D)
Represents the acquisition of the interest in the affiliated partnerships and limited liability companies of Aspire Real Estate Investors Predecessor I which holds the ownership interests in Wellington Woods, Coopers Crossing and Country Wood for a purchase price of approximately $82.5 million plus closing costs and Aspire Real Estate Investors Predecessor II which holds the ownership interests in Academy at Waterford Lakes, Oak Village, Arbors at Cary, Woodside and Seaport for a total purchase price of approximately $176.4 million plus closing costs.The purchase price and closing costs for the acquisition of the initial portfolio will be made with net proceeds form the sale of our shares. ASC 805, as an asset aquisition, was used to allocate the purchase price to tangible and identified intangible assets and liabilities according to their fair relative values. The amounts allocated to land, building, land and building improvements, tenant improvements and in-place lease are as follows:

	Predecessor I	Predecessor II	Total
Real estate investments, net
Land	$10,746	$56,364	$67,110
Building	61,811	106,507	168,318
Land and building improvements	6,678	7,207	13,885
Furniture, fixtures and equipment	1,129	1,974	3,103

Total real estate investments, net	80,364	172,052	252,416
Other Assets
In-place leases	2,136	4,343	6,479

Total other assets	$2,136	$4,343	$6,479

  The amounts allocated to building, land and building improvements, and tenant improvements is depreciated over estimated useful lives as follows:

Buildings	27 - 40 years
Land and building improvements	10 - 27.5 years
Furniture, fixtures and equipment	3 - 5 years

  The adjustment for real estate investments, net is as follows:

Predecessor I historical Real estate investments, net	$(39,533)
Predecessor II historical Real estate investments, net	(102,065)
Predecessor I pro forma Real estate investments, net	80,364
Predecessor II pro forma Real estate investments, net	172,052

Total adjustment	$110,818

Aspire Real Estate Investors, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet (Continued)

As of September 30, 2020

(Dollars in thousands)

  The adjustment for cash represents the purchase price of $82.5 million for Predecessor I, $176.4 million for Predecessor II and working capital adjustments for both Predecessors, as follows:

Predecessor I pro forma real estate investments, net	$80,364
Predecessor II pro forma real estate investments, net	172,052
Predecessor I pro forma in place leases	2,136
Predecessor II pro forma in place leases	4,343
Predecessor I historical cash and other assets	2,021
Predecessor II historical cash and other assets	4,673
Predecessor I historical other liabilities	(1,179)
Predecessor II historical other liabilities	(2,905)

Total adjustment	$261,505

  The adjustment for in other assets is as follows:

Predecessor I historical in place leases	$—
Predecessor II historical in place leases	—
Predecessor I pro forma in place leases	2,136
Predecessor II pro forma in place leases	4,343

Total adjustment	$6,479

  The adjustment for the acquisition of Predecessor I and Predecessor II equity is as follows:

Predecessor I historical equity	$(15,552)
Predecessor II historical equity	(39,529)

Total adjustment	$(55,081)

(E)
Represents the payment of Mortgage notes payable, net for Predecessor I and Predecessor II with cash proceeds upon completion of the transaction.

The adjustment for mortgage notes payable is as follows:

Predecessor I historical mortage notes payable, net	$(24,823)
Predecessor II historical mortage notes payable, net	(64,304)

Total adjustment	$(89,127)

(F)
Reflects the sale of shares of our common stock in this offering. Specific incremental costs directly attributable to this offering are recorded against the gross proceeds of this offering and concurrent private placements directly in equity issued. Such costs are comprised of underwriting discount, accounting fees, legal fees, other professional fees and other one time costs incurred in connection with the offering.

Proceeds from offering	$300,000
Proceeds from concurrent private placements	20,000
Proceeds from co-sponsor placements	6,700
Proceeds from 1% LP interest	3,300

Gross proceeds from offering and concurrent private placements	330,000
Underwriting discount, commissions and offering costs	(26,300)

Net proceeds from offering	$303,700

(G)
To reflect the acquisition of North End Landings parcels for a total purchase price of approximately $0.4 million, plus closing costs. The pro forma adjustments also assume the acquisition was purchased on an all-cash basis with proceeds received from the offering. The remaining parcels will be purchased after the initial public offering which will total to $1.5 million.

Aspire Real Estate Investors, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

(Dollars in Thousands)

	Aspire Real Estate Investors, Inc.	Predecessor I	Predecessor II	Acquisition of Predecessors		Formation Transactions		Proceeds from Offering	Pro Forma As Adjusted
	(AA)	(BB)	(CC)
For the Nine Months Ended September 30, 2020
Rental revenue	$—	$5,556	$11,134						$16,690
Other income	—	270	414						684

Total revenues	—	5,826	11,548						17,374

Expenses:
General and administrative	—	285	502						787
Depreciation and amortization expense	—	1,509	3,078	1,129	(DD)				5,716
Property operating and maintenance	—	1,815	3,796						5,611
Real estate taxes and insurance	—	779	1,505	956	(EE)				3,240
Management Fee	—	287	616			29	(FF)		932

Total expenses	—	4,675	9,497	2,085		29			16,286

Interest income	—	—	4						4
Interest expense	—	(810)	(1,988)	2,798	(GG)				—
Asset management fee	—	—	—			(3,472	)(HH)		(3,472)

Net income (loss)	$—	$341	$67	713		(3,501)			(2,380)

Net income (loss) attributable to noncontrolling interests:									24
Net income (loss) attributable to common shareholders									$(2,356)

Weighted average shares outstanding—basic									16,340,000	(II)

Basic and dilutive net loss per share									$(0.14)

For the Year Ended December 31, 2019
Revenues:
Rental revenue	$—	$6,961	$14,367						$21,328
Other income	—	449	848						1,297

Total revenues	—	7,410	15,215						22,625

Expenses:
General and administrative	—	391	796						1,187
Depreciation and amortization expense	—	2,165	4,186	7,749	(DD)				14,100
Property operating and maintenance	—	2,474	5,188						7,662
Real estate taxes and insurance	—	998	1,876	1,326	(EE)				4,200
Management Fee	—	377	810			28	(FF)		1,215

Total expenses	—	6,405	12,856	9,075		28			28,364

Interest income	—	—	8						8
Interest expense	—	(1,119)	(2,660)	3,779	(GG)				—
Asset management fee	—	—	—			(4,629	)(HH)		(4,629)

Net income (loss)	$—	$(114)	$(293)	(5,296)		(4,657)			(10,360)

Net income (loss) attributable to noncontrolling interests									104
Net income (loss) attributable to common shareholders									$(10,256)

Weighted average shares outstanding—basic									16,340,000	(II)

Basic and dilutive net loss per share									$(0.63)

(AA)
Aspire Real Estate Investors, Inc. was incorporated in the state of Maryland on January 8, 2020. The historical balance sheet data is as of September 30, 2020 and is derived from the audited balance sheet included elsewhere in this prospectus. Since its formation on January 8, 2020, Aspire Real Estate Investors, Inc. has had no operating activity other than the issuance of 100 shares

Aspire Real Estate Investors, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations (Continued)

(Dollars in Thousands)

  of its common stock, par value $0.01 per share, to Daryl J. Carter, our President and Chief Executive Officer, for an aggregate of $1,000.

(BB)
Represents the historical results of operations of Aspire Real Estate Investors Predecessor I for the nine months ended September 30, 2020 and for the year ended December 31, 2019 which are derived from the unaudited and audited financial statements included elsewhere in this prospectus.

(CC)
Represents the historical results of operations of Aspire Real Estate Investors Predecessor II for the nine months ended September 30, 2020 and for the year ended December 31, 2019 which are derived from the unaudited and audited financial statements included elsewhere in this prospectus.

(DD)
Represents the acquisition of the interest in the affiliated partnerships and limited liability companies of Aspire Real Estate Investors Predecessor I and Aspire Real Estate Investors Predecessor II which hold the ownership interests in Academy at Waterford Lakes, Oak Village, Arbors at Cary, Woodside, Wellington Woods, Coopers Crossing and Country Wood with net proceeds from the sale of our shares. The purchase method of accounting was used to allocate the purchase price to tangible and identified intangible assets and liabilities according to their fair values. Due to the difference in basis, depreciation and amortization will increase based on the amounts allocated to building, land and building improvements, tenant improvements and in-place leases effective January 1, 2019 and depreciated over estimated useful lives as follows:

Buildings	27 - 40 years
Land and building improvements	10 - 27.5 years
Furniture, fixtures, and equipment	3 - 5 years
In-place leases	1 year
(EE)
Represents the adjustment to real estate tax based on the acquisition of Predecessors.

(FF)
Represents the adjustment to management fee from 5.0% of gross monthly receipts collected from operations of property to 5.5% of gross monthly receipts from operations of property for Predecessor I to represent the fee structure in place upon consummation of the transaction mentioned elsewhere in this prospectus.

(GG)
Represents the adjustment to interest expense to reflect no correlated debt interest encumbering the property.

(HH)
Represents the adjustment to management fees to reflect the new management fee structure in place for Aspire Real Estate Investors, Inc. of 1.5% of total equity per annum, as described elsewhere in this prospectus.

(II)
Aspire Real Estate Investors, Inc. has 16.3 million of pro forma weighted average shares outstanding as if the transaction occurred on January 1, 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of Aspire Real Estate Investors, Inc.

Opinion on the Financial Statement

        We have audited the accompanying consolidated balance sheet of Aspire Real Estate Investors, Inc. and Subsidiaries (the "Company") as of September 30, 2020, and the related notes (collectively referred to as the "financial statement"). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit of the financial statement provides a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

October 30, 2020

We have served as the Company's auditor since 2020.

Aspire Real Estate Investors, Inc. and Subsidiaries

Consolidated Balance Sheet

September 30, 2020

(Amounts in thousands, except share and per share data)

ASSETS
Cash	$1

Total Assets	$1

LIABILITIES AND STOCKHOLDER'S EQUITY
Stockholder's equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 100 shares issued and outstanding	$—
Additional paid-in capital	1

Total stockholder's equity	$1

See accompanying notes to the balance sheet.

Aspire Real Estate Investors, Inc. and Subsidiaries

Notes to Consolidated Balance Sheet

September 30, 2020

1. Organization and Description of Business

        Aspire Real Estate Investors, Inc. ("the Company") was incorporated in the state of Maryland on January 8, 2020. Concurrent with the consummation of an initial public offering (the "Offering") of the common stock of the Company, which is expected to be completed in 2020, together with the partners and members of the affiliated partnerships and limited liability companies of Aspire Real Estate Investors Predecessor I and Aspire Real Estate Investors Predecessor II (the "Predecessors") and other parties which hold direct or indirect ownership interests in Academy at Waterford Lakes, Oak Village, Arbors at Cary, Woodside, Seaport, Country Wood, Coopers Crossing and Wellington Woods (collectively "the Properties") will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions are designed to (i) continue the operations of the Predecessors, (ii) provide capital for future acquisitions, (iii) fund certain development costs at the Company's Properties, and (iv) establish a capital reserve for general corporate purposes.

        The operations of the Predecessors and Properties will be carried on primarily through the Company. The Company will be externally managed.

2. Summary of Significant Accounting Policies

        The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) as contained within the Financial Accounting Standards Board Accounting Standards Codification (ASC).

        Statements of operations, equity and cash flow have not been prepared as no other material substantive transactions have taken place aside from initial capitalization.

        Principles of Consolidation:    the consolidated balance sheet includes the accounts of the Company, its wholly owned subsidiaries, and other entities in which the Company has a controlling financial interest. All intercompany transactions have been eliminated in consolidation.

        Offering Costs:    in connection with the initial public offering ("IPO"), affiliates of the Company have incurred or will incur legal, accounting and related costs, which will be reimbursed by the Company upon consummation of the IPO. Such costs will be deferred and will be recorded as a reduction of proceeds of the IPO or as an offset to equity issued, or expensed if the IPO is not consummated. As of September 30, 2020, our affiliates have incurred offering costs of approximately $3.6 million.

        Organizational Costs:    organizational costs are expensed as incurred. Such costs are comprised of the legal and professional fees associated with the Company.

        In preparing the financial statement, the Company has evaluated the potential occurrence of subsequent events through October 30, 2020, the date which the financial statement was issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Manager of Aspire Real Estate Investors Predecessor I

Opinion on the Financial Statements

        We have audited the accompanying combined balance sheets of Aspire Real Estate Investors Predecessor I (the "Company") as of December 31, 2019 and 2018, the related combined statements of loss and comprehensive loss, changes in equity, and cash flows, for the years then ended and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ NOVOGRADAC & COMPANY LLP

San Francisco, California

May 13, 2020

We have served as the Company's auditor since 2020.

Aspire Real Estate Investors Predecessor I

Combined Balance Sheets

	(Dollars in thousands, except per share amounts)
	As of December 31, 2019	As of December 31, 2018
Assets
Real estate investments, net	$40,586	$41,537
Cash and cash equivalents	511	666
Restricted cash	1,568	1,288
Accounts receivable	22	8
Other assets	77	65

Total assets	$42,764	$43,564

Liabilities and Equity
Mortgage notes payable, net	$25,460	$25,948
Accounts payable and accrued expenses	659	642
Security deposits, prepaid rent and other liabilities	340	384
Due to related parties	75	29

Total liabilities	26,534	27,003

Commitments and contingencies (Note 5)
Equity	16,230	16,561

Total liabilities and equity	$42,764	$43,564

See accompanying notes to the combined financial statements.

Aspire Real Estate Investors Predecessor I

Combined Statements of Loss and Comprehensive Loss

	(Dollars in thousands)
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Revenue
Rental revenue	$6,961	$6,524
Other revenue	449	459

Total revenue	7,410	6,983

Operating Expenses
General and administrative	391	418
Depreciation	2,165	2,097
Property operating and maintenance	2,474	2,564
Real estate taxes and insurance	998	875
Management fee	377	419

Total operating expenses	6,405	6,373

Other Income and (Expenses)
Interest expense	(1,119)	(1,142)

Total other income (and expenses)	(1,119)	(1,142)

Net loss and comprehensive loss	$(114)	$(532)

See accompanying notes to the combined financial statements.

Aspire Real Estate Investors Predecessor I

Combined Statements of Changes in Equity

For the Years Ended December 31, 2019 and 2018

(Amounts in thousands)

Equity
Balance, January 1, 2018	$14,650
Contributions	2,591
Distributions	(148)
Net loss and comprehensive loss	(532)

Balance, December 31, 2018	$16,561

Contributions	200
Distributions	(417)
Net loss and comprehensive loss	(114)

Balance, December 31, 2019	$16,230

See accompanying notes to the combined financial statements.

Aspire Real Estate Investors Predecessor I

Combined Statements of Changes in Cash Flows

	(Dollars in thousands)
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Operating activities
Net loss	$(114)	$(532)
Adjustments to reconcile net loss to net cash provided by operating activities:
Interest expense—debt issuance costs	46	47
Depreciation	2,165	2,097
Changes in operating assets and liabilities:
Accounts receivable	(14)	18
Accounts payable, accrued expenses and other liabilities	(27)	(631)
Other assets	(12)	(23)
Due to related parties	46	1

Net cash provided by operating activities	2,090	977
Investing activities
Capital expenditures	(1,214)	(2,597)

Net cash used in investing activities	(1,214)	(2,597)
Financing activities
Equity contributions	200	2,591
Equity distributions	(417)	(148)
Payments of note payable	(534)	(512)

Net cash (used in) provided by financing activities	(751)	1,931

Net increase in cash, cash equivalents, and restricted cash	125	311
Cash, cash equivalents, and restricted cash at beginning of year	1,954	1,643

Cash, cash equivalents, and restricted cash at end of year	$2,079	1,954

Supplemental disclosure of cash flow information
Cash paid for interest on mortgage debt	$1,075	$1,097

        The following reconciles cash, cash equivalents, and restricted cash to the total of the same amounts shown above:

Cash, cash equivalents, and restricted cash at end of year
Cash and cash equivalents	$511	$666
Restricted cash	1,568	1,288

Total cash, cash equivalents, and restricted cash as shown above	$2,079	$1,954

See accompanying notes to the combined financial statements.

Aspire Real Estate Investors Predecessor I

Notes to Combined Financial Statements

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies

Formation

        Aspire Real Estate Investors Predecessor I (the "Company"), is not a legal entity, but rather a combination of real estate entities and operations. It is comprised of three operating partnerships which own a single property each (the "Partnerships"): Avanath Wellington, LLC, a Delaware limited liability company, Avanath Cooper's Crossing, LLC, a Delaware limited liability company and Avanath Naperville, LLC, a Delaware limited liability company. The properties owned by the Partnerships are Wellington Woods, Coopers Crossing and Country Wood, respectively. The Company's purpose is to own and operate low income housing.

        Concurrent with the consummation of the initial public offering (the "Offering") of common stock, which is anticipated to be completed in 2020, Aspire Real Estate Investors, Inc. will acquire Wellington Woods, Coopers Crossing and Country Wood from Avanath Affordable Housing I, LLC, a private investment fund that is managed by Avanath Capital Management, LLC (the "Manager"). Factors, such as, the extent of historical operations and the relative size of the acquisition, resulted in the Company becoming the predecessor of Aspire Real Estate Investors, Inc. Aspire Real Estate Investors, Inc. intends to account for the acquisition of these properties using asset acquisition accounting.

Basis of Accounting

        The combined financial statements include the financial position and results of operations of the Company. These financial statements have been combined as Avanath Wellington, LLC, Avanath Cooper's Crossing, LLC and Avanath Naperville, LLC are under common ownership and control of Avanath Affordable Housing I, LLC.

        The combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) as contained within the Financial Accounting Standards Board Accounting Standards Codification (ASC).

        All intercompany transactions have been eliminated in combination.

        The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the combined financial statements, each of the Company's mortgage notes are due to mature in 2020. Management believes the Company's ability to continue as a going concern is dependent on extending the maturity date of the mortgage note and/or obtaining alternative financing in 2020. Based on the current loan-to-value ratio, the Company plans to either extend or refinance its existing mortgage loan or enter into a new leveraged financing arrangement which would extend the maturity date beyond 12 months from the issuance date of the financial statements. Management is currently in the process of requesting extensions from respective lenders and is receiving proposals from lenders for refinancing prior to the maturity dates of the respective mortgage notes in 2020. Upon consummation of the Offering, all mortgage notes will be paid in full. However, if the Offering is not consummated, management will continue the process of obtaining extensions on all mortgage notes, and believes it will achieve these extensions based on strong loan to value ratios and relationships with the Company's lenders.

Aspire Real Estate Investors Predecessor I

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of the Company's combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statement date and the revenues and expenses for the year then ended.

Cash and Cash Equivalents

        The Company considers all highly liquid investments that are readily convertible to cash, with original maturity dates of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. There are no restrictions on the use of the Company's cash and cash equivalents as of December 31, 2019 and 2018.

Restricted Cash

        Restricted cash is comprised of lender impound reserve accounts for property tax, mortgage insurance, operating reserve, and replacement reserves, as well as reserve accounts used for refunding tenant security deposits.

Concentration of Credit Risk

        The Company's cash balance from time to time may exceed federally insured limits. The Company mitigates this risk by depositing funds with major financial institutions. The Company monitors its cash balances in its operating accounts and adjusts its cash balances as appropriate. However, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Real Estate Purchase Accounting

        The Company's real estate acquisitions are generally classified as asset acquisitions for which the Company records identifiable assets acquired, liabilities assumed and any associated noncontrolling interests at cost on a relative fair value basis. In addition, for such asset acquisitions, no goodwill is recognized and third party transaction costs are capitalized. All assets acquired and liabilities assumed in an asset acquisition are measured at their relative fair values. Acquisition costs are capitalized. Intangible assets include the value of in-place leases, tax abatement, above/below market leases and above/below market debt. In-place leases represent the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease up. Acquired in-place lease values are amortized to expense over the average remaining non-cancelable terms of the respective in-place leases. Due to property tax abatements, a property is worth more as restricted than it would be as a market-rate property. This difference is valued as an intangible asset to be amortized over the remaining life of the extended compliance period. Above/below market debt represents the difference between the assumed loan on a project during acquisition and the current market rate. Above/below

Aspire Real Estate Investors Predecessor I

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

market debt is amortized over the remaining term of the assumed loan. Above/below market leases are valued based on rent restrictions and market rates. The above/below market leases are amortized to revenue over the average remaining non-cancelable terms of the respective in-place leases.

        Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company's acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company's net income. The Company did not acquire any asset in 2019 or 2018.

Real Estate Projects

        Real estate projects that are operating properties are depreciated over estimated useful lives as follows:

Buildings	27 - 40 years
Land and building improvements	10 - 27.5 years
Furniture, fixtures, and equipment	3 - 5 years

        Operating expenses that are not related to the development and construction of the real estate investments are expensed as incurred. Repairs, maintenance, and tenant turnover costs are expensed as incurred and significant replacements and improvements are capitalized. Repairs, maintenance and tenant turnover costs include all costs that do not extend the useful life of the real estate property. The Company considers the period of future benefit of an asset to determine its appropriate useful life.

        The Company monitors events or changes in circumstances that indicate that the carrying amount of the asset may not be recoverable. When indicators of potential impairment suggest that the carrying value of a real estate project may not be recoverable, the Company will assess the recoverability by estimating whether the Company will recover the carrying value of the real estate project through its undiscounted future net cash flows and eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate project, the Company would record an impairment loss to the extent the carrying value exceeds the estimated fair value of the real estate project. The Company did not record any impairment loss on the real estate projects during the years ended December 31, 2019 or 2018.

Rental Revenues

        The Company leases apartment units under operating leases with terms generally of one year or less. Due to the short-term nature of the leases, the Company recognizes rental revenue, net of concessions, as it becomes due over the term of the lease, when collectability is reasonably assured, in accordance with ASC 840, Leases. Also, included in rental revenues are other revenue which include fees for late payments, cleaning, damages, laundry facilities, and other charges, which are primarily

Aspire Real Estate Investors Predecessor I

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

recognized at a point-in-time. These fees are charged to our residents monthly and recognized as revenue when the performance obligation is satisfied.

Income Taxes

        ASC Topic 740, Income Taxes (ASC 740), addresses how uncertain tax positions should be recognized, measured, presented, and disclosed in the combined financial statements. The guidance requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. As of December 31, 2019 and 2018, management of the Company has determined it has no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future returns.

        The underlying partnerships which compromise the Company are flow through entities for taxation purposes, and therefore, no taxes are assessed at the partnership level.

        Federal and state tax authorities generally have the right to examine and audit the previous three years of tax returns filed. Any interest or penalties assessed to the Company are recorded in operating expenses. No interest or penalties from federal or state tax authorities were recorded in the accompanying financial statements.

Diversification of Risk

        The investments of the Company are concentrated in the low-income tax credit multifamily real estate sector. Accordingly, the real estate investments of the Company may be subject to more rapid changes in value than would be if the Company was to maintain a wide diversification among investments or industry sectors. Furthermore, even within the real estate sector, the real estate investments may be relatively concentrated in terms of geography and type of investment. There are no concentrations of credit risk to the Company.

Fair Value Measurements

        The Company applies the accounting provisions related to fair value measurements. These provisions define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, establish a hierarchy that prioritizes the information used in developing fair value estimates and require disclosure of fair value measurements by level within the fair value hierarchy. The hierarchy gives the highest priority to quoted prices in active markets (Level 1 measurements) and the lowest priority to unobservable data (Level 3 measurements), such as the reporting entity's own data. These provisions also provide valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows) and the cost approach (cost to replace the service capacity of an asset or replacement cost).

Aspire Real Estate Investors Predecessor I

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

        As of December 31, 2019 and 2018, the carrying amount of the Company's accounts receivable, accounts payable, and accrued liabilities approximate their fair value due to their short-term maturities. The fair value of mortgage notes payable are based on current market rates available to the Company for similar instruments over similar maturities. The fair value of the Company's mortgage notes payable as of December 31, 2019 and 2018 approximates $25,550 and $25,891, respectively, compared to carrying value of $25,478 and $26,012, respectively. The fair value for mortgage notes payable is calculated utilizing standardized pricing models in which significant inputs or value drivers are observable in active markets (Level 2 measurements).

Accounts Receivable

        Management considers receivables to be fully collectible. The Company evaluates the liquidity and creditworthiness of its tenants, and considers industry and economic conditions, individual and portfolio property performance, credit enhancements, liquidity and other factors. If amounts become uncollectible, they are charged to operations in the period in which that determination is made.

Reportable Segments

        The Company operates in a single reportable segment which includes the ownership and management of multifamily apartment communities. Each of the Company's operating properties is considered a separate operating segment as each property earns revenues and incurs expenses, individual operating results are reviewed and discrete financial information is available. The Company does not distinguish or group our combined operations based on geography, size or type. Our multifamily apartment communities have similar long-term economic characteristics and provide similar products and services to our residents. Further, all material operations are within the United States and each multifamily apartment community ranges from 17% to 53% of combined revenues. As a result, our operating properties are aggregated into a single reportable segment. Our multifamily apartment communities generate rental revenue and other income through the leasing of apartment homes, which comprised approximately 99% of our total property revenues and total non-property income for the years ended December 31, 2019 and 2018.

Recent Accounting Pronouncements

        In November 2016 the Financial Accounting Standards Board (FASB) issued Accounting Standards Update "ASU" 2016-18 (Topic 230): "Restricted Cash". This requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts described as restricted cash or cash equivalents. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. On January 1, 2018, the Company has early adopted this ASU and this is reflected in the Statement of Cash Flows in the Combined Financial Statements.

        In February 2016, the FASB issued ASU 2016-02, "Leases." ASU 2016-02 supersedes the current accounting for leases. The new lease standard retains three distinct types of leases which are similar to existing guidance for lessors: operating, sales type, and financing, and aligns many of the underlying

Aspire Real Estate Investors Predecessor I

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

lessor model principles with those in the new revenue standard. For lessees, the new lease standard retains two distinct types of leases, finance and operating; and (i) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting and (ii) eliminates most real estate specific lease provisions. The Company will adopt this standard on January 1, 2021 and is still evaluating the impact of this ASU.

        In May 2014, the FASB issued ASU 2014-09 (Topic 606): "Revenue from Contracts with Customers." ASU 2014-09 prescribes a single, common revenue standard to replace most existing revenue recognition guidance in GAAP, including most industry-specific requirements. The standard outlines a five-step model whereby revenue is recognized as performance obligations within a contract are satisfied. Several ASUs intended to promote a more consistent interpretation and application of the principles outlined in the standard have been issued since the issuance of ASU 2014-09 which modify certain sections of the new revenue recognition standard. The Company adopted ASU 2014-09 and all related amendments effective January 1, 2019 using the modified retrospective with cumulative effect transition method. This method requires the cumulative effect of initially applying the new revenue standard as an adjustment, if any, to the opening balance of retained earnings. The Company's adoption of ASU 2014-09 and its related amendments did not have a material impact upon the Company's combined financial statements as the majority of its revenues are derived from real estate lease contracts which are scoped out of ASU 2014-09.

2. Real Estate Investments, Net

        Real estate investments, net as of December 31, 2019 consist of the following:

Property Name	Acquisition Date	Land	Buildings and Improvements	Gross Real Estate	Accumulated Depreciation	Real Estate Investments, Net
Wellington Woods	7/1/2013	$2,097	$29,633	$31,730	$(7,567)	$24,163
Coopers Crossing	7/30/2013	647	5,822	6,469	(1,549)	4,920
Country Wood	2/14/2013	1,550	13,701	15,251	(3,748)	11,503

Total		$4,294	$49,156	$53,450	$(12,864)	$40,586

        For the year ended December 31, 2019, the Company recorded $2,165 of depreciation expense, which is included in depreciation expense in the accompanying combined statements of net loss and comprehensive loss.

Aspire Real Estate Investors Predecessor I

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

2. Real Estate Investments, Net (Continued)

        Real estate investments, net as of December 31, 2018 consist of the following:

Property Name	Acquisition Date	Land	Buildings and Improvements	Gross Real Estate	Accumulated Depreciation	Real Estate Investments, Net
Wellington Woods	7/1/2013	$2,097	$29,305	$31,402	$(6,287)	$25,115
Coopers Crossing	7/30/2013	647	5,442	6,089	(1,283)	4,806
Country Wood	2/14/2013	1,550	13,195	14,745	(3,129)	11,616

Total		$4,294	$47,942	$52,236	$(10,699)	$41,537

        For the year ended December 31, 2018, the Company recorded $2,097 of depreciation expense, which is included in depreciation expense in the accompanying combined statements of net loss and comprehensive loss.

3. Mortgage Notes Payable, Net

        The Company's mortgage notes payable balance consists of the following as of December 31, 2019 and 2018:

	Principal Outstanding Balance December 31
			Interest Rate	Maturity Date	Loan Terms(1)
Property	2019	2018
Wellington Woods	$15,679	$16,001	4.2%	7/2020	P&I, PP
Coopers Crossing	3,436	3,501	4.6%	8/2020	P&I, PP
Country Wood	6,363	6,510	3.7%	7/2020	P&I, PP

Total Mortgage Notes Payable	25,478	26,012
Unamortized debt issuance costs	(18)	(64)

Mortgage Notes Payable, Net	$25,460	$25,948

(1)
Loan Terms:

P&I = Principal and interest

PP = Prepayment penalties applicable to loan

        Mortgage notes payable are secured by the underlying property for each respective mortgage note payable outstanding.

        For the years ended December 31, 2019 and 2018, the Company incurred $1,119 and $1,142 of interest expense, respectively. Included in interest expense for the years ended December 31, 2019 and 2018 was $46 and $47 of amortization of deferred financing costs, respectively.

        As of December 31, 2019 and 2018, the Company recorded interest payable of $90 and $92, which is included in accounts payable and accrued liabilities in the accompanying combined balance sheets.

Aspire Real Estate Investors Predecessor I

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

3. Mortgage Notes Payable, Net (Continued)

        Principal payments on mortgage notes payable are due as follows:

2020	$25,478
2021	—
2022	—
2023	—
2024	—
Thereafter	—

Total	$25,478

4. Related Party Transactions

        Avanath Realty, Inc. ("Realty"), an affiliate of the Manager, is the property manager of Wellington Woods, Coopers Crossing and Country Wood as of December 31, 2019 and 2018. For the year ended December 31, 2018 Realty earned an annual management fee of 6% of total cash receipts. For the year ended December 31, 2019 and thereafter Realty earns an annual management fee of 5% of total cash receipts.

        For the year ended December 31, 2018, the Company incurred $419 of management fees of which $394 and $25 was earned by Realty and a third-party property management company, respectively, which is included in management fees in the accompanying combined statements of net loss and comprehensive loss. As of December 31, 2018 $28 of management fees were payable to Realty, which is included in accounts payable and accrued expenses in the accompanying combined balance sheets.

        For the year ended December 31, 2019, the Company incurred $377 of management fees, which were all earned by Realty. As of December 31, 2019, $24 of management fees were payable to Realty, which is included in accounts payable and accrued expenses in the accompanying combined balance sheets.

        CA Capital Operations, LLC and Realty, which are affiliates of the Manager, advanced funds to the Company for various operating costs. The outstanding balance does not bear interest and there are no stated repayment terms. As of December 31, 2019 and 2018, $75 and $29 were due to affiliates, respectively, which is included in due to related parties in the accompanying combined balance sheets.

        The Company shares various general and administrative and employee costs with affiliates of the Company on the basis of direct usage, including IT, payroll and postage. The expenses allocated to the Company by affiliates of the Company were $974 and $754 for the years ended December 31, 2019 and 2018, respectively, and is included in general and administrative expense in the combined statements of net loss and comprehensive loss.

5. Commitments and Contingencies

        The Company's commitments and contingencies include the usual obligations incurred in the normal course of business, none of which is expected to have a material effect on the Company's combined balance sheets, statements of net loss and comprehensive loss or cash flows.

Aspire Real Estate Investors Predecessor I

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

5. Commitments and Contingencies (Continued)

        The Company's real estate projects will be leased to tenants under operating leases for which the terms range between six to twelve months. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires security deposits from tenants in the form of a cash deposit.

        The Company is subject to various legal proceedings and claims arising in the ordinary course of business. The Company cannot determine the ultimate liability with respect to such legal proceedings and claims at this time. The Company believes that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on our financial the Company's financial condition, results of operations or cash flows.

        Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit.

6. Subsequent Events

        Subsequent events have been evaluated through May 13, 2020, which is the date the combined financial statements were available to be issued.

        On January 8, 2020 Aspire Real Estate Investors, Inc. was formed and incorporated in the State of Maryland.

        Subsequent to December 31, 2019, there was a global outbreak of a new strain of coronavirus, COVID-19. The global and domestic response to the COVID-19 outbreak continues to rapidly evolve. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities to mitigate the spread of the virus have adversely impacted tenants which occupy the properties of the Company and has contributed to significant volatility in financial markets. The COVID-19 outbreak and associated responses could result in a material impact to the Company's future results of operations, cash flows and financial condition. At this time, the Company is unable to estimate the impact of this event on its operations, cash flows and financial condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Manager of Aspire Real Estate Investors Predecessor II

Opinion on the Financial Statements

        We have audited the accompanying combined balance sheets of Aspire Real Estate Investors Predecessor II (the "Company") as of December 31, 2019 and 2018, the related combined statements of loss and comprehensive loss, changes in equity, and cash flows, for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audits of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
May 13, 2020
We have served as the Company's auditor since 2020.

Aspire Real Estate Investors Predecessor II

Combined Balance Sheets

	(Dollars in thousands, except per share amounts)
	As of December 31, 2019	As of December 31, 2018
Assets
Real estate investments, net	$104,498	$107,710
Cash and cash equivalents	1,834	1,489
Restricted cash	2,075	1,938
Accounts receivable	135	293
Other assets	126	114

Total assets	$108,668	$111,544

Liabilities and equity
Mortgage notes payable, net	$65,316	$66,592
Accounts payable and accrued expenses	732	921
Security deposits, prepaid rent and other liabilities	804	774
Due to related parties	165	71

Total liabilities	67,017	68,358

Commitments and contingencies (Note 5)
Equity	41,651	43,186

Total liabilities and equity	$108,668	$111,544

See accompanying notes to the combined financial statements.

Aspire Real Estate Investors Predecessor II

Combined Statements of Loss and Comprehensive Loss

	(Dollars in thousands)
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Revenue
Rental revenue	$14,367	$14,008
Other revenue	848	696

Total revenue	15,215	14,704

Operating Expenses
General and administrative	796	777
Depreciation and amortization	4,186	4,220
Property operating and maintenance	5,188	4,723
Real estate taxes and insurance	1,876	1,967
Management fee	810	866

Total operating expenses	12,856	12,553

Other Income and (Expenses)
Interest income	8	3
Interest expense	(2,660)	(2,709)

Total other income (and expenses)	(2,652)	(2,706)

Net loss and comprehensive loss	$(293)	$(555)

See accompanying notes to the combined financial statements.

Aspire Real Estate Investors Predecessor II

Combined Statements of Changes in Equity

For the Years Ended December 31, 2019 and 2018

(Amounts in thousands)

Equity
Balance, January 1, 2018	$44,459
Contributions	256
Distributions	(974)
Net loss and comprehensive loss	(555)

Balance, December 31, 2018	$43,186

Contributions	150
Distributions	(1,392)
Net loss and comprehensive loss	(293)

Balance, December 31, 2019	$41,651

See accompanying notes to the combined financial statements.

Aspire Real Estate Investors Predecessor II

Combined Statements of Cash Flows

	(Dollars in thousands)
Operating activities	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Net loss	$(293)	$(555)
Adjustments to reconcile net loss to net cash provided by operating activities:
Interest expense—debt issuance costs	86	90
Interest expense—debt premium	(24)	(30)
Depreciation and amortization	4,186	4,220
Changes in operating assets and liabilities:
Accounts receivable	158	(174)
Accounts payable, accrued expenses and other liabilities	(159)	264
Other assets	(12)	2
Due to related parties	94	7

Net cash provided by operating activities	4,036	3,824
Investing activities
Capital expenditures	(974)	(2,386)

Financing activities
Equity contributions	150	256
Equity distributions	(1,392)	(974)
Payments of note payable	(1,338)	(1,112)

Net cash used in financing activities	(2,580)	(1,830)

Net increase/(decrease) in cash, cash equivalents, and restricted cash	482	(392)
Cash, cash equivalents, and restricted cash at beginning of year	3,427	3,819

Cash, cash equivalents, and restricted cash at end of year	$3,909	3,427

Supplemental disclosure of cash flow information
Cash paid for interest on mortgage debt	$2,602	2,654

The following reconciles cash, cash equivalents, and restricted cash to the total of the same amounts shown above:
Cash, cash equivalents, and restricted cash at end of year
Cash and cash equivalents	$1,834	$1,489
Restricted cash	2,075	1,938

Total cash, cash equivalents, and restricted cash as shown above	$3,909	$3,427

See accompanying notes to the combined financial statements.

Aspire Real Estate Investors Predecessor II

Notes to Combined Financial Statements

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies

Formation

        Aspire Real Estate Investors Predecessor II (the "Company"), is not a legal entity, but rather a combination of real estate entities and operations. It is comprised of five operating partnerships which own a single property each (the "Partnerships"): Rouse Road Partners, LTD, a Florida limited partnership, Avanath Geneva, LLC, a Delaware limited liability company, Avanath Woodside, LLC, a Delaware limited liability company, Avanath Seaport, LLC, a Delaware limited liability company, and Oak Village Preservation, L.P., a California limited partnership. The properties owned by the Partnerships are Academy at Waterford Lakes ("Waterford"), Arbors, Woodside, Seaport and Oak Village, respectively. The Company's purpose is to own and operate low income housing.

        Concurrent with the consummation of the initial public offering (the "Offering") of common stock, which is anticipated to be completed in 2020, Aspire Real Estate Investors, Inc. will acquire Waterford, Arbors, Woodside, Seaport, and Oak Village from Avanath Affordable Housing II, LLC, a private investment fund that is managed by Avanath Capital Management, LLC (the "Manager"). Factors, such as, the extent of historical operations and the relative size of the acquisition, resulted in the Company becoming the predecessor of Aspire Real Estate Investors, Inc. Aspire Real Estate Investors, Inc. intends to account for the acquisition of these properties using asset acquisition accounting.

Basis of Accounting

        The combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) as contained within the Financial Accounting Standards Board Accounting Standards Codification (ASC).

        The combined financial statements include the financial position and results of operations of the Company. These financial statements have been combined as Rouse Road Partners, LTD, Avanath Geneva, LLC, Avanath Woodside, LLC, Avanath Seaport, LLC and Oak Village Preservation, L.P. are under common ownership and control of Avanath Affordable Housing II, LLC.

        All material intercompany transactions have been eliminated in combination.

Use of Estimates

        The preparation of the Company's combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statement date and the revenues and expenses for the year then ended.

Cash and Cash Equivalents

        The Company considers all highly liquid investments that are readily convertible to cash, with original maturity dates of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. There are no restrictions on the use of the Company's cash and cash equivalents as of December 31, 2019 and 2018.

Aspire Real Estate Investors Predecessor II

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

Restricted Cash

        Restricted cash is comprised of lender impound reserve accounts for property tax, mortgage insurance, operating reserve, and replacement reserves, as well as reserve accounts used for refunding tenant security deposits.

Concentration of Credit Risk

        The Company's cash balance from time to time may exceed federally insured limits. The Company mitigates this risk by depositing funds with major financial institutions. The Company monitors its cash balances in its operating accounts and adjusts its cash balances as appropriate. However, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Real Estate Purchase Accounting

        The Company's real estate acquisitions are generally classified as asset acquisitions for which the Company records identifiable assets acquired, liabilities assumed and any associated noncontrolling interests at cost on a relative fair value basis. In addition, for such asset acquisitions, no goodwill is recognized, third party transaction costs are capitalized. All assets acquired and liabilities assumed in an asset acquisition are measured at their relative fair values. Acquisition costs are capitalized. Intangible assets include the value of in-place leases, tax abatement, above/below market leases and above/below market debt. In-place leases represent the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease up. Acquired in-place lease values are amortized to expense over the average remaining non-cancelable terms of the respective in-place leases. Due to property tax abatements, a property is worth more as restricted than it would be as a market-rate property. This difference is valued as an intangible asset to be amortized over the remaining life of the extended compliance period. Above/below market debt represents the difference between the assumed loan on a project during acquisition and the current market rate. Above/below market debt is amortized over the remaining term of the assumed loan. Above/below market leases are valued based on rent restrictions and market rates. The above/below market leases are amortized to revenue over the average remaining non-cancelable terms of the respective in-place leases.

        Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company's acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company's net income. The Company did not acquire any asset in 2019 or 2018.

Aspire Real Estate Investors Predecessor II

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

Real Estate Projects

        Real estate projects that are operating properties are depreciated over estimated useful lives as follows:

Buildings	27 - 40 years
Land and building improvements	10 - 27.5 years
Furniture, fixtures, and equipment	3 - 5 years

        Operating expenses that are not related to the development and construction of the real estate investments are expensed as incurred. Repairs, maintenance, and tenant turnover costs are expensed as incurred and significant replacements and improvements are capitalized. Repairs, maintenance and tenant turnover costs include all costs that do not extend the useful life of the real estate property. The Company considers the period of future benefit of an asset to determine its appropriate useful life.

        The Company monitors events or changes in circumstances that indicate that the carrying amount of the asset may not be recoverable. When indicators of potential impairment suggest that the carrying value of a real estate project may not be recoverable, the Company will assess the recoverability by estimating whether the Company will recover the carrying value of the real estate project through its undiscounted future net cash flows and eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate project, the Company would record an impairment loss to the extent the carrying value exceeds the estimated fair value of the real estate project. The Company did not record any impairment loss on the real estate projects during the years ended December 31, 2019 or 2018.

Rental Revenues

        The Company leases apartment units under operating leases with terms generally of one year or less. Due to the short-term nature of the leases, the Company recognizes rental revenue, net of concessions, as it becomes due over the term of the lease, when collectability is reasonably assured, in accordance with ASC 840, Leases. Also, included in rental revenues are other revenue which include fees for late payments, cleaning, damages, laundry facilities, and other charges, which are primarily recognized at a point-in-time. These fees are charged to our residents monthly and recognized as revenue when the performance obligation is satisfied.

Income Taxes

        ASC Topic 740, Income Taxes (ASC 740), addresses how uncertain tax positions should be recognized, measured, presented, and disclosed in the combined financial statements. The guidance requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. As of December 31, 2019 and 2018, management of the Company has determined it has no tax liability

Aspire Real Estate Investors Predecessor II

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future returns.

        The underlying partnerships which comprise the Company are flow through entities for taxation purposes, and therefore, no taxes are assessed at the partnership level.

        Federal and state tax authorities generally have the right to examine and audit the previous three years of tax returns filed. Any interest or penalties assessed to the Company are recorded in operating expenses. No interest or penalties from federal or state tax authorities were recorded in the accompanying financial statements.

Diversification of Risk

        The investments of the Company are concentrated in the low-income tax credit multifamily real estate sector. Accordingly, the real estate investments of the Company may be subject to more rapid changes in value than would be if the Company was to maintain a wide diversification among investments or industry sectors. Furthermore, even within the real estate sector, the real estate investments may be relatively concentrated in terms of geography and type of investment. There are no concentrations of credit risk to the Company.

Fair Value Measurements

        The Company applies the accounting provisions related to fair value measurements. These provisions define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, establish a hierarchy that prioritizes the information used in developing fair value estimates and require disclosure of fair value measurements by level within the fair value hierarchy. The hierarchy gives the highest priority to quoted prices in active markets (Level 1 measurements) and the lowest priority to unobservable data (Level 3 measurements), such as the reporting entity's own data. These provisions also provide valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows) and the cost approach (cost to replace the service capacity of an asset or replacement cost).

Fair Value of Financial Instruments

        As of December 31, 2019 and 2018, the carrying amount of the Company's accounts receivable, accounts payable, and accrued liabilities approximate their fair value due to their short-term maturities. The fair value of mortgage notes payable are based on current market rates available to the Company for similar instruments over similar maturities. The fair value of the Company's mortgage notes payable as of December 31, 2019 and 2018 approximates $66,284 and $65,776, respectively, compared to carrying value of $65,316 and $66,592, respectively. The fair value for mortgage notes payable is calculated utilizing standardized pricing models in which significant inputs or value drivers are observable in active markets (Level 2 measurements).

Aspire Real Estate Investors Predecessor II

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

Accounts Receivable

        Management considers receivables to be fully collectible. The Company evaluates the liquidity and creditworthiness of its tenants, and considers industry and economic conditions, individual and portfolio property performance, credit enhancements, liquidity and other factors. If amounts become uncollectible, they are charged to operations in the period in which that determination is made.

Reportable Segments

        The Company operates in a single reportable segment which includes the ownership and management of multifamily apartment communities. Each of the Company's operating properties is considered a separate operating segment as each property earns revenues and incurs expenses, individual operating results are reviewed and discrete financial information is available. The Company does not distinguish or group our combined operations based on geography, size or type. Our multifamily apartment communities have similar long-term economic characteristics and provide similar products and services to our residents. Further, all material operations are within the United States and each multifamily apartment community ranges from 12% to 46% of combined revenues. As a result, our operating properties are aggregated into a single reportable segment. Our multifamily apartment communities generate rental revenue and other income through the leasing of apartment homes, which comprised approximately 99% of our total property revenues and total non-property income for the years ended December 31, 2019 and 2018.

Recent Accounting Pronouncements

        In November 2016 the Financial Accounting Standards Board (FASB) issued Accounting Standards Update "ASU" 2016-18 (Topic 230): "Restricted Cash". This requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts described as restricted cash or cash equivalents. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. On January 1, 2018, the Company has early adopted this ASU and this is reflected in the Statement of Cash Flows in the Combined Financial Statements.

        In February 2016, the FASB issued ASU 2016-02, "Leases." ASU 2016-02 supersedes the current accounting for leases. The new lease standard retains three distinct types of leases which are similar to existing guidance for lessors: operating, sales type, and financing, and aligns many of the underlying lessor model principles with those in the new revenue standard. For lessees, the new lease standard retains two distinct types of leases, finance and operating; and (i) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting and (ii) eliminates most real estate specific lease provisions. The Company will adopt this standard on January 1, 2021 and is still evaluating the impact of this ASU.

        In May 2014, the FASB issued ASU 2014-09 (Topic 606): "Revenue from Contracts with Customers." ASU 2014-09 prescribes a single, common revenue standard to replace most existing revenue recognition guidance in GAAP, including most industry-specific requirements. The standard outlines a five-step model whereby revenue is recognized as performance obligations within a contract are

Aspire Real Estate Investors Predecessor II

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

satisfied. Several ASUs intended to promote a more consistent interpretation and application of the principles outlined in the standard have been issued since the issuance of ASU 2014-09 which modify certain sections of the new revenue recognition standard. The Company adopted ASU 2014-09 and all related amendments effective January 1, 2019 using the modified retrospective with cumulative effect transition method. This method requires the cumulative effect of initially applying the new revenue standard as an adjustment, if any, to the opening balance of retained earnings. The Company's adoption of ASU 2014-09 and its related amendments did not have a material impact upon the Company's combined financial statements as the majority of its revenues are derived from real estate lease contracts which are scoped out of ASU 2014-09.

2. Real Estate Investments, Net

        Real estate investments, net as of December 31, 2019 consist of the following:

Property Name	Acquisition Date	Land	Buildings and Improvements	Gross Real Estate	Accumulated Depreciation	Real Estate Investments, Net
Woodside	12/17/2014	$5,415	$8,259	$13,674	$(2,152)	$11,522
Waterford	1/7/2014	1,202	15,984	17,186	(3,366)	13,820
Arbors	2/27/2015	2,949	17,305	20,254	(3,787)	16,467
Seaport	7/31/2015	14,958	43,793	58,751	(7,811)	50,940
Oak Village	2/29/2016	4,427	8,628	13,055	(1,306)	11,749

Total		$28,951	$93,969	$122,920	$(18,422)	$104,498

        For the year ended December 31, 2019, the Company recorded $4,185 of depreciation expense, which is included in depreciation and amortization expense in the accompanying combined statements of net loss and comprehensive loss.

        Real estate investments, net as of December 31, 2018 consist of the following:

Property Name	Acquisition Date	Land	Buildings and Improvements	Gross Real Estate	Accumulated Depreciation	Real Estate Investments, Net
Woodside	12/17/2014	$5,415	$8,199	$13,614	$(1,764)	$11,850
Waterford	1/7/2014	1,202	15,725	16,927	(2,643)	14,284
Arbors	2/27/2015	2,949	17,125	20,074	(2,912)	17,162
Seaport	7/31/2015	14,958	43,500	58,457	(5,969)	52,488
Oak Village	2/29/2016	4,427	8,448	12,876	(950)	11,926

Total		$28,951	$92,997	$121,948	$(14,238)	$107,710

        For the year ended December 31, 2018, the Company recorded $4,216 of depreciation expense, which is included in depreciation and amortization expense in the accompanying combined statements of net loss and comprehensive loss.

Aspire Real Estate Investors Predecessor II

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

3. Mortgage Notes Payable, Net

        The Company's mortgage notes payable balance consists of the following as of December 31, 2019 and 2018:

	Principal Outstanding Balance December 31
			Interest Rate	Maturity Date	Loan Terms(1)
Property	2019	2018
Woodside	$8,212	$8,373	3.7%	1/2022	I, PP
Waterford	9,958	10,122	3.3%	2/2022	I, PP
Arbors	10,400	10,400	3.1%	3/2022	I, PP
Seaport	31,660	32,490	4.1%	3/2022	I, PP
Oak Village	5,067	5,251	5.5%	6/2036	I, PP

Total Mortgage Notes Payable	65,297	66,636
Unamortized premium	411	435
Unamortized debt issuance costs	(392)	(479)

Mortgage Notes Payable, Net	$65,316	$66,592

(1)
Loan Terms:

P&I = Principal and interest

PP = Prepayment penalties applicable to loan

        Mortgage notes payable are secured by the underlying property for each respective mortgage note payable outstanding.

        For the years ended December 31, 2019 and 2018, the Company incurred $2,660 and $2,709 of interest expense, respectively. Included in interest expense for the years ended December 31, 2019 and 2018 was $86 and $90 of amortization of deferred financing costs, respectively, and $24 and $30 of amortization of debt premium, respectively.

        As of December 31, 2019 and 2018, the Company recorded interest payable of $218 and $223, which is included in accounts payable and accrued liabilities in the accompanying combined balance sheets.

        Principal payments on mortgage notes payable are due as follows:

2020	$1,422
2021	1,488
2022	57,937
2023	229
2024	242
Thereafter	3,979

Total	$65,297

Aspire Real Estate Investors Predecessor II

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

4. Related Party Transactions

        Avanath Realty, Inc. ("Realty"), an affiliate of the Manager, is the property manager of Arbors at Cary, Oak Village, Waterford, Seaport, and Woodside as of December 31, 2018. For the year ended December 31, 2018 Realty earned an annual management fee of 6% of total cash receipts. For the year ended December 31, 2019 and thereafter Realty earns an annual management fee of 5.5% of total cash receipts.

        For the year ended December 31, 2018, the Company incurred $866 of management fees of which $830 and $35 was earned by Realty and a third-party property management company, respectively, is included in management fees on the accompanying combined statements of net loss and comprehensive loss. No management fees were payable to Realty at December 31, 2018.

        For the year ended December 31, 2019, the Company incurred $810 of management fees, which were all earned by Realty. As of December 31, 2019 $99 of management fees were payable to Realty, which is included in accounts payable and accrued expenses on the accompanying combined balance sheets.

        CA Capital Operations, LLC and Realty, which are affiliates of the Manager, advanced funds to the Company for various operating costs. The outstanding balance does not bear interest and is payable upon demand. As of December 31, 2019 and 2018, $165 and $71 were due to affiliates, respectively, which is included in due to related parties in the accompanying combined balance sheets.

        The Company shares various general and administrative and employee costs with affiliates of the Company on the basis of direct usage, including IT, payroll and postage. The expenses allocated to the Company by affiliates of the Company were $1,698 and $1,290 as of December 31, 2019 and 2018, respectively, and are included in general and administrative expense in the Combined Statements of net loss and comprehensive loss.

5. Commitments and Contingencies

        The Company's commitments and contingencies include the usual obligations incurred in the normal course of business, none of which is expected to have a material effect on the Company's combined balance sheets, statements of net loss and comprehensive loss or cash flows.

        The Company's real estate projects will be leased to tenants under operating leases for which the terms range between six to twelve months. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires security deposits from tenants in the form of a cash deposit.

        The Company is subject to various legal proceedings and claims arising in the ordinary course of business. The Company cannot determine the ultimate liability with respect to such legal proceedings and claims at this time. The Company believes that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on our financial the Company's financial condition, results of operations or cash flows.

        Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to

Aspire Real Estate Investors Predecessor II

Notes to Combined Financial Statements (Continued)

December 31, 2019 and 2018

(Amounts in thousands)

5. Commitments and Contingencies (Continued)

credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit.

6. Subsequent Events

        Subsequent events have been evaluated through May 13, 2020, which is the date the combined financial statements were available to be issued.

        On January 8, 2020 Aspire Real Estate Investors, Inc. was formed and incorporated in the State of Maryland.

        Subsequent to December 31, 2019, there was a global outbreak of a new strain of coronavirus, COVID-19. The global and domestic response to the COVID-19 outbreak continues to rapidly evolve. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities to mitigate the spread of the virus have adversely impacted tenants which occupy the properties of the Company and has contributed to significant volatility in financial markets. The COVID-19 outbreak and associated responses could result in a material impact to the Company's future results of operations, cash flows and financial condition. At this time, the Company is unable to estimate the impact of this event on its operations, cash flows and financial condition.

Aspire Real Estate Investors Predecessor I

Condensed Combined Balance Sheets

(Unaudited)

(Amounts in thousands)

	September 30, 2020	December 31, 2019
Assets
Real estate investments, net	$39,533	$40,586
Cash and cash equivalents	946	511
Restricted cash	815	1,568
Accounts receivable	67	22
Other assets	193	77

Total assets	$41,554	$42,764

Liabilities and equity
Mortgage notes payable, net	$24,823	$25,460
Accounts payable and accrued expenses	700	659
Security deposits, prepaid rent and other liabilities	341	340
Due to related parties	138	75

Total liabilities	26,002	26,534
Commitments and contingencies (Note 5)
Equity	15,552	16,230

Total liabilities and equity	$41,554	$42,764

See accompanying notes to the condensed combined financial statements.

Aspire Real Estate Investors Predecessor I

Condensed Combined Statements of Income (Loss) and Comprehensive Income (Loss)

(Unaudited)

(amounts in thousands)

	Nine Months Ended September 30,
	2020	2019
Revenue
Rental revenue	$5,556	$5,144
Other revenue	270	343

Total revenue	5,826	5,487
Operating Expenses
General and administrative	285	287
Depreciation	1,509	1,640
Property operating and maintenance	1,815	1,828
Real estate taxes and insurance	779	727
Management fee	287	282

Total operating expenses	4,675	4,764

Other Expense
Interest expense	(810)	(839)

Total other expense	(810)	(839)

Net income (loss) and comprehensive income (loss)	$341	$(116)

See accompanying notes to the condensed combined financial statements.

Aspire Real Estate Investors Predecessor I

Condensed Combined Statements of Changes in Equity

(Unaudited)

(Amounts in thousands)

Equity
Balance, December 31, 2018	$16,561
Contributions	200
Distributions	(231)
Net loss and comprehensive loss	(116)

Balance, September 30, 2019	$16,414

Equity
Balance, December 31, 2019	$16,230
Distributions	(1,019)
Net income and comprehensive income	341

Balance, September 30, 2020	$15,552

See accompanying notes to the condensed combined financial statements.

Aspire Real Estate Investors Predecessor I

Condensed Combined Statements of Changes in Cash Flows

(Unaudited)

(Amounts in thousands)

	Nine Months Ended September 30,
	2020	2019
Operating activities
Net income (loss)	$341	$(116)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Debt issuance costs amortization	22	34
Depreciation	1,509	1,640
Changes in operating assets and liabilities:
Accounts receivable	(45)	(29)
Accounts payable, accrued expenses, and other liabilities	42	103
Other assets	(116)	(90)
Due to related parties	63	31

Net cash provided by operating activities	1,816	1,573
Investing activities—
Capital expenditures	(456)	(1,030)
Financing activities
Equity contributions	—	200
Equity distributions	(1,019)	(231)
Payments of debt issuance costs	(290)	—
Payments of mortgage note payable	(369)	(398)

Net cash used in financing activities	(1,678)	(429)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(318)	114
Cash, cash equivalents, and restricted cash at beginning of period	2,079	1,954

Cash, cash equivalents, and restricted cash at end of period	$1,761	$2,068

Supplemental disclosure of cash flow information
Cash paid for interest on mortgage notes payable	$793	$809

The following reconciles cash, cash equivalents, and restricted cash to the total of the same amounts shown above:
Cash, cash equivalents, and restricted cash at end of year
Cash and cash eqivalents	$946	$459
Restricted cash	815	1,609

Total cash, cash equivalents, and restricted cash as shown above	$1,761	$2,068

See accompanying notes to the condensed combined financial statements.

Aspire Real Estate Investors Predecessor I

Notes to Condensed Combined Financial Statements

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies

Formation

        Aspire Real Estate Investors Predecessor I (the "Company"), is not a legal entity, but rather a combination of real estate entities and operations. It is comprised of three operating partnerships which own a single property each (the "Partnerships"): Avanath Wellington, LLC, a Delaware limited liability company, Avanath Cooper's Crossing, LLC, a Delaware limited liability company and Avanath Naperville, LLC, a Delaware limited liability company. The properties owned by the Partnerships are Wellington Woods, Coopers Crossing and Country Wood, respectively. The Company's purpose is to own and operate low income housing.

        Concurrent with the consummation of the initial public offering (the "Offering") of common stock, which is anticipated to be completed in 2020, Aspire Real Estate Investors, Inc. will acquire Wellington Woods, Coopers Crossing and Country Wood from Avanath Affordable Housing I, LLC, a private investment fund that is managed by Avanath Capital Management, LLC (the "Manager"). Factors, such as, the extent of historical operations and the relative size of the acquisition, resulted in the Company becoming one of the predecessor entities of Aspire Real Estate Investors, Inc., which intends to account for the acquisition of these properties using asset acquisition accounting.

Basis of Accounting

        The condensed combined financial statements include the financial position and results of operations of the Company. These financial statements have been combined as Avanath Wellington, LLC, Avanath Cooper's Crossing, LLC and Avanath Naperville, LLC are under common ownership and control of Avanath Affordable Housing I, LLC.

        The condensed combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) as contained within the Financial Accounting Standards Board Accounting Standards Codification (ASC). In our opinion, these financial statements include all normal and recurring adjustments necessary for a fair presentation.

        All intercompany transactions have been eliminated in combination.

        The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the condensed combined financial statements, each of the Company's mortgage notes are due within 12 months from the date the interim financial statements are available to be issued. Management believes the Company's ability to continue as a going concern is dependent on extending the maturity date of the mortgage notes and/or obtaining alternative financing in 2021. Based on the current loan-to-value ratio, the Company plans to either extend or refinance its existing mortgage loans or enter into a new leveraged financing arrangement which would extend the maturity date beyond 12 months from the issuance date of the financial statements. Upon consummation of the Offering, all mortgage notes will be paid in full. However, if the Offering is not consummated, management will continue the process of obtaining extensions on all mortgage notes, and believes it will achieve these extensions based on strong loan to value ratios and relationships with the Company's lenders.

Aspire Real Estate Investors Predecessor I

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of the Company's condensed combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statement date and the revenues and expenses for the period then ended.

Cash and Cash Equivalents

        The Company considers all highly liquid investments that are readily convertible to cash, with original maturity dates of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. There are no restrictions on the use of the Company's cash and cash equivalents as of September 30, 2020 and December 31, 2019.

Restricted Cash

        Restricted cash is comprised of lender impound reserve accounts for property tax, mortgage insurance, operating reserve, and replacement reserves, as well as reserve accounts used for refunding tenant security deposits.

Concentration of Credit Risk

        The Company's cash balance from time to time may exceed federally insured limits. The Company mitigates this risk by depositing funds with major financial institutions. The Company monitors its cash balances in its operating accounts and adjusts its cash balances as appropriate. However, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Real Estate Purchase Accounting

        The Company's real estate acquisitions are generally classified as asset acquisitions for which the Company records identifiable assets acquired, liabilities assumed and any associated noncontrolling interests at cost on a relative fair value basis. In addition, for such asset acquisitions, no goodwill is recognized and third party transaction costs are capitalized. All assets acquired and liabilities assumed in an asset acquisition are measured at their relative fair values. Acquisition costs are capitalized. Intangible assets include the value of in-place leases, tax abatement, above/below market leases and above/below market debt. In-place leases represent the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease up. Acquired in-place lease values are amortized to expense over the average remaining non-cancelable terms of the respective in-place leases. Due to property tax abatements, a property is worth more as restricted than it would be as a market-rate property. This difference is valued as an intangible asset to be amortized over the remaining life of the extended compliance period. Above/below market debt represents the difference

Aspire Real Estate Investors Predecessor I

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

between the assumed loan on a project during acquisition and the current market rate. Above/below market debt is amortized over the remaining term of the assumed loan. Above/below market leases are valued based on rent restrictions and market rates. The above/below market leases are amortized to revenue over the average remaining non-cancelable terms of the respective in-place leases.

        Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company's acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company's net income. The Company did not acquire any asset during the nine months ended September 30, 2020 or 2019.

Real Estate Projects

        Real estate projects that are operating properties are depreciated over estimated useful lives as follows:

Buildings	27 - 40 years
Land and building improvements	10 - 27.5 years
Furniture, fixtures, and equipment	3 - 5 years

        Operating expenses that are not related to the development and construction of the real estate investments are expensed as incurred. Repairs, maintenance, and tenant turnover costs are expensed as incurred and significant replacements and improvements are capitalized. Repairs, maintenance and tenant turnover costs include all costs that do not extend the useful life of the real estate property. The Company considers the period of future benefit of an asset to determine its appropriate useful life.

        The Company monitors events or changes in circumstances that indicate that the carrying amount of the asset may not be recoverable. When indicators of potential impairment suggest that the carrying value of a real estate project may not be recoverable, the Company will assess the recoverability by estimating whether the Company will recover the carrying value of the real estate project through its undiscounted future net cash flows and eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate project, the Company would record an impairment loss to the extent the carrying value exceeds the estimated fair value of the real estate project. The Company did not record any impairment loss on the real estate projects during the during the nine months ended September 30, 2020 and 2019.

Rental Revenues

        The Company leases apartment units under operating leases with terms generally of one year or less. Due to the short-term nature of the leases, the Company recognizes rental revenue, net of concessions, as it becomes due over the term of the lease, when collectability is reasonably assured, in

Aspire Real Estate Investors Predecessor I

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

accordance with ASC 840, Leases. Also, included in rental revenues are other revenue which include fees for late payments, cleaning, damages, laundry facilities, and other charges, which are primarily recognized at a point-in-time. These fees are charged to our residents monthly and recognized as revenue when the performance obligation is satisfied.

Income Taxes

        ASC Topic 740, Income Taxes (ASC 740), addresses how uncertain tax positions should be recognized, measured, presented, and disclosed in the condensed combined financial statements. The guidance requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. As of September 30, 2020, and December 31, 2019, management of the Company has determined it has no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future returns.

        The underlying partnerships which comprise the Company are flow through entities for taxation purposes, and therefore, no taxes are assessed at the partnership level.

        Federal and state tax authorities generally have the right to examine and audit the previous three years of tax returns filed. Any interest or penalties assessed to the Company are recorded in operating expenses. No interest or penalties from federal or state tax authorities were recorded in the accompanying financial statements.

Diversification of Risk

        The investments of the Company are concentrated in the low-income tax credit multifamily real estate sector. Accordingly, the real estate investments of the Company may be subject to more rapid changes in value than would be if the Company was to maintain a wide diversification among investments or industry sectors. Furthermore, even within the real estate sector, the real estate investments may be relatively concentrated in terms of geography and type of investment. There are no concentrations of credit risk to the Company.

Fair Value Measurements

        The Company applies the accounting provisions related to fair value measurements. These provisions define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, establish a hierarchy that prioritizes the information used in developing fair value estimates and require disclosure of fair value measurements by level within the fair value hierarchy. The hierarchy gives the highest priority to quoted prices in active markets (Level 1 measurements) and the lowest priority to unobservable data (Level 3 measurements), such as the reporting entity's own data. These provisions also provide valuation techniques, such as the market approach (comparable market prices), the income

Aspire Real Estate Investors Predecessor I

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

approach (present value of future income or cash flows) and the cost approach (cost to replace the service capacity of an asset or replacement cost).

        As of September 30, 2020 and December 31, 2019, the carrying amount of the Company's accounts receivable, accounts payable, and accrued expenses, security deposits, prepaid rent and other liabilities approximate their fair value due to their short-term maturities. The fair value of mortgage notes payable are based on current market rates available to the Company for similar instruments over similar maturities. The fair value of the Company's mortgage notes payable as of September 30, 2020 and December 31, 2019 approximates $25,189 and $25,550, respectively, compared to carrying value of $24,823 and $25,460, respectively. The fair value for mortgage notes payable is calculated utilizing standardized pricing models in which significant inputs or value drivers are observable in active markets (Level 2 measurements).

Accounts Receivable

        Management considers receivables to be fully collectible. The Company evaluates the liquidity and creditworthiness of its tenants, and considers industry and economic conditions, individual and portfolio property performance, credit enhancements, liquidity and other factors. If amounts become uncollectible, they are charged to operations in the period in which that determination is made.

Reportable Segments

        The Company operates in a single reportable segment which includes the ownership and management of multifamily apartment communities. Each of the Company's operating properties is considered a separate operating segment as each property earns revenues and incurs expenses, individual operating results are reviewed and discrete financial information is available. The Company does not distinguish or group its combined operations based on geography, size or type. The Company's multifamily apartment communities have similar long-term economic characteristics and provide similar products and services to our residents. Further, all material operations are within the United States and each multifamily apartment community ranges from 16% to 54% of combined revenues. As a result, our operating properties are aggregated into a single reportable segment. The Company's multifamily communities generate rental revenue and other income through the leasing of apartment homes, which comprised approximately 99% of its total property revenues and total non-property income for the nine months ended September 30, 2020 and 2019.

Recent Accounting Pronouncements

        In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-02, "Leases." ASU 2016-02 supersedes the current accounting for leases. The new lease standard retains three distinct types of leases which are similar to existing guidance for lessors: operating, sales type, and financing, and aligns many of the underlying lessor model principles with those in the new revenue standard. For lessees, the new lease standard retains two distinct types of leases, finance and operating; and (i) requires lessees to record a right of use asset

Aspire Real Estate Investors Predecessor I

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting and (ii) eliminates most real estate specific lease provisions. The Company will adopt this standard on January 1, 2022 and is still evaluating the impact of this ASU.

COVID-19

        On March 11, 2020, the World Health Organization characterized a new strain of corona virus, COVID-19, as a pandemic. The global and domestic response to the COVID-19 outbreak continues to rapidly evolve. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities to mitigate the spread of the virus have adversely impacted tenants which occupy the properties of the Company and has contributed to significant volatility in financial markets. The COVID-19 outbreak and associated responses could result in a material impact to the Company's future results of operations, cash flows and financial condition.

        As of the issuance date the Company has not had any material change in respect to collections of contractual rent from tenants due to the COVID-19 pandemic.

2. Real Estate Investments, Net

        Real estate investments, net as of September 30, 2020 consist of the following:

Property Name	Acquisition Date	Land	Buildings and Improvements	Gross Real Estate	Accumulated Depreciation	Real Estate Investments, Net
Wellington Woods	7/1/2013	$2,097	$29,835	$31,932	$(8,499)	$23,433
Coopers Crossing	7/30/2013	647	5,947	6,594	(1,714)	4,880
Country Wood	2/14/2013	1,550	13,830	15,380	(4,160)	11,220

Total		$4,294	$49,612	$53,906	$(14,373)	$39,553

        For the nine months ended September 30, 2020, the Company recorded $1,509 of depreciation and amortization expense, which is included in depreciation expense in the accompanying condensed combined statements of net income (loss) and comprehensive income (loss).

        Real estate investments, net as of December 31, 2019 consist of the following:

Property Name	Acquisition Date	Land	Buildings and Improvements	Gross Real Estate	Accumulated Depreciation	Real Estate Investments, Net
Wellington Woods	7/1/2013	$2,097	$29,633	$31,730	$(7,567)	$24,163
Coopers Crossing	7/30/2013	647	5,822	6,469	(1,549)	4,920
Country Wood	2/14/2013	1,550	13,701	15,251	(3,748)	11,503

Total		$4,294	$49,156	$53,450	$(12,864)	$40,586

Aspire Real Estate Investors Predecessor I

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

2. Real Estate Investments, Net (Continued)

        For the nine months ended September 30, 2019, the Company recorded $1,640 of depreciation and amortization expense, which is included in depreciation expense in the accompanying condensed combined statements of net income (loss) and comprehensive income (loss).

3. Mortgage Notes Payable, Net

        The Company's mortgage notes payable balance consists of the following as of September 30, 2020 and December 31, 2019:

	Principal Oustanding Balance
Property	September 30 2020	December 31 2019	Interest Rate	Maturity Date	Loan Terms(1)
Wellington Woods	$15,458	$15,679	Libor + 2%	9/2021	I, PP
Coopers Crossing	3,400	3,436	Libor + 3%	8/2021	I, PP
Country Wood	6,251	6,363	Libor + 2%	7/2021	I, PP

Total Mortgage Notes Payable	25,109	25,478
Unamortized debt issuance costs	(286)	(18)

Mortgage Notes Payable, Net	$24,823	$25,460

(1)
Loan Terms:
I = Interest only payments
PP = Prepayment penalties applicable to loan

        Mortgage notes payable are secured by the underlying property for each respective mortgage note payable outstanding.

        For the nine months ended September 30, 2020 and 2019, the Company incurred $810 and $839 of interest expense, respectively. Included in interest expense for the nine months ended September 30, 2020 and 2019 was $22 and $34 of amortization of debt issuance costs, respectively.

        As of September 30, 2020 and December 31, 2019, the Company recorded interest payable of $57 and $90, respectively, which is included in accounts payable and accrued expenses in the accompanying condensed combined balance sheets.

4. Related Party Transactions

        Avanath Realty, Inc. ("Realty"), an affiliate of the Manager, is the property manager of Wellington Woods, Coopers Crossing and Country Wood. Realty earns an annual management fee of 5% of total cash receipts.

        For the nine months ended September 30, 2020 and 2019, the Company incurred $287 and $282 of management fees, respectively, which were all earned by Realty.

Aspire Real Estate Investors Predecessor I

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

4. Related Party Transactions (Continued)

        CA Capital Operations, LLC and Realty, which are affiliates of the Manager, advanced funds to the Company for various operating costs. The outstanding balance does not bear interest and the balance is payable upon demand. As of September 30, 2020 and December 31, 2019, $138 and $75 were due to affiliates, respectively, which is included in due to related parties in the accompanying condensed combined balance sheets.

        The Company shares various general and administrative and employee costs with affiliates of the Company on the basis of direct usage, including IT, payroll and postage. The expenses allocated to the Company by affiliates of the Company were $684 and $727 for the nine months ended September 30, 2020 and 2019, respectively, and is included in general and administrative expense and property operating and maintenance expense in the condensed combined statements of net income (loss) and comprehensive income (loss).

5. Commitments and Contingencies

        The Company's commitments and contingencies include the usual obligations incurred in the normal course of business, none of which has a material effect on the Company's condensed combined balance sheets, statements of net income (loss) and comprehensive income (loss) or cash flows.

        The Company's real estate projects will be leased to tenants under operating leases for which the terms range between six to twelve months. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires security deposits from tenants in the form of a cash deposit.

        The Company is subject to various legal proceedings and claims arising in the ordinary course of business. The Company cannot determine the ultimate liability with respect to such legal proceedings and claims at this time. The Company believes that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on our financial the Company's financial condition, results of operations or cash flows.

        Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit.

6. Subsequent Events

        Subsequent events have been evaluated through October 30, 2020, which is the date the condensed combined financial statements were available to be issued.

Aspire Real Estate Investors Predecessor II

Condensed Combined Balance Sheets

(Unaudited)

(Amounts in thousands)

	September 30, 2020	December 31, 2019
Assets
Real estate investments, net	$102,065	$104,498
Cash and cash equivalents	1,252	1,834
Restricted cash	2,802	2,075
Accounts receivable, net	342	135
Other assets	277	126

Total assets	$106,738	$108,668

Liabilities and equity
Mortgage notes payable, net	$64,304	$65,316
Accounts payable and accrued expenses	1,299	732
Security deposits, prepaid rent and other liabilities	740	804
Due to related parties	866	165

Total liabilities	67,209	67,017
Commitments and contingencies (Note 5)
Equity	39,529	41,651

Total liabilities and equity	$106,738	$108,668

See accompanying notes to the condensed combined financial statements.

Aspire Real Estate Investors Predecessor II

Condensed Combined Statements of Income (Loss) and Comprehensive Income (Loss)

(Unaudited)

(amounts in thousands)

	Nine Months Ended September 30,
	2020	2019
Revenue
Rental revenue	$11,134	$10,726
Other revenue	414	694

Total revenue	11,548	11,420
Operating Expenses
General and administrative	502	609
Depreciation and amortization	3,078	3,146
Property operating and maintenance	3,796	3,839
Real estate taxes and insurance	1,505	1,379
Management fee	616	610

Total operating expenses	9,497	9,583

Other Income and (Expenses)
Interest income	4	5
Interest expense	(1,988)	(1,995)

Total other income and (expenses)	(1,984)	(1,990)

Net income (loss) and comprehensive income (loss)	$67	$(153)

See accompanying notes to the condensed combined financial statements.

Aspire Real Estate Investors Predecessor II

Condensed Combined Statements of Changes in Equity

(Unaudited)

(Amounts in thousands)

Equity
Balance, December 31, 2018	$43,186
Contributions	150
Distributions	(745)
Net loss and comprehensive loss	(153)

Balance, September 30, 2019	$42,438

Equity
Balance, December 31, 2019	$41,651
Distributions	(2,189)
Net income and comprehensive income	67

Balance, September 30, 2020	$39,529

See accompanying notes to the condensed combined financial statements.

Aspire Real Estate Investors Predecessor II

Condensed Combined Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Nine Months Ended September 30,
	2020	2019
Operating activities
Net income (loss)	$67	$(153)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Debt issuance costs amortization	64	64
Debt premium amortization	(18)	(18)
Depreciation and amortization	3,078	3,146
Bad debt expense	58	—
Changes in operating assets and liabilities:
Accounts receivable	(265)	199
Accounts payable, accrued expenses, and other liabilities	503	288
Other assets	(151)	(117)
Due to related parties	701	80

Net cash provided by operating activities	4,037	3,489
Investing activities—
Capital expenditures	(645)	(784)

Financing activities
Equity contributions	—	150
Equity distributions	(2,189)	(745)
Payments of mortgage note payable	(1,058)	(989)

Net cash used in financing activities	(3,247)	(1,584)

Net (decrease) increase in cash, cash equivalents, and restricted cash	145	1,121
Cash, cash equivalents, and restricted cash at beginning of period	3,909	3,427

Cash, cash equivalents, and restricted cash at end of period	$4,054	$4,548

Supplemental disclosure of cash flow information
Cash paid for interest on mortgage note payable	$1,922	$1,959

The following reconciles cash, cash equivalents, and restricted cash to the total of the same amounts shown above:
Cash, cash equivalents, and restricted cash at end of period
Cash and cash eqivalents	$1,252	$1,849
Restricted cash	2,802	2,699

Total cash, cash equivalents, and restricted cash as shown above	$4,054	$4,548

See accompanying notes to the condensed combined financial statements.

Aspire Real Estate Investors Predecessor II

Notes to Condensed Combined Financial Statements

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies

Formation

        Aspire Real Estate Investors Predecessor II (the "Company"), is not a legal entity, but rather a combination of real estate entities and operations. It is comprised of five operating partnerships which own a single property each (the "Partnerships"): Rouse Road Partners, LTD, a Florida limited partnership, Avanath Geneva, LLC, a Delaware limited liability company, Avanath Woodside, LLC, a Delaware limited liability company, Avanath Seaport, LLC, a Delaware limited liability company, and Oak Village Preservation, L.P., a California limited partnership. The properties owned by the Partnerships are Academy at Waterford Lakes ("Waterford"), Arbors, Woodside, Seaport and Oak Village, respectively. The Company's purpose is to own and operate low income housing.

        Concurrent with the consummation of the initial public offering (the "Offering") of common stock, which is anticipated to be completed in 2020, Aspire Real Estate Investors, Inc. will acquire Waterford, Arbors, Woodside, Seaport, and Oak Village from Avanath Affordable Housing II, LLC, a private investment fund that is managed by Avanath Capital Management, LLC (the "Manager"). Factors, such as, the extent of historical operations and the relative size of the acquisition, resulted in the Company becoming one of the predecessor of Aspire Real Estate Investors, Inc., which intends to account for the acquisition of these properties using asset acquisition accounting.

Basis of Accounting

        The condensed combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) as contained within the Financial Accounting Standards Board Accounting Standards Codification (ASC). In our opinion, these financial statements include all normal and recurring adjustments necessary for a fair presentation.

        The condensed combined financial statements include the financial position and results of operations of the Company. These financial statements have been combined as Rouse Road Partners, LTD, Avanath Geneva, LLC, Avanath Woodside, LLC, Avanath Seaport, LLC and Oak Village Preservation, L.P. are under common ownership and control of Avanath Affordable Housing II, LLC.

        In our opinion, these financial statements include all normal and recurring adjustments necessary for a fair presentation.

        All intercompany transactions have been eliminated in combination.

Use of Estimates

        The preparation of the Company's condensed combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statement date and the revenues and expenses for the period then ended.

Aspire Real Estate Investors Predecessor II

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        The Company considers all highly liquid investments that are readily convertible to cash, with original maturity dates of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. There are no restrictions on the use of the Company's cash and cash equivalents as of September 30, 2020 and December 31, 2019.

Restricted Cash

        Restricted cash is comprised of lender impound reserve accounts for property tax, mortgage insurance, operating reserve, and replacement reserves, as well as reserve accounts used for refunding tenant security deposits.

Concentration of Credit Risk

        The Company's cash balance from time to time may exceed federally insured limits. The Company mitigates this risk by depositing funds with major financial institutions. The Company monitors its cash balances in its operating accounts and adjusts its cash balances as appropriate. However, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Real Estate Purchase Accounting

        The Company's real estate acquisitions are generally classified as asset acquisitions for which the Company records identifiable assets acquired, liabilities assumed and any associated noncontrolling interests at cost on a relative fair value basis. In addition, for such asset acquisitions, no goodwill is recognized and third party transaction costs are capitalized. All assets acquired and liabilities assumed in an asset acquisition are measured at their relative fair values. Acquisition costs are capitalized. Intangible assets include the value of in-place leases, tax abatement, above/below market leases and above/below market debt. In-place leases represent the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease up. Acquired in-place lease values are amortized to expense over the average remaining non-cancelable terms of the respective in-place leases. Due to property tax abatements, a property is worth more as restricted than it would be as a market-rate property. This difference is valued as an intangible asset to be amortized over the remaining life of the extended compliance period. Above/below market debt represents the difference between the assumed loan on a project during acquisition and the current market rate. Above/below market debt is amortized over the remaining term of the assumed loan. Above/below market leases are valued based on rent restrictions and market rates. The above/below market leases are amortized to revenue over the average remaining non-cancelable terms of the respective in-place leases.

        Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-

Aspire Real Estate Investors Predecessor II

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company's acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company's net income. The Company did not acquire any asset during the nine months ended September 30, 2020 or 2019.

Real Estate Projects

        Real estate projects that are operating properties are depreciated over estimated useful lives as follows:

Buildings	27 - 40 years
Land and building improvements	10 - 27.5 years
Furniture, fixtures, and equipment	3 - 5 years

        Operating expenses that are not related to the development and construction of the real estate investments are expensed as incurred. Repairs, maintenance, and tenant turnover costs are expensed as incurred and significant replacements and improvements are capitalized. Repairs, maintenance and tenant turnover costs include all costs that do not extend the useful life of the real estate property. The Company considers the period of future benefit of an asset to determine its appropriate useful life.

        The Company monitors events or changes in circumstances that indicate that the carrying amount of the asset may not be recoverable. When indicators of potential impairment suggest that the carrying value of a real estate project may not be recoverable, the Company will assess the recoverability by estimating whether the Company will recover the carrying value of the real estate project through its undiscounted future net cash flows and eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate project, the Company would record an impairment loss to the extent the carrying value exceeds the estimated fair value of the real estate project. The Company did not record any impairment loss on the real estate projects during the nine months ended September 30, 2020 and 2019.

Rental Revenues

        The Company leases apartment units under operating leases with terms generally of one year or less. Due to the short-term nature of the leases, the Company recognizes rental revenue as it becomes due over the term of the lease, when collectability is reasonably assured, in accordance with ASC 840, Leases. Also, included in rental revenues are other revenue which include fees for late payments, cleaning, damages, laundry facilities, and other charges, which are primarily recognized at a point-in time. These fees are charged to our residents monthly and recognized as revenue when the performance obligation is satisfied.

Aspire Real Estate Investors Predecessor II

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

Income Taxes

        ASC Topic 740, Income Taxes (ASC 740), addresses how uncertain tax positions should be recognized, measured, presented, and disclosed in the condensed combined financial statements. The guidance requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. As of September 30, 2020 and December 31, 2019, management of the Company has determined it has no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future returns.

        The underlying partnerships which comprise the Company are flow through entities for taxation purposes, and therefore, no taxes are assessed at the partnership level.

        Federal and state tax authorities generally have the right to examine and audit the previous three years of tax returns filed. Any interest or penalties assessed to the Company are recorded in operating expenses. No interest or penalties from federal or state tax authorities were recorded in the accompanying financial statements.

Diversification of Risk

        The investments of the Company are concentrated in the low-income tax credit multifamily real estate sector. Accordingly, the real estate investments of the Company may be subject to more rapid changes in value than would be if the Company was to maintain a wide diversification among investments or industry sectors. Furthermore, even within the real estate sector, the real estate investments may be relatively concentrated in terms of geography and type of investment. There are no concentrations of credit risk to the Company.

Fair Value Measurements

        The Company applies the accounting provisions related to fair value measurements. These provisions define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, establish a hierarchy that prioritizes the information used in developing fair value estimates and require disclosure of fair value measurements by level within the fair value hierarchy. The hierarchy gives the highest priority to quoted prices in active markets (Level 1 measurements) and the lowest priority to unobservable data (Level 3 measurements), such as the reporting entity's own data. These provisions also provide valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows) and the cost approach (cost to replace the service capacity of an asset or replacement cost).

Aspire Real Estate Investors Predecessor II

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

        As of September 30, 2020 and December 31, 2019, the carrying amount of the Company's accounts receivable, accounts payable and accrued expenses, and security deposits, prepaid rent and other liabilities approximate their fair value due to their short-term maturities. The fair value of mortgage notes payable are based on current market rates available to the Company for similar instruments over similar maturities. The fair value of the Company's mortgage notes payable as of September 30, 2020 and December 31, 2019 approximates $66,532 and $66,284, respectively, compared to carrying value of $64,304 and $65,316, respectively. The fair value for mortgage notes payable is calculated utilizing standardized pricing models in which significant inputs or value drivers are observable in active markets (Level 2 measurements).

Accounts Receivable

        For Arbors at Cary, Waterford, Seaport and Woodside, management considers receivables to be fully collectible. The Company evaluates the liquidity and creditworthiness of its tenants, and considers industry and economic conditions, individual and portfolio property performance, credit enhancements, liquidity and other factors. If amounts become uncollectible, they are charged to operations in the period in which that determination is made.

        For the nine months ended September 30, 2020 Oak Village has created a temporary allowance for rent balances deemed to be uncollectable. Due to COVID-19, the City of Oakland approved a moratorium on residential evictions in March 2020 which will remain in place until the local emergency is declared over by the City. Evictions will resume when the order is lifted, and the reserve is expected to be fully consumed at that time. The components comprising the reserve for the nine months ended September 30, 2020 are as follows:

For the Nine Months ended September 30, 2020
Beginning balance:	$—
Write offs:	(11)
Bad debt expense:	58

Ending Balance:	$47

Reportable Segments

        The Company operates in a single reportable segment which includes the ownership and management of multifamily apartment communities. Each of the Company's operating properties is considered a separate operating segment as each property earns revenues and incurs expenses, individual operating results are reviewed and discrete financial information is available. The Company does not distinguish or group its combined operations based on geography, size or type. The Company's multifamily apartment communities have similar long-term economic characteristics and

Aspire Real Estate Investors Predecessor II

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

1. Organization and Summary of Significant Accounting Policies (Continued)

provide similar products and services to our residents. Further, all material operations are within the United States and each multifamily apartment community ranges from 11% to 48% of combined revenues. As a result, our operating properties are aggregated into a single reportable segment. Our multifamily communities generate rental revenue and other income through the leasing of apartment homes, which comprised approximately 99% of our total property revenues and total non-property income for the nine months ended September 30, 2020 and 2019.

Recent Accounting Pronouncements

        In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-02, "Leases." ASU 2016-02 supersedes the current accounting for leases. The new lease standard retains three distinct types of leases which are similar to existing guidance for lessors: operating, sales type, and financing, and aligns many of the underlying lessor model principles with those in the new revenue standard. For lessees, the new lease standard retains two distinct types of leases, finance and operating; and (i) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting and (ii) eliminates most real estate specific lease provisions. The Company will adopt this standard on January 1, 2022 and is still evaluating the impact of this ASU.

COVID-19

        On March 11, 2020, the World Health Organization characterized a new strain of corona virus, COVID-19, as a pandemic. The global and domestic response to the COVID-19 outbreak continues to rapidly evolve. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities to mitigate the spread of the virus have adversely impacted tenants which occupy the properties of the Company and has contributed to significant volatility in financial markets. The COVID-19 outbreak and associated responses could result in a material impact to the Company's future results of operations, cash flows and financial condition. At this time, the Company is unable to estimate the impact of this event on its operations, cash flows and financial condition.

        As of the issuance date the Company has not had any material change in respect to collections of contractual rent from tenants due to the COVID-19 pandemic.

Aspire Real Estate Investors Predecessor II

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

2. Real Estate Investments, Net

        Real estate investments, net as of September 30, 2020 consist of the following:

Property Name	Acquisition Date	Land	Buildings and Improvements	Gross Real Estate	Accumulated Depreciation	Real Estate Investments, Net
Woodside	12/17/2014	$5,415	$8,322	$13,737	$(2,398)	$11,339
Waterford	1/7/2014	1,202	16,118	17,320	(3,919)	13,401
Arbors	2/27/2015	2,949	17,484	20,433	(4,412)	16,021
Seaport	7/31/2015	14,958	43,871	58,829	(9,186)	49,643
Oak Village	2/29/2016	4,427	8,821	13,248	(1,587)	11,661

Total		$28,951	$94,616	$123,567	$(21,502)	$102,065

        For the nine months ended September 30, 2020, the Company recorded $3,078 of depreciation and amortization expense, which is included in depreciation and amortization expense on the accompanying condensed combined statements of net income (loss) and comprehensive income (loss).

        Real estate investments, net as of December 31, 2019 consist of the following:

Property Name	Acquisition Date	Land	Buildings and Improvements	Gross Real Estate	Accumulated Depreciation	Real Estate Investments, Net
Woodside	12/17/2014	$5,415	$8,259	$13,674	$(2,152)	$11,522
Waterford	1/7/2014	1,202	15,984	17,186	(3,366)	13,820
Arbors	2/27/2015	2,949	17,305	20,254	(3,787)	16,467
Seaport	7/31/2015	14,958	43,793	58,751	(7,811)	50,940
Oak Village	2/29/2016	4,427	8,628	13,055	(1,306)	11,749

Total		$28,951	$93,969	$122,920	$(18,422)	$104,498

        For the nine months ended September 30, 2019, the Company recorded $3,146 of depreciation and amortization expense, which is included in depreciation and amortization expense on the accompanying condensed combined statements of net income (loss) and comprehensive income (loss).

Aspire Real Estate Investors Predecessor II

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

3. Mortgage Notes Payable, Net

        The Company's mortgage notes payable balance consists of the following as of September 30, 2020 December 31, 2019:

	Principal Oustanding Balance
Property	September 30, 2020	December 31, 2019	Interest Rate	Maturity Date	Loan Terms(1)
Woodside	$8,089	$8,212	3.7%	1/2022	P&I, PP
Waterford	9,809	9,958	3.3%	2/2022	P&I, PP
Arbors	10,400	10,400	3.1%	3/2022	I, PP
Seaport	31,019	31,660	4.1%	3/2022	P&I, PP
Oak Village	4,922	5,067	5.5%	6/2036	P&I, PP

Total Mortgage Notes Payable	64,239	65,297
Unamortized premium	393	411
Unamortized debt issuance costs	(328)	(392)

Mortgage Notes Payable, Net	$64,304	$65,316

(1)
Loan Terms:
I = Interest only payments
P&I = Principal and interest
PP = Prepayment penalties applicable to loan

        Mortgage notes payable are secured by the underlying property for each respective mortgage note payable outstanding.

        For the nine months ended September 30, 2020 and 2019, the Company incurred $1,988 and $1,995 of interest expense, respectively. Included in interest expense for the nine months ended September 30, 2020 and 2019 was $64 and $64 of amortization of debt issuance costs, respectively, and $18 and $18 of amortization of debt premium, respectively.

        As of September 30, 2020 and December 31, 2019, the Company recorded interest payable of $208 and $222, respectively, which is included in accounts payable and accrued expenses in the accompanying condensed combined balance sheets.

4. Related Party Transactions

        Avanath Realty, Inc. ("Realty"), an affiliate of the Manager, is the property manager of Arbors at Cary, Oak Village, Waterford, Seaport, and Woodside. Realty earns an annual management fee of 5.5% of total cash receipts.

        For the nine months ended September 30, 2020 and 2019, the Company incurred $616 and $610 of management fees, respectively, which were all earned by Realty.

Aspire Real Estate Investors Predecessor II

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

4. Related Party Transactions (Continued)

        CA Capital Operations, LLC and Realty, which are affiliates of the Manager, advanced funds to the Company for various operating costs. The outstanding balance does not bear interest. As of September 30, 2020 and December 31, 2019, $866 and $165 were due to affiliates, respectively, which is included in due to related parties in the accompanying condensed combined balance sheets.

        The Company shares various general and administrative and employee costs with affiliates of the Company on the basis of direct usage, including IT, payroll and postage. The expenses allocated to the Company by affiliates of the Company were $1,124 and $1,271 for the nine months ended September 30, 2020 and 2019, respectively, and are included in general and administrative expense and property operating and maintenance expense in the condensed combined statements of net income (loss) and comprehensive income (loss).

5. Commitments and Contingencies

        The Company's commitments and contingencies include the usual obligations incurred in the normal course of business, none of which has a material effect on the Company's condensed combined balance sheets, statements of net income (loss) and comprehensive income (loss) or cash flows.

        The Company's real estate projects will be leased to tenants under operating leases for which the terms range between six to twelve months. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires security deposits from tenants in the form of a cash deposit.

        The Company is subject to various legal proceedings and claims arising in the ordinary course of business. The Company cannot determine the ultimate liability with respect to such legal proceedings and claims at this time. The Company believes that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on our financial the Company's financial condition, results of operations or cash flows.

        Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit.

Litigation

        During 2019, tenants who reside at Oak Village brought a lawsuit against Oak Village Preservation L.P. and two affiliates, alleging violation of state and federal disability discrimination and accommodations laws. This lawsuit resulted in a loss in 2020 of $170 which is included in property operating and maintenance expense on the accompanying condensed combined statements of income (loss) and comprehensive income (loss). Oak Village Preservation L.P. expects no further losses as a result of the judgment.

        During 2019, a tenant who resides at Oak Village brought a lawsuit against Oak Village Preservation L.P. and two affiliates, alleging violation of fair housing and disability laws. The lawsuit

Aspire Real Estate Investors Predecessor II

Notes to Condensed Combined Financial Statements (Continued)

September 30, 2020 and 2019

(Unaudited)

(Amounts in thousands)

5. Commitments and Contingencies (Continued)

resulted in a loss in 2020 of $15 which is included in property operating and maintenance expense on the accompanying condensed combined statements of income (loss) and comprehensive income (loss). Oak Village Preservation L.P. expects no further losses as a result of the judgment.

6. Subsequent Events

        Subsequent events have been evaluated through October 30, 2020, which is the date the condensed combined financial statements were available to be issued.

        Until                , 2020 (25 days after the date of this prospectus), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

            Shares

Aspire Real Estate Investors, Inc.

Common Stock

PROSPECTUS

                , 2020

Joint Book-Running Managers

Morgan Stanley	B. Riley Securities	Wells Fargo Securities	BMO Capital Markets	KeyBanc Capital Markets

Co-Managers

Loop Capital Markets	Ramirez & Co., Inc.	Siebert Williams Shank

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution

        The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.

SEC registration fee	$37,639.50
FINRA filing fee	52,250.00
New York Stock Exchange listing fee	150,000.00
Legal fees and expenses	3,000,000.00
Printing fees and expenses	125,000.00
Accounting fees and expenses	1,460,000.00
Transfer agent's fees and expenses	5,500.00
Miscellaneous	69,610.50
Total	$4,900,000.00

Item 32.    Sales to Special Parties

        None.

Item 33.    Recent Sales of Unregistered Securities

        In connection with our formation and initial capitalization in January 2020, we issued 100 shares of our common stock, $0.01 par value per share, to Daryl J. Carter for a purchase price of $1,000. These securities were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 34.    Indemnification of Directors and Officers

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or are threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

  •
  was committed in bad faith; or

  •
  was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification in either case if it determines that the director or officer is fairly and reasonably entitled to indemnification, but only for expenses.

        In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking, which may be unsecured, by the director or officer or on the director's or officer's behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

        Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director's or officer's ultimate entitlement to indemnification to:

  •
  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements will provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, any proceeding by reason of his or her service as a director, officer, employee or agent of our company or as a director, officer, partner, member, manager, fiduciary, employee, agent or trustee of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements will also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

  •
  a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

        The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered

        None of the proceeds of this offering will be credited to an account other than the appropriate capital account.

Item 36.    Financial Statements and Exhibits

        (a)    Financial Statements and Financial Statement Schedule.    See page F-1 for an index of the financial statements included in this registration statement on Form S-11.

        (b)    Exhibits.    The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit Number		Description
1.1		Form of Underwriting Agreement

3.1	*	Form of Articles of Amendment and Restatement of Aspire Real Estate Investors, Inc., to be in effect prior to the completion of this offering

3.2	*	Form of Amended and Restated Bylaws of Aspire Real Estate Investors, Inc., to be in effect upon the completion of this offering

4.1	*	Specimen Common Stock Certificate of Aspire Real Estate Investors, Inc.

5.1		Opinion of Venable LLP regarding the validity of the securities being registered

8.1		Opinion of Vinson & Elkins L.L.P. regarding tax matters

10.1		Form of Management Agreement between Aspire Real Estate Investors, Inc. and Aspire REIT Manager, LLC

10.2		Equity Interests Purchase and Sale Agreement, dated November 5, 2020, between Aspire Real Estate Investors, L.P. and Avanath Affordable Housing I, LLC

10.3		Equity Interests Purchase and Sale Agreement, dated November 5, 2020, between Aspire Real Estate Investors, L.P. and Avanath Affordable Housing II, LLC, Avanath II SMRS Co-Investment Fund, LLC, Avanath AH II Holdco, Inc., Avanath Oak Village GP, LLC and Avanath Seaport MM, LLC

Exhibit Number		Description
10.4		Equity Interests Purchase and Sale Agreement, dated November 5, 2020, between Aspire Real Estate Investors, L.P. and Avanath Development, LLC

10.5	†*	Form of Aspire Real Estate Investors, Inc. 2020 Equity Incentive Plan

10.6	†*	Form of Restricted Stock Award agreement under the Aspire Real Estate Investors, Inc. 2020 Equity Incentive Plan

10.7	†*	Form of Indemnification Agreement

10.8	*	Form of Stock Purchase Agreement for Certain Affiliated Investors in Concurrent Private Placement

21.1	*	List of Subsidiaries of Aspire Real Estate Investors, Inc.

23.1		Consent of Venable LLP (included in Exhibit 5.1)

23.2		Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)

23.3		Consent of Deloitte & Touche LLP

23.4		Consent of Novogradac & Company LLP

23.5		Consent of Deloitte & Touche LLP

24.1	*	Power of Attorney (included on the signature page to this registration statement)

99.1	*	Consent of Shareef Abdur-Rahim to be named as an Independent Director

99.2	*	Consent of John A. Good to be named as an Independent Director

99.3	*	Consent of Terri Ludwig to be named as an Independent Director

99.4	*	Consent of Carol Moseley Braun to be named as an Independent Director

*
Previously filed.

†
Indicates management contract or compensatory plan.

Item 37.    Undertakings

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (3)   For purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (4)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 6th day of November, 2020.

ASPIRE REAL ESTATE INVESTORS, INC.
By:	/s/ DARYL J. CARTER
	Name:	Daryl J. Carter
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DARYL J. CARTER Daryl J. Carter	President and Chief Executive Officer and Director (Principal Executive Officer)	November 6, 2020
/s/ WESLEY WILSON Wesley Wilson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 6, 2020